AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1996

                            REGISTRATION NO. 333-2486

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ------------------------

                                 AMENDMENT NO. 3

                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            NEW STAT HEALTHCARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                       3842                    76-0496236
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL    (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)

                     12450 GREENSPOINT DRIVE, SUITE 1200
                             HOUSTON, TEXAS 77060
                                (713) 872-6900
    (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

           NED E. CHAPMAN                                    COPY TO:
       CHIEF FINANCIAL OFFICER                       CARMELO M. GORDIAN, ESQ.
      NEW STAT HEALTHCARE, INC.                       RONALD G. SKLOSS, ESQ.
 12450 GREENSPOINT DRIVE, SUITE 1200             BROBECK, PHLEGER & HARRISON LLP
        HOUSTON, TEXAS 77060                     301 CONGRESS AVENUE, SUITE 1200
        PHONE: (713) 872-6900                           AUSTIN, TEXAS 78701
         FAX: (713) 876-2999                           PHONE: (512) 477-2317
 (NAME, ADDRESS, INCLUDING ZIP CODE,                    FAX: (512) 477-5813
        AND TELEPHONE NUMBER,
  INCLUDING AREA CODE, OF AGENT FOR
              SERVICE)

                           ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of the Registration Statement and the satisfaction or waiver of all other conditions to the Exchange (the "Exchange") described in the enclosed Joint Proxy Statement/Prospectus.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

                            TITLE OF EACH                                                    MAXIMUM
                         CLASS OF SECURITIES                             AMOUNT TO BE    OFFERING PRICE       AGGREGATE
                           TO BE REGISTERED                               REGISTERED      PER SECURITY     OFFERING PRICE
- ---------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.01 par value................................    3,702,472(1)      $5.875(2)   $ 21,752,023.00(2)
- ------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.01 par value................................   10,527,378(3)      $0.15(4)    $  1,579,106.70(4)
- ------------------------------------------------------------------------------------------------------------------------
Class A redeemable common stock purchase warrants (the "Class A
  Warrants")(5)......................................................       671,666         $3.312(6)   $  2,224,557.79(6)
- ------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock underlying the Class A Warrants................      671,666(7)      $ 4.50      $  3,022,497.00
- ------------------------------------------------------------------------------------------------------------------------
Representatives' Warrants(5)..........................................       62,500         $.0001      $         10.00
- ------------------------------------------------------------------------------------------------------------------------
Units, each consisting of two shares of Common Stock and one Class A
  Warrant, underlying the Representatives' Warrants...................       62,500(8)      $ 10.875    $    679,687.50
- ------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock included in the Units underlying the
  Representatives' Warrants...........................................      125,000(7)       -- (9)            -- (9)
- ------------------------------------------------------------------------------------------------------------------------
Class A Warrants included in the Units underlying the Representatives'
  Warrants............................................................       62,500(8)       -- (9)            -- (9)
- ------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock underlying the Class A Warrants included in the
  Units underlying the Representatives' Warrants......................       62,500(7)      $  4.50     $    281,250.00
- ------------------------------------------------------------------------------------------------------------------------
        Total.........................................................                                  $ 29,539,131.99
- ------------------------------------------------------------------------------------------------------------------------

                            TITLE OF EACH                             AMOUNT OF
                         CLASS OF SECURITIES                        REGISTRATION
                           TO BE REGISTERED                               FEE
- ----------------------------------------------------------------------------------
Shares of Common Stock, $.01 par value............................     $  7,500.70
- ----------------------------------------------------------------------------------

Shares of Common Stock, $.01 par value.............................    $    544.52
- ----------------------------------------------------------------------------------

Class A redeemable common stock purchase warrants (the "Class A
  Warrants")(5)....................................................    $    767.09
- ----------------------------------------------------------------------------------

Shares of Common Stock underlying the Class A Warrants............     $  1,042.24
- ----------------------------------------------------------------------------------

Representatives' Warrants(5)......................................     $       .01
- ----------------------------------------------------------------------------------

Units, each consisting of two shares of Common Stock and one Class A
  Warrant, underlying the Representatives' Warrants...............      $   234.38
- ----------------------------------------------------------------------------------

Shares of Common Stock included in the Units underlying the
  Representatives' Warrants.......................................        --
- ----------------------------------------------------------------------------------

Class A Warrants included in the Units underlying the Representatives'
  Warrants........................................................        --
- ----------------------------------------------------------------------------------

Shares of Common Stock underlying the Class A Warrants included in the
  Units underlying the Representatives' Warrants..................      $    96.98
- ----------------------------------------------------------------------------------

        Total................................................ ...       $10,185.92(10)
- ----------------------------------------------------------------------------------

 (1) Issuable to the stockholders of STAT Healthcare, Inc. ("Old STAT") pursuant to the Exchange.
 (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1), based upon the average of the bid and asked prices for the common stock of Old STAT as reported by the Nasdaq SmallCap Market for March 14, 1996.
 (3) Issuable to the AmHealth Shareholders and AmHealth Partners (as defined in the enclosed Joint Proxy Statement/Prospectus) pursuant to the Exchange.
 (4) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(f)(2) based upon the December 31, 1995 book value of the AmHealth securities to be received by the registrant in the Exchange.
 (5) The Class A Warrants and the Representatives' Warrants are to be issued in exchange for the outstanding Class A Warrants and Representatives' Warrants, respectively, of Old STAT.
 (6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) based upon the average of the bid and asked prices for the Class A Warrants of Old STAT as reported by the Nasdaq SmallCap Market for March 14, 1996.
 (7) Pursuant to Rule 416, this registration statement also relates to an indeterminable number of shares of Common Stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the Class A Warrants.
 (8) Pursuant to Rule 416, this registration statement also relates to an indeterminable number of Units and components thereof as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the Representatives' Warrants.
 (9) No fee required pursuant to Rule 457(g).
(10) Previously paid on March 18, 1996.

                           ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                          NEW STAT HEALTHCARE, INC.
             CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                 OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

FORM S-4 ITEM NUMBER                LOCATION IN JOINT PROXY STATEMENT/PROSPECTUS
- --------------------------------------------------------------------------------
A.  INFORMATION ABOUT THE TRANSACTION
 Item  1.  Forepart of the
           Registration Statement
           and Outside Front
           Cover Page of
           Prospectus............  Outside Front Cover Page
 Item  2.  Inside Front and
           Outside Back Cover
           Pages of Prospectus...  Table of Contents; Available Information
 Item  3.  Risk Factors, Ratio of
           Earnings to Fixed
           Charges and Other
           Information...........  Summary; Market Price of Old STAT Common
                                   Stock and Dividend Policy; Pro Forma Combined Capitalization; Unaudited Pro Forma Combined Balance Sheet; Selected Financial Data of Old STAT; Selected Financial Data of AmHealth;
                                   Risk Factors
 Item  4.  Terms of the
           Transaction...........  Summary; The Exchange; The Reorganization
                                   Agreement; Comparative Rights of Shareholders and Partners
 Item  5.  Pro Forma Financial
           Information...........  Pro Forma Combined Capitalization; Unaudited
                                   Pro Forma Combined Balance Sheet; Unaudited
                                   Pro Forma Combined Income Statements
 Item  6.  Material Contracts
           with the Company Being
           Acquired..............  The Exchange; The Reorganization Agreement
 Item  7.  Additional Information
           Required for Referring
           by Persons and Parties
           Deemed to be
           Underwriters..........  Not Applicable
 Item  8.  Interests of Named
 Experts and
             Counsel.............  Legal Matters
 Item  9.  Disclosure of
           Commission Position on
           Indemnification for
           Securities Act
           Liabilities...........  Not Applicable
B.  INFORMATION ABOUT THE REGISTRANT
 Item 10.  Information With
           Respect to S-3
           Registrants...........  Not Applicable
 Item 11.  Incorporation of
           Certain Information by
           Reference.............  Not Applicable
 Item 12.  Information With
           Respect to S-2 or S-3
           Registrants...........  Not Applicable
 Item 13.  Incorporation of
           Certain Information by
           Reference.............  Not Applicable

 Item 14.  Information With
           Respect to Registrants
           Other Than S-2 or S-3
           Registrants...........  Summary; Pro Forma Combined Capitalization;
                                   Selected Financial Data of Old STAT; Old STAT Management's Discussion and Analysis of Financial Condition and Results of Operations; Business of Old STAT; Management of Old STAT; Management of New STAT; Certain Relationships and Related Transactions of Old STAT; Principal Stockholders of Old STAT and New STAT; Description of Securities of New STAT; Financial Statements

C.  INFORMATION ABOUT THE COMPANY
 BEING ACQUIRED
 Item 15.  Information With
           Respect to S-3
           Companies.............  Not Applicable
 Item 16.  Information With
           Respect to S-2 or S-3
           Companies.............  Not Applicable
 Item 17.  Information With
           Respect to Companies
           Other Than S-2 or S-3
           Companies.............  Summary; Pro Forma Combined Capitalization;
                                   Selected Financial Data of AmHealth; AmHealth Management's Discussion and Analysis of Financial Condition and Results of Operations; Business of AmHealth; Certain Relationships and Related Transactions of AmHealth; Principal Shareholders and Partners
                                       of AmHealth; Financial Statements

D.  VOTING AND MANAGEMENT
     INFORMATION
 Item 18.  Information if
           Proxies, Consents or
           Authorizations Are to
           Be Solicited..........  Summary; The Exchange; The Reorganization
                                   Agreement; Rights of Dissenting Shareholders; Business of Old STAT; Certain Relationships and Related Transactions of Old STAT; Management of Old STAT; Management of New STAT; Principal Shareholders and Partners of AmHealth; Comparative Rights of Shareholders and Partners
 Item 19.  Information if
           Proxies, Consents or
           Authorizations Are Not
           to Be Solicited in an
           Exchange Offer........  Not Applicable

                        STAT HEALTHCARE, INC.
                 12450 GREENSPOINT DRIVE, SUITE 1200
                         HOUSTON, TEXAS 77060

                                                              May 21, 1996

Dear Stockholder:

     On behalf of your Board of Directors, I am pleased to invite you to attend the 1996 Annual Meeting of Stockholders of STAT Healthcare, Inc., a Delaware corporation ("OLD STAT"), which will be held at 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060 on Thursday, June 13, 1996 at 10:00 a.m., local time (the "MEETING").

     Among the matters to be acted upon at the Meeting is a proposal to approve and adopt the Amended and Restated Agreement and Plan of Reorganization, dated as of March 15, 1996 (the "REORGANIZATION AGREEMENT"), a copy of which is attached as Appendix I to the accompanying Joint Proxy Statement/Prospectus, pursuant to which (a) AmHealth Corporation, AmHealth Enterprises of the Valley, Inc. and AmHealth Ambulatory Services, Inc., each of which is a Texas corporation (collectively, the "AMHEALTH CORPORATIONS"), will be merged with and into New STAT Healthcare, Inc., a Delaware corporation ("NEW STAT") recently formed by Old STAT, with New STAT as the surviving corporation, (b) all the general partners and the limited partners (excluding limited partners representing a 25% interest in Brownsville Kidney Center, Ltd., which commenced active operations on May 15, 1996) (the "AMHEALTH PARTNERS") of AmHealth Kidney Centers of the Valley, Ltd., Weslaco Kidney Center, Ltd., Starr Dialysis Center, Ltd., Mission Kidney Center, Ltd., Brownsville Kidney Center, Ltd., AmHealth Medical Management, Ltd., Brownsville Hyperbaric Healthcare, Ltd., Southwestern Infusion Healthcare, Ltd. and AmHealth Ambulatory Healthcare, Ltd., each of which is a Texas limited partnership (collectively, the "AMHEALTH PARTNERSHIPS" and, together with the AmHealth Corporations, "AMHEALTH"), will be offered shares of common stock of New STAT (the "NEW STAT COMMON STOCK") in exchange for the outstanding general and limited partner interests in the AmHealth Partnerships held by such partners (the "AMHEALTH UNITS"), and (c) Old STAT will be merged with STAT Acquisition Corp., a Delaware corporation wholly owned by New STAT, with Old STAT as the surviving corporation (such transactions being collectively referred to as the "EXCHANGE"). If all the shareholders of the AmHealth Corporations (the "AMHEALTH SHAREHOLDERS") and all the AmHealth Partners participate in the Exchange and the Exchange is consummated, the AmHealth Shareholders and the AmHealth Partners will collectively receive a total of 11,200,000 shares of New STAT Common Stock, and each currently issued and outstanding share of common stock of Old STAT (the "OLD STAT COMMON STOCK") will be converted into one share of New STAT Common Stock. Upon consummation of the Exchange, the corporate name of New STAT will be changed to "STAT Healthcare, Inc." Application has been made to have the New STAT Common Stock approved for quotation on the Nasdaq SmallCap Market and listed on the Boston Stock Exchange. It is anticipated that the Exchange will qualify as a tax-free transaction pursuant to the Internal Revenue Code of 1986, as amended. The accompanying Joint Proxy Statement/Prospectus provides a detailed description of the proposed Exchange and the business of Old STAT and AmHealth. Please give this information your careful attention.

     Your Board of Directors, after careful consideration of many factors, including the opinion of Old STAT's financial advisor, Southcoast Capital Corporation, has determined that the Exchange is fair to, and in the best interests of, Old STAT and its stockholders. Accordingly, the Old STAT Board of Directors approved the Reorganization Agreement and recommends that you vote in favor of the approval and adoption of the Reorganization Agreement at the Meeting.

     If the Reorganization Agreement is approved and the Exchange is consummated, the Board of Directors of New STAT will consist of seven persons, three of whom are anticipated to be certain of the present directors of Old STAT, three of whom will be selected by certain affiliates of AmHealth and one of whom will be selected by the mutual agreement of Old STAT and such AmHealth affiliates. The accompanying Joint Proxy Statement/Prospectus includes detailed information about the proposed management of New STAT.

     At the Meeting, you will also be asked to consider and vote upon three other proposals: (a) to elect four directors to Old STAT's Board of Directors to serve until consummation of the Exchange, (b) to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of Old STAT, and (c) to approve the implementation of the New STAT Healthcare, Inc. 1996 Stock Incentive Plan. Your Board of Directors recommends that you vote in favor of these proposals. However, if the Reorganization Agreement is approved and adopted at the Meeting, Old STAT will become a wholly-owned subsidiary of New STAT upon consummation of the Exchange.

     Your participation in the Meeting, in person or by proxy, is important. The Reorganization Agreement requires the approval of the holders of a majority of the outstanding shares of Old STAT Common Stock, and the New STAT Healthcare, Inc. 1996 Stock Incentive Plan requires the approval of a majority of the shares of Old STAT Common Stock present in person or represented by proxy at the Meeting. Therefore, it is important that your shares be voted. We urge you to complete, date and sign your proxy and return it promptly in the enclosed envelope. You may revoke your proxy if you decide to attend the Meeting and vote in person.

     We look forward to seeing you at the Meeting.

                                          Sincerely,
                                      /s/ WILLIAM H. RICE, M.D.
                                          William H. Rice, M.D.
                                          Chairman of the Board


                            STAT HEALTHCARE, INC.
                     12450 GREENSPOINT DRIVE, SUITE 1200
                             HOUSTON, TEXAS 77060

                NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 13, 1996
                           ------------------------

     Notice is hereby given that the 1996 annual meeting of stockholders (the "MEETING") of STAT Healthcare, Inc. ("OLD STAT") will be held at 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060 at 10:00 a.m., local time, on June 13, 1996, for the following purposes:

     1. To consider a proposal to approve and adopt the Amended and Restated Agreement and Plan of Reorganization, dated as of March 15, 1996 (the "REORGANIZATION AGREEMENT"), a copy of which is attached as Appendix I to the accompanying Joint Proxy Statement/Prospectus, pursuant to which (a) AmHealth Corporation, AmHealth Enterprises of the Valley, Inc. and AmHealth Ambulatory Services, Inc., each of which is a Texas corporation (collectively, the "AMHEALTH CORPORATIONS"), will be merged with and into New STAT Healthcare, Inc., a Delaware corporation ("NEW STAT") recently formed by Old STAT, with New STAT as the surviving corporation, (b) all the general partners and all the limited partners (excluding limited partners representing a 25% interest in Brownsville Kidney Center, Ltd.) (the "AMHEALTH PARTNERS") of AmHealth Kidney Centers of the Valley, Ltd., Weslaco Kidney Center, Ltd., Starr Dialysis Center, Ltd., Mission Kidney Center, Ltd., Brownsville Kidney Center, Ltd., AmHealth Medical Management, Ltd., Brownsville Hyperbaric Healthcare, Ltd., Southwestern Infusion Healthcare, Ltd. and AmHealth Ambulatory Healthcare, Ltd., each of which is a Texas limited partnership (collectively, the "AMHEALTH PARTNERSHIPS"), will be offered shares of common stock of New STAT (the "NEW STAT COMMON STOCK") in exchange for the outstanding general and limited partner interests in the AmHealth Partnerships held by such partners (the "AMHEALTH UNITS"), and (c) Old STAT will be merged with STAT Acquisition Corp., a Delaware corporation wholly owned by New STAT, with Old STAT as the surviving corporation (such transactions being collectively referred to as the "EXCHANGE"). If all the shareholders of the AmHealth Corporations (the "AMHEALTH SHAREHOLDERS") and all the AmHealth Partners participate in the Exchange and the Exchange is consummated, the AmHealth Shareholders and the AmHealth Partners will collectively receive a total of 11,200,000 shares of New STAT Common Stock, and each currently issued and outstanding share of common stock of Old STAT (the "OLD STAT COMMON STOCK") will be converted into one share of New STAT Common Stock.

     2. To elect four directors to the Old STAT Board of Directors to serve until the Exchange is consummated or until their successors have been elected and qualified.

     3. To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of Old STAT.

     4. To approve the implementation of the New STAT Healthcare, Inc. 1996 Stock Incentive Plan (the "NEW STAT STOCK PLAN") under which an initial 1,500,000 shares of New STAT Common Stock will be available for issuance to officers, employees, consultants and non-employee directors of New STAT following the Exchange.

     5. To consider and act upon such other business as may properly be presented to the Meeting or any adjournment thereof.

     The Reorganization Agreement requires the approval of the holders of a majority of the outstanding shares of Old STAT Common Stock, and the New STAT Stock Plan requires the approval of a majority of the shares of Old STAT Common Stock present in person or represented by proxy at the Meeting. If the Reorganization Agreement is approved and the Exchange is consummated, New STAT will be a publicly held company and Old STAT will become a wholly owned subsidiary of New STAT. The New STAT Stock Plan may not be approved unless the Reorganization Agreement is also approved and the Exchange is consummated.

     Only holders of Old STAT Common Stock at the close of business on May 6, 1996 will be entitled to notice of and to vote at the Meeting. A list of stockholders will be available commencing June 3, 1996, and may be inspected during normal business hours prior to the Meeting at the offices of Old STAT at 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060.

                                          By Order of the Board of Directors,
                                      /s/ VICTOR M. MIRANDA, M.D.
                                          Victor M. Miranda, M.D.
                                          President

Houston, Texas
May 21, 1996

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                  SUBJECT TO COMPLETION, DATED MAY 21, 1996
                            JOINT PROXY STATEMENT
                                      OF
                            STAT HEALTHCARE, INC.
                             AMHEALTH CORPORATION
                   AMHEALTH ENTERPRISES OF THE VALLEY, INC.
                                     AND
                      AMHEALTH AMBULATORY SERVICES, INC.

                           ------------------------

                                  PROSPECTUS
                                      OF
                          NEW STAT HEALTHCARE, INC.

                           ------------------------

     This Joint Proxy Statement/Prospectus is being furnished to the holders of common stock of STAT Healthcare, Inc., a Delaware Corporation ("OLD STAT"), in connection with the solicitation of proxies by the Board of Directors of Old STAT for use at the 1996 annual meeting of stockholders (the "MEETING") of Old STAT. Among the matters to be acted upon at the Meeting is a proposal to approve and adopt the Amended and Restated Agreement and Plan of Reorganization, dated as of March 15, 1996 (the "REORGANIZATION AGREEMENT"), a copy of which is attached as Appendix I to this Joint Proxy Statement/Prospectus, pursuant to which (a) AmHealth Corporation, AmHealth Enterprises of the Valley, Inc. and AmHealth Ambulatory Services, Inc., each of which is a Texas corporation (collectively, the "AMHEALTH CORPORATIONS"), will be merged with and into New STAT Healthcare, Inc., a Delaware corporation ("NEW STAT") recently formed by Old STAT, with New STAT as the surviving corporation, (b) all the general partners and the limited partners (excluding limited partners representing a 25% interest in Brownsville Kidney Center, Ltd., which commenced active operations on May 15, 1996) (the "AMHEALTH PARTNERS") of AmHealth Kidney Centers of the Valley, Ltd., Weslaco Kidney Center, Ltd., Starr Dialysis Center, Ltd., Mission Kidney Center, Ltd., Brownsville Kidney Center, Ltd., AmHealth Medical Management, Ltd., Brownsville Hyperbaric Healthcare, Ltd., Southwestern Infusion Healthcare, Ltd. and AmHealth Ambulatory Healthcare, Ltd., each of which is a Texas limited partnership (collectively, the "AMHEALTH PARTNERSHIPS" and, together with the AmHealth Corporations, "AMHEALTH"), will be offered shares of common stock of New STAT (the "NEW STAT COMMON STOCK") in exchange for the outstanding general and limited partner interests in the AmHealth Partnerships held by such partners (each 1.0% interest in any partnership being referred to as an "AMHEALTH UNIT", except for interests in AmHealth Ambulatory Healthcare, Ltd. for which the term "AmHealth Unit" shall represent a 0.5% interest therein), and (c) Old STAT will be merged with STAT Acquisition Corp., a Delaware corporation wholly owned by New STAT ("STAT ACQUISITION CORP."), with Old STAT as the surviving corporation (such transactions being collectively referred to as the "EXCHANGE"). If all the shareholders of the AmHealth Corporations (the "AMHEALTH SHAREHOLDERS") and all the AmHealth Partners participate in the Exchange and the Exchange is consummated, the AmHealth Shareholders and AmHealth Partners will collectively receive a total of 11,200,000 shares of New STAT Common Stock, and each currently issued and outstanding share of common stock of Old STAT (the "OLD STAT COMMON STOCK") will be converted into one share of New STAT Common Stock. Upon consummation of the Exchange, New STAT will be a publicly held company and the corporate name of New STAT will be changed to "STAT Healthcare, Inc." Application has been made to have the New STAT Common Stock approved for quotation on the Nasdaq SmallCap Market and listed on the Boston Stock Exchange. At the Meeting, the stockholders of Old STAT (the "OLD STAT STOCKHOLDERS") will also be asked to consider and vote upon three other proposals: (a) to elect four directors to Old STAT's Board of Directors to serve until the Exchange is consummated, (b) to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of Old STAT and
(c) to approve the implementation of the New STAT Healthcare, Inc. 1996 Stock Incentive Plan (the "NEW STAT STOCK PLAN"). If the Reorganization Agreement is approved and adopted at the Meeting, Old STAT will become a wholly owned subsidiary of New STAT upon consummation of the Exchange.

     This Joint Proxy Statement/Prospectus is also being furnished to the AmHealth Shareholders and the AmHealth Partners for consideration in their decision to participate in the Exchange and approve the implementation of the New STAT Stock Plan. THE PERIOD DURING WHICH THE AMHEALTH SHAREHOLDERS AND AMHEALTH PARTNERS MAY ELECT TO PARTICIPATE IN THE EXCHANGE AND APPROVE THE IMPLEMENTATION OF THE NEW STAT STOCK PLAN WILL EXPIRE AT 5:00 P.M. (CENTRAL
TIME) ON JUNE 20, 1996.

     THE EXCHANGE INVOLVES VARIOUS RISKS THAT SHOULD BE CONSIDERED BY OLD STAT STOCKHOLDERS, AMHEALTH SHAREHOLDERS AND AMHEALTH PARTNERS BEFORE DECIDING TO PARTICIPATE IN THE EXCHANGE. SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS JOINT PROXY STATEMENT/PROSPECTUS. In particular, Old STAT Stockholders, AmHealth Shareholders and AmHealth Partners should consider the following factors:

      o The terms of the Exchange were negotiated by management of Old STAT and AmHealth, which have inherent conflicts of interest.

      o The costs of the Exchange are expected to be significant and there is no assurance that management will be successful in integrating the businesses of Old STAT and AmHealth.

      o All the shares of New STAT Common Stock issued in the Exchange will be freely tradeable without restriction or further registration, other than shares allocable to the common stock of each AmHealth Corporation (which will not be registered in this offering), shares held by "affiliates" and shares subject to lock-up arrangements discussed herein that will expire 12 months following the Exchange. The large number of shares available for sale in the public market following termination of the lock-up arrangements could adversely affect the market price of the New STAT Common Stock.

     Old STAT Stockholders should also consider the following additional factors:

      o The business of AmHealth is now and, following the Exchange, New STAT's business will be, subject to a number of risks inherent in the kidney dialysis and healthcare management businesses.

      o   The Exchange will result in a change of control of Old STAT.

     AmHealth Shareholders and AmHealth Partners should also consider the following additional factors:

      o The business of Old STAT is now and, following the Exchange, New STAT's business will be, subject to a number of risks, including Old STAT's dependence on its affiliated physician groups, the working capital needs and collection risks relating to fee-for-service reimbursement programs, and the affiliated physician groups' dependence on contracts with hospitals.

      o No financial advisor was retained to consider the fairness of the Exchange to the AmHealth Shareholders or AmHealth Partners from a financial point of view.

      o An investment in a publicly held company will differ substantially from an investment in a privately held limited partnership. In particular, the AmHealth Partnerships have historically made distributions to their partners, and New STAT has no plans to pay any dividends on the New STAT Common Stock for the foreseeable future.

      o The rights of the AmHealth Shareholders and of the AmHealth Partners who elect to participate in the Exchange will change significantly as a result of the Exchange. In addition, the Certificate of Incorporation and Bylaws of New STAT, certain provisions of Delaware law and the New STAT Stock Plan may have the effect of discouraging, delaying or preventing a change in control of New STAT or unsolicited acquisition proposals that a stockholder might consider favorable.

      o Substantially all AmHealth Shareholders and AmHealth Partners participating in the Exchange will be required to enter into lock-up agreements restricting the resale of New STAT Common Stock acquired in the Exchange for a period of 12 months following the Exchange.

      o If the Exchange is consummated, it is likely that New STAT will be able to control all matters submitted to a vote of partners of each AmHealth Partnership in which New STAT acquires less than all of the outstanding partnership interests therein.

     It is anticipated that adoption of the Reorganization Agreement and approval of the Exchange and the New STAT Stock Plan on behalf of the AmHealth Corporations will be achieved by the requisite written consent of the AmHealth Shareholders. The election by an AmHealth Partner to participate in the Exchange will constitute such partner's approval of the New STAT Stock Plan. If the Exchange is consummated, New STAT will issue an aggregate of up to 11,200,000 shares of New STAT Common Stock to participating AmHealth Shareholders and AmHealth Partners. UPON CONSUMMATION OF THE EXCHANGE AND ASSUMING PARTICIPATION BY ALL THE AMHEALTH SHAREHOLDERS AND ALL THE AMHEALTH PARTNERS, THE AMHEALTH SHAREHOLDERS AND AMHEALTH PARTNERS WILL COLLECTIVELY OWN APPROXIMATELY 75% OF THE NEW STAT COMMON STOCK TO BE OUTSTANDING IMMEDIATELY AFTER THE EXCHANGE.

     AmHealth Shareholders and AmHealth Partners who participate in the Exchange shall receive, for each share of AmHealth Common Stock and AmHealth Unit owned in each AmHealth entity, the number of shares of New STAT Common Stock which corresponds to the respective AmHealth entity as follows: AmHealth Corporation (339.6 shares), AmHealth Enterprises of the Valley, Inc. (120.9 shares), AmHealth Ambulatory Services, Inc. (212.1 shares), AmHealth Kidney Centers of the Valley, Ltd. (35,466.1 shares), Weslaco Kidney Center, Ltd. (10,626.6 shares), Starr Dialysis Center, Ltd. (2,789.4 shares), Mission Kidney Center, Ltd. (10,626.6 shares), AmHealth Medical Management, Ltd. (32,833.1 shares), Brownsville Hyperbaric Healthcare, Ltd. (14,704.8 shares), Southwestern Infusion Healthcare, Ltd. (1,557.3 shares) and AmHealth Ambulatory Healthcare, Ltd. (21,065.5 shares). Certain of these share amounts include shares attributable to indirect interests owned in other AmHealth entities. See "The Exchange -- Consideration."

     On May 17, 1996, the closing sales price for the Old STAT Common Stock on the Nasdaq SmallCap Market was $8 1/2 per share. There is no public market for the New STAT Common Stock, the AmHealth Common Stock or the AmHealth Units.

     All information herein with respect to Old STAT, New STAT and STAT Acquisition Corp. has been furnished by Old STAT, and all information with respect to the AmHealth Corporations and the AmHealth Partnerships has been furnished by AmHealth. Neither Old STAT nor AmHealth has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained herein are inaccurate or incomplete.

     This Joint Proxy Statement/Prospectus and the form of Proxy are first being mailed to the Old STAT Stockholders, and this Joint Proxy
Statement/Prospectus is first being mailed to the AmHealth Shareholders and the AmHealth Partners, on or about May 21, 1996.

                            ------------------------

        THE SHARES OF NEW STAT COMMON STOCK TO BE ISSUED IN THE EXCHANGE
          HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
          EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                  ADEQUACY OF THIS JOINT PROXY STATEMENT/PROS-
                     PECTUS. ANY REPRESENTATION TO THE CON-
                          TRARY IS A CRIMINAL OFFENSE.

                           ------------------------

      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MAY 21, 1996.

                            AVAILABLE INFORMATION

     Old STAT is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "COMMISSION"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commissions regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, these materials may also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

     New STAT has filed a Registration Statement on Form S-4 (Reg. No. 333-2486) (the "REGISTRATION STATEMENT") with the Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the securities covered by this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to New STAT, Old STAT, AmHealth and the securities to be issued in connection with the Exchange, reference is made to the Registration Statement, including the exhibits filed as a part thereof.
                           ------------------------

     NO PERSON HAS BEEN AUTHORIZED BY NEW STAT, OLD STAT OR AMHEALTH TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEW STAT, OLD STAT OR AMHEALTH. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                                        i

                              TABLE OF CONTENTS

                                                                            PAGE
                                                                           -----

SUMMARY ..................................................................     1
RISK FACTORS .............................................................    15
THE EXCHANGE .............................................................    23
     General .............................................................    23
     Consideration .......................................................    23
     Shareholder and Partner
       Approval ..........................................................    24
     Exchange of Stock Certificates
       and Partnership Interests .........................................    25
     Exchange of Warrants ................................................    26
     Background of the Exchange ..........................................    26
     AmHealth's Reasons for the
       Exchange; Recommendation
        of AmHealth's Management .........................................    28
     Old STAT's Reasons for the
       Exchange; Recommendation
        of the Old STAT Board ............................................    30
     Operations after the Exchange .......................................    32
     Change of Control following the
       Exchange ..........................................................    34
     Opinion of Financial Advisor ........................................    34
     Certain Federal Income Tax
       Consequences ......................................................    40
     Accounting Treatment ................................................    42
     Interests of Certain Persons in
       the Transaction ...................................................    43
     Restrictions on Transfer of
       Shares ............................................................    43
     Regulatory Requirements .............................................    44
THE REORGANIZATION AGREEMENT .............................................    44
     The Exchange ........................................................    45
     Certain Covenants ...................................................    45
     Conditions Precedent ................................................    47
     Termination .........................................................    48
     Representations an
       Warranties ........................................................    49
     Amendment; Waiver ...................................................    49
RIGHTS OF DISSENTING SHAREHOLDERS ........................................    49
     AmHealth Shareholders ...............................................    49
     Old STAT Stockholders ...............................................    50
MARKET PRICE OF OLD STAT COMMON STOCK
  AND DIVIDEND POLICY ....................................................    51
PRO FORMA COMBINED CAPITALIZATION ........................................    52
UNAUDITED PRO FORMA COMBINED
  FINANCIAL STATEMENTS ...................................................    53
SELECTED FINANCIAL DATA OF OLD
  STAT ...................................................................    62
OLD STAT MANAGEMENT'S DISCUSSION AND
  ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS ..........................................................    64
SELECTED FINANCIAL DATA OF
  AMHEALTH ...............................................................    69
AMHEALTH MANAGEMENT'S DISCUSSION AND
  ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS ..........................................................    70
BUSINESS OF OLD STAT .....................................................    72
PROPOSAL 2 -- ELECTION OF
  DIRECTORS ..............................................................    80
MANAGEMENT OF NEW STAT ...................................................    81
MANAGEMENT OF OLD STAT ...................................................    83
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS OF OLD STAT ...............................................    87

                                      ii

                                                                            PAGE
                                                                            ----
PRINCIPAL STOCKHOLDERS OF OLD STAT
  AND NEW STAT ...........................................................    88
BUSINESS OF AMHEALTH .....................................................    89
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS OF AMHEALTH ...............................................   103
PRINCIPAL SHAREHOLDERS AND PARTNERS
  OF AMHEALTH ............................................................   104
COMPARATIVE RIGHTS OF SHAREHOLDERS
  AND PARTNERS ...........................................................   104
DESCRIPTION OF SECURITIES OF NEW
  STAT ...................................................................   108
SHARES ELIGIBLE FOR FUTURE SALE ..........................................   111
PROPOSAL 3 -- APPOINTMENT OF
  INDEPENDENT AUDITORS ...................................................   112
PROPOSAL 4 -- APPROVAL OF STAT
  HEALTHCARE, INC
  1996 STOCK INCENTIVE PLAN ..............................................   112
OTHER BUSINESS ...........................................................   119
STOCKHOLDER PROPOSALS ....................................................   119
LEGAL MATTERS ............................................................   119
EXPERTS ..................................................................   119
INDEX TO FINANCIAL STATEMENTS ............................................  FS-1

Appendix I  -- Amended and Restated
  Agreement and Plan of
  Reorganization
Appendix II  -- Texas Business
  Corporation Act, Articles 5.11,
  5.12 and 5.13
Appendix III -- Fairness Opinion of
  Southcoast Capital Corporation

                                     iii

                                   SUMMARY

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION INCLUDED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO, ALL OF WHICH SHOULD BE CAREFULLY REVIEWED.

     THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. NEW STAT'S ACTUAL RESULTS FOLLOWING THE EXCHANGE COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

THE PARTIES

     OLD STAT. Old STAT provides physician contract management services to its affiliated physician groups, currently South Texas Acute Trauma Physicians, P.A. ("STAT PHYSICIANS") and STAT Physicians, P.A. ("STAT P.A."), which in turn provide emergency medical and other services to hospitals. Pursuant to management and administrative services agreements between Old STAT and each of STAT Physicians and STAT P.A., Old STAT manages and administers the day-to-day business functions of its affiliated physician groups, which includes the assumption of responsibility for the administrative, accounting, personnel and business functions related to the practice of medicine. Old STAT is also responsible for the billing and collection of professional fees for medical services, the maintenance of all financial files and records and the negotiation and administration of all hospital contracts for STAT Physicians and STAT P.A. Consulting services are also provided by Old STAT in connection with the procurement and administration of professional liability insurance and the employment of personnel. Old STAT also coordinates the scheduling of staff physicians to provide emergency department coverage and assists the hospital administration and medical staff in such areas as quality assurance, risk management, departmental accreditation and marketing.

     The principal executive offices of Old STAT are located at 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060. Its telephone number is
(713) 872-6900. See "Business of Old STAT" for other relevant information.

     AMHEALTH. AmHealth Corporation, together with two related corporations and nine related partnerships, is a provider of kidney dialysis services as well as healthcare management for home healthcare and hyperbaric medicine in the Rio Grande Valley of southern Texas. Approximately 65% of AmHealth's business is in the area of integrated dialysis services for patients suffering from chronic kidney failure. AmHealth currently provides dialysis and related ancillary services to approximately 250 patients through its five regional outpatient dialysis facilities. The remainder of AmHealth's business relates to the providing of management and administrative services to hospital hyperbaric oxygen centers and home healthcare agencies. Pursuant to various management agreements, AmHealth manages and administers the day-to-day functions of such entities, including assuming responsibility for the administrative, accounting, personnel and business functions of such entities, and providing quality assurance, risk management, training, continuing education and marketing services.

     The principal executive offices of AmHealth are located at 8200 West I.H. 10, Suite 209, San Antonio, Texas 78230. Its telephone number is (210) 979-7788. See "Business of AmHealth" for other relevant information.

     NEW STAT. New STAT is a Delaware corporation formed by Old STAT in March 1996 for the purpose of acting as a constituent entity in the Exchange and has not engaged in any business activity unrelated to the Exchange. New STAT has no assets or liabilities. Upon consummation of the Exchange, the corporate name of New STAT will be changed to "STAT Healthcare, Inc." The principal executive offices of New STAT are located at 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060. Its telephone number is (713) 872-6900.

     STAT ACQUISITION CORP. STAT Acquisition Corp., a Delaware corporation wholly owned by New STAT, was formed for the purpose of acting as a constituent entity in the Exchange and merging with Old STAT, and has not engaged in any business activity unrelated to the Exchange. The principal executive offices of STAT Acquisition Corp. are located at 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060. Its telephone number is (713) 872-6900.

     TRADING MARKETS. The Old STAT Common Stock is traded on the Nasdaq SmallCap Market under the symbol "ERDR" and on the Boston Stock Exchange under the symbol "EDR." On November 7, 1995, the last trading day prior to the public announcement by Old STAT of the signing of the letter of intent summarizing the fundamental terms of the initial Reorganization Agreement and the Exchange, the last reported sale price on the Nasdaq SmallCap Market and the Boston Stock Exchange was $3 3/8 per share. On May 17, 1996, the closing sales price for the Old STAT Common Stock on the Nasdaq SmallCap Market was $8 1/2 per share. Application has been made to have the New STAT Common Stock approved for quotation on the Nasdaq SmallCap Market and listed on the Boston Stock Exchange. There is no public market for the common stock of any of the AmHealth Corporations (the "AMHEALTH COMMON STOCK") or the AmHealth Units.

RECENT DEVELOPMENTS

     In January 1996, Old STAT, in connection with the negotiation of the Columbia Agreement described below, acquired the rights to a contract (the "HEMA CONTRACT") for the provision of emergency department medical services for a total purchase price of $1.2 million, consisting of $960,000 in cash and 52,174 shares of Old STAT Common Stock. Old STAT also agreed to pay to the assignor of the HEMA Contract up to $100,000 in each of the three twelve-month periods following the acquisition of the contract depending upon the profits realized by Old STAT under the HEMA Contract during such periods.

     Effective February 1, 1996, Old STAT, though one of its affiliated physician groups, entered into an agreement (the "COLUMBIA AGREEMENT") with the Greater Houston Division of Columbia/HCA Healthcare Corporation ("COLUMBIA") to provide emergency medical services to all but one of Columbia's emergency departments in the Greater Houston Division. This agreement will result in the addition of nine hospitals to the Old STAT service base between February 1 and July 1, 1996 resulting in a total of 18 hospitals served (16 of which are owned by Columbia). The 15 Greater Houston Division hospitals are covered by this contract. The Columbia Agreement has an initial term of two years, and may be renewed for successive two-year periods. The Columbia Agreement will account for a significant portion of Old STAT's net service revenues and operating expenses. The HEMA Contract rights are now part of the Columbia Agreement.

     In February 1996, Old STAT acquired certain intangible assets of Amedica, Ltd. for a total purchase price of $270,000, consisting of $200,000 in cash and 15,730 shares of Old STAT Common Stock. These assets consisted of certain contract rights and the right to use the name "Amedica." However, it is anticipated that neither Old STAT nor New STAT will conduct any business under such name.

APPROVAL OF THE EXCHANGE

     THE MEETING. The Meeting will be held at 10:00 a.m., local time, on June 13, 1996, at 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060. At the Meeting, the Old STAT Stockholders will consider and vote upon proposals (i) to approve and adopt the Reorganization Agreement and the Exchange, (ii) to elect four directors to the Old STAT Board of Directors to serve until consummation of the Exchange, (iii) to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of Old STAT and (iv) to approve the implementation of the New STAT Stock Plan. If the Reorganization Agreement is approved and the Exchange is consummated, Old STAT will become a wholly owned subsidiary of New STAT. Consequently, stockholder approval of the proposals to elect four directors and ratify the appointment of KPMG Peat Marwick LLP as independent auditors of Old STAT would have no force or effect. Only stockholders of record of Old STAT at the close of business on May 6, 1996 are entitled to receive notice of and to vote at the Meeting. On such date, there were 3,702,472 shares of Old STAT Common Stock outstanding, each of which is entitled to one vote on each matter to be properly presented at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Old STAT Common Stock is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions will have the effect of votes against the proposals to approve the Reorganization Agreement and the Exchange, to elect directors, to ratify the appointment of Old STAT's independent auditors and to approve the New STAT Stock Plan. Broker non-votes will have the effect of votes against the proposal to approve the Reorganization Agreement and the Exchange, but will have no effect on the voting on the other proposals.

     VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Old STAT Common Stock is required for Old STAT Stockholder approval of the Reorganization Agreement and the Exchange. The affirmative vote of a majority of the shares of Old STAT Common Stock present in person or by represented proxy at the Meeting is required for Old STAT stockholder approval of the proposals to elect directors, to ratify the appointment of Old STAT's independent auditors and to approve the implementation of the New STAT Stock Plan. The affirmative vote of at least 66 2/3% of the outstanding shares of common stock of each AmHealth Corporation is required for AmHealth Shareholder approval of the Reorganization Agreement and the Exchange. The affirmative vote of the holders of a majority of the outstanding common stock of each AmHealth Corporation is required for AmHealth Shareholder approval of the New STAT Stock Plan. The affirmative vote of the limited partners of each AmHealth Partnership who together with the general partner in each such partnership hold at least 67% of the outstanding interest in such partnership is required for AmHealth Partner approval of the New STAT Stock Plan. An AmHealth Partner's election to participate in the Exchange will constitute such partner's approval of the New STAT Stock Plan. In addition, the Exchange will not qualify as a "pooling of interests" for accounting purposes (and the Exchange will not be consummated) if New STAT does not acquire in the Exchange at least 90% of the combined equity interests in all of the AmHealth entities.

     The AmHealth Corporations intend to obtain the requisite written consents for approval of the Exchange and the New STAT Stock Plan by their shareholders. As of the date of this Joint Proxy Statement/Prospectus, Ruben A. Perez and Daniel A. Perez, each of whom is a director and/or executive officer of each AmHealth Corporation, collectively owned approximately 90% of the outstanding shares of each of the AmHealth Corporations. Also as of such date, Ruben A. Perez and David A. Perez, along with Russell D. Schneider (a director of Old
STAT), together beneficially owned more than 50% of the outstanding AmHealth Units. Each of Messrs. R. Perez, D. Perez and Schneider will be executive officers (and Mr. R. Perez will become and Mr. Schneider will remain a director) of New STAT upon consummation of the Exchange. Such individuals have indicated that they intend to vote their respective shares of the AmHealth Corporations in favor of the Exchange and the New STAT Stock Plan, and to exchange their respective AmHealth Units for New STAT Common Stock pursuant to the Exchange. See "The Exchange -- Shareholder and Partner Approval." In addition, all the AmHealth general partners, all AmHealth limited partners participating in the Exchange and the holders of at least 90% of the outstanding shares of each AmHealth Corporation will be required to execute certain lock-up agreements. See "-- The Exchange -- Restrictions on Transfer of New STAT Common Stock" below.

     In the event that one or more of the AmHealth Partners determines not to participate in the Exchange, each AmHealth Partnership in which such AmHealth Partner holds an interest shall continue its operations as a limited partnership. The Limited Partnership Agreements of the AmHealth Partnerships specifically permit the assignment or transfer by the General Partner of all or any portion of its interest in such partnership without the approval of any of the limited partners, and it is intended that following the consummation of the Exchange, New STAT will be the new general partner of any continuing AmHealth Partnership. See "The Exchange -- Operations after the Exchange."

     As of the date of this Joint Proxy Statement/Prospectus, the directors and executive officers of Old STAT beneficially owned approximately 1,635,570 shares (or approximately 45%) of the total outstanding shares of Old STAT Common Stock. See "Principal Stockholders of Old STAT and New STAT" and "Principal Shareholders and Partners of AmHealth."

     RISK FACTORS. In connection with their consideration of the Reorganization Agreement and the Exchange, Old STAT Stockholders, AmHealth Shareholders and AmHealth Partners should carefully consider all of the information contained in this Joint Proxy Statement/Prospectus, especially the factors mentioned in the following paragraph and more fully described in "Risk Factors."

     Old STAT Stockholders should consider that (i) the Exchange will result in a change of control of Old STAT, (ii) the business of New STAT will be subject to a number of risks associated with AmHealth's business, and (iii) the increased public share float following the Exchange may result in a prevailing market price less than the historical trading price of Old STAT Common Stock. AmHealth Shareholders and AmHealth Partners should consider that (i) the business of New STAT would be subject to a number of risks associated with Old STAT's business, (ii) New STAT has no plans to pay any dividends on the New STAT Common Stock for the foreseeable future, (iii) no financial advisor was retained to evaluate the fairness of the Exchange on behalf of the AmHealth Shareholders and AmHealth Partners, (iv) New STAT stockholders will be subject to double taxation on any distributions (I.E., at both the corporate and the individual levels), (v) the rights of AmHealth securityholders will change significantly as a result of the Exchange, (vi) there is expected to be a limited market for New STAT's securities, and (vii) the combined company will have a limited operating history. In addition, the Old STAT Stockholders, AmHealth Shareholders and AmHealth Partners should all also consider that the terms of the Exchange were negotiated by management of Old STAT and AmHealth, which have inherent conflicts of interest.

THE EXCHANGE

     ALLOCATION OF NEW STAT COMMON STOCK AMONG AMHEALTH ENTITIES. Upon consummation of the Exchange and assuming participation by all AmHealth Shareholders and all AmHealth Partners, New STAT shall issue 11,200,000 shares of New STAT Common Stock to the AmHealth Shareholders and AmHealth Partners. The New STAT Common Stock issued in the Exchange will be distributed to the AmHealth Shareholders and AmHealth Partners who own shares of stock or partnership interests in such AmHealth Corporations and AmHealth Partnerships, as the case may be, except with respect to any AmHealth Shareholder who has perfected dissenters rights under Texas law or any AmHealth Partner electing to not participate in the Exchange. The number of shares of New STAT Common Stock to be allocated among the shareholders and partners of each AmHealth entity for each share of AmHealth Common Stock or AmHealth Unit owned, is set forth in the following table. The shares allocable to each AmHealth Corporation will not be registered in this offering. See "The Reorganization Agreement -- The Exchange."

                                          SHARES OF NEW STAT
                                             COMMON STOCK
                                          ALLOCABLE TO EACH
           AMHEALTH ENTITY              AMHEALTH SHARE OR UNIT
- -------------------------------------   ----------------------
AmHealth Corporation.................             339.6
AmHealth Enterprises of the Valley,
  Inc................................             120.9(1)
AmHealth Ambulatory Services, Inc....             212.1(1)
AmHealth Kidney Centers of the
  Valley, Ltd........................          35,466.1(1)
Weslaco Kidney Center, Ltd...........          10,626.6
Starr Dialysis Center, Ltd...........           2,789.4
Mission Kidney Center, Ltd...........          10,626.6
AmHealth Medical Management, Ltd.....          32,833.1
Brownsville Hyperbaric Healthcare,
  Ltd................................          14,704.8
Southwestern Infusion Healthcare,
  Ltd................................           1,557.3
AmHealth Ambulatory Healthcare,
  Ltd................................          21,065.5(1)
- ------------
(1) Includes shares attributable to indirect interests in other AmHealth entities.

     As soon as practicable following consummation of the Exchange, American Stock Transfer & Trust Company, in its capacity as exchange agent (the "EXCHANGE AGENT"), will provide transmittal materials to each holder of record of Old STAT Common Stock for use in exchanging such holders stock certificates evidencing Old STAT Common Stock for certificates evidencing shares of New STAT Common Stock to be issued in the Exchange. OLD STAT STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES TO BE EXCHANGED FOR NEW STAT COMMON STOCK UNTIL THEY HAVE RECEIVED TRANSMITTAL MATERIALS. In addition, as soon as reasonably practicable following consummation of the Exchange, each holder of record of AmHealth Common Stock or AmHealth Units will receive a certificate or certificates representing the shares of New STAT Common Stock to which such holder shall be entitled as a result of the Exchange.

     In the Exchange, the outstanding shares of AmHealth Common Stock (other than shares held by dissenting AmHealth Shareholders) and the outstanding shares of Old STAT Common Stock shall be canceled. The AmHealth Common Stock so canceled shall thereafter represent only the right to receive New STAT Common Stock in the amounts specified in the preceding table. The Old STAT Common Stock so canceled shall thereafter represent the right to receive shares of New STAT Common Stock, on a one-for-one basis.

     Following the Exchange, the holders of outstanding stock options under Old STAT's 1994 Stock Option Plan will be converted into options to purchase the same number of shares of New STAT Common Stock at the same exercise price provided for in the stock option agreements evidencing such stock options prior to the Exchange. In addition, each outstanding Class A common stock purchase warrant of Old STAT (the "OLD STAT CLASS A WARRANTS") shall be converted into a similar warrant of New STAT (the "NEW STAT CLASS A WARRANTS"), and each of the warrants to purchase Old STAT Common Stock and Old STAT Class A Warrants issued to the underwriter of Old STAT's initial public offering (the "OLD STAT REPRESENTATIVES' WARRANTS") shall be converted into new warrants (the "NEW STAT REPRESENTATIVES' WARRANTS") to purchase the same number of shares of New STAT Common Stock and New STAT Class A Warrants, each at the same exercise price as provided previously in such Old STAT warrants. Upon such conversion, all such Old STAT Class A Warrants and Old STAT Representatives' Warrants shall be canceled. As soon as practicable following the consummation of the Exchange, the Exchange Agent will send transmittal materials to each holder of Old STAT Class A Warrants, and New STAT will send transmittal materials to each holder of Old STAT Representatives' Warrants. The transmittal materials will contain instructions with respect to the surrender of certificates representing the Old STAT Class A Warrants and Old STAT Representatives'

Warrants to be exchanged for new certificates representing New STAT Class A Warrants and New STAT Representatives' Warrants.

     The shares of New STAT Common Stock which would have been issued with respect to dissenting AmHealth Shareholders in connection with the mergers of the AmHealth Corporations with and into New STAT shall not be issued. Instead, AmHealth Shareholders that effectively exercise their dissenters' rights under the Texas Business Corporation Act shall be entitled to receive cash payment for their shares of AmHealth Common Stock. See "SUMMARY -- RIGHTS OF DISSENTING AMHEALTH SHAREHOLDERS" and "RIGHTS OF DISSENTING SHAREHOLDERS -- AMHEALTH SHAREHOLDERS."

     COMPARISON OF MATERIAL RIGHTS OF NEW STAT STOCKHOLDERS TO THOSE OF OLD STAT STOCKHOLDERS, AMHEALTH SHAREHOLDERS AND AMHEALTH PARTNERS. Both Old STAT and New STAT are incorporated in Delaware. Upon consummation of the Exchange, the New STAT Common Stock exchanged on a share-for-share basis for Old STAT Common Stock will provide the Old STAT Stockholders who receive such New STAT Common Stock with essentially the same rights they had as Old STAT Stockholders, except that certain provisions of New STAT's Charter and Bylaws impose additional limitations on the rights of stockholders with respect to the election of directors, the calling of special meetings and the taking of stockholder action. These and other provisions may have the effect of deterring or preventing hostile takeovers including those that might result in a premium over the then-current trading price of the New STAT Common Stock or delaying or preventing changes in control or management of New STAT. See "COMPARATIVE RIGHTS OF SHAREHOLDERS AND PARTNERS -- NEW STAT COMMON STOCK AND OLD STAT COMMON STOCK."

     The AmHealth Corporations are incorporated in Texas and, upon consummation of the Exchange, the rights of the AmHealth Shareholders exchanging shares of AmHealth Common Stock for shares of New STAT Common Stock will be governed by Delaware law, rather than Texas law. New STAT stockholders will not be entitled to cumulate their votes in elections of directors. In addition, holders of AmHealth Common Stock in any AmHealth Corporation which is a Subchapter S corporation will lose the benefits of ownership of stock in a "pass-through" tax entity. See "COMPARATIVE RIGHTS OF SHAREHOLDERS AND PARTNERS -- NEW STAT COMMON STOCK AND AMHEALTH COMMON STOCK."

     Differences between laws governing corporations and those governing limited partnerships will materially restrict the rights of former general partners of the AmHealth Partnerships to participate in the management of New STAT. In addition, New STAT's Certificate of Incorporation and Bylaws require that a special meeting may be called by holders of not less than a majority of the outstanding shares, while the Limited Partnership Agreements require that any partner owning an aggregate of at least 20% of the outstanding partnership interests may do so. Furthermore, New STAT stockholders will be subject to double taxation on dividends. However, New STAT does not intend to pay dividends on the New STAT Common Stock for the foreseeable future. See "COMPARATIVE RIGHTS OF SHAREHOLDERS AND PARTNERS -- NEW STAT COMMON STOCK AND AMHEALTH UNITS."

     CHANGE OF CONTROL FOLLOWING THE EXCHANGE. Assuming all the AmHealth Shareholders and AmHealth Partners participate in the Exchange, the AmHealth Shareholders and AmHealth Partners will own approximately 11,200,000 shares of New STAT Common Stock representing approximately 75% of the New STAT Common Stock to be outstanding immediately following the Exchange. In addition, significant changes in the composition of the New STAT Board of Directors (the "NEW STAT BOARD") and the appointment of certain AmHealth Shareholders and AmHealth Partners as executive officers and directors of New STAT will occur upon consummation of the Exchange. See "Management of New STAT." Messrs. Schneider, R. Perez and D. Perez, each of whom is expected to be named an executive officer and/or director of New STAT following consummation of the Exchange, will collectively hold approximately 55% of the New STAT Common Stock to be outstanding immediately following the Exchange.

     REASONS FOR THE EXCHANGE. In considering the Exchange, the Old STAT Board of Directors (the "OLD STAT BOARD") identified several potential benefits of the Exchange that it believes will contribute to the success of New STAT. These potential benefits include the addition of the dialysis centers to the core business of Old STAT, permitting vertical expansion of Old STAT's services business into a broader platform of services, with the prospect of potentially higher profit margins than would have been achieved by the two separate companies. The Old STAT Board believes that the Exchange is desirable based on, among other things, the opinion of Southcoast Capital Corporation, Old STAT's financial advisor ("SOUTHCOAST") that the Exchange is fair to the Old STAT Stockholders; the business reputation and capabilities of AmHealth and its management; the anticipated financial and operating synergies of the combined businesses of Old STAT and AmHealth; the terms of the Exchange; and the Exchange is expected to be treated as a tax-free reorganization for purposes of the Internal Revenue Code of 1986, as amended (the "CODE"), and as a pooling of interests for accounting purposes. In considering the Exchange, the Old STAT Board also considered a number of potentially negative factors. See "The Exchange -- Old STAT's Reasons for the Exchange; Recommendation of the Old STAT Board."

     In the opinion of the management of AmHealth, the addition of emergency room management and administrative services to the platform of services already provided by AmHealth will give New STAT the ability to engage in significant vertical expansion of AmHealth's existing market base. By virtue of the combination of services provided by Old STAT with those provided by AmHealth, New STAT will have the capability to offer an integrated diabetic disease management system, drawing from the emergency room "gateway" to the healthcare system. Additionally, the relationship of Old STAT with hospitals may permit New STAT to increase the number of medical providers to whom AmHealth provides management services or from whom it accepts referrals for dialysis treatment. In considering the Exchange, the AmHealth management also considered a number of potentially negative factors. See "The Exchange -- AmHealth's Reasons for the Exchange; Recommendation of AmHealth's Management."

     OPERATIONS FOLLOWING THE EXCHANGE. Upon consummation of the Exchange, the corporate name of New STAT will be changed to "STAT Healthcare, Inc." and the assets of the AmHealth Corporations will, by virtue of the mergers of the AmHealth Corporations with and into New STAT, become assets of New STAT. Following the consummation of the Exchange, each AmHealth Partnership as to which all the general partners and all the limited partners elect to participate in the Exchange will dissolve by operation of law and its assets will be owned by New STAT. In the event that one or more of the AmHealth Partners elects to not participate in the Exchange, then any AmHealth Partnership in which such AmHealth Partner holds an interest shall continue its existence as a stand-alone limited partnership, with no change in its management, operations, structure, relationships with patients or suppliers, except for the ownership by New STAT of a substantial percentage of the interests (including general partner interests) therein. The Limited Partnership Agreement of each AmHealth Partnership provides that all matters presented to a vote of partners requires the approval of the limited partners who together with the General Partner thereof own at least 67% of the outstanding partnership interests therein. Accordingly, if the limited partners and General Partner of any AmHealth Partnership who together hold at least 67% of the outstanding partnership interest in such partnership participate in the Exchange, New STAT will be able to control all matters presented to a vote of the partners of such partnership. New STAT's acquisition of the AmHealth Units of any General Partner electing to participate in the Exchange will not result in the increase of compensation, if any, payable to the General Partner with respect to such AmHealth Partnership, and New STAT shall be subject to the same limitations previously applicable to such General Partner. In addition, distributions of partnership profits will continue in accordance with past practice.

     Either AmHealth Ambulatory Services, Inc. or AmHealth Enterprises of the Valley, Inc. serves as General Partner of each AmHealth Partnership. Other than shares of New STAT Common Stock issued on a pro rata basis in Exchange for the AmHealth Units owned by either General Partner, no compensation of any kind shall be payable to the General Partner of any AmHealth Partnership if all limited partners of such AmHealth Partnership participate in the Exchange and such partnership subsequently dissolves. Ruben
A. Perez is an officer and director and the sole shareholder of each of AmHealth Ambulatory Services, Inc. and AmHealth Enterprises of the Valley, Inc.

     RESTRICTIONS ON TRANSFER. It is a condition to the consummation of the Exchange that (i) all "affiliates" of AmHealth execute an Affiliate and Shareholder Agreement in the form attached as Exhibit B to the Reorganization Agreement included as Appendix I hereto, and (ii) all General Partners, all AmHealth limited partners participating in the Exchange and the holders of at least 90% of the outstanding stock of each AmHealth Corporation, as well as all directors and certain other stockholders of Old STAT, execute a Lock-Up Agreement in the form attached as Exhibit A to the Reorganization Agreement. See "The Exchange -- Restrictions on Transfer of Shares" and "The Reorganization Agreement -- Conditions Precedent."

     OPINION OF FINANCIAL ADVISOR. Southcoast presented to the Old STAT Board its oral opinion on December 15, 1995, to the effect that, as of the date of such opinion and based upon and subject to certain matters as stated therein, the consideration to be offered in the Exchange is fair, from a financial point of view, to the holders of Old STAT Common Stock. See "The Exchange -- Opinion of Financial Advisor." Southcoast subsequently confirmed its opinion by delivery of written opinions dated as of January 4, March 15, and May 17, 1996. The full text of the written opinion of Southcoast dated May 17, 1996, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Southcoast, is attached as Appendix III hereto. Old STAT Stockholders are urged to read the opinion carefully in its entirety.

     EFFECTIVE TIME OF THE EXCHANGE. It is anticipated that the Exchange will become effective as promptly as practicable after the requisite shareholder and partner approvals and confirmations have been obtained and all other conditions to the Exchange have been satisfied or waived. See "The Reorganization Agreement -- Conditions Precedent."

     CONDITIONS TO THE EXCHANGE; TERMINATION. The obligations of New STAT, Old STAT and AmHealth to consummate the Exchange are subject to the satisfaction of certain conditions, including obtaining requisite shareholder and partner approvals and confirmations, the listing of the New STAT Common Stock on a stock exchange and the execution by certain Old STAT Stockholders, holders of 90% of the outstanding shares of each AmHealth Corporation, all General Partners and all of the participating AmHealth limited partners of lock-up and/or affiliate and shareholder agreements with respect to shares of New STAT Common Stock to be issued in the Exchange. In addition, the Exchange will not qualify as a "pooling of interests" for accounting purposes (and the Exchange will not be consummated) if New STAT does not acquire in the Exchange at least 90% of the combined equity interests in all of the AmHealth entities. THE PERIOD DURING WHICH THE AMHEALTH SHAREHOLDERS AND AMHEALTH PARTNERS MAY ELECT TO PARTICIPATE IN THE EXCHANGE AND APPROVE THE IMPLEMENTATION OF THE NEW STAT STOCK PLAN WILL EXPIRE AT 5:00 P.M. (CENTRAL TIME) ON JUNE 20, 1996. See "The Reorganization Agreement -- Conditions Precedent."

     The Reorganization Agreement is subject to termination if the Exchange is not consummated on or before May 27, 1996. In addition, the Reorganization Agreement may be terminated under certain circumstances by either Old STAT or AmHealth, including certain instances where payment of expenses relating to the Exchange would be paid by the non-terminating party. In addition, under certain circumstances, termination of the Reorganization Agreement could result in the issuance by Old STAT to the AmHealth Corporations and AmHealth Partnerships of 200,000 shares of Old STAT Common Stock. See "The Reorganization Agreement -- Termination."

     RIGHTS OF DISSENTING AMHEALTH SHAREHOLDERS. Under the Texas Business Corporation Act, if the Exchange is effected, all holders of AmHealth Common Stock who file with the applicable AmHealth

Corporation proper written objection to the Exchange will be entitled to receive the fair value in cash for their shares of AmHealth Common Stock. See "Rights of Dissenting Shareholders -- AmHealth Shareholders."

     NO DISSENTERS' RIGHTS FOR AMHEALTH PARTNERS. AmHealth Partners will not be entitled to dissenters' or appraisal rights under the Texas Business Corporation Act. However, any AmHealth Partner may choose to not participate in the Exchange.

     NO APPRAISAL RIGHTS FOR OLD STAT STOCKHOLDERS. Holders of Old STAT Common Stock are not entitled to appraisal rights under the Delaware General Corporation Law. See "Rights of Dissenting Shareholders -- Old STAT Stockholders."

     CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. The Exchange is intended to qualify as a reorganization (a "REORGANIZATION") under Section 351 and Section 368 of the Code in which case no gain or loss would generally be recognized by the Old STAT Stockholders, AmHealth Shareholders or AmHealth Partners on the exchange of their Old STAT Common Stock, AmHealth Common Stock and AmHealth Units for shares of New STAT Common Stock. See "The Exchange -- Certain Federal Income Tax Consequences" for a more detailed description of the federal income tax consequences of the Exchange. All AmHealth Shareholders and AmHealth Partners are urged to consult their own tax advisors.

     ACCOUNTING TREATMENT. The Exchange is intended to be treated as a pooling of interests for accounting purposes. As a condition to Old STAT's and AmHealth's obligations to consummate the Exchange, both Old STAT and AmHealth are to receive an opinion to such effect. See "The Exchange -- Accounting Treatment."

     REGULATORY REQUIREMENTS. Neither Old STAT nor AmHealth is aware of any material federal, state or foreign regulatory approval that is required in order to consummate the Exchange. Should any such approval be required, it is currently contemplated that such approval will be sought. See "The
Exchange -- Regulatory Requirements."

     INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION. Russell D. Schneider, a current member of the Old STAT Board and the holder of significant ownership interests in the AmHealth Partnerships, abstained from the vote of the New STAT Board and the Old STAT Board approving the Reorganization Agreement and the Exchange. Mr. Schneider will receive a significant number of shares of New STAT Common Stock if the Exchange is consummated. See "Principal Stockholders of Old STAT and New STAT." New STAT has agreed to enter into three-year employment and non-competition agreements with Messrs. Schneider and R. Perez, pursuant to which such individuals will render certain services to New STAT and fulfill such other duties as directed by the New STAT Board. New STAT will also enter into an employment agreement with Daniel A. Perez. One of the properties currently leased by AmHealth is owned by a joint venture in which Ruben A. Perez controls a 50% interest. See "The Exchange -- Interests of Certain Persons in the Transaction."

                   SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following summary historical financial information of (i) Old STAT and STAT Physicians, and (ii) AmHealth Corporation and its related health care entities is derived from their respective historical financial statements included elsewhere in this Joint Proxy Statement/Prospectus, and should be read in conjunction with such financial statements and the notes thereto and "Old STAT Management's Discussion and Analysis of Financial Condition and Results of Operations" and "AmHealth Management's Discussion and Analysis of Financial Condition and Results of Operations."

                         OLD STAT AND STAT PHYSICIANS

                                               OLD STAT                                            STAT
                                          THREE MONTHS ENDED       OLD STAT       COMBINED      PHYSICIANS
                                              MARCH 31,           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                       ------------------------  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                          1996         1995          1995         1994(1)          1993
                                       -----------  -----------  ------------   ------------   ------------
STATEMENTS OF INCOME DATA:
(IN THOUSANDS EXCEPT PER SHARE AND
SHARE AMOUNTS)
Net service revenues.................       $4,442       $3,255      $14,124        $10,548         $8,873
Operating income.....................          210          243          977            523            495
Income before income taxes...........          215          226        1,021            499            482
Net income(2)........................          138          149          674            330            318
Net income per common share(3).......         $.03         $.07         $.21           $.15           $.15
Shares used in per share
  calculation(3).....................    3,980,390    2,199,624    3,180,504      2,199,624      2,199,624

- ------------

(1) The combined income statement data for 1994 include STAT Physicians for the eight months ended August 31, 1994 and Old STAT for the period from July 29, 1994 (date of incorporation) through December 31, 1994.

(2) The income statement data of STAT Physicians has been adjusted to reflect the pro forma effect of income taxes based on an effective corporate tax rate of 34%.

(3) Net income per common share, until the date of issuance of common stock in connection with Old STAT's initial public offering (April 28, 1995), is computed based on the number of common and common equivalent shares of Old STAT as if all shares were outstanding for the entire period, less the number of treasury shares assumed to have been purchased (at the initial offering price of Old STAT's common stock) from the proceeds of actual sales of stock. Net income per common share subsequent to Old STAT's initial public offering is computed based on the weighted average number of common and common equivalent shares outstanding.

                                   OLD STAT

                                             MARCH 31, 1996
                                        -------------------------    DECEMBER 31, 1995    DECEMBER 31, 1994
                                        ACTUAL     AS ADJUSTED(1)         ACTUAL               ACTUAL
                                        -------    --------------    -----------------    -----------------
BALANCE SHEET DATA:
(IN THOUSANDS)
Working capital......................   $ 3,620        $4,893             $ 4,590              $   514
Total assets.........................     7,036        11,660               5,860                2,094
Long-term debt and capital lease
  obligations, less current
  portion............................      --           1,529                --                   --
Total liabilities....................     1,843         4,461               1,165                1,346
Common stock subject to rescission...       310           310                --                   --
Shareholders' equity.................     4,883         6,889               4,695                  748

- ------------

(1) Adjusted to reflect the issuance of 11,200,000 shares of New STAT Common Stock upon consummation of the Exchange.

                           AMHEALTH CORPORATION AND
                             ITS RELATED ENTITIES

                                        THREE MONTHS ENDED
                                            MARCH 31,            YEAR ENDED DECEMBER 31,
                                       --------------------  -------------------------------
                                         1996       1995       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------
COMBINED STATEMENTS OF INCOME DATA:
(IN THOUSANDS)
Net service revenues.................  $   3,107  $   1,618  $   9,017  $   3,973  $   1,170
Operating income.....................      1,054        662      2,789        957        155
Net Income...........................      1,003        623      2,624        976        135
Distributions to shareholders and
  partners...........................        674        473      2,005        481     --

                                                        DECEMBER 31,
                                        MARCH 31,   --------------------
                                          1996        1995       1994
                                        ---------   ---------  ---------
COMBINED BALANCE SHEET DATA:
(IN THOUSANDS)
Working capital......................    $ 1,273    $   1,028  $     701
Total assets.........................      4,624        4,715      2,730
Long-term debt and capital lease
  obligations, less current
  portion............................      1,529        1,640      1,194
Total liabilities....................      2,618        3,038      1,699
Shareholders' equity/partners'
capital..............................      2,006        1,677      1,031

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The unaudited pro forma combined financial data are qualified in their entirety by reference to, and should be read in conjunction with, the pro forma unaudited combined financial statements and notes thereto that are included elsewhere in this Joint Proxy Statement/Prospectus and do not purport to represent what the financial position or results of operations actually would have been had the Exchange taken place at the beginning of the earliest period presented, nor are they necessarily indicative of future operating results.

     The unaudited pro forma combined financial information presents the combined data of Old STAT, STAT Physicians and AmHealth on a "pooling of interests" basis and gives effect to the issuance of 11,200,000 shares of New STAT Common Stock upon consummation of the Exchange.

     The combined statements of income data for the year ended December 31, 1995 and combined balance sheet data as of December 31, 1995 also give effect to Old STAT's 1996 acquisition of Amedica, Ltd. and the 1996 acquisition of a hospital contract as if they had occurred January 1, 1995.

                                           THREE MONTHS ENDED
                                               MARCH 31,                   YEAR ENDED DECEMBER 31,
                                       --------------------------  ---------------------------------------
                                           1996          1995          1995          1994         1993
                                       -------------  -----------  -------------  -----------  -----------
COMBINED STATEMENTS OF
INCOME DATA:
(IN THOUSANDS EXCEPT PER SHARE AND
SHARE AMOUNTS)
Net service revenues.................         $7,549       $4,873        $23,580      $14,521      $10,043
Operating income.....................          1,264          905          3,586        1,480          650
Income before income taxes(1)........          1,218          849          3,464        1,475          617
Net income(1)........................            800          560          2,287          974          407
Net income per common share(2).......          $0.05        $0.07          $0.19        $0.14        $0.08
Shares used in per share
  calculation(2).....................     15,180,390    7,651,080     11,965,275    7,079,131    5,257,954

- ------------

(1) The combined income statement data has been adjusted to reflect the pro forma effect of income taxes not otherwise payable by the entities which are S corporations or partnerships based on an effective tax rate of 34%.

(2) Pro forma net income per common share is computed based on the number of shares used in the calculation of net income per common share for Old STAT, plus the number of shares of New STAT Common Stock to be issued to the shareholders or partners of each AmHealth entity, as if such shares were outstanding since the date of inception for each entity. Shares used in the per share calculation for 1995 also include shares issued in the acquisition of Amedica, Ltd. and the acquisition of a hospital contract.

                                        MARCH 31,      DECEMBER 31,
                                          1996             1995
                                        ---------      ------------
COMBINED BALANCE SHEET DATA:
(IN THOUSANDS)
Working capital......................    $ 4,543         $  4,211
Total assets.........................     11,230           10,590
Long-term debt and capital lease
  obligations, less current
  portion............................      1,529            1,765
Total liabilities....................      4,381            4,273
Common stock subject to rescission...        310              310
Shareholders equity..................      6,517            5,985

     SUMMARY SELECTED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The following information reflects certain comparative per share data for Old STAT and STAT Physicians on both historical and pro forma combined (giving effect to the Exchange using the pooling-of-interests method, and the 1996 acquisition of Amedica, Ltd. and the 1996 acquisition of a hospital contract as if they had occurred January 1, 1995) bases. Old STAT has not declared or paid dividends since inception. It is anticipated that New STAT will retain all earnings for use in expansion of the business and therefore does not anticipate declaring or paying any dividends in the foreseeable future.

     Information with respect to AmHealth is provided on a historical pro forma basis (using the number of shares of New STAT Common Stock to be issued to the shareholders or partners of each AmHealth entity, as if such shares were outstanding since the date of inception for each entity) and on an equivalent pro forma basis. Equivalent pro forma per share data has been computed by multiplying Old STAT and STAT Physicians pro forma combined amounts by the ratio of the number of shares of New STAT Common Stock to be issued for their respective AmHealth interests to the total pro forma shares.

                                               AS OF AND FOR THE THREE MONTHS ENDED MARCH 31,
                                        ------------------------------------------------------------
                                                    1996                            1995
                                        ----------------------------    ----------------------------
                                                         PRO FORMA                       PRO FORMA
                                         HISTORICAL       COMBINED       HISTORICAL       COMBINED
                                        ------------    ------------    ------------    ------------
OLD STAT AND STAT PHYSICIANS:
Book value per common share..........      $ 1.40          $ 0.46          $ 0.41          $ 0.27
Net income per common share..........        0.03            0.05            0.07            0.07

                                         HISTORICAL      EQUIVALENT      HISTORICAL      EQUAVILENT
                                        PRO FORMA(1)    PRO FORMA(2)    PRO FORMA(1)    PRO FORMA(2)
                                        ------------    ------------    ------------    ------------
AMHEALTH:
Book value per common share..........      $ 0.18          $ 0.35          $ 0.22          $ 0.19
Net income per common share..........        0.09            0.04            0.12            0.05

                                                              AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                       ---------------------------------------------------------------------------------------
                                                  1995                          1994                          1993
                                       ---------------------------   ---------------------------   ---------------------------
                                                       PRO FORMA                     PRO FORMA                     PRO FORMA
                                        HISTORICAL      COMBINED      HISTORICAL      COMBINED      HISTORICAL      COMBINED
                                       ------------   ------------   ------------   ------------   ------------   ------------
OLD STAT AND
  STAT PHYSICIANS:
Book value per common share..........     $ 1.30         $ 0.42         $ 0.34         $ 0.23         $ 0.17         $ 0.13
Net income per common share..........       0.21           0.19           0.15           0.14           0.15           0.08

                                        HISTORICAL     EQUIVALENT     HISTORICAL     EQUIVALENT     HISTORICAL     EQUIVALENT
                                       PRO FORMA(1)   PROFORMA(2)    PROFORMA(1)    PRO FORMA(2)   PRO FORMA(1)   PRO FORMA(2)
                                       ------------   ------------   ------------   ------------   ------------   ------------
AMHEALTH:
Book value per common share..........     $ 0.15         $ 0.32         $ 0.19         $ 0.16         $ 0.11         $ 0.09
Net income per common share..........       0.30           0.14           0.20           0.10           0.04           0.05

                          (FOOTNOTES ON FOLLOWING PAGE)

                                      13
- ------------
(1) Historical pro forma per share information is computed by dividing historical amounts by the number of shares of New STAT Common Stock to be issued to the shareholders or partners of each AmHealth entity, as if such shares were outstanding since the date of inception for each entity. For March 31, 1996 and 1995, the ending number of shares used in the book value computation was 11,200,000 and 5,383,552, respectively, and the weighted average number of shares used in the net income computation was 11,200,000 and 5,383,552, respectively. For December 31, 1995, 1994 and 1993, the ending number of shares used in the book value computation was 11,200,000, 5,383,552, and 4,165,166, respectively, and the weighted average number of shares used in the net income computation was 8,716,867, 4,879,507, and 3,058,330, respectively.

(2) Equivalent pro forma per share information is computed by multiplying Old STAT and STAT Physicians pro forma combined per share amounts by the ratio of the number of shares of New STAT Common Stock to be issued for their respective AmHealth interests to the total pro forma shares.

                                      14

                                 RISK FACTORS

     THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY BY THE OLD STAT STOCKHOLDERS AND THE AMHEALTH SHAREHOLDERS IN EVALUATING WHETHER TO APPROVE THE REORGANIZATION AGREEMENT AND THE EXCHANGE, AND BY THE AMHEALTH PARTNERS IN EVALUATING WHETHER TO PARTICIPATE IN THE EXCHANGE.

     THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. NEW STAT'S ACTUAL RESULTS FOLLOWING THE EXCHANGE COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

RISKS INHERENT IN THE EXCHANGE

  DISTRIBUTIONS ON NEW STAT COMMON STOCK UNLIKELY

     New STAT is anticipated to retain all cash produced from operations and does not expect to pay dividends on the New STAT Common Stock. Consequently, participating AmHealth Partners should not expect to receive further dividends or distributions following the Exchange. See "Comparative Rights of Shareholders and Partners -- New STAT Common Stock and AmHealth Units" and "Market Price of Old STAT Common Stock and Dividend Policy."

  DOUBLE TAXATION OF FUTURE DISTRIBUTIONS

     While the income of the AmHealth Partnerships (whether or not distributed) is subject to a single-level tax at the partner level, the income of New STAT will be subject to two levels of tax. First, there will be a tax on income at the corporate level, and second, New STAT stockholders generally will pay income taxes on any dividends received from New STAT. See "Comparative Rights of Shareholders and Partners -- New STAT Common Stock and AmHealth Units."

  NO DISSENTERS' OR APPRAISAL RIGHTS

     Holders of Old STAT Common Stock, unlike holders of AmHealth Common Stock, are not entitled to any dissenters' or appraisal rights pursuant to applicable law.

  POTENTIAL BENEFITS OF NOT COMPLETING THE EXCHANGE

     The continuation of the operations of the AmHealth Partnerships in current form could potentially result in the continued distributions of net profits among the AmHealth Partners, whereas New STAT is expected to retain all cash generated from operations and does not expect to pay dividends on the New STAT Common Stock for the foreseeable future.

  INTEGRATION OF OPERATIONS OF AMHEALTH

     New STAT expects to incur costs and expenses of approximately $530,000 in connection with the Exchange, which will be reflected in the financial statements of New STAT in the period that the Exchange is consummated. The integration of certain operations following the Exchange will require the dedication of management resources and temporarily distract attention from the day-to-day business of New STAT, which could temporarily adversely effect New STAT's business and results of operations. There can be no assurance that New STAT will not incur additional charges in subsequent quarters to reflect costs associated with the Exchange or that management will be successful in its efforts to integrate the operations of Old STAT and AmHealth.

RISKS INHERENT IN NEW STAT

  LIMITED OPERATING HISTORY OF OLD STAT; DEPENDENCE ON AFFILIATED PHYSICIAN
GROUPS

     Old STAT was incorporated in July 1994 to offer physician contract management services to professional associations or other legal entities organized for the purpose of practicing medicine under state law, which provide emergency department services to hospitals. Old STAT has a limited operating history and currently relies on its management and administrative services agreements (the "MANAGEMENT AGREEMENTS") with and related fees from STAT Physicians and STAT P.A., which are

                                      15

professional associations, as its sole source of revenue. STAT Physicians and STAT P.A. currently have in place contracts with 17 hospitals for the provision of emergency department medical and administrative services. The termination or failure by STAT Physicians or STAT P.A. to renew a significant number of these contracts or a single contract covering a significant number of facilities would have a material impact on the revenues attributable to the Management Agreements, which in turn could have a material adverse effect on Old STAT and, following the Exchange, New STAT. See "Business of Old STAT -- Contractual Arrangements."

  INCREASED WORKING CAPITAL NEEDS AND RISKS OF COLLECTION RELATING TO FEE-FOR-SERVICE REIMBURSEMENT PROGRAMS

     New STAT's business will be dependent upon its ability to obtain and maintain reimbursement for Old STAT's affiliated physician groups on a fee-for-service basis by third-party payors, including government programs (such as Medicare and Medicaid). During the year ended December 31, 1995, Old STAT derived approximately 97% of its revenues from payments made on a fee-for-service basis by third party payors, private insurers and patients. Under fee-for-service contracts, Old STAT, through the Management Agreements, assumes the financial risks arising from changes in patient volume, payor mix and third party reimbursement rates. Fee-for-service contractual arrangements also involve a credit risk related to services provided to uninsured individuals. See Notes 3 and 4 of Notes to Old STATs Financial Statements and Notes 4 and 5 of Notes to STAT Physicians Financial Statements for information concerning historical allowance for contractual adjustments and uncollectibles. In addition, fee-for-service contracts also have less favorable cash flow characteristics than traditional flat-rate contracts due to longer collection periods. Old STAT's working capital needs are generally a function of the acquisition of new hospital contracts. As a result, Old STAT and, following the Exchange, New STAT may require additional working capital in the event of significant growth. New STAT may experience a net use of cash in its operating activities in future projects if the growth in fee-for-service contracts continues. See "Old STAT Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The public and private sectors are experiencing increasing pressures to restrain health care costs and to restrict reimbursement rates for medical services. Any change in reimbursement amounts or practices to the affiliated physician groups could materially adversely affect the operations of New STAT unless New STAT is able to renegotiate satisfactory contractual arrangements with STAT Physicians' and STAT P.A's hospital clients and contracted physicians of the affiliated physician groups. In addition, while Old STAT seeks to comply with applicable Medicare and Medicaid reimbursement regulations on behalf of its affiliated physician groups, there can be no assurance that Old STAT would be found to be in compliance in all respects with such regulations. See "Business of Old STAT -- Government Regulations."

  ASSUMPTION OF OBLIGATIONS OF STAT PHYSICIANS AND STAT P.A.

     The Management Agreements provide that Old STAT satisfy "specific obligations" of STAT Physicians and STAT P.A. primarily relating to expenses associated with payment of physicians' fees, billing and collection costs and daily operations. There can be no assurance that cash flow from operations, particularly under fee-for-service contracts, will provide sufficient resources when needed to meet such obligations on a timely basis. In such event, New STAT would have to rely on its working capital or seek additional financing. There can be no assurance that bank financing will be available to New STAT on acceptable terms or in sufficient amounts to allow New STAT to expand its business to include management services under additional fee-for-service contracts, and therefore, the payment of such obligations may have a material adverse impact on the liquidity and capital resources of New STAT. See "Old STAT Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                      16

  CLASSIFICATION OF PHYSICIANS AS INDEPENDENT CONTRACTORS; POTENTIAL STATE AND FEDERAL TAX LIABILITY

     STAT Physicians and STAT P.A. contract with physicians as independent contractors, rather than employees, to fulfill their contractual obligations to hospitals. Therefore, neither STAT Physicians nor STAT P.A. currently withholds federal or state income taxes, make federal or state unemployment tax payments, or provide worker's compensation insurance with respect to such independent contractors. The payment of applicable taxes is regarded as the responsibility of such independent contractors. Management believes that classification of physicians as independent contractors is standard industry practice and proper for federal tax purposes. A contrary determination by federal taxing authorities or a change in existing law could materially adversely affect New STAT and its operations. Most state taxing authorities either have not challenged or have accepted the classification of contract physicians as independent contractors. However, there are some states in which the independent contractor classification of physicians is or has been under administrative or judicial review. See "Business of Old STAT -- Contractual Arrangements."

  DEPENDENCE ON CONTRACTS WITH HOSPITALS

     During the four-month period ended December 31, 1994, and the twelve-month period ended December 31, 1995, four hospital contracts have each accounted for 10% or more of Old STAT's revenues. More importantly, effective February 1996 Old STAT, through an affiliated physician group, entered into the Columbia Agreement to provide emergency medicine services to all but one of Columbia's emergency departments in the Greater Houston Division. This agreement will result in the addition of nine hospitals to Old STAT's service base between February 1 and July 1, 1996 resulting in a total of 18 hospitals (16 of which are owned by Columbia). The Columbia Agreement has an initial term of two years, and may be renewed for successive two-year terms. Loss of this single contract would have a material adverse impact on New STAT's business. See "Old STAT Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "Business of Old STAT -- Contractual Arrangements."

  HIGHLY COMPETITIVE INDUSTRY

     The businesses in which Old STAT and AmHealth operate are highly competitive. Old STAT and AmHealth have both national and local competitors. Old STAT's national competitors include Coastal Healthcare Group, Inc., Sterling Healthcare, Spectrum Emergency Services, Inc. and Emcare, Inc. Old STAT also indirectly competes with the more traditional structures of emergency health care delivery, including hospitals that do not contract with physician groups to provide emergency medical services. AmHealth's competitors include numerous independent dialysis facilities. More than 2,500 dialysis facilities were operating in the United States in 1994, of which approximately 35% were owned by independent physicians (down from 37% in 1992), 29% were hospital-based facilities (down from 33% in 1992) and 36% were owned by six major multi-facility dialysis providers (up from 30% in 1992), the largest of which is National Medical Care, Inc. ("NMC"), a wholly-owned subsidiary of W.R. Grace. AmHealth's largest competitors in the dialysis services market in the Rio Grande Valley of southern Texas are NMC and Valley Baptist Hospital. A locally owned private management company competes with AmHealth, providing hyperbaric management services with two hospital contracts in the region where AmHealth currently operates. Competition in the industry is based on the scope, quality and cost of services provided. Certain of Old STAT's and AmHealth's actual or potential competitors have substantially greater financial and other resources available to them. See "Business of Old STAT -- Competition and Business of AmHealth -- Competition."

  RISKS OF EXPANSION

     New STAT's plans include a focus on the expansion of its business through the addition of new hospital contracts under the existing Management Agreements with STAT Physicians and STAT P.A. or under management agreements with other professional associations. There can be no assurance that New STAT's resources will be sufficient to achieve such expansion or that upon achieving such

                                      17

expansion its working capital and/or additional staffing will be sufficient for its operating needs. In addition, New STAT's management and quality assurance procedures may not be sufficient in the event of such expansion. Old STAT and AmHealth have, from time to time, entered into confidentiality or similar agreements with other companies, and investigated whether the acquisition of such other companies would be an appropriate and advisable expansion. The eventual completion of such contemplated transactions is highly uncertain, and suitable candidates for acquisition may become available only at irregular intervals. The long-term expansion plans of New STAT do not rule out the possibility of expansion by the acquisition of existing businesses. Old STAT's internal policy is to publicize transactions at the time of execution of a letter of intent. Currently there are no executed letters of intent. See "Business of Old STAT -- Plan of Operations." AmHealth's expansion plans include a new dialysis facility and a hyperbaric medicine facility, both of which are expected to be opened in the Spring of 1996, and future expansion by entry into management services agreements with other providers of home healthcare and hyperbaric medicine services in Texas.

  DEPENDENCE UPON KEY PERSONNEL

     The success of Old STAT to date has been dependent upon the active involvement of its management, including Old STAT's Chairman, William H. Rice, M.D., its President, Victor M. Miranda, M.D., and its Chief Financial Officer, Ned E. Chapman. Old STAT maintains key employee life insurance in the amount of $1,000,000 on each of the lives of Dr. Rice and Dr. Miranda and has entered into employment agreements with Dr. Rice, Dr. Miranda and Mr. Chapman. In addition, Russell Schneider, a director of Old STAT and Chairman of New STAT, upon consummation of the Reorganization, will enter into an employment agreement with New STAT. Each of the foregoing individuals will become executive officers of New STAT, and the loss by New STAT of the services of any of such individuals could materially adversely affect New STAT's business or operations.

     The success of AmHealth to date has been dependent upon the active involvement of its management personnel, including Ruben A. Perez and Daniel A. Perez. Upon consummation of the Exchange, New STAT will enter into employment agreements with Ruben A. Perez and Daniel A. Perez. Each of these individuals will become executive officers of New STAT and the loss by New STAT of the services of either Ruben A. Perez or Daniel A. Perez could materially adversely affect the operations of New STAT. In addition, the continued success and growth of New STAT will depend in part on its ability to attract and retain other qualified personnel. See "Management of Old STAT" and "Management of New STAT."

  ADVERSE EFFECT OF STATE LAWS REGARDING THE CORPORATE PRACTICE OF MEDICINE

     Business corporations are legally prohibited in many states from providing or holding themselves out as providers of medical care. While Old STAT has structured its operations in a manner that it believes complies with the corporate practice of medicine laws of Texas and New STAT will seek to structure its operations in the future to comply with the laws of any state in which it seeks to operate, there can be no assurance that, given varying and uncertain interpretations of such laws, New STAT would be found to be in compliance with restrictions on the corporate practice of medicine in such states. A determination that New STAT is in violation of applicable restrictions on the practice of medicine in any state in which it operates could have a materially adverse effect on New STAT if New STAT were unable to restructure its operations to comply with the requirements of such state. Such regulations may limit the states in which New STAT can operate, thereby inhibiting future expansion of New STAT into potential markets in other states. See "Business of Old STAT -- Government Regulation."

  CORPORATE EXPOSURE TO PROFESSIONAL LIABILITIES

     Due to the nature of their businesses, STAT Physicians and STAT P.A. and certain physicians who provide services on their behalf may be the subject of medical malpractice claims, with the attendant risk of substantial damage awards. The most significant source of potential liability in this regard is the alleged negligence of physicians placed by STAT Physicians or STAT P.A. at contract

                                      18

hospitals. To the extent such physicians were regarded as agents of New STAT in the practice of medicine, New STAT could be held liable for any medical negligence of such physicians. In addition, New STAT could be found in certain instances to have been negligent in performing its contract management services for the hospitals even if no agency relationship between New STAT, STAT Physicians or STAT, P.A and/or such physician exists. STAT Physicians' and STAT P.A.'s contracts with hospitals generally require STAT Physicians and STAT P.A., as the case may be, to indemnify such other parties for losses resulting from a contracted physician's malpractice. However, there can be no assurance that a future claim or claims will not exceed the limits of available insurance coverage or that such coverage will continue to be available. See "Business of Old STAT -- Corporate Liability and Insurance" and "Business of Old STAT -- Legal Proceedings."

  POSSIBLE INSUFFICIENCY OF LIABILITY COVERAGE

     Each of STAT Physicians, STAT P.A., Old STAT and AmHealth currently maintains professional liability insurance coverage it believes to be adequate in amount and coverage; however, there can be no assurance that any future claims against STAT Physicians, STAT P.A., Old STAT or AmHealth will not be made in the future in excess of the limits of such insurance, if any, or that any such claims, if successful and in excess of such limits, will not have a material adverse effect on New STAT's assets and its ability to conduct its business. There can be no assurance that STAT Physicians, STAT P.A. and New STAT will continue to maintain such insurance or that such insurance can be maintained at acceptable costs. STAT Physician's and STAT P.A.'s insurance primarily covers medical malpractice. Old STAT's insurance coverage currently includes the following types of policies: fire, property damage and general liability. AmHealth's insurance coverage currently includes the following types of policies: hospital professional liability and commercial general liability. Although New STAT will obtain professional liability insurance coverage it believes will be adequate in amount and coverage, there can be no assurance that any claim will be within the scope of New STAT's coverage or that such claims will not exceed New STAT's coverage. See "Business of Old STAT -- Corporate Liability and Insurance" and "Business of AmHealth -- Insurance."

  INTERPRETATION OF OBRA 93 AND RECENT HCFA REGULATIONS AS THEY RELATE TO ESRD REIMBURSEMENT

     Recently, HCFA has promulgated regulations to implement certain provisions of the Omnibus Budget Reconciliation Act of 1993 ("OBRA 93"). The recent regulations, in part, address the coordination of benefits period for Medicare beneficiaries. HCFA has established rules for Medicare beneficiaries who are eligible for, or entitled to, Medicare on the basis of ESRD and are also entitled on the basis of age or disability. Of the several rules that apply to payment during the coordination period, one rule provides in part that Medicare remains the primary payor if a group health plan was already secondary payor for an individual entitled on the basis of age or disability when the individual becomes eligible on the basis of ESRD. Initially, HCFA had interpreted OBRA 93 to require a private plan to become primary payor under these circumstances. HCFA later corrected its interpretation of the statute and issued guidance on April 24, 1995 that Medicare remains the primary payor. On June 6, 1995, a federal court issued a preliminary injunction precluding HCFA from retroactively implementing its corrected program instruction for items and services furnished between August 10, 1993 (the enactment of OBRA 93) and April 24, 1995, pending the court's decision on the merits. HCFA has stated that it will modify the rules if required by the final ruling of the court.

     While a portion of the plaintiff's memorandum in support of the motion for preliminary injunction appeared to characterize the new policy as contrary to law, even as it pertained to prospective enforcement, the court treated the motion as a request to enjoin only the retroactive aspect of the new policy. Thus, the court did not prohibit HCFA from adopting the new policy to apply from April 24, 1995 onward. Nevertheless, the outcome of this case could have an adverse effect on the business of AmHealth, with specific regard to the potential expenses that AmHealth could incur by having to refund certain payments to private insurers and then having to re-bill the Medicare Program for such payments. See "Business of AmHealth -- Sources of Patient Reimbursement."

                                      19

  REFORM OF HEALTHCARE DELIVERY SYSTEM

     Numerous legislative proposals have been introduced in the U.S. Congress and in some state legislatures that would effect major changes in the U.S. healthcare system nationally or at the state level. The federal proposals generally involve allocating fewer federal dollars to Medicare, Medicaid, and other federal government healthcare programs. If any such proposals are enacted, the proposals could have an adverse effect on Old STAT, New STAT and AmHealth, as all of the entities are materially dependent upon revenues from these federal reimbursement programs. Congress is also considering other proposals that may adversely impact Old STAT, AmHealth and New STAT, including proposals that would implement price controls on federal healthcare program expenditures and would permit greater flexibility in states' administration of their Medicaid programs. It is not clear at this time what federal or state proposals, if any, will be adopted or the timeframe of the enactment of any such proposals. There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on Old STAT, AmHealth and New STAT. See "Business of Old STAT -- Government Regulation" and "Business of AmHealth -- Government Regulation."

  RESTRICTIONS ON SELF-REFERRAL

     PROHIBITIONS ON CERTAIN REFERRALS. OBRA 93 included a provision that significantly expanded the scope of the Ethics in Patient Referral Act, also known as the "Stark Law." The Stark Law originally prohibited a physician from referring a Medicare or Medicaid patient to any entity for the provision of clinical laboratory services if the physician or an immediate family member of the physician had an ownership interest or compensation relationship with the entity. The revisions to the Stark Law included in OBRA 93 prohibit a referral to an entity in which the physician or an immediate family member has an ownership interest or compensation relationship if the referral is for any of a list of "designated health services." The list of "designated health services" includes the following: (1) clinical laboratory services; (2) physical therapy services; (3) occupational therapy services; (4) radiology services, including magnetic resonance services; (5) radiation therapy services and supplies; (6) durable medical equipment and supplies; (7) parenteral and enteral nutrients and supplies; (8) prosthetics, orthotics, and prosthetic devices and supplies; (9) home health services; (10) outpatient prescription drugs; and (11) inpatient and outpatient hospital services. Furthermore, the Stark Law prohibits any such entity from billing the Medicare or Medicaid programs for the provision of "designated health services" by the physician. The Stark Law applies as described above unless the service provided is not a "designated health service" or if an exception to the Stark Law exists. New STAT does not believe that the Stark Law will adversely affect the operations of New STAT because Old STAT and AmHealth, except as otherwise stated herein, are not currently and do not intend to be "providers" of designated health services as the Stark Law contemplates; however, no regulations for the Stark Law (except for clinical laboratory services) have been promulgated by the federal regulatory agency responsible for such regulations and enforcement, and New STAT cannot predict how the final Stark Law regulations or their interpretation for enforcement will be handled or whether Congress will ultimately modify the Stark Law as they have already attempted (unsuccessfully) to do. Such interpretations of regulations or statutory changes could impact the operations of New STAT in the future.

     PROHIBITIONS ON CERTAIN COMPENSATION ARRANGEMENTS. The Stark Law also prohibits physician group practices from developing compensation or bonus arrangements that are directly related to the volume or value of referrals by a physician in the group for "designated health services." While there are no regulatory guidelines or case law interpretations of this provision of the Stark Law, New STAT believes that the compensation arrangements of its existing affiliated physician groups, administered by Old STAT are in compliance with the Stark Law requirements. However, future regulatory interpretations for enforcement of the Stark Law as it relates to compensation or bonus arrangements could impact Old STAT's affiliated physician groups and the operations of New STAT in this aspect of its business in the future.

                                      20

  CONTROL BY OFFICERS AND DIRECTORS

     Upon consummation of the Exchange, the officers and directors of New STAT are expected to have beneficial ownership of approximately 66% of the outstanding New STAT Common Stock. As a result, these stockholders will have significant influence over the outcome of all matters submitted to New STAT stockholders for their approval, including the election of directors. This ownership by the officers and directors may delay, defer or prevent a potential change of control of New STAT and, consequently, the market price for New STAT Common Stock may be less likely to reflect a "premium" for such potential transactions. See "Principal Stockholders of Old STAT and New STAT."

  CONFLICTS OF INTEREST FOR NEW STAT

     The Compensation Committee of the New STAT Board will have the responsibility for fixing the compensation of the employees of New STAT, including New STAT's officers. No independent outside authority will review or approve the decisions of the Compensation Committee of the New STAT Board concerning compensation determinations. Currently, three of the New STAT Directors are also officers of New STAT and, in effect, set their own compensation. The New STAT Board currently consists of four members: Drs. Miranda and Rice and Messrs. Chapman and Schneider. New STAT intends to have at least two independent directors on its Board; Mr. Schneider, who will enter into an employment agreement with New STAT in connection with the transactions contemplated in the Reorganization Agreement, will cease to be an independent director following consummation of the Exchange. The Bylaws of New STAT ("BYLAWS") will limit the number of directors to seven, and New STAT intends to designate at least two independent directors as members of its Board following consummation of the Exchange. See "Management of Old STAT and Management of New STAT."

  POTENTIAL LIABILITY FOR RESCISSION OF PRIVATE SALES AND UNDER SECTION 5 OF THE SECURITIES ACT

      Certain recent private sales of Old STAT securities may be required to be integrated with the offering of securities in the Exchange. If so integrated, the purported private sales would constitute an unregistered public offering in violation of Section 5 of the Securities Act. Such a violation would entitle the subscribers in such private sales to rescission and would subject Old STAT (and New STAT following the Exchange) to liability under said Section 5. Management does not believe that rescission of any of such private sales would have a material adverse effect on Old STAT or on New STAT following the Exchange.

  ANTI-TAKEOVER PROVISIONS

     The Charter and Bylaws contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of New STAT or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions: authorizing the issuance of "blank check" preferred stock; providing for a Board of Directors with staggered, three-year terms; limiting the persons who may call special meetings of stockholders; prohibiting stockholder action by written consent; and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholders meetings. Certain provisions of Delaware law, Old STAT's 1994 Stock Option Plan and the New STAT Stock Plan may also have the effect of discouraging, delaying or preventing a change in control of New STAT or unsolicited acquisition proposals. See "Management of New STAT," "Management of Old STAT -- Stock Option Plan," "Description of Securities of New STAT -- Certain Anti-Takeover, Limited Liability and Indemnification Provisions" and "Proposal 4 -- Approval of New STAT Healthcare, Inc. 1996 Stock Incentive Plan -- Description of New STAT Stock Plan."

                                       21

  LIMITED MARKET FOR NEW STATS SECURITIES; POSSIBLE VOLATILITY OF STOCK PRICE

      Prior to the Exchange, there has been no public market for the New STAT Common Stock. Although the consideration offered by New STAT to the AmHealth Shareholders and AmHealth Partners pursuant to the Exchange was determined based, in part, on the market price of the Old STAT Common Stock, there can be no assurance that an active trading market in the New STAT Common Stock will develop upon consummation of the Exchange or, if it does develop, that such a market will be sustained or that such a market will be reflective of the historical market prices for the Old STAT Common Stock. In addition, the failure of any of Network 1 Financial Securities, Inc., R.G. Dickinson & Company and Whale Securities Co., L.P., the principal market-makers of the Old STAT Common Stock, to make a market in the New STAT Common Stock could have a material adverse effect on the market price of New STAT's securities. In addition, factors such as announcements by New STAT or its competitors concerning proposed plans, procedures and proposed government regulations may have a significant effect on the market price of New STAT's securities. The stock market has experienced extreme price and volume fluctuations which have particularly affected the market prices for many healthcare companies and which have often been unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the price of New STAT's securities.

  POSSIBLE ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Exchange and assuming that all AmHealth Shareholders and AmHealth Partners participate in the Exchange, there will be outstanding 14,902,472 shares of New STAT Common Stock. Of these shares, approximately 2.0 million shares will be freely tradeable without restriction or further registration under the Securities Act unless purchased by "affiliates" of New STAT as that term is defined in Rule 144 under the Securities Act ("RULE 144"), an additional approximately 673,000 shares allocable to the common stock of each AmHealth Corporation will be "restricted" shares (and not registered in this offering) and subject to the Lock-Up Agreements described below, and the remaining approximately 12.2 million shares will be held by "affiliates" of New STAT or subject to the Lock-Up Agreements. In addition, as of the date of this Joint Proxy Statement/Prospectus, there were outstanding warrants and options to purchase an aggregate of 1,159,166 shares of Old STAT Common Stock which, following the Exchange, will be exchanged for warrants and options exercisable for New STAT Common Stock. All of the shares issued upon exercise of such warrants and options will be freely tradeable without restriction or further registration under the Securities Act, other than shares held by "affiliates" of New STAT or subject to the lock-up arrangements described below.

     Old STAT's officers, directors, and certain of its current stockholders, have agreed not to sell or otherwise dispose of any of their shares of Old STAT Common Stock now owned or issuable upon the exercise of warrants prior to October 21, 1996 without the prior written consent of Network 1 Financial Securities, Inc., the underwriter of Old STAT's initial public offering. These agreements will extend to shares of New STAT Common Stock to be issued in the Exchange. In addition, the holders of approximately 12.8 million shares of New STAT Common Stock issuable in the Exchange (assuming participation by all AmHealth Shareholders and AmHealth Partners in the Exchange) will be required to execute Lock-Up Agreements providing that, without the prior written consent of New STAT, such holders will not sell, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of New STAT Common Stock acquired in the Exchange, or any shares acquired upon the exercise of any options or warrants to purchase New STAT Common Stock, for a period of 12 months following consummation of the Exchange.

     Upon the expiration of the Lock-Up Agreements one year after the consummation of the Exchange, approximately 9.2 million shares of New STAT Common Stock will become eligible for sale pursuant to the volume and manner of sale provisions of Rule 144, and approximately 2.9 million shares will become eligible for sale under Rule 144 without regard to the volume or manner of sale provisions thereof. Beginning two years after the consummation of the Exchange, an additional

                                      22

approximately 673,000 shares of New STAT Common Stock will become eligible for sale pursuant to the volume and manner of sale provisions of Rule 144. See "Shares Eligible for Future Sale."

                                 THE EXCHANGE

     The description of the Reorganization Agreement and related documents set forth below does not purport to be complete and is qualified in its entirety by reference to the Reorganization Agreement, which is attached as Appendix I to this Joint Proxy Statement/Prospectus. Old STAT Stockholders, AmHealth Shareholders and AmHealth Partners are urged to read the Reorganization Agreement in its entirety.

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to the Old STAT Stockholders in connection with the solicitation of proxies by the Old STAT Board for use at the 1996 annual meeting of Old STAT Stockholders. Among the matters to be acted upon at the Meeting is a proposal to approve and adopt the Reorganization Agreement, a copy of which is attached as Appendix I to this Joint Proxy Statement/Prospectus, pursuant to which (a) the AmHealth Corporations will be merged with and into New STAT, with New STAT as the surviving corporation, (b) the AmHealth Partners will be offered shares of New STAT Common Stock in exchange for the outstanding general and limited partner interests in the AmHealth Partnerships held by such partners, and (c) Old STAT will be merged with STAT Acquisition Corp., with Old STAT as the surviving corporation. If all the AmHealth Shareholders and all the AmHealth Partners participate in the Exchange and the Exchange is consummated, the AmHealth Shareholders and the AmHealth Partners will collectively receive a total of 11,200,000 shares of New STAT Common Stock, and each currently issued and outstanding share of Old STAT Common Stock will be converted into one share of New STAT Common Stock. Upon consummation of the Exchange, the corporate name of New STAT will be changed to "STAT Healthcare, Inc." At the Meeting, the Old STAT Stockholders will also be asked to consider and vote upon three other proposals:
(a) to elect four directors to Old STAT's Board of Directors to serve until consummation of the Exchange, (b) to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of Old STAT and (c) to approve the New STAT Stock Plan. If the Reorganization Agreement is approved and adopted at the Meeting, Old STAT will become a wholly owned subsidiary of New STAT upon consummation of the Exchange. Even if approved, the New STAT Stock Plan will not become effective unless the Reorganization is also approved and the Exchange is consummated.

     This Joint Proxy Statement/Prospectus is also being furnished to the AmHealth Shareholders and the AmHealth Partners for consideration in their decision to participate in the Exchange and to approve the New STAT Stock Plan.

     This Joint Proxy Statement/Prospectus and the form of Proxy are first being mailed to holders of Old STAT Common Stock, and this Joint Proxy
Statement/Prospectus is first being mailed to the AmHealth Shareholders and AmHealth Partners, on or about May 21, 1996.

CONSIDERATION

     Upon consummation of the transactions contemplated in the Reorganization Agreement, each share of Old STAT Common Stock will be converted into one share of New STAT Common Stock, on a one-for-one basis. At such time, assuming participation by all AmHealth Shareholders and all AmHealth Partners, New STAT shall issue 11,200,000 shares of New STAT Common Stock to the AmHealth Shareholders and AmHealth Partners. The New STAT Common Stock issued in the Exchange will be distributed to the AmHealth Shareholders and AmHealth Partners who own shares of stock or partnership interests in each AmHealth Corporation and AmHealth Partnership, as the case may be, except with respect to any AmHealth Shareholder who has perfected dissenter's rights under Texas law or any AmHealth Partner electing to not participate in the Exchange. The number of shares of New STAT Common Stock to be allocated among the shareholders and partners of each AmHealth entity for each share of AmHealth Common Stock or AmHealth Unit owned is set forth in the

                                      23

following table. The shares allocable to each AmHealth Corporation will not be registered in this offering. See The "Reorganization Agreement -- The Exchange" and "Rights of Dissenting Shareholders."

                                          SHARES OF NEW STAT
                                             COMMON STOCK
                                          ALLOCABLE TO EACH
           AMHEALTH ENTITY              AMHEALTH SHARE OR UNIT
- -------------------------------------   ----------------------
AmHealth Corporation.................             339.6
AmHealth Enterprises of the Valley,
  Inc................................             120.9(1)
AmHealth Ambulatory Services, Inc....             212.1(1)
AmHealth Kidney Centers of the
  Valley, Ltd........................          35,466.1(1)
Weslaco Kidney Center, Ltd...........          10,626.6
Starr Dialysis Center, Ltd...........           2,789.4
Mission Kidney Center, Ltd...........          10,626.6
AmHealth Medical Management, Ltd.....          32,833.1
Brownsville Hyperbaric Healthcare,
Ltd..................................          14,704.8
Southwestern Infusion Healthcare,
Ltd..................................           1,557.3
AmHealth Ambulatory Healthcare,
Ltd..................................          21,065.5(1)
- ------------
(1) Includes shares attributable to indirect interests in other AmHealth entities.

SHAREHOLDER AND PARTNER APPROVAL

     THE MEETING. The Meeting will be held at 10:00 a.m., local time, on June 13, 1996, at 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060. At the Meeting, the Old STAT Stockholders will consider and vote upon proposals (i) to approve and adopt the Reorganization Agreement and the Exchange, (ii) to elect four directors to the Old STAT Board to serve until consummation of the Exchange, (iii) to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of Old STAT and (iv) to approve the implementation of the New STAT Stock Plan. If the Reorganization Agreement is approved and the Exchange is consummated, Old STAT will become a wholly owned subsidiary of New STAT. Consequently, stockholder approval of the proposals to elect four directors and ratify the appointment of KPMG Peat Marwick LLP as independent auditors of Old STAT would have no force or effect. Only stockholders of record of Old STAT at the close of business on May 6, 1996 are entitled to receive notice of and to vote at the Meeting. On such date, there were 3,702,472 shares of Old STAT Common Stock outstanding, each of which is entitled to one vote on each matter to be properly presented at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Old STAT Common Stock is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions will have the effect of votes against the proposals to approve the Reorganization Agreement and the Exchange, to elect directors, to ratify the appointment of Old STAT's independent auditors and to approve the New STAT Stock Plan. Broker non-votes will have the effect of votes against the Reorganization Agreement and the Exchange, but will have no effect on the voting on the other proposals.

     If the accompanying Proxy is properly executed and returned by Old STAT Stockholders, the shares it represents will be voted at the Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this Joint Proxy Statement/Prospectus. In addition, the proxy confers discretionary authority in the persons named in the Proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Meeting. The Old STAT Board is not currently aware of any such other matters. Any Old STAT Stockholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of Old STAT at any time before it is voted.

                                      24

     Old STAT will bear the cost of preparing and mailing the Joint Proxy Statement/Prospectus and related materials as well as the cost of solicitation of proxies. Old STAT will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of Old STAT Common Stock. Old STAT has retained the Exchange Agent to assist in the solicitation of proxies. In addition to solicitation by mail, certain directors, officers and regular employees of Old STAT and the Exchange Agent may solicit proxies by telegraph, telephone and personal interview.

     VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Old STAT Common Stock is required for Old STAT Stockholder approval of the Reorganization Agreement and the Exchange. The affirmative vote of a majority of the shares of Old STAT Common Stock present in person or represented by proxy at the Meeting is required for Old STAT Stockholder approval of the proposals to elect directors, to ratify the appointment of Old STAT's independent auditors and to approve the New STAT Stock Plan. The affirmative vote of at least 66 2/3% of the outstanding shares of common stock of each of the AmHealth Corporations is required for AmHealth Shareholder approval of the Reorganization Agreement and the Exchange. The affirmative vote of the holders of a majority of the outstanding common stock of each AmHealth Corporation is required for AmHealth Shareholder approval of the New STAT Stock Plan. The affirmative vote of the limited partners of each AmHealth Partnership who together with the general partner in each such partnership hold at least 67% of the outstanding interest in such partnership is required for AmHealth Partner approval of the New STAT Stock Plan. An AmHealth Partner's election to participate in the Exchange will constitute such partner's approval of the New STAT Stock Plan. In addition, the Exchange will not qualify as a "pooling of interests" for accounting purposes (and the Exchange will not be consummated) if New STAT does not acquire in the Exchange at least 90% of the combined equity interests in all of the AmHealth entities. THE PERIOD DURING WHICH THE AMHEALTH SHAREHOLDERS AND AMHEALTH PARTNERS MAY ELECT TO PARTICIPATE IN THE EXCHANGE AND APPROVE THE IMPLEMENTATION OF THE NEW STAT STOCK PLAN WILL EXPIRE AT 5:00 P.M. (CENTRAL TIME) ON JUNE 20, 1996.

     The AmHealth Corporations intend to obtain the requisite approval of the Exchange and the New STAT Stock Plan by their stockholders by written consent. As of the date of this Joint Proxy Statement/Prospectus, Ruben A. Perez and Daniel A. Perez, each of whom is a director and/or executive officer of each AmHealth Corporation, collectively owned approximately 90% of the outstanding shares of each of the AmHealth Corporations. Also as of such date, Ruben A. Perez and Daniel A. Perez, along with Russell D. Schneider (a director of Old
STAT), together beneficially owned more than 50% of the outstanding AmHealth Units. Each of Messrs. R. Perez, D. Perez and Schneider will be executive officers (and Mr. R. Perez will become, and Mr. Schneider will remain, a director) of New STAT upon consummation of the Exchange. Such individuals have indicated that they intend to vote their respective shares of the AmHealth Corporations in favor of the Exchange and the New STAT Stock Plan, and to exchange their respective AmHealth Units for New STAT Common Stock pursuant to the Exchange.

     In the event that one or more of the AmHealth Partners determines to not participate in the Exchange, each AmHealth Partnership in which such AmHealth Partner holds an interest shall continue its operations as a limited partnership.

     As of the date of this Joint Proxy Statement/Prospectus, the directors and executive officers of Old STAT beneficially owned approximately 1,635,570 shares (or approximately 45%) of the total outstanding shares of Old STAT Common Stock. See "Principal Stockholders of Old STAT and New STAT" and "Principal Shareholders and Partners of AmHealth."

EXCHANGE OF STOCK CERTIFICATES AND PARTNERSHIP INTERESTS

     As soon as reasonably practicable following consummation of the Exchange, the Exchange Agent will provide transmittal materials to each holder of record of Old STAT Common Stock for use in

                                      25

exchanging such holders stock certificates evidencing Old STAT Common Stock for certificates evidencing shares of New STAT Common Stock to be issued in the Exchange. OLD STAT STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES TO BE EXCHANGED FOR NEW STAT COMMON STOCK UNTIL THEY HAVE RECEIVED TRANSMITTAL MATERIALS. In addition, as soon as reasonably practicable following consummation of the Exchange, each holder of record of AmHealth Common Stock or AmHealth Units will receive a certificate or certificates representing shares of New STAT Common Stock to which such holder shall be entitled as a result of the Exchange.

     No certificates or scrip representing fractional shares of New STAT Common Stock shall be issued in exchange for AmHealth Common Stock or AmHealth Units, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of New STAT. Notwithstanding any other provision of the Reorganization Agreement, each holder of AmHealth Common Stock or AmHealth Units exchanged pursuant to the Exchange who would otherwise have been entitled to receive a fraction of a share of New STAT Common Stock (after aggregating all fractional shares of New STAT Common Stock to be received by such holder) shall receive one full share of New STAT Common Stock if such fraction equals or exceeds one-half share and no portion of a share if such fraction is less than one-half share.

EXCHANGE OF WARRANTS

     Upon consummation of the Exchange, the Old STAT Class A Warrants shall be converted into New STAT Class A Warrants to purchase New STAT Common Stock and the Old STAT Representatives' Warrants shall be converted into New STAT Representatives' Warrants to purchase the same number of shares of New STAT Common Stock and New STAT Class A Warrants. As soon as reasonably practicable following consummation of the Exchange, the Exchange Agent will provide transmittal materials to each holder of record of Old STAT Class A Warrants for use in exchanging such holder's certificates evidencing Old STAT Class A Warrants for certificates evidencing New STAT Class A Warrants. In addition, as soon as reasonably practicable following consummation of the Exchange, New STAT will send transmittal materials to each holder of record of Old STAT Representatives' Warrants for use in exchanging such holders certificates evidencing Old STAT Representatives' Warrants for certificates representing New STAT Representatives' Warrants.

BACKGROUND OF THE EXCHANGE

     Old STAT management has believed since its inception that expansion of its operations into new, demographically attractive market areas is important to the long-term success of Old STAT. As a result of the rapid consolidation of physician practices and the entrance of other physician practice management companies into the market, Old STAT's management determined that it was important for Old STAT to accelerate its rate of expansion through acquisitions and mergers with complementary companies already having market penetration.

     Consistent with this strategy, beginning in May 1995 and continuing into August 1995, senior management of Old STAT conducted preliminary discussions with representatives of another regional healthcare service company regarding a business combination of the two companies. These discussions were terminated when Old STAT determined that a combination with such company could not be consummated on favorable terms.

     During September 1995, Old STAT's senior management was contacted by AmHealth management to discuss a possible business combination with AmHealth. Following very preliminary discussions regarding the compatibility of the two businesses, the parties executed a confidentiality agreement.

     During the next several weeks, representatives of the senior management of each of Old STAT and AmHealth, together with their respective advisors, continued to discuss, primarily through telephone conference calls, the terms of a proposed combination, including the structure of the

                                      26

transaction, the aggregate consideration payable to the owners of the AmHealth entities, the tax and accounting treatment of the transaction, corporate governance of the resulting entity, conditions of the transaction, covenants regarding the operations of each company during the period between the signing of the definitive agreement and the consummation of the transactions contemplated thereby, regulatory matters and possible termination fees. As a result of these discussions, AmHealth engaged KPMG Peat Marwick LLP, Old STAT's independent auditors, to conduct an audit of AmHealth's accounts.

     The Old STAT Board held a special meeting on October 9, 1995 to review information gained from the discussions of the preceding weeks and to discuss the proposed transaction. Representatives of AmHealth attended the meeting by invitation of the Old STAT Board. Mr. Schneider, an Old STAT director, recused himself from the discussion because of his significant ownership interest in the AmHealth entities. (Mr. Schneider similarly recused himself from all other Old STAT Board discussions of the Exchange at other meetings.) Michael L. McAllister, a representative of Southcoast, and Carmelo M. Gordian, outside counsel to Old STAT, also attended the meeting by invitation of the Old STAT Board. At this meeting, the Old STAT Board reviewed and discussed with representatives of senior management of AmHealth and with the Southcoast representative the terms of the proposed transaction; the current market conditions and trends of the healthcare industry; the aggregate consideration payable to the owners of the AmHealth entities; and the potential benefits of the combination, including the ability of the stronger combined company to expand its service areas; recognized operational and financial synergies; and enhanced management strength. The Old STAT Board also reviewed and discussed the hiring of Southcoast as its financial advisor to render a fairness opinion in connection with the proposed transaction. As a result of the foregoing review and discussions, the Old STAT Board authorized its executive officers to begin the negotiations of a definitive agreement for the proposed combination and approved retaining Southcoast as its financial advisor. Following this meeting, Southcoast and Old STAT executed a letter detailing Southcoast's engagement as Old STAT's financial advisor to render a fairness opinion.

     In November 1995, the Old STAT Board held a special meeting to further discuss the proposed transaction. At such meeting, the Old STAT Board discussed the actions taken by Old STAT's executive officers in connection with the proposed transaction and the results of managements and Southcoast's due diligence review of AmHealth. Following this discussion, the Old STAT Board authorized the execution and delivery of a letter of intent with AmHealth summarizing the fundamental terms of the Exchange.

     During November 1995, the board of directors of each AmHealth Corporation and each General Partner authorized the execution and delivery of the letter of intent summarizing the fundamental terms of the Exchange.

     At various times during November 1995, Old STAT sent representatives, including members of management, accountants and outside counsel, to conduct due diligence reviews at the offices of AmHealth Corporation in San Antonio, Texas.

     On December 15, 1995, the Old STAT Board held a special meeting to discuss other matters relating to the proposed transaction with AmHealth, including the form and terms of a definitive reorganization agreement. At this meeting, Old STAT's senior management described the terms and conditions of the proposed reorganization agreement, including the aggregate consideration payable to the owners of the AmHealth entities and the proposed transaction. Southcoast rendered an oral opinion (subsequently confirmed in writing on January 4, 1996) to the effect that, subject to certain matters, the Exchange was fair, from a financial point of view, to the Old STAT Stockholders. As a result of the foregoing discussions, the Old STAT Board, without assigning more weight to one factor than any other, approved the form, terms and conditions of the initial Reorganization Agreement, in the form submitted to the Old STAT Board, together with such changes as the officers of Old STAT might authorize in their sole discretion. See "--Old STAT's Reasons for the Exchange; Recommendation of the Old STAT Board."

                                      27

     On December 15, 1995, Old STAT and each AmHealth Corporation, for itself and on behalf of each AmHealth Partnership, executed the initial Reorganization Agreement.

     In January 1996, Old STAT received an unsolicited, preliminary acquisition proposal from another publicly traded healthcare service company regarding a proposed business combination with Old STAT. The Old STAT Board viewed the potential alternative transaction as inadequate and speculative compared to the more relative certainty of the proposed Exchange. Accordingly, the Old STAT Board subsequently elected not to pursue the alternative proposal. Southcoast provided no advice to the Old STAT Board regarding this proposal.

     Beginning on March 1, 1996 and continuing through March 17, 1996, representatives of Old STAT's senior management and representatives of AmHealth's senior management conducted numerous discussions regarding a proposed restructuring of the Exchange necessary for the Exchange to qualify as a tax-free reorganization under the Code and as a pooling of interests for accounting purposes. In the course of these discussions, these representatives, along with legal, accounting and tax advisors, considered a number of alternative structures. Through these discussions, the representatives of Old STAT and AmHealth ultimately agreed that the Exchange should be restructured by forming a new holding company (New STAT Healthcare, Inc.) to merge with the AmHealth Corporations and to acquire interests in the AmHealth Partnerships, and which would acquire Old STAT by merger with a newly formed subsidiary of the holding company. Based upon these discussions, representatives of the senior management of Old STAT and AmHealth negotiated the terms and conditions of an amended and restated Reorganization Agreement, which incorporated the terms of the revised structure. Also during this period, Southcoast was advised of the proposed restructuring and, on March 15, 1996, Southcoast reconfirmed its opinion in writing.

     On or about March 15, 1996, the Old STAT Board held a special meeting to discuss the proposed restructuring of the Exchange. At this meeting, senior management of Old STAT reviewed and discussed with the Old STAT Board the terms of and reasons for the revised structure. Based on these discussions, the Old STAT Board approved the form, terms and conditions of the proposed amended and restated Reorganization Agreement, in the form submitted to the Old STAT Board, together with such changes as the officers of Old STAT might authorize in their sole discretion.

     Prior to execution of the amended and restated Reorganization Agreement, the board of directors of each AmHealth Corporation and each General Partner approved the execution and delivery of the amended and restated Reorganization Agreement.

     On March 15, 1996, Old STAT and each AmHealth Corporation, for itself and on behalf of each AmHealth Partnership, executed the amended and restated Reorganization Agreement.

      During the week of May 13, 1996, in view of the significant increase in the per share market price of the Old STAT Common Stock and certain positive Old STAT business developments, including the delivery of the Columbia Agreement, following the public announcement of the proposed Exchange, the Old STAT Board requested Southcoast to deliver an updated opinion as to the fairness of the Exchange to the Old STAT Stockholders. The March 15, 1995 opinion delivered by Souhtcoast was based upon facts as of December 29, 1995. The Old STAT Board believed that the above-described changes in circumstances occurring since December 29, 1995 sufficiently reduced the usefulness of the March 15, 1996 opinion so as to warrant the delivery of a more recently dated opinion. Accordingly, Southcoast reviewed and revised certain of the analyses performed by it in preparation of its January 4 and March 15, 1996 written opinions and, on May 17, 1996, Southcoast reconfirmed its opinion in writing.

      On May 17, 1996, the Old STAT Board held a special meeting to discuss, among other things, the status of the proposed Exchange and, in particular, the delivery of Southcoast's updated opinion. At the meeting, the Old STAT Board discussed the fairness of the Exchange to the Old STAT Stockholders in the light of the changes in circumstances occurring subsequent to the public announcement of the proposed Exchange. The Old STAT Board concluded that there was ample evidence indicating that the recent

                                       28

increases in the market price for the Old STAT Common Stock was, at least in part, an indication that the general market viewed the proposed Exchange as favorable. Based principally upon this belief and the delivery of Southcoast's May 17, 1996 opinion, the Old STAT Board reaffirmed its approval of the Exchange.

AMHEALTH'S REASONS FOR THE EXCHANGE; RECOMMENDATION OF AMHEALTH'S MANAGEMENT

     The management of AmHealth believes that the terms of the Exchange are fair and in the best interests of AmHealth, the AmHealth Shareholders and the AmHealth Partners. The AmHealth Boards and General Partners have approved the terms of the Reorganization Agreement.

      The AmHealth entities consist of three corporations and ten limited partnerships and provide dialysis services and management services for home healthcare and hyperbaric medicine, all in the Rio Grande Valley of southern Texas. Approximately 70% of AmHealth's net service revenues in and 61.5% of its operating income in 1995 were derived from dialysis services. (See footnote 11 of the Notes to Combined Financial Statements of AmHealth herein.) These dialysis services are provided by five of the AmHealth limited partnerships (AmHealth Kidney Center of the Valley, Ltd. which operates in McAllen, Texas, Starr Dialysis Center, Ltd., which operates in Rio Grande City, Texas, Weslaco Kidney Center, Ltd., in Weslaco, Texas, Mission Kidney Center, Ltd., in Mission, Texas, and Brownsville Kidney Center, Ltd., which commenced operations on May 15, 1996 in Brownsville, Texas) and one of the corporations, AmHealth Enterprises of the Valley, Inc., which serves as general partner of the dialysis-related partnerships. As discussed in greater length under "Business of AmHealth," the operations conducted by these dialysis centers are virtually identical.

     Because of the proximity and similarity of the operations of these entities and their common management, AmHealth management was approached by several prospective purchasers of these dialysis units in 1995. With one exception, these conversations never progressed beyond the informal stage and no purchase offers were made, but these preliminary discussions provided AmHealth management with a sense of range of values for its dialysis operations. AmHealth did receive one written offer to purchase the dialysis centers for a purchase price payable one-half in stock of a publicly traded company and one-half in cash. Given the allocation of the shares to be issued in the Exchange to the partnerships and corporation engaged in the dialysis portion of AmHealths business, the consideration to be received in the Exchange exceeds the offered price by approximately one-third (based upon the per share price of Old STAT's stock at the date of the letter of intent between Old STAT and AmHealth, which stock price has increased significantly since the date of announcement of the transaction). AmHealth management did not receive or seek any offers for the management services side of its business, for reasons principally related to its size. The management services of AmHealth were deemed to be too small to attract an offer which would be acceptable; in the view of AmHealth management, the marketplace for such companies would not reflect the value of management services until they attained a size threshold beyond their reach at that time. Unless the management services were to be combined with the dialysis business, with resulting economies of scale, it was the belief of AmHealth management that the marketplace would not place sufficient value on the management services. By merging all of its operations into Old STAT, all of the AmHealth entities, including those engaged in management services (Southwestern Infusion Healthcare, Ltd., AmHealth Ambulatory Services, Inc., AmHealth Ambulatory Healthcare, Ltd., Brownsville Hyperbaric Healthcare, Ltd., and AmHealth Medical Management, Inc.) have been able to realize a higher value together than would have been attainable if AmHealth had sold its two different lines of business in two separate transactions. This conclusion is principally due to the decreased value which would be realized by separating an integrated system with common management, sharing of personnel by numerous partnerships, and the ability to deliver services to patients and physicians related to both lines of business in which AmHealth is engaged. Given the discussions with other potential acquirors and the one written offer which it received, AmHealth management did not consider retaining a financial advisor in connection with evaluating the prospective Exchange. No attempt was made to seek offers for the individual partnerships, because separating entities which have shared an integrated

                                       29

management system would increase the overhead of each partnership and reduce the market value of all the partnerships. The management of each AmHealth entity independently considered that the highest price would be obtained for such individual entity by negotiating for the sale of the group of entities as a whole (for the reasons described above), and allocating the total consideration among the entities by reference solely to the earnings of each entity which the management of each individual AmHealth entity considered to be a fair measure of value.

      In addition to price considerations, AmHealth management believes that the addition of emergency room management and administrative services to the platform of services already provided by AmHealth in the Rio Grande Valley will give New STAT the ability to significantly expand AmHealth's existing market base in that area, by drawing from the emergency room gateway to the healthcare system. Also, AmHealth's presence in the Rio Grande Valley area will allow New STAT to expand its emergency room services in that area. Additionally, the Exchange will allow the combined entity to offer AmHealth's integrated diabetic management system in the greater Houston area, the market in which Old STAT's operations are concentrated. In a related manner, Old STAT's relationship with various hospitals in the Houston area may permit New STAT to increase the number of medical providers to whom it provides management services or from whom it accepts referrals for dialysis treatment. Lastly, the combination with Old STAT, an existing public vehicle, offers potential liquidity to AmHealth partners and shareholders in an entity of larger size, with greater revenues and net income, which AmHealth management believed is superior to attempting to take its existing smaller entity public on a stand-alone basis, with the related costs and time necessary to do so.

     The structure of the Exchange was also viewed as advantageous to the AmHealth partners and shareholders. Although the Exchange would result in a loss of the control over AmHealth's operations, this is offset by the substantial interest in New STAT which will be owned by AmHealth's partners and shareholders. Furthermore, the risks of operations discussed under "Risk Factors," and the risks of not achieving the benefits of economies of scale and liquidity in New STAT Common Stock are offset in part by the tax-free nature of the transaction to the AmHealth partners and shareholders, which would not be achievable if AmHealth were able to sell its operations for cash considerations, or a combination of cash and stock which would be taxable. A continuing stand-alone strategy would have required future expansion of AmHealth to be funded from internally generated cash flow, which would have had the effect of reducing cash distributions, offsetting the negative factor of exchanging partnership interests with historical cash distributions for common stock not expected to pay dividends. Furthermore, the combination with Old STAT creates a larger entity better capable of competing with companies with larger available cash resources, and better capable of accessing capital markets in a public company format.

     Because of the numerous positive factors presented by the combination with Old STAT, management of AmHealth did not quantify or otherwise assign relative weight to each of the factors considered, although AmHealth management believes that the value to be received in the Exchange must be considered primary.

OLD STAT'S REASONS FOR THE EXCHANGE; RECOMMENDATION OF THE OLD STAT BOARD

     Old STAT management has believed since Old STAT's inception that expansion of its operations into new, demographically attractive market areas is important to the long-term success of Old STAT. As a result of the rapid consolidation of physician practices and the entrance of other physician practice management companies into the market, Old STAT's management determined that it was important for Old STAT to accelerate its rate of expansion through acquisitions and mergers with complementary companies already having market penetration. The Old STAT Board believes that AmHealth, and the Exchange, fits in with this strategy and the primary reasons in favor of the Exchange are set forth below.

                                       30

     The Old STAT Board believes the Exchange is desirable for the following reasons, among others:

          (i) The fact that AmHealth has an established position in markets which are new and complimentary to the operations of Old STAT. The Old STAT Board believed that AmHealth's presence in hospitals not presently served by Old STAT, as well as AmHealth's existing relationships with doctors and administrators not currently familiar with Old STAT, will facilitate the expansion of Old STAT's existing operations. The Old STAT Board concluded that by combining its resources with AmHealth it would provide Old STAT with business opportunities it would not otherwise have.

          (ii) The favorable business reputation and capabilities of AmHealth and its management, and AmHealth's financial strengths, prospects, market position and strategic objectives. The Old STAT Board believed these characteristics are consistent with Old STAT's business and growth objectives. In particular, the Old STAT Board was presented with evidence that AmHealth's financial position and results of operations were sound, and based on this evidence concluded that AmHealth would improve Old STAT's earnings prospects.

           (iii) The perceived strengths of Old STAT and AmHealth as a combined company, including the potential developments and information that are expected to be shared between the two companies after the Exchange is consummated, and the belief of the Old STAT Board that Old STAT and AmHealth can be integrated without disrupting or adversely affecting the existing business operations of Old STAT or AmHealth. The Old STAT Board believed that the Exchange offers the opportunity to create a combined company with greater financial resources, management and competitive strengths and business opportunities than would be possible for Old STAT alone.

          (iv) The belief that the size of Old STAT and AmHealth as a combined company will yield operational and financial synergies. The Old STAT Board was of the view that, with the pricing pressures prevalent in the healthcare industry, an effective way to achieve more favorable operating margins is through the achievement of operating efficiencies. The Old STAT Board also believed that the complementary operations of the two companies would generate desirable cross-marketing opportunities.

          (v) The oral opinion of Southcoast, subsequently confirmed in writing, that the consideration to be issued in the Exchange is fair to the Old STAT Stockholders from a financial point of view. The Old STAT Board considered the various analyses presented by Southcoast, and felt that such analyses, taken as a whole, supported a conclusion that the Exchange was fair, from a financial point of view, to the Old STAT Stockholders. Such conclusion was a key factor in the Old STAT Board's decision to recommend approval of the Exchange.

          (vi) The terms of the Exchange, including the fact that the Exchange is expected to be treated as a pooling of interests for accounting purposes and a tax-free reorganization under the Code. See "-- Certain Federal Income Tax Consequences" and "-- Accounting Treatment." Business transactions that are not tax-free often result in the payment of a relatively higher acquisition price (and/or the payment of cash) than is paid in tax-free transactions to enable securityholders to pay the resulting tax liability. The Old STAT Board concluded that a tax-free transaction was favorable because it enabled Old STAT to avoid the payment of any premium to compensate for the payment of federal income taxes.

          (vii) The likelihood that the Exchange will be consummated. The Old STAT Board believed that the interest exhibited by AmHealth senior management in effecting the Exchange and the perceived benefits to all parties in the transaction increased the likelihood that the Exchange would be consummated.

     Potential negative factors to the Exchange considered by the Old STAT Board were: the risk that the separate businesses of Old STAT and AmHealth could not be integrated with the ease expected, that resulting financial and operational synergies would not be achieved to the extent expected, the risk

                                       31

that the public market price of the Old STAT Common Stock might be adversely affected by announcement of the proposed Exchange, and the resulting percentage dilution of the Exchange to the Old STAT Stockholders.

     In view of the variety of factors, both positive and negative, considered by the Old STAT Board, it did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. The factors were considered in their entirety by the Old STAT Board in the course of its deliberations and discussions regarding the Exchange. After taking into consideration all of the factors set forth above, the Old STAT Board concluded (with Russell D. Schneider abstaining) that the Reorganization Agreement and the Exchange were in the best interests of Old STAT and the Old STAT Stockholders and that Old STAT should proceed with the Reorganization Agreement and the Exchange at this time.

     THE OLD STAT BOARD HAS APPROVED THE REORGANIZATION AGREEMENT, AND RECOMMENDS THAT OLD STAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL TO ADOPT THE REORGANIZATION AGREEMENT AND THE EXCHANGE. THE OLD STAT BOARD BELIEVES THAT THE REORGANIZATION AGREEMENT AND THE EXCHANGE ARE FAIR AND IN THE BEST INTERESTS OF THE OLD STAT STOCKHOLDERS.

OPERATIONS AFTER THE EXCHANGE

     Following the Exchange, the assets of the AmHealth Corporations and the AmHealth Partnerships will be transferred by New STAT to STAT Dialysis Corporation and STAT Management Corporation, both wholly-owned subsidiaries of New STAT to be formed specifically for such purpose.

     In the event that one or more of the AmHealth Partners should elect not to participate in the Exchange, then any AmHealth Partnership in which such AmHealth Partners holds an interest shall continue its existence as a stand alone limited partnership, with no change in its management, operations, structure, or relationships with patients or suppliers, except for the ownership by New STAT of a substantial percentage of the interests therein. The Limited Partnership Agreement of each AmHealth Partnership provides that all matters presented to a vote of partners requires the approval of the limited partners who together with the General Partner thereof own at least 67% of the outstanding partnership interest therein. Accordingly, if the limited partners and General Partner of any AmHealth Partnership holding at least 67% of the outstanding partnership interest in such partnership participate in the Exchange, New STAT will be able to control all matters presented to a vote of the partners of such partnership. Any AmHealth Partnership currently in the business of providing kidney dialysis services would continue to do so at the same locations and in substantially the same manner following consummation of the Exchange, and any AmHealth Partnership involved in the business of providing hyperbaric oxygen therapy or home healthcare management services would continue to conduct its operations substantially as conducted prior to the Exchange. New STAT's acquisition of the partnership interests of any General Partner electing to participate in the Exchange will not result in the increase of compensation, if any, payable to the General Partner with respect to such partnership, and New STAT would be subject to the same limitations previously applicable to such General Partner. In addition, distributions of partnership profits would continue in accordance with past practice. Brownsville Kidney Center, Ltd. will continue its operations as a limited partnership, with STAT Dialysis Corporation as the sole general partner, holding 75% of the partnership interests in such entity. The following describes certain aspects of the operations of each AmHealth Partnership following the Exchange if New STAT fails to acquire all the partnership interest in any partnership.

     AMHEALTH AMBULATORY HEALTHCARE, LTD. AmHealth Ambulatory Healthcare, Ltd would continue to operate as a stand-alone partnership holding a 10% interest in Brownsville Kidney Center, Ltd. AmHealth Ambulatory Healthcare, Ltd. does not presently operate any businesses, and would not operate any businesses following the Exchange.

                                       32

     AMHEALTH KIDNEY CENTERS OF THE VALLEY, LTD. AmHealth Kidney Centers of the Valley, Ltd would continue to operate the dialysis facility known as McAllen Kidney Center which is located in McAllen, Texas, but would do so under the management of the new general partner, New STAT. No changes would be made to the personnel or to the procedures and policies by which the center is operated. New STAT would continue to make distributions to limited partners of AmHealth Kidney Centers of the Valley, Ltd. in the same manner as distributions were historically made prior to the Exchange, I.E. approximately 90% of available cash flow.

     AMHEALTH MEDICAL MANAGEMENT, LTD. AmHealth Medical Management, Ltd. would continue to provide management services pursuant to its existing contracts with home healthcare providers, but would do so under the management of the new general partner, New STAT. New STAT would continue to make distributions to limited partners of AmHealth Medical Management, Ltd. in the same manner as distributions were historically made prior to the Exchange, I.E. approximately 90% of available cash flow.

      BROWNSVILLE HYPERBARIC HEALTHCARE, LTD. Brownsville Hyperbaric Healthcare, Ltd would continue to manage the hospital based hyperbaric treatment centers in Corpus Christi, Texas and Brownsville, Texas that it manages pursuant to its existing contract with hospitals in those cities, but would do so under the management of the new general partner, New STAT. New STAT would continue to make distributions to limited partners of Brownsville Hyperbaric Healthcare, Ltd. in the same manner as distributions were historically made prior to the Exchange, I.E. approximately 90% of available cash flow.

     MISSION KIDNEY CENTER, LTD. Mission Kidney Center, Ltd would continue to operate the dialysis facility which it presently operates, which is located in Mission, Texas, but under the management of the new general partner, New STAT. No changes would be made to the personnel or to the procedures and policies by which the center is operated. New STAT would continue to make distributions to limited partners of Mission Kidney Center, Ltd. in the same manner as distributions were historically made prior to the Exchange, I.E. approximately 90% of available cash flow.

     STARR DIALYSIS CENTER, LTD. Starr Dialysis Center, Ltd would continue to operate the dialysis facility which it presently operates, in Rio Grande City, Texas, but would do so under the management of the new general partner, New STAT. No changes would be made to the personnel or to the procedures and policies by which the center is operated. New STAT would continue to make distributions to limited partners of Starr Dialysis Center, Ltd. in the same manner as distributions were historically made prior to the Exchange, I.E. approximately 90% of available cash flow.

     SOUTHWESTERN INFUSION HEALTHCARE, LTD. Southwestern Infusion Healthcare, Ltd will cease to offer infusion healthcare therapy to patients regardless of whether the Exchange is consummated, but would continue to operate as a partnership under the management of the new general partner, New STAT. New STAT would continue to make distributions to limited partners of Southwestern Infusion Healthcare, Ltd. in the same manner as distributions were historically made prior to the Exchange, I.E. approximately 90% of available cash flow. Southwestern Infusion Healthcare, Ltd. leases, and would continue to lease, infusion therapy equipment to certain other AmHealth entities.

     WESLACO KIDNEY CENTER, LTD. Weslaco Kidney Center, Ltd would continue to operate the dialysis facility which it presently operates, which is located in Weslaco, Texas, but would do so under the management of the new general partner, New STAT. No changes would be made to the personnel or to the procedures and policies by which the center is operated. New STAT would continue to make distributions to limited partners of Weslaco Kidney Center, Ltd.in the same manner as distributions were historically made prior to the Exchange, I.E. approximately 90% of available cash flow.

     Either AmHealth Ambulatory Services, Inc. or AmHealth Enterprises of the Valley, Inc. serves as General Partner for each AmHealth Partnership. Other than shares of New STAT Common Stock issued on a pro rata basis in exchange for the AmHealth Units owned by a General Partner, no compensation of any description shall be payable to the General Partner of any AmHealth Partnership,

                                       33

regardless of whether the limited partners elect to participate in the Exchange and such partnership subsequently dissolves. AmHealth Ambulatory Services, Inc. and AmHealth Enterprises of the Valley, Inc. are wholly owned by Ruben A. Perez, who is otherwise affiliated with the AmHealth Corporations as an officer and director and with the AmHealth Partnerships as an officer and/or partner. In addition, Mr. Perez will be named an officer and director of New STAT upon consummation of the Exchange.

     Following the Exchange, the number of members of the New STAT Board will be seven, three of whom are members of the Old STAT Board, three of whom will be selected by certain affiliates of AmHealth, and one of whom will be jointly selected by Old STAT and such AmHealth affiliates. At least two members of the seven member New STAT Board will be "independent directors." See "Management of New STAT."

CHANGE OF CONTROL FOLLOWING THE EXCHANGE

      As of the date of this Joint Proxy Statement/Prospectus, the directors and executive officers of Old STAT beneficially owned approximately 1,635,570 shares (or approximately 45%) of the total outstanding shares of Old STAT Common Stock. Also as of such date, Ruben A. Perez and Daniel A. Perez, along with Russell D. Schneider (a director of Old STAT), together beneficially owned more than 50% of the outstanding AmHealth Units and, after the Exchange, the new directors and executive officers will beneficially own approximately 66% of the New STAT Common Stock to be outstanding immediately following the Exchange. Each of Messrs. R. Perez, D. Perez and Schneider will be executive officers (and Messrs.
R. Perez and Schneider will be directors) of New STAT upon consummation of the Exchange. See "Principal Stockholders of Old STAT and New STAT," and "Principal Shareholders and Partners of AmHealth."

     Assuming no additional shares of Old STAT Common Stock are issued prior to the Exchange, the AmHealth Shareholders and AmHealth Partners will own approximately 11,200,000 shares of New STAT Common Stock or approximately 75% of the New STAT Common Stock to be outstanding immediately following the Exchange. In addition, significant changes in the composition of the New STAT Board and the appointment of certain AmHealth Shareholders and AmHealth Partners as executive officers and directors of New STAT will occur following consummation of the Exchange. See "Principal Stockholders of Old STAT and New STAT," "Management of Old STAT" and "Management of New STAT."

OPINION OF FINANCIAL ADVISOR

     Old STAT retained Southcoast to render a financial opinion letter to the Old STAT Board with respect to the fairness, from a financial point of view, of the consideration to be offered in the Exchange. At the December 15, 1995 meeting of the Old STAT Board, Southcoast rendered its oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the terms of the Exchange were fair from a financial point of view to the holders of Old STAT Common Stock. Southcoast subsequently updated and confirmed its December 15, 1995 oral opinion by delivery of a written opinion dated January 4, 1996, which was subsequently updated by its written opinions dated March 15 and May 17, 1996.

     THE FULL TEXT OF THE WRITTEN OPINION OF SOUTHCOAST DATED MAY 17, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND SCOPE OF THE REVIEW UNDERTAKEN BY, AS WELL AS THE LIMITATIONS ON, SOUTHCOAST IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS. OLD STAT STOCKHOLDERS ARE URGED TO READ SOUTHCOAST'S OPINION CAREFULLY IN ITS ENTIRETY. Southcoast was not engaged to determine the number of shares of Old STAT Common Stock to be issued in the Exchange; the Old STAT and AmHealth Boards mutually negotiated such number. Southcoast's opinion is directed only to the fairness of the consideration to be offered in the Exchange to the holders of Old STAT Common Stock from a financial point of view and does not constitute a recommendation to any Old STAT stockholder as to how such stockholder should vote at the Meeting. The summary of the opinion of Southcoast set forth

                                       34

in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

      To arrive at its opinion, Southcoast, among other things, (i) analyzed certain publicly available financial statements and other information of Old STAT and of AmHealth; (ii) analyzed certain internal financial reports and operating data which are routinely prepared by the management of both Old STAT and AmHealth but are not publicly available (i.e. revenue and cost data applicable to individual facilities and/or contracts, pricing data applicable to specific types of services and detailed cost analyses applicable to direct, general and administrative functions); (iii) analyzed revenue and cost budget and forecast information for 1995 through 2000 for Old STAT, AmHealth and the combined company which had been prepared by management of each entity based upon assumptions regarding future operations (members of each management group having considered historical growth rates and having made assessments of future growth opportunities and related revenue and cost implications); (iv) discussed the past and current operations and financial condition and the prospects of AmHealth with senior executives of AmHealth; (v) discussed the past and current operations and financial condition and the prospects of Old STAT with senior executives of Old STAT, and analyzed the pro forma impact of the Merger on Old STAT's earnings per share, consolidated capitalization and financial ratios;
(vi) reviewed the reported prices and trading activity for the Old STAT Common Stock; (vii) compared the financial performance of Old STAT and AmHealth and the prices and trading activity of the Old STAT Common Stock with that of certain other comparable publicly traded companies and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (ix) discussed with the respective managements of Old STAT and AmHealth certain synergies and other benefits expected to be derived from the Exchange; (x) reviewed the Agreement and Plan of Reorganization and certain related documents; and (xi) performed such other analyses as it deemed appropriate.

     In rendering its opinion, Southcoast assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Southcoast for purposes of the opinion. With respect to the financial projections, Southcoast assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of each of Old STAT and AmHealth. Southcoast's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Southcoast as of, the date of its opinion. In arriving at its opinion, Southcoast was not authorized to solicit, and it did not solicit, interest from any party with respect to the acquisition of Old STAT or any of its assets, nor did Southcoast have discussions or negotiations with any parties in connection with the Exchange.

     The following is a brief summary of the analyses performed by Southcoast in preparation of its oral opinion delivered December 15, 1995 and its opinion letters dated as of January 4 and March 15, 1996 (collectively, the "Initial Opinions") and May 17, 1996, and reviewed with the Old STAT Board. The information dated as of December 29, 1995 was utilized by Southcoast in the preparation of the Initial Opinions, and the information dated as of May 10, 1996 was utilized by Southcoast in the preparation of its May 17, 1996 opinion.

     OLD STAT STOCK PRICE TRADING HISTORY. For the May 17, 1996 opinion, Southcoast reviewed the per share market price of the Old STAT Common Stock over the period from Old STAT's initial public offering on April 21, 1995 to May 10, 1996, and for the Initial Opinions, Southcoast reviewed the per share market price of the Old STAT Common Stock from April 21, 1995 to December 29, 1995. From April 21, 1995 to May 10, 1996, the Old STAT Common Stock ranged from a high of $7.75 on May 10, 1996 to a low of $2.125 on June 7, 1995, and from April 21, 1995 to December 29, 1995, the Old STAT Common Stock ranged from a high of $5.00 on November 13, 1995 to a low of $2.125 on June 7, 1995. The Old STAT Common Stock closed on May 10, 1996 at $7.75, and on December 29, 1995 at $4.50.

     For the May 17, 1996 opinion, Southcoast also compared over the period from April 21, 1995 to May 10, 1996 the Old STAT Common Stock price history to the Standard & Poor's industrial average

                                      35

of 400 stocks ("S&P 400") and to an index (the "OLD STAT COMPARABLE
COMPANIES INDEX") which consists of four healthcare service companies that Southcoast deemed to be comparable to Old STAT for purposes of this analysis (I.E. Coastal Physician Group, Inc., Emcare Holdings, Inc., Inphynet Medical Management, Inc., and Sterling Healthcare Group, Inc.) (collectively the "OLD STAT COMPARABLE COMPANIES"). The analysis indicated that during this period the price of the Old STAT Common Stock increased 130% compared to an increase of approximately 29% for the S&P 400 and approximately 17% for the Old STAT Comparable Companies Index. This analysis was considered by Southcoast to be supportive of its May 17, 1996 opinion.

     For the Initial Opinions, Southcoast also compared over the period from April 21, 1995 to December 29, 1995 the Old STAT Common Stock price history to the S&P 400 and to an index consisting of the Old STAT Comparable Companies plus Pacific Physician Services, Inc., which was no longer publicly traded at May 10, 1996. This analysis indicated that during the period from April 21, 1995 to December 29, 1995 the price of the Old STAT Common Stock increased 33% compared to an increase of approximately 19% for the S&P 400 and approximately 6% for the modified Old STAT Comparable Companies Index. This analysis was considered by Southcoast to be supportive of its Initial Opinions.

     AMHEALTH CONTRIBUTION ANALYSIS. For the May 17, 1996 opinion, Southcoast compared the percentage ownership implied by the Exchange Ratio to the contribution of AmHealth and Old STAT to pro forma combined revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and net income for the latest twelve months ("LTM") on a historical basis and for 1996 and 1997 on a projected basis. On a combined basis, AmHealth stockholders would own approximately 74% of the equity value of Old STAT upon completion of the Exchange and 74% of the Enterprise Value (as defined below) of Old STAT upon completion of the Exchange based upon the closing price of the Old STAT Common Stock on May 10, 1996. Compared to those percentages, Southcoast noted that AmHealth would contribute approximately 40% to 41% of combined revenue, approximately 78% to 81% of combined EBITDA, approximately 77% to 81% of combined EBIT and approximately 74% to 80% of combined net income. For the EBITDA, EBIT, and net income methodologies above, the Exchange results in an AmHealth ownership percentage that is within or below the ranges of contribution. This analysis was considered by Southcoast to be supportive of its May 17, 1996 opinion.

     For the Initial Opinions, Southcoast compared the percentage ownership implied by the Exchange Ratio to the contribution of AmHealth and Old STAT to pro forma combined revenue, EBITDA, EBIT and net income for the LTM on a historical basis and for 1995 and 1996 on a projected basis. On a combined basis, AmHealth stockholders would own approximately 75% of the equity value of Old STAT upon completion of the Merger and 77% of the Enterprise Value (as defined below) of Old STAT upon completion of the Exchange based upon the closing price of the Old STAT Common Stock on December 29, 1995. Compared to those percentages, Southcoast noted that AmHealth would contribute approximately 37% to 41% of combined revenue, approximately 73% to 79% of combined EBITDA, approximately 72% to 79% of combined EBIT and approximately 71% to 78% of combined net income. For the EBITDA, EBIT, and net income methodologies above, the Exchange results in an AmHealth ownership percentage that is within the ranges of contribution. This analysis was considered by Southcoast to be supportive of its Initial Opinions.

     AMHEALTH COMPARABLE COMPANY ANALYSIS. Using publicly available information, Southcoast compared selected operating and financial ratios for AmHealth to the corresponding ratios of the following publicly-traded comparable companies: Renal Treatment Centers, Inc., Total Renal Care Holdings, Inc., Vivra, Inc., MedCath, Inc., Physician Reliance Network, Inc., RoTech Medical Corporation, Lincare Holdings, Inc., and Caremark International, Inc. (collectively, the "AMHEALTH COMPARABLE COMPANIES") that in Southcoast's judgment were comparable to AmHealth for purposes of this analysis. The AmHealth Comparable Companies were divided into two groups (Renal Treatment Centers, Inc., Total Renal Care Holdings, Inc., and Vivra, Inc.) (collectively, the "RENAL

                                      36

TREATMENT COMPARABLES") and other healthcare companies (MedCath, Inc., Physician Reliance Network, Inc., RoTech Medical Corporation, Lincare Holdings, Inc., and Caremark International, Inc.) (collectively, the "SECONDARY COMPARABLES"). Such ratios compared included the market capitalization of the common stock plus total long term debt less cash and equivalents (the "ENTERPRISE VALUE") as a multiple of LTM revenues, EBITDA and EBIT and the market capitalization of the common stock (the "EQUITY VALUE") as a multiple of LTM net income, current fiscal year net income and next fiscal year net income. For the May 17, 1996 opinion, based on closing stock prices as of May 10, 1996, the multiples of the Renal Treatment Comparables were a mean of 4.9x and a median of 4.2x LTM revenues, a mean of 21.1x and a median of 18.4x LTM EBITDA, a mean of 27.5x and a median of 27.4x LTM EBIT, a mean of 55.2x and a median of 44.2x LTM net income, a mean of 35.9x and a median of 35.1x current fiscal year net income and a mean of 28.2x and a median of 27.9x next year fiscal net income. The multiples of the Secondary Comparables were a mean of 4.4x and a median of 3.7x LTM revenues, a mean of 23.6x and a median of 26.8x LTM EBITDA, a mean of 36.4x and a median of 35.6x LTM EBIT, a mean of 56.3x and a median of 60.7x LTM net income, a mean of 32.9x and a median of 26.3x current fiscal year net income and a mean of 25.8x and a median of 21.4x next year fiscal year net income. The Exchange Ratio, based on a closing stock price for Old STAT on May 10, 1996 of $7.75, equated to implied multiples for AmHealth of 8.4x LTM revenues, 24.6x LTM EBITDA, 27.6x LTM EBIT, 45.1x LTM net income, 30.6x current fiscal year net income and 21.9x next fiscal year net income. For the LTM net income, current fiscal year net income, and next fiscal year net income methodologies above, the Exchange results in multiples which are below those indicated by the Renal Treatment Comparables and the Secondary Comparables. This analysis was considered by Southcoast to be supportive of its May 17, 1996 opinion.

     For the Initial Opinions, based on closing stock prices as of December 29, 1995, the multiples of the Renal Treatment Comparables were a mean of 4.0x and a median of 4.0x LTM revenues, a mean of 17.3x and a median of 16.4x LTM EBITDA, a mean of 23.5x and a median of 27.1x LTM EBIT, a mean of 45.6x and a median of 40.4x LTM net income, a mean of 40.0x and a median of 33.8x current fiscal year net income and a mean of 27.8x and a median of 27.0x next year fiscal income. The multiples of the Secondary Comparables were a mean of 3.6x and a median of 2.8x LTM revenues, a mean of 14.9x and a median of 10.0x LTM EBITDA, a mean of 20.2x and a median of 14.4x LTM EBIT, a mean of 33.2x and a median of 21.7x LTM net income, a mean of 28.4x and a median of 18.5x current fiscal year net income and a mean of 20.7x and a median of 14.5x next year fiscal year net income. The Exchange Ratio, based on a closing stock price for Old STAT on December 29, 1995 of $4.50, equated to implied multiples for AmHealth of 6.4x LTM revenues, 18.2x LTM EBITDA, 19.9x LTM EBIT, 24.7x LTM net income, 25.7x current fiscal year net income and 16.0x next fiscal year net income. For the LTM EBIT, LTM net income, current fiscal year net income, and next fiscal year net income methodologies above, the Exchange results in multiples which are below those indicated by the Renal Treatment Comparables. This analysis was considered by Southcoast to be supportive of its Initial Opinions.

     OLD STAT COMPARABLE COMPANY ANALYSIS. Using publicly available information, Southcoast compared similar selected operating and financial ratios for Old STAT to the corresponding ratios of the Old STAT Comparable Companies. Such ratios compared included the Enterprise Value as a multiple of LTM revenues, EBITDA and EBIT and the Equity Value as a multiple of LTM net income, current fiscal year net income and next fiscal year net income. For the May 17, 1996 opinion, based on closing stock prices as of May 10, 1996, the multiples of Old STAT Comparable Companies were a mean of 1.0x and a median of 1.2x LTM revenues, a mean of 14.9x and a median of 14.4x LTM EBITDA, a mean of 17.0x and a median of 16.7x LTM EBIT, a mean of 31.4x and a median of 28.8x LTM net income, a mean of 21.5x and a median of 21.8x current fiscal year net income and a mean of 17.5x and a median of 17.6x next fiscal year net income. The corresponding multiples for Old STAT were 2.0x LTM revenues, 30.4x LTM EBITDA, 32.3x LTM EBIT, 45.6x LTM net income, 36.9x current fiscal year net income and 31.0x next fiscal year net income. This analysis was considered by Southcoast to be supportive of its May 17, 1996 opinion.

                                      37

     For the Initial Opinions, based on closing stock prices as of December 29, 1995, the multiples of Old STAT Comparable Companies were a mean of 0.9x and a median of 0.9x LTM revenues, a mean of 12.5x and a median of 11.4x LTM EBITDA, a mean of 15.4x and a median of 14.2x LTM EBIT, a mean of 27.7x and a median of 30.0x LTM net income, a mean of 21.0x and a median of 21.5x current fiscal year net income and a mean of 17.2x and a median of 17.8x next fiscal year net income. The corresponding multiples for Old STAT were 1.0x LTM revenues, 14.0x LTM EBITDA, 14.0x LTM EBIT, 18.8x LTM net income, 18.2x current fiscal year net income and 18.7x next fiscal year net income. This analysis was considered by Southcoast to be supportive of its Initial Opinions.

     ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Southcoast reviewed the financial terms, to the extent publicly available, of twenty selected merger and acquisition transactions in the healthcare industry completed between January 1, 1990 and May 10, 1996 (collectively, the "PRECEDENT
TRANSACTIONS"). Southcoast reviewed the prices paid in such transactions in terms of the Enterprise Value as a multiple of revenue and EBITDA and in terms of the Equity Value as a multiple of net income and book value. Southcoast noted that no transaction reviewed was identical to the Exchange and that, accordingly, the foregoing analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of AmHealth and other factors that would affect the acquisition value of the companies to which it is being compared.

     With respect to the May 17, 1996 opinion, the analysis indicated that, for the Precedent Transactions, the range of multiples of Enterprise Value to revenue was 0.4x to 2.7x with a mean of 1.3x and a median of 1.1x; the range of Enterprise Value to EBITDA was 3.4x to 28.1x with a mean of 11.5x and a median of 11.3x; the range of multiples of Equity Value to net income was 6.1x to 502.5x with a mean of 84.7x and a median of 24.6x; and the range of multiples of Equity Value to book value was 1.5x to 21.4x with a mean of 7.4x and a median of 4.9x.

     With respect to the Initial Opinions, the analysis indicated that, for the Precedent Transactions, the range of multiples of Enterprise Value to revenue was 0.4x to 2.7x with a mean of 1.3x and a median of 1.1x; the range of Enterprise Value to EBITDA was 3.4x to 28.1x with a mean of 11.6x and a median of 11.3x; the range of multiples of Equity Value to net income was 6.1x to 502.5x with a mean of 84.9x and a median of 24.6x; and the range of multiples of Equity Value to book value was 1.5x to 21.4x with a mean of 7.8x and a median of 6.4x.

     Southcoast gave less weight to this analysis because of the wide range of multiples in this analysis and the lack of comparability of the Exchange to any of the selected precedent transactions.

     DISCOUNTED CASH FLOW ANALYSIS. Southcoast performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered free cash flows that each of Old STAT and AmHealth are expected to generate if Old STAT and AmHealth, respectively, perform in accordance with the scenarios developed based upon certain financial projections prepared by the managements of Old STAT and AmHealth and certain variants thereof. The AmHealth revenue projections were calculated using annual growth rates that ranged from 25% to 57% for the May 17, 1996 opinion and annual growth rates that ranged from 5% to 11% for the Initial Opinions. These growth rates were provided by the management of AmHealth and were based upon historical performance and assumptions regarding increased revenue as a result of future business expansion. The Old STAT revenue projections were calculated using annual growth rates that ranged from 25% to 52% for the May 17, 1996 opinion and an annual growth rate of 25% for the Initial Opinions. These growth rates were provided by the management of Old STAT and were based upon historical performance and assumptions regarding increased revenue as a result of future business expansion. Management of Old STAT increased the AmHealth and Old STAT growth rates following the delivery of the Initial Opinions because of positive developments in Old STAT's business subsequent to December 29, 1995, including the delivery of the Columbia Agreement, as well as additional opportunities identified by Old STAT as being possible by the combination of the Old STAT and AmHealth businesses. To arrive at the valuations of Old STAT and AmHealth, Southcoast discounted the unlevered (before interest expenses) after-tax cash flows that resulted from the aforementioned assumptions using a range of

                                      38

discount rates of 15% to 20%. This range was based on the weighted average cost of capital for Old STAT Comparable Companies and the AmHealth Comparable Companies. The unlevered after-tax cash flows were calculated as the after-tax operating earnings plus projected depreciation and amortization, plus (or minus) net changes in non-cash working capital, minus projected capital expenditures. Southcoast added to the present value of the cash flows the terminal value of the company in the year 2000, discounted back at the same discount rates. The terminal value was computed by multiplying the companys projected EBITDA in the year 2000 by a range of terminal multiples of 10x to 15x. The terminal multiple range was based on the LTM EBITDA multiples of the AmHealth Comparable Companies. For the May 17, 1996 opinion, the discounted cash flow valuation indicated an equity value range for Old STAT of between $17.8 million and $29.7 million and for AmHealth of between $85.1 million and $145.2 million. The Exchange Ratio, based on a closing stock price for Old STAT on May 10, 1996 of $7.75, equaled to an implied equity value for AmHealth of $86.8 million, which is within the range of equity values calculated by the discounted cash flow methodology. This analysis was considered by Southcoast to be supportive of its May 17, 1996 opinion.

     For the Initial Opinions, the discounted cash flow valuation indicated an equity value range for Old STAT of between $19.1 million and $22.8 million and for AmHealth of between $45.3 million and $54.7 million. The Exchange Ratio, based on a closing stock price for Old STAT on December 29, 1995 of $4.50, equaled to an implied equity value for AmHealth of $50.4 million, which is within the range of equity values calculated by the discounted cash flow methodology. This analysis was considered by Southcoast to be supportive of its Initial Opinions.

     PRO FORMA MERGER ANALYSIS. Southcoast analyzed certain pro forma effects resulting from the Exchange, including the effect of the consummation of the Exchange, assuming the terms of the Exchange, on the earnings per share of Old STAT Common Stock following the Exchange. The actual operating results or financial position achieved by the combined company may vary from the projected results and the variations may be material. Based on management's earnings estimates, Southcoast observed that there would be accretion in the earnings per share of the Old STAT Common Stock in 1996, assuming no synergies were achieved by the combined company. This analysis was considered by Southcoast to be supportive of its conclusion because Old STAT expects to realize accretion to its earnings per share as a result of the Exchange.

     In connection with review of the Exchange by the Old STAT Board, Southcoast performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The summary set forth above addresses all material points of each presentation made to the Old STAT Board; however, it does not purport to be a complete description of the presentation by Southcoast to the Old STAT Board or the analyses performed by Southcoast in arriving at its opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Southcoast believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. Southcoast gave more weight to the AmHealth Contribution Analysis, the AmHealth Comparable Company Analysis, the Discounted Cash Flow Analysis, and the Pro Forma Merger Analysis and less weight to the Analysis of Selected Precedent Transactions. Southcoast deemed the assumptions made by the managements of AmHealth and Old STAT in preparing their financial projections reasonable based upon, among other things, the historical financial performance of the entities. In performing its analysis, Southcoast made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Old STAT or AmHealth. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. In addition, estimates relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The

                                      39

analyses performed were prepared solely as part of Southcoasts analysis of the fairness of the consideration to be offered in the Exchange from a financial point of view, to the holders of Old STAT Common Stock and were provided to the Old STAT Board in connection with the delivery of Southcoast's opinion.

     The Old STAT Board retained Southcoast to render a financial opinion letter based upon its qualifications, experience and expertise. Southcoast, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Southcoast's trading and brokerage activities, Southcoast or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers, in equity securities of Old STAT.

     Pursuant to a letter agreement dated as of December 5, 1995, between Old STAT and Southcoast, Old STAT retained Southcoast to render a financial opinion letter to the Old STAT Board in connection with the Exchange. Old STAT has paid Southcoast its customary fee for delivering its opinions. Old STAT has also agreed to reimburse Southcoast for its out-of-pocket expenses including the fees of its legal counsel, and to indemnify Southcoast, its directors, officers, agents, and employees, and each person, if any, controlling Southcoast against certain liabilities and expenses, including liabilities under the federal securities laws, incurred in connection with its services.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of certain federal income tax consequences of the Exchange is general in nature, is for general informational purposes only and is not tax advice. This discussion does not cover all aspects of federal income taxation that may be relevant to New STAT, STAT Acquisition Corp., Old STAT, AmHealth, the AmHealth Shareholders or the AmHealth Partners, nor does the discussion deal with tax issues peculiar to certain types of taxpayers (such as life insurance companies, S corporations, financial institutions, tax-exempt organizations or retirement accounts, foreign taxpayers and persons exercising rights of dissenting shareholders). No aspect of foreign, state, local or estate and gift taxation is addressed. Therefore, the following summary is not a substitute for careful tax planning and advice based upon the individual circumstances of each AmHealth Shareholder and AmHealth Partner.

     In the opinion of KPMG Peat Marwick LLP, independent auditors to Old STAT ("KPMG"), the following discussion accurately summarizes the federal income tax considerations pertaining to the Exchange that are likely to be material to Old STAT, AmHealth, the AmHealth Shareholders and the AmHealth Partners (other than certain types of shareholders described in the preceding paragraph). No rulings or opinions have been requested from the Internal Revenue Service ("IRS") with respect to any of the tax aspects of the Exchange, and an opinion of counsel is not binding on the IRS. Moreover, KPMG's opinion is based on certain factual representations and assumptions which, if untrue or incorrect, could affect the discussion set forth below. As a result, the tax consequences of the Exchange may differ from those described below.

     The following summary is based on the Internal Revenue Code of 1986, as amended (the "CODE"), Treasury Regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the IRS, as in effect as of the date hereof. Changes in or additions to such rules, or new interpretations thereof, may have retroactive effect and therefore could significantly affect the consequences described below.

     TAX CONSEQUENCES TO THE AMHEALTH PARTNERS. KPMG has rendered an opinion, subject to the assumptions and limitations set forth therein, that no gain or loss will be recognized by the AmHealth Partners on the transfer of the AmHealth Units to New STAT pursuant to the Exchange in return for New STAT Common Stock except to the extent that an AmHealth Partner's liabilities assumed by New STAT in the Exchange or to which the AmHealth Units are subject, including for this purpose

                                     40

the Partner's share of the Partnership's liabilities, (determined separately for each Partnership) exceeds the Partner's tax basis in that Partnership interest. AmHealth Partners should consult their own tax and other advisors to determine the basis of their Partnership interests prior to the Exchange and the amount of the liabilities to be assumed by New STAT or to which the AmHealth Units are subject (including their share of the Partnerships' liabilities).

     The aggregate basis of the New STAT Common Stock received by each Partner will be the same as the aggregate basis of the Partnership interest contributed by such Partner, decreased by the Partners share of Partnership liabilities immediately prior to the Exchange and increased by the amount of gain recognized by the Partner in the Exchange. The aggregate basis will be allocated pro rata among all shares of New STAT Common Stock received in the Exchange. Each share of New STAT Common Stock will have a holding period that begins on the day following the date of the transfer to the extent that the value of such share on such date is attributable to the Partner's interest in certain assets of the Partnership (essentially its ordinary income assets) and will have a holding period that includes the Partner's holding period for the AmHealth Units to the extent of the balance.

     Following the Exchange, AmHealth Partners will no longer be partners of the AmHealth Partnerships and the income or loss of the Partnerships realized after the Exchange will no longer pass through to the Partners. In addition, AmHealth Partners will not be entitled to deduct any Partnership losses that previously had been allocated to the Partner but that the Partner had not been able to utilize because of any applicable basis or at risk limitation.

     The opinion of KPMG is based on numerous assumptions and representations, including representations from the AmHealth Partners, the AmHealth Corporations (and their shareholders) and STAT Physicians (the "CONTROL GROUP") that the Control Group will, jointly, be in "control" of New STAT within the meaning of
Section 368(c) of the Code. Control generally means ownership of at least 80% of the New STAT Common Stock. The requisite ownership must exist immediately after the transaction. However, for this purpose, the transaction may not be treated as complete until all related transactions which one or more parties are contractually bound to undertake or which one or more parties plan or intend to undertake (including sales of the New STAT Common Stock), have been completed.

     If, as a result of such related transactions, the Control Group does not have control of New STAT immediately following the Exchange within the meaning of Section 368(a), or if the Exchange otherwise does not qualify for nonrecognition, each AmHealth Partner will recognize taxable gain equal to the sum of (i) the value of the New STAT Common Stock received in the Exchange, (ii) the amount of the liabilities to be assumed by New STAT or to which the AmHealth Units are subject (including the Partners share of the Partnerships liabilities); less the adjusted basis of the AmHealth Units being surrendered.

      TAX CONSEQUENCES TO NEW STAT UPON RECEIPT OF THE PARTNERSHIP INTERESTS AND ISSUANCE OF NEW STAT COMMON STOCK. In the opinion of KPMG, no gain or loss will be recognized by New STAT upon the receipt of the AmHealth Units, the issuance of the New STAT Common Stock, the termination of the Partnerships or upon the receipt of assets of the Partnerships upon such terminations. New STAT's aggregate basis in the Partnership assets which it will receive upon termination of the Partnerships will be the same as the aggregate basis of the AmHealth Units transferred to New STAT prior to the Exchange, increased by the amount of any gain recognized by the AmHealth Partners in the Exchange. The holding period of the assets transferred to New STAT will include the holding period of the assets in the hands of each Partnership.

     TAX CONSEQUENCES TO AMHEALTH SHAREHOLDERS. KPMG has rendered an opinion, subject to the assumptions and limitations set forth therein, that the mergers of the AmHealth Corporations with and into New STAT will each qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that, as a consequence, the AmHealth Shareholders will not recognize gain or loss as a result of the Exchange. In addition, the basis of the New STAT Common Stock received by an AmHealth Shareholder will be, in each instance, the same as the basis of the AmHealth Common Stock

                                       41

surrendered in exchange therefor. The holding period of the shares of New STAT Common Stock received by each AmHealth Shareholder, in each instance, would include the AmHealth Shareholders holding period for the AmHealth Common Stock exchanged therefor, provided the AmHealth Common Stock was held as a capital asset by the AmHealth Shareholder prior to the Exchange.

     In order to qualify as a Reorganization, among other things, the historic shareholders of each AmHealth Corporation, must maintain a sufficient "continuity of interest" in New STAT following the Exchange. The IRS has indicated in published revenue procedures that the continuity of interest requirement will be satisfied if the historic shareholders of the acquired entity (I.E., each AmHealth Corporation) receive and retain, in the aggregate, 50% of the value of the stock of the acquired entity in the form of stock of the acquiring corporation (I.E., New STAT). Shares received by shareholders who at the time of receipt have an intention to sell or otherwise dispose of such shares are treated as not having been retained for purposes of this requirement.

     If the AmHealth Shareholders undertake substantial sales of common stock of the AmHealth Corporations in anticipation of the Exchange or substantial sales of New STAT Common Stock after the Exchange, pursuant to a plan or intention existing at or around the time of the Exchange which, when combined with common stock of the AmHealth Corporations or New STAT Common Stock converted to cash pursuant to the exercise of rights of dissenting shareholders or in lieu of the issuance of fractional shares, exceed 60% of the value of the stock of one or more of the AmHealth Corporations immediately prior to the Exchange, the continuity of interest test may not be met and the merger involving that AmHealth Corporation may not qualify as a reorganization within the meaning of
Section 368(a) of the Code.

     If the IRS were to successfully challenge the status of the Exchange as a "reorganization" under Section 368(a) of the Code (based on a failure to satisfy the continuity of interest requirement or otherwise), each AmHealth Shareholder would be treated as recognizing gain or loss as a result of the Exchange equal to the difference between such shareholder's tax basis in his or her shares of common stock surrendered in the Exchange and the sum of (i) fair market value of the New STAT Common Stock as of the effective time of the Exchange and (ii) the amount of the liabilities of such shareholder which are assumed (or to which the common stock is subject) in the Exchange. In such event, the shareholder's aggregate basis in the New STAT Common Stock so received would equal the fair market value of such stock as of the effective time of the Exchange, and the shareholder's holding period for the New STAT Common Stock would begin the day after the Exchange.

     TAX CONSEQUENCES TO OLD STAT STOCKHOLDERS. KPMG has rendered an opinion, subject to the assumptions and limitations set forth therein, that no gain or loss will be recognized by the Old STAT Stockholders in connection with consummation of the Exchange.

     TREATMENT OF NEW STAT, OLD STAT AND THE AMHEALTH CORPORATIONS IN THE EXCHANGE. If the Exchange is a "reorganization" as discussed above, neither New STAT, Old STAT nor any of the AmHealth Corporations will recognize taxable gain or loss as a result of the issuance of New STAT Common Stock to Old STAT Stockholders or to AmHealth Shareholders or AmHealth Partners in the Exchange in each instance. The tax basis of the assets of the AmHealth Corporations to New STAT will be the same as the tax basis in those assets prior to the Exchange.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. OLD STAT STOCKHOLDERS, AMHEALTH SHAREHOLDERS AND AMHEALTH PARTNERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE APPLICABLE TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     The Exchange is intended to qualify as a pooling of interests for accounting purposes. Under this accounting treatment, the recorded assets and liabilities and the operating results of both Old STAT

                                       42

and AmHealth are carried forward to the combined operations of New STAT at their recorded amounts. No recognition of goodwill in the combination is required of any party to the Exchange. To support the treatment of the Exchange as a pooling of interests, the affiliates of Old STAT and AmHealth have entered into agreements imposing certain resale limitations on their stock. See "--Restrictions on Transfers of Shares" below. It is a condition to Old STAT's and AmHealth's obligations to consummate the Exchange that, among other things, both parties receive a letter from KPMG to the effect that the Exchange will be treated as a pooling of interests for accounting purposes. See "The Reorganization Agreement -- Conditions Precedent" and "Unaudited Pro Forma Combined Financial Information."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Russell D. Schneider, a current member of the Old STAT Board and the holder of significant ownership interests in the AmHealth Partnerships, abstained from the vote of the Old STAT Board approving the Reorganization Agreement.

     New STAT has agreed to enter into three-year employment and non-competition agreements with Mr. Schneider and Ruben A. Perez pursuant to which such individuals will, on a part-time basis, render certain services to New STAT and fulfill such other duties as directed by the New STAT Board. The employment agreements provide for Messrs. Schneider and Perez to be paid compensation of not less than $120,000 per year. Mr. Schneider will be Chairman of the New STAT Board and Mr. Perez will be Treasurer of New STAT upon consummation of the Exchange. The employment agreements may be terminated for cause at any time, upon reasonable notice of the circumstances leading to such termination for cause; in such case, the terminated employee will receive no severance pay or other benefits not already accrued under the employment agreement. The employment agreements contain non-competition provisions which will remain in force for a period of two years following termination of the employment agreements. New STAT will also enter into an employment agreement with Daniel A. Perez, which is expected to provide for annual compensation of approximately $133,000.

     Weslaco Kidney Center, Ltd., one of the AmHealth Partnerships, has entered into a lease agreement covering 5,440 square feet at an annual rental rate of $13 per square foot with Weslaco Medical Partners Joint Venture, a joint venture in which Ruben A. Perez controls a 50% interest.

     Drs. Rice and Miranda have each executed Succession Agreements (the "SUCCESSION AGREEMENTS") granting to New STAT the right to designate a purchaser of all of the ownership interest held in STAT Physicians by such individuals. Additionally, each of STAT Physicians and STAT P.A. is a party to a Management Agreement with Old STAT.

RESTRICTIONS ON TRANSFER OF SHARES

      Pursuant to Rule 145 under the Securities Act, any person or entity who is an affiliate of AmHealth or Old STAT at the time of approval of the Exchange and who publicly offers or sells New STAT Common Stock that such person or entity receives in the Exchange will be deemed to be engaged in a distribution and, therefore, an underwriter under the Securities Act. However, such person or entity will not be deemed to be engaged in a distribution and not an underwriter if (i) the New STAT Common Stock is sold in accordance with the volume limitations and manner of sale requirements of paragraphs (e), (f) and (g) of Rule 144 and New STAT, at the time of the offer or sale, has current public information available, as specified in Rule 144(d); (ii) such person or entity, at the time of such offer or sale, is not an affiliate of New STAT, a period of two years from the effective time of the Exchange has elapsed and New STAT has public information available; or (iii) such person or entity, at the time of such offer or sale, is not, and has not been for at least three months, an affiliate of New STAT and at least three years from the effective time of the Exchange has elapsed. Persons who are deemed "affiliates" of AmHealth or Old STAT generally include individuals or entities that control, are controlled by, or are under common control with, such entities and may include certain officers and directors of such entities as well as the principal shareholders and partners. Old STAT Stockholders,

                                       43

AmHealth Shareholders and AmHealth Partners should consult their legal advisors prior to making any offer or sale of the New STAT Common Stock received in the Exchange.

     It is a condition to the consummation of the Exchange that all affiliates of AmHealth execute the Affiliate and Shareholder Agreement in the form attached as Exhibit B to the Reorganization Agreement attached as Appendix I hereto. Compliance with such a requirement, among other requirements set forth in the agreement, is an element required for New STAT to account for the Exchange as a "pooling of interests". Pursuant to the terms of the Affiliate and Shareholder Agreement, each affiliate will covenant, represent and warrant, among other things: (i) that such affiliate has no current plan or intention to engage in a sale of any shares of New STAT Common Stock; (ii) to not engage in a sale of AmHealth Common Stock or AmHealth Units, other than pursuant to the Exchange, and to not exercise insiders or dissenters rights with respect to the Exchange;
(iii) to not engage in any sale of New STAT Common Stock received pursuant to the Exchange unless, subject to certain exceptions, (A) a registration statement under the Securities Act, covering the New STAT Common Stock proposed to be sold or transferred, has been filed with the Commission and made effective under the Securities Act, or (B) such transaction is permitted pursuant to Rule 145(d) under the Securities Act; (iv) to not engage in any sale of any New STAT Common Stock received pursuant to the Exchange prior to the time that financial results covering at least 30 days' post-Exchange operations of New STAT have been published, and (v) to not take a position on any deferral or state income tax return that is inconsistent with the treatment of the Exchange as a "reorganization" for federal and state income tax purposes.

     In addition, while it is anticipated that the Exchange will qualify as an exchange within the meaning of Section 351 and as a "reorganization" within the meaning of Section 351 and Section 368(a) of the Code, in order to qualify as a reorganization, among other things, the Old STAT Stockholders, AmHealth Shareholders and Partners must maintain a sufficient "continuity of interest" in New STAT following the Exchange. Therefore, as a condition to the consummation of the Exchange all directors and certain other Old STAT Stockholders, all General Partners, all AmHealth limited partners participating in the Exchange, and the holders of at least 90% of the outstanding stock of each AmHealth Corporation will be required to execute a Lock-Up Agreement in the form attached as Exhibit A to the Reorganization Agreement. The Lock-Up Agreement provides that, without the prior written consent of New STAT, such holders will not sell, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of the New STAT Common Stock received in the Exchange, or any shares acquired upon the exercise of any options or warrants to purchase New STAT Common Stock, for a period of 12 months following consummation of the Exchange. See "-- Certain Federal Income Tax Consequences."

REGULATORY REQUIREMENTS

     New STAT, Old STAT and AmHealth are not aware of any material federal, state or foreign regulatory approval that is required in order to consummate the Exchange. Should any such approval be required, it is currently contemplated that such approval will be sought. New STAT is not required to furnish notification of the Exchange or provide information to the Federal Trade Commission or the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder.

                         THE REORGANIZATION AGREEMENT

     The following description of certain provisions of the Reorganization Agreement and the exhibits thereto is only a summary and does not purport to be complete. This description is qualified in its entirety by reference to the complete text of the Reorganization Agreement. A conformed copy of the Reorganization Agreement is attached as Appendix I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

                                       44

THE EXCHANGE

     Upon consummation of the Exchange and assuming participation by all AmHealth Shareholders and all AmHealth Partners, New STAT shall issue 11,200,000 shares of New STAT Common Stock to the participating AmHealth Shareholders and AmHealth Partners, which shall be allocated among the AmHealth Corporations and AmHealth Partnerships in the manner set forth in the table under the caption "The Exchange -- Consideration." The New STAT Common Stock issued in the Exchange will be distributed to the AmHealth Shareholders and AmHealth Partners who own shares of stock or partnership interests in such AmHealth Corporations and AmHealth Partnerships, as the case may be, except with respect to any AmHealth Shareholder who has perfected dissenters rights under Texas law or any AmHealth Partner electing not to participate in the Exchange.

     Each share of Old STAT Common Stock outstanding at the effective time of the Exchange will be converted into one share of New STAT Common Stock.

     Holders of AmHealth Common Stock who have complied with all requirements for perfecting their rights to object to the Exchange as provided by the Texas Business Corporations Act, relevant portions of which are attached as Appendix II hereto, will be entitled to their rights under such laws. Holders of AmHealth Units have no applicable dissenters' rights under the Texas Revised Limited Partnership Act; however, no AmHealth Partner may be compelled to participate in the Exchange. Holders of Old STAT Common Stock have no appraisal rights under the Delaware General Corporation Law.

CERTAIN COVENANTS

     The Reorganization Agreement contains various representations and warranties of the parties, including representations by New STAT, Old STAT, STAT Acquisition, the AmHealth Corporations and the AmHealth Partnerships as to their organization and capitalization, their authority to enter into the Reorganization Agreement and to consummate the transactions contemplated thereby, the existence of certain liabilities and the absence of certain material undisclosed liabilities and changes in their businesses. Such representations and warranties will not survive consummation of the Exchange.

     AGREEMENTS OF THE PARTIES. Under the terms of the Reorganization Agreement, and for the period from the date of the Reorganization Agreement and continuing until the earlier of the termination of the Reorganization Agreement or the effective time of the Exchange, each of New STAT, Old STAT, STAT Acquisition, the AmHealth Corporations and the AmHealth Partnerships have agreed (except to the extent expressly contemplated by the Reorganization Agreement or as consented to in writing by the others), to carry on its business in the usual, regular and ordinary course in substantially the same manner as theretofore conducted; to pay debts and taxes when due subject to good faith disputes over such debts or taxes; to pay or perform other obligations when due; and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the effective time of the Exchange. Each of AmHealth and Old STAT has also agreed to promptly notify the other of any event or occurrence not in the ordinary course of its business, and of any event which could have a material adverse effect on it.

     In addition, each of New STAT, Old STAT and STAT Acquisition, on the one hand, and AmHealth, on the other, has agreed that it will not, among other things, do, cause or permit any of the following, without the prior written consent of the other: (a) cause or permit any amendments to its Certificate of Incorporation, Bylaws, Certificate of Limited Partnership, or Limited Partnership Agreement, as applicable; (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or partnership interests, as applicable, (except, in the case of AmHealth, such dividends, distributions and bonuses as have been customarily paid which shall continue to be paid in accordance with prior practice prior to closing), or split,

                                       45

      combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or partnership interests, as applicable, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or partnership interests, except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares or partnership interests in connection with any termination of service to it; (c) accelerate, amend or change the period of exercisability or vesting of options, or other rights granted under its stock plans, or authorize cash payments in exchange for any options, or other rights granted under any of such plans; (d) take any action which would interfere with New STAT's ability to account for the Exchange as a pooling of interests; (e) enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice; (f) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or partnership interests or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares, partnerships interests or other convertible securities, other than the issuance of shares of its capital stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of the Reorganization Agreement (provided, however, that in Old STAT's case, it may, in the ordinary course of business consistent with past practice, grant options, within certain limits, under its existing stock option plans), or in the case of an AmHealth Partnership, admit new partners (except with respect to the assignment of a partnership interest); (g) transfer to any person or entity any rights to its intellectual property other than in the ordinary course of business consistent with past practice; (h) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology; (i) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice; (j) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others; (k) enter into any operating lease in excess of $10,000;
(l) pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in its financial statements; (m) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice; (n) materially reduce the amount of any material insurance coverage provided by existing insurance policies; (o) terminate or waive any right of substantial value, other than in the ordinary course of business; (p) adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides to the other party advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees; (q) grant any severance or termination pay (i) to any director or officer, or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof, or (B) grants which are made in the ordinary course of business in accordance with its standard past practice; (r) commence a lawsuit other than
(i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party prior to the filing of such a suit, or (iii) for a breach of the Reorganization Agreement; (s) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business; (t) other than in the ordinary course of business, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any material tax return

                                       46

or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; (u) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (v) take, or agree in writing or otherwise to take, any of the actions described in (a) through (u) above, or any action which would make any of its representations or warranties contained in the Reorganization Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants thereunder.

     TAKEOVER PROPOSALS. Each of Old STAT and AmHealth has agreed that from and after the date of the Reorganization Agreement until the earlier of the effective time of the Exchange or the termination of the Reorganization Agreement in accordance with its terms, it will not, directly or indirectly (i) take any action to solicit, initiate or encourage any offer or proposal for, or any indication of interest in, a merger or other business combination involving such party or the acquisition of any significant equity interest in, or a significant portion of the assets of, such party (a "TAKEOVER PROPOSAL"), other than the transactions contemplated in the Reorganization Agreement; or (ii) engage in negotiations with, or disclose any nonpublic information relating to such party to, or afford access to its properties, books or records to, any person that has advised it that it may be considering making, or that has made, a Takeover Proposal.

CONDITIONS PRECEDENT

     CONDITIONS TO OBLIGATIONS OF THE PARTIES. Each party's respective obligation to effect the Exchange is subject to the satisfaction at or prior to the effective time of the Exchange to, among other things, (a) the approval of the Reorganization Agreement and the Exchange by the requisite votes of the Old STAT Stockholders and the AmHealth Shareholders; (b) the Commission having declared the Registration Statement effective; (c) all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Exchange and the several transactions contemplated thereby, including such approvals, waivers and consents as may be required under the Securities Act and under state Blue Sky laws having been obtained; (d) each party having received a written opinion to the effect that, based upon certain representations and assumptions and subject to certain qualifications, the Exchange will constitute a tax-free reorganization and will qualify for pooling of interests accounting treatment if consummated in accordance with the Reorganization Agreement; (e) the absence of any injunction or other legal action or regulatory restraint or prohibition preventing the consummation of the Exchange or rendering the consummation of the Exchange illegal; and (f) the cessation by AmHealth of its infusion therapy business.

      CONDITIONS TO OBLIGATIONS OF NEW STAT, OLD STAT AND STAT ACQUISITION. The obligations of New STAT, Old STAT and STAT Acquisition to effect the Exchange are subject to, among other things, the satisfaction at or prior to the effective time of the Exchange of the following conditions, unless waived by New STAT, Old STAT and STAT Acquisition: (a) the representations and warranties of AmHealth in the Reorganization Agreement shall be true and correct in all respects (except as specifically qualified) on and as of the effective time of the Exchange as though such representations and warranties were made on and as of such time, and each of the AmHealth Corporations and AmHealth Partnerships shall have performed and complied in all respects with all covenants, obligations and conditions of the Reorganization Agreement required to be performed and complied with by them as of the effective time of the Exchange;
(b) officers of the AmHealth Corporations and AmHealth Partnerships shall have certified that all representations and warranties are true and complete and that all covenants, obligations and conditions of the Reorganization Agreement required to be performed have been performed; (c) New STAT, Old STAT and STAT Acquisition shall have been furnished with evidence satisfactory to them of the consent or approval of those persons whose consent or approval shall be required in connection with the Exchange under any material contract of AmHealth or otherwise; (d) no proceeding by any administrative agency or commission or other governmental authority or instrumentality, seeking to prevent the consummation of the Exchange shall

                                       47

have been brought or be pending; (e) New STAT, Old STAT and STAT Acquisition shall have received a legal opinion as to certain matters from Jenkens & Gilchrist, P.C., counsel to AmHealth; (f) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of AmHealth; (g) New STAT shall have received from each of the affiliates of AmHealth an executed Affiliate and Shareholders Agreement in the form attached as Exhibit B to the Reorganization Agreement; (h) New STAT shall have received from each General Partner, from each AmHealth limited partner electing to participate in the Exchange, and from the holders of at least 90% of the outstanding AmHealth Common Stock, an executed Lock-up Agreement in the form attached to the Reorganization Agreement as Exhibit A; and
(i) Russell D. Schneider, Ruben A. Perez and Daniel A. Perez shall have entered into employment agreements with New STAT.

     CONDITIONS TO OBLIGATIONS OF AMHEALTH. The obligations of AmHealth to effect the Exchange are subject to, among other things, the satisfaction at or prior to the effective time of the Exchange of the following conditions, unless waived by AmHealth: (a) the representations and warranties of New STAT, Old STAT and STAT Acquisition in the Reorganization Agreement shall be true and correct in all respects on and as of the effective time of the Exchange as though such representations and warranties were made on and as of such time, and each of New STAT, Old STAT and STAT Acquisition shall have performed and complied in all respects with all covenants, obligations and conditions of the Reorganization Agreement required to be performed and complied with by them as of the effective time of the Exchange; (b) an officer of New STAT, Old STAT and STAT Acquisition shall have certified that all representations and warranties are true and complete and that all covenants, obligations and conditions of the Reorganization Agreement required to be performed have been performed; (c) AmHealth shall have received a legal opinion as to certain matters from Brobeck, Phleger & Harrison LLP, counsel to New STAT, Old STAT and STAT Acquisition; (d) there shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Old STAT; (e) STAT Physicians shall have executed a Lockup Agreement; (f) New STAT shall have the New STAT Common Stock issued in the Exchange qualified for trading in NASDAQ and shall remain a reporting company under the Exchange Act of 1934, as amended; (g) AmHealth shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Exchange under any material contract of New STAT, Old STAT and STAT Acquisition or otherwise; (h) no proceeding by any administrative agency or commission or other governmental authority or instrumentality, seeking to prevent the consummation of the Exchange shall have been brought or be pending; (i) New STAT shall assume responsibility for certain real estate leases; (j) AmHealth shall have received from the directors and certain shareholders of Old STAT executed Lock-up Agreements in the form attached as Exhibit A to the Reorganization Agreement;
(k) New STAT shall have provided to AmHealth copies of fully executed Physician Agreements with certain physicians; (l) Russell D. Schneider and Ruben A. Perez shall have been offered employment by New STAT; and (m) Drs. Rice and Miranda shall have entered into employment agreements with New STAT and shall have executed Succession Agreements for STAT Physicians' and STAT P.A.'s stock in favor of New STAT.

TERMINATION

     The Reorganization Agreement may be terminated by mutual consent of the parties, or by either of Old STAT or AmHealth (a) if the closing of the Exchange has not occurred on or before May 27, 1996; (b) as a result of a breach by the other party of a representation, warranty, covenant or agreement set forth in the Reorganization Agreement which breach has not been cured within ten (10) days after written notice from the other (except that no cure period is provided for a breach which by its nature cannot be cured); (c) if the required approval of the stockholders and/or partners of the other is not obtained by May 28, 1996; (d) if a Trigger Event shall have occurred; or (e) if there is a final, non-appealable order of a federal or state court in effect preventing consummation of the Exchange.

                                       48

      The Reorganization Agreement may be terminated by New STAT or Old STAT in the event that the AmHealth Boards and/or General Partners shall have withdrawn or modified their recommendation of the Reorganization Agreement or the Exchange in a manner adverse to Old STAT or shall have resolved to do so.

     The Reorganization Agreement may be terminated by AmHealth in the event (a) the New STAT Board or the Old STAT Board shall have withdrawn or modified its recommendation of the Reorganization Agreement or the Exchange in a manner adverse to AmHealth or shall have resolved to do so; (b) of the acquisition by certain persons or groups of persons of more than 25% of the outstanding shares of Old STAT Common Stock; or (c) the Old STAT Board accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Old STAT Common Stock or of Old STAT's consolidated assets. In the event that (a) the Reorganization Agreement is terminated by New STAT or Old STAT without the consent of AmHealth; (b) a Trigger Event shall take place with regard to Old STAT; or (c) the Exchange shall not be consummated by May 28, 1996, Old STAT shall promptly issue to AmHealth 200,000 shares of Old STAT Common Stock, said shares to be allocated among the AmHealth Corporations and AmHealth Partnerships in accordance with the ratio established in Schedule A to the Reorganization Agreement.

REPRESENTATIONS AND WARRANTIES

     The Reorganization Agreement contains various representations of AmHealth, Old STAT, New STAT and STAT Acquisition. The representations and warranties of the parties (absent fraud or wilful misrepresentation) will terminate upon consummation of the Exchange.

     The representations of AmHealth relate generally to: due organization and qualification; absence of violations of, among other things, the certificates of incorporation, bylaws, certificates of limited partnership, limited partnership agreements, certain contracts or laws; approvals by the AmHealth Boards and General Partners of the Reorganization Agreement and the transactions contemplated thereby; the capital structure of AmHealth; the absence of certain material changes or undisclosed liabilities; compliance with applicable laws; and taxes.

     The representations of New STAT, Old STAT and STAT Acquisition relate generally to: due organization and qualification; absence of violations of, among other things, its certificate of incorporation, bylaws, certain contracts or laws; approval by the Old STAT Board of the Reorganization Agreement and the transactions contemplated thereby; documents filed with the Commission and the accuracy of information, including financial statements, contained therein; and the absence of undisclosed liabilities.

AMENDMENT; WAIVER

      Subject to applicable law, the Reorganization Agreement may be amended at any time; provided, however, that an amendment made subsequent to the adoption of the Reorganization Agreement by the Old STAT Stockholders and the AmHealth Shareholders shall not alter or change the amount or kind of consideration to be received in the Exchange or alter or change any of the terms and conditions of the Reorganization Agreement so as to adversely affect the Old STAT Stockholders, the AmHealth Shareholders or the AmHealth Partners. A party may, to the extent legally allowed and at any time prior to the Exchange, extend the time for performance of any of the obligations of the other party and waive inaccuracies in the representations and warranties or compliance with any of the agreements or conditions for its benefit contained in the Reorganization Agreement.

                      RIGHTS OF DISSENTING SHAREHOLDERS

AMHEALTH SHAREHOLDERS

     Article 5.12 of the Texas Business Corporation Act gives each AmHealth Shareholder the right to object to the Exchange and to demand payment of the fair value of such shareholders shares of AmHealth Common Stock calculated as of the day that the action authorizing the Exchange was

                                       49

approved by the requisite holders of shares needed to effect the Exchange, excluding any appreciation or depreciation in anticipation of the Exchange. A dissenting shareholder is not required to vote against the Exchange in order to perfect his or her dissenters'rights.

     If the terms of the Exchange are approved (without a meeting of the AmHealth Shareholders), AmHealth must, within ten (10) days after the date the Exchange is effected, mail to each stockholder of record as of the effective date of the Exchange notice of the fact and date of the Exchange and that the stockholder may exercise the right to dissent from the Exchange. The notice shall be accompanied by a copy of Article 5.12 and any articles or documents filed by AmHealth with the Secretary of State of the State of Texas to effect the Exchange. If the AmHealth Shareholder did not vote in favor of the Exchange, such AmHealth Shareholder may, within 20 days after the date of mailing of the notice, make written demand on AmHealth for the fair value of his shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the Exchange was delivered to AmHealth, excluding any appreciation or depreciation in anticipation of the Exchange. The demand shall state the number and class of shares owned by the dissenting shareholders and the fair value of the shares as estimated by the shareholder. ANY SHAREHOLDER FAILING TO MAKE DEMAND WITHIN THE TWENTY (20) DAY PERIOD SHALL BE BOUND BY THE EXCHANGE.

     Within twenty (20) days after receipt by AmHealth of a demand by a dissenting shareholder for payment of the fair value of its shares, AmHealth shall deliver or mail to the dissenting shareholder a written notice to the effect that it will either (i) pay the amount claimed within ninety (90) days after the date the Exchange was effected upon the surrender of the duly endorsed share certificates or (ii) pay some other amount as the fair value within ninety
(90) days after the date the Exchange was effected, upon receipt of notice within sixty (60) days after the date the Exchange was effected from the dissenting shareholder that such shareholder will accept such amount in exchange for surrender of its duly endorsed share certificates. If AmHealthand the dissenting shareholder can agree upon the fair value, such value will be paid to the dissenting shareholder and such shareholder shall cease to have any interest in such shares or in either New STAT or AmHealth. If agreement as to the fair value cannot be reached, either the dissenting shareholder or AmHealth may, within the time limits prescribed by Article 5.12, file a petition in Bexar County, Texas, asking for a finding and determination of the fair value of such shares. Court costs shall be allotted between the parties in such manner as the court shall determine to be fair and equitable.

     The foregoing summary does not purport to be a complete statement of the rights of dissenting shareholders, and such summary is qualified in its entirety by references to Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, which are reproduced in full as Appendix II hereto.

     THERE ARE NO SIMILAR STATUTORY RIGHTS FOR AMHEALTH PARTNERS; HOWEVER, NO AMHEALTH PARTNER MAY BE COMPELLED TO PARTICIPATE IN THE EXCHANGE.

OLD STAT STOCKHOLDERS

     Section 262 of the Delaware General Corporation Law (the "DGCL") specifically excludes appraisal rights for holders of Old STAT Common Stock.

                                       50

          MARKET PRICE OF OLD STAT COMMON STOCK AND DIVIDEND POLICY

     Old STAT Common Stock has been quoted on the Nasdaq SmallCap Market System since April 21, 1995 under the symbol "ERDR", and also on the Boston Stock Exchange since April 21, 1995, under the symbol "EDR". On November 7, 1995, the last full trading day prior to the public announcement of the initial Reorganization Agreement, the last sale price per share of Old STAT Common Stock on the Nasdaq SmallCap Market and on the Boston Stock Exchange was $3 3/8. On May 17, 1996, the last sale price per share of Old STAT Common Stock on the Nasdaq SmallCap Market was $8 1/2. Old STAT stockholders, AmHealth Shareholders and AmHealth Partners are urged to obtain current quotations for Old STAT Common Stock. The following table sets forth the high and low sales prices for the Old STAT Common Stock as reported by the Nasdaq SmallCap Market and the Boston Stock Exchange for the periods indicated.

                                        HIGH        LOW
                                        -----      -----
1995:
     Second Quarter (beginning April
       21)...........................  $3 13/16   $2 1/8
     Third Quarter...................   3 7/8      2 3/8
     Fourth Quarter..................   5          2 3/4
1996:
     First Quarter...................   6 3/4      3 5/8
     Second Quarter (through May
     17).............................   8 3/4      5 5/8

     On May 6, 1996, there were approximately 1,100 beneficial holders of Old STAT Common Stock.

     To date, Old STAT has paid no cash dividends and New STAT has no present intention of paying any dividends on the New STAT Common Stock in the foreseeable future, as it intends to use its earnings, if any, to generate increased growth. The payment by New STAT of cash dividends, if any, in the future, rests solely within the discretion of the New STAT Board and will depend upon, among other things, New STAT's earnings, capital requirements and financial condition, as well as other factors deemed relevant by the New STAT Board. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders may also limit New STAT's ability to pay dividends.

     Application has been made to have the New STAT Common Stock approved for quotation on the Nasdaq Small Cap Market and listed on the Boston Stock Exchange. The prices at which the Old STAT Common Stock has traded in the past are not necessarily indicative of the prices at which the New STAT Common Stock will trade after the consummation of the Exchange.

                                      51

     There is no public market for the AmHealth Common Stock or for the AmHealth Units. The AmHealth Corporations have paid no cash dividends to date. The AmHealth Partnerships have historically made cash distributions in an amount approximately equal to 90% of their available cash flow. During the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994, cash distributions declared aggregated $674,000, $2,005,000 and $481,000, respectively. No cash distributions were declared in 1993. Cash distributions by the AmHealth Partnerships during the three months ended March 31, 1996 and the years ended December 31, 1995 and 1994 were as follows:

                                      THREE MONTHS           YEAR ENDED
                                         ENDED              DECEMBER 31,
                                       MARCH 31,     ---------------------------
        AMHEALTH PARTNERSHIP              1996            1995          1994
- ------------------------------------- ------------   --------------  -----------
AmHealth Kidney Centers of the
  Valley, Ltd. ...................... $  275,000    $    1,133,000  $   423,000
Weslaco Kidney Center, Ltd. .........     93,000           310,000      --
Starr Dialysis Center, Ltd. .........     25,000           102,000      --
AmHealth Medical Management, Ltd. ...    200,000           550,000      --
Brownsville Hyperbaric Healthcare,
  Ltd. ..............................    175,000           290,000      --
Southwestern Infusion Healthcare,
  Ltd. ..............................    --                126,000       85,000
AmHealth Ambulatory Healthcare,
  Ltd. ..............................    324,000           745,000      --
                                      ------------   --------------  -----------
                                       1,092,000         3,256,000      508,000
Elimination of inter-entity
  distributions......................   (418,000)       (1,251,000)     (27,000)
                                      -----------   --------------  -----------
     Total distributions............. $  674,000    $    2,005,000  $   481,000
                                      ===========   ==============  ===========


                      PRO FORMA COMBINED CAPITALIZATION

     The following table sets forth the actual capitalization of Old STAT and the AmHealth Corporations and AmHealth Partnerships as of March 31, 1996. The combined pro forma amounts for these entities give effect, as of that date, to the issuance of 11,200,000 shares of Common Stock upon the consummation of the Exchange, which will be accounted for on a pooling of interests basis. This information should be read in conjunction with the financial statements and related notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus.

                                                         MARCH 31, 1996
                                        ------------------------------------------------
                                                           AMHEALTH
                                                         CORPORATION
                                           STAT        AND ITS RELATED
                                        HEALTHCARE,       HEALTHCARE          COMBINED
                                           INC.            ENTITIES         PRO FORMA(1)
                                        -----------     ---------------     ------------
Current portion of long-term debt....    $  --             $  90,000         $    90,000
Current portion of capital lease
  obligations........................       --                58,000              58,000
Long-term debt.......................       --               134,000             134,000
Long-term capital lease
  obligations........................       --             1,395,000           1,395,000
Common stock subject to rescission...       310,000          --                  310,000
Equity/capital:
     Common stock....................        36,000          --                  148,000
     Capital in excess of par........     3,907,000          --                3,907,000
     Retained earnings...............       940,000        2,006,000           2,834,000
                                        -----------     ---------------     ------------
Total equity.........................     4,883,000        2,006,000           6,889,000
                                        -----------     ---------------     ------------
Total capitalization.................    $5,193,000        $3,683,000        $ 8,876,000
                                        ===========     ===============     ============

- ------------
(1) Adjusted to reflect the issuance of 11,200,000 shares of Common Stock upon the consummation of the Exchange.

                                      52

              UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements have been prepared based on the historical financial statements of Old STAT and AmHealth giving effect to the issuance of 11,200,000 shares of New STAT Common Stock upon the consummation of the Exchange, which will be accounted for on a "pooling of interests" basis. The Exchange must be approved by at least 66 2/3% of the shareholders of AmHealth, but the merger will not be effected unless 90% approve and a minimum number of AmHealth Partners participate in the Exchange, thereby qualifying the transaction for pooling of interests accounting.

     The unaudited pro forma combined balance sheet as of December 31, 1995 also gives effect to the 1996 acquisition of Amedica, Ltd. and the 1996 acquisition of a hospital contract as if they had occurred on December 31, 1995. The unaudited pro forma combined income statement for the year ended December 31, 1995 also gives effect to the 1996 acquisitions of Amedica, Ltd. and the hospital contract as if each had occurred as of January 1, 1995. The Amedica acquisition will be accounted for by the purchase method of accounting.

     The unaudited pro forma combined financial statements are not necessarily indicative of the results that actually would have occurred if the combined operations had been conducted during the periods presented and they are not necessarily indicative of operating results to be expected in future periods. They should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                      53

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1996

                                            OLD                        PRO FORMA       COMBINED
                                           STAT         AMHEALTH      ADJUSTMENTS     PRO FORMA
                                       -------------  -------------   -----------   --------------
               ASSETS
Cash and cash equivalents............  $     375,000  $     584,000    $  --        $      959,000
Accounts receivable, net.............      4,283,000      1,426,000       --             5,709,000
Prepaids and other current assets....        805,000        352,000      (430,000)         727,000
                                       -------------  -------------   -----------   --------------
           Total current assets......      5,463,000      2,362,000      (430,000)       7,395,000
Property, equipment and furnishings,
  net................................        117,000      2,113,000       --             2,230,000
Intangible assets, net...............      1,447,000       --             --             1,447,000
Deferred offering costs and other
  non-current assets.................          9,000        149,000       --               158,000
                                       -------------  -------------   -----------   --------------
           Total assets..............  $   7,036,000  $   4,624,000    $ (430,000)  $   11,230,000
                                       =============  =============   ===========   ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of long-term debt....  $    --        $      90,000    $  --        $       90,000
Current portion of capital lease
  obligations........................       --               58,000       --                58,000
Accounts payable.....................        632,000        130,000       100,000          862,000
Accrued liabilities..................      1,211,000        414,000      (180,000)       1,445,000
Distributions payable to shareholders
  and partners.......................       --              397,000       --               397,000
                                       -------------  -------------   -----------   --------------
           Total current
             liabilities.............      1,843,000      1,089,000       (80,000)       2,852,000
Long-term debt.......................       --              134,000       --               134,000
Long-term capital lease
  obligations........................       --            1,395,000       --             1,395,000
                                       -------------  -------------   -----------   --------------
           Total liabilities.........      1,843,000      2,618,000       (80,000)       4,381,000
                                       -------------  -------------   -----------   --------------
Common stock subject to rescission...        310,000       --                --            310,000
                                       -------------  -------------   -----------   --------------
Minority interest....................       --             --              22,000           22,000
                                       -------------  -------------   -----------   --------------
Shareholders' equity:
     Common stock....................         36,000       --             112,000          148,000
     Capital in excess of par
        value........................      3,907,000       --             --             3,907,000
     Retained earnings...............        940,000      2,006,000      (484,000)       2,462,000
                                       -------------  -------------   -----------   --------------
           Total shareholders'
             equity..................      4,883,000      2,006,000      (372,000)       6,517,000
                                       -------------  -------------   -----------   --------------
           Total liabilities and
             shareholders' equity....  $   7,036,000  $   4,624,000    $ (430,000)  $   11,230,000
                                       =============  =============   ===========   ==============

      See accompanying notes to unaudited proforma financial statements.

                                      54

                UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      THREE MONTHS ENDED MARCH 31, 1996


                                                                   PRO FORMA       COMBINED
                                        OLD STAT     AMHEALTH     ADJUSTMENTS      PRO FORMA
                                        ---------    ---------    ------------   -------------
Net service revenues.................   $4,442,000   $3,107,000    $   --        $   7,549,000
                                        ---------    ---------    ------------   -------------
Operating expenses:
     Professional medical fees.......   2,823,000       --             --            2,823,000
     Human resources.................     560,000    1,187,000         --            1,747,000
     Supplies........................      36,000       --             --              566,000
     Billing and collection costs....     445,000       --             --              445,000
     Outside services and other......      66,000      235,000         --              301,000
     Liability insurance.............     240,000       --             --              240,000
     Furniture and equipment.........      --          101,000         --              101,000
     Occupancy.......................      62,000       --             --               62,000
                                        ---------    ---------    ------------   -------------
           Total operating
           expenses..................   4,232,000    2,053,000         --            6,285,000
                                        ---------    ---------    ------------   -------------
Operating income.....................     210,000    1,054,000         --            1,264,000
Interest and other income
  (expense)..........................       5,000      (51,000)        --              (46,000)
                                        ---------    ---------    ------------   -------------
Income before income taxes...........     215,000    1,003,000         --            1,218,000
Pro forma income taxes...............      77,000      341,000         --              418,000
                                        ---------    ---------    ------------   -------------
Pro forma net income.................   $ 138,000    $ 662,000     $   --        $     800,000
                                        =========    =========    ============   =============
Pro forma net income per common
  share..............................   $    0.03                                $        0.05
                                        =========                                =============

     See accompanying notes to unaudited pro forma financial statements.

                                      55

              NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                                MARCH 31, 1996

(1) The unaudited pro forma combined financial statements have been prepared based on the historical financial statements of Old STAT and AmHealth giving effect to the issuance of 11,200,000 shares of New STAT Common Stock upon the consummation of the Exchange, which will be accounted for on a "pooling of interests" basis ($112,000 increase in common stock and $112,000 decrease in retained earnings). The Exchange will not be consummated unless at least 90% of the combined equity interests in all of the AmHealth entities participate in the Exchange, thereby enabling the Exchange to qualify for pooling of interests accounting. Assuming that dissenting shareholders/partners representing a 10% equity interest in the AmHealth entities retain their minority interest, unaudited pro forma combined financial statement information as of and for the three months ended March 31, 1996 would be as follows:

Combined balance sheet information:
     Total assets....................  $   11,230,000
     Total liabilities...............       4,381,000
     Minority interest...............         201,000
     Common stock subject to
       rescission....................         310,000
     Shareholders' equity:
           Common stock..............         137,000
           Capital in excess of
           par.......................       3,907,000
           Retained earnings.........       2,294,000
                                       ==============
Combined income statement
information:
     Net service revenues............  $    7,549,000
     Operating income................       1,264,000
     Minority interest in earnings of
        AmHealth.....................         100,000
     Pro forma net income............         734,000
                                       ==============
     Pro forma net income per common
        share........................  $         0.05
                                       ==============

     No effect has been given in the pro forma financial statements to the possibility that 10% dissenting shareholder/partners could demand and receive the fair value of their interests in cash ($6,440,000 based on the closing price per share of $5.75 for Old STAT common stock on March 31,
     1996) rather than retain a minority interest.

(2) The combined income statement data has been adjusted to reflect the pro forma effect of income taxes not otherwise payable by the AmHealth entities which are S corporations or partnerships based on an effective tax rate of 34%.

(3) Pro forma net income per common share is computed based on the number of shares used in the calculation of net income per common share for Old STAT, plus the number of shares of New STAT Common Stock to be issued to the shareholders or partners of each AmHealth entity, as if such shares were outstanding since the date of inception for each entity. The number of shares used in this computation is as follows:

Old STAT.............................       3,980,390
AmHealth.............................      11,200,000
                                       --------------
                                           15,180,390
                                       ==============

                                      56

              NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                                MARCH 31, 1996
                                 (CONTINUED)

(4) Pro forma adjustments have been made in the pro forma combined balance sheet to reflect expensing of direct transaction costs ($430,000 reduction of other current assets and $100,000 increase in accounts payable) and the related decrease in income taxes payable ($180,000) and reduction in retained earnings ($350,000).

(5) No effect has been given in the pro forma combined income statement to the estimated direct transaction costs, aggregating approximately $350,000, net of income taxes, which will be charged to operations in the period the Exchange is consummated.

(6) The pro forma combined balance sheet has been adjusted to reflect a 25% minority interest in Brownsville Kidney Center, Ltd. ($22,000 increase in minority interest and $22,000 decrease in retained earnings). Because operations will not commence until the second quarter of 1996, no adjustment has been made to the pro forma income statement.

                                      57

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              DECEMBER 31, 1995

                                            OLD                        AMEDICA,      PRO FORMA      COMBINED
                                           STAT         AMHEALTH         LTD.       ADJUSTMENTS    PRO FORMA
                                       -------------  -------------  -------------  ------------   ----------
               ASSETS
Cash and cash equivalents............  $   1,763,000  $     775,000  $      14,000   $(1,160,000)  $1,392,000
Accounts receivable, net.............      3,306,000      1,259,000        114,000       --         4,679,000
Prepaids and other current assets....        686,000        392,000       --            (430,000)     648,000
                                       -------------  -------------  -------------  ------------   ----------
     Total current assets............      5,755,000      2,426,000        128,000    (1,590,000)   6,719,000
Property, equipment and furnishings,
  net................................         96,000      2,165,000          7,000       --         2,268,000
Intangible assets....................       --             --             --           1,470,000    1,470,000
Deferred offering costs and other
  non-current assets.................          9,000        124,000       --             --           133,000
                                       -------------  -------------  -------------  ------------   ----------
     Total assets....................  $   5,860,000  $   4,715,000  $     135,000   $  (120,000)  $10,590,000
                                       =============  =============  =============  ============   ==========
           LIABILITIES AND
        SHAREHOLDERS' EQUITY
Current portion of long-term debt....  $    --        $      88,000  $      25,000   $   --        $  113,000
Current portion of capital lease
  obligations........................       --               48,000       --             --            48,000
Accounts payable.....................        307,000        618,000       --             100,000    1,025,000
Accrued liabilities..................        858,000        361,000       --            (180,000)   1,039,000
Distributions payable to shareholders
  and partners.......................       --              283,000       --             --           283,000
                                       -------------  -------------  -------------  ------------   ----------
     Total current liabilities.......      1,165,000      1,398,000         25,000       (80,000)   2,508,000
Long-term debt.......................       --              156,000        125,000       --           281,000
Long-term capital lease
  obligations........................       --            1,484,000       --             --         1,484,000
                                       -------------  -------------  -------------  ------------   ----------
     Total liabilities...............      1,165,000      3,038,000        150,000       (80,000)   4,273,000
                                       -------------  -------------  -------------  ------------   ----------
Common stock subject to rescission...       --             --             --             310,000      310,000
                                       -------------  -------------  -------------  ------------   ----------
Minority interest....................       --             --             --              22,000       22,000
                                       -------------  -------------  -------------  ------------   ----------
Shareholders' equity:
     Common stock....................         36,000       --             --             112,000      148,000
     Capital in excess of par
        value........................      3,857,000       --             --               --       3,857,000
     Retained earnings...............        802,000      1,677,000        (15,000)     (484,000)   1,980,000
                                       -------------  -------------  -------------  ------------   ----------
           Total shareholders'
             equity..................      4,695,000      1,677,000        (15,000)     (372,000)   5,985,000
                                       -------------  -------------  -------------  ------------   ----------
           Total liabilities and
             shareholders' equity....  $   5,860,000  $   4,715,000  $     135,000   $  (120,000)  $10,590,000
                                       =============  =============  =============  ============   ===========

      See accompanying notes to unaudited proforma financial statements.

                                      58

                UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS

                                                       YEAR ENDED DECEMBER 31, 1995
                                       ------------------------------------------------------------    YEAR ENDED      YEAR ENDED
                                                               AMEDICA,     PRO FORMA     COMBINED    DECEMBER 31,    DECEMBER 31,
                                        OLD STAT   AMHEALTH      LTD.      ADJUSTMENTS   PRO FORMA        1994            1993
                                       ----------  ---------   --------    -----------   ----------   ------------    ------------
Net service revenues.................  $14,124,000 $9,017,000  $439,000    $   --        $23,580,000   $14,521,000     $10,043,000
Operating expenses:
    Professional medical fees........   9,241,000     --         --            --         9,241,000     7,714,000       6,822,000
    Human resources..................   1,405,000  3,235,000   227,000         --         4,867,000     1,949,000       1,107,000
    Supplies.........................      61,000  1,757,000     9,000         --         1,827,000     1,143,000         375,000
    Billing and collection costs.....   1,461,000     --         --            --         1,461,000       795,000         304,000
    Outside services and other.......      78,000    892,000   241,000        102,000     1,313,000       692,000         290,000
    Liability insurance..............     706,000     --         --            --           706,000       481,000         368,000
    Furniture and equipment..........      56,000    344,000     --            --           400,000       224,000          89,000
    Occupancy........................     139,000     --        40,000         --           179,000        43,000          38,000
                                       ----------  ---------   --------    -----------   ----------   ------------    ------------
        Total operating expenses.....  13,147,000  6,228,000   517,000        102,000    19,994,000    13,041,000       9,393,000
                                       ----------  ---------   --------    -----------   ----------   ------------    ------------
Operating income.....................     977,000  2,789,000   (78,000 )     (102,000 )   3,586,000     1,480,000         650,000
Interest and other income
  (expense)..........................      44,000   (165,000)   (1,000 )       --          (122,000)       (5,000)        (33,000)
                                       ----------  ---------   --------    -----------   ----------   ------------    ------------
Income (loss) before income taxes....   1,021,000  2,624,000   (79,000 )     (102,000 )   3,464,000     1,475,000         617,000
Pro forma income taxes...............     347,000    892,000   (27,000 )      (35,000 )   1,177,000       501,000         210,000
                                       ----------  ---------   --------    -----------   ----------   ------------    ------------
Pro forma net income (loss)..........  $  674,000  $1,732,000  $(52,000)   $  (67,000 )  $2,287,000    $  974,000      $  407,000
                                       ==========  =========   ========    ===========   ==========   ============    ============
Pro forma net income per common
  share..............................  $     0.21                                        $     0.19    $     0.14      $     0.08
                                       ==========                                        ==========   ============    ============

     See accompanying notes to unaudited pro forma financial statements.

                                      59

              NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                              DECEMBER 31, 1995

 (1) The unaudited pro forma combined financial statements have been prepared based on the historical financial statements of Old STAT and AmHealth giving effect to the issuance of 11,200,000 shares of New STAT Common Stock upon the consummation of the Exchange, which will be accounted for on a "pooling of interests" basis ($112,000 increase in common stock and $112,000 decrease in retained earnings). The Exchange will not be consummated unless at least 90% of the combined equity interests in all of the AmHealth entities participate in the Exchange, thereby enabling the Exchange to qualify for pooling of interests accounting. Assuming that dissenting shareholders/partners representing a 10% equity interest in the AmHealth entities retain their minority interest, unaudited pro forma combined financial statement information as of and for the year ended December 31, 1995 would be as follows:

Combined balance sheet information:
     Total assets....................  $   10,590,000
     Total liabilities...............       4,273,000
     Minority interest...............         168,000
     Common stock subject to
       rescission....................         310,000
     Shareholders equity:
           Common stock..............         137,000
           Capital in excess of
           par.......................       3,857,000
           Retained earnings.........       1,845,000
                                       ==============
Combined income statement
information:
     Net service revenues............  $   23,580,000
     Operating income................       3,586,000
     Minority interest in earnings of
        AmHealth.....................         262,000
     Pro forma net income............       2,114,000
                                       ==============
     Pro forma net income per common
        share........................  $         0.19
                                       ==============

      No effect has been given in the pro forma financial statements to the possibility that 10% dissenting shareholder/partners could demand and receive the fair value of their interests in cash ($5,040,000 based on the closing price per share of $4.50 for Old STAT common stock on December 31,
      1995) rather than retain a minority interest.

 (2) The combined income statement data has been adjusted to reflect the pro forma effect of income taxes not otherwise payable by the AmHealth entities which are S corporations or partnerships based on an effective tax rate of 34%.

 (3) The pro forma combined income statements for 1994 and 1993 represent the historical financial statements of Old STAT and AmHealth together, adjusted to reflect the pro forma effect of income taxes not otherwise payable by the AmHealth entities which are S corporations and partnerships and by STAT Physicians, an S corporation, for the eight months ended December 31, 1994 and the year ended December 31, 1995.

                                      60

              NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                              DECEMBER 31, 1995
                                 (CONTINUED)

 (4) Pro forma net income per common share is computed based on the number of shares used in the calculation of net income per common share for Old STAT, plus the number of shares of New STAT Common Stock to be issued to the shareholders or partners of each AmHealth entity, as if such shares were outstanding since the date of inception for each entity. The number of shares used in this computation is as follows:

                                        1995          1994         1993
                                    -------------  -----------  -----------
Old STAT..........................      3,180,504    2,199,624    2,199,624
AmHealth..........................      8,716,867    4,879,507    3,058,330
Other acquisitions................         67,904      --           --
                                    -------------  -----------  -----------
                                       11,965,275    7,079,131    5,257,954
                                    =============  ===========  ===========

 (5) Pro forma adjustments have been made in the pro forma combined balance sheet to reflect expensing of direct transaction costs ($430,000 reduction of other current assets and $100,000 increase in accounts payable) and the related decrease in income taxes payable ($180,000) and reduction in retained earnings ($350,000).

 (6) No effect has been given in the 1995 pro forma combined income statement to the estimated direct transaction costs, aggregating approximately $350,000, net of income taxes, which will be charged to operations in the period the Exchange is consummated.

 (7) On February 1, 1996, Old STAT acquired Amedica, Ltd. The acquisition will be accounted for as a purchase (cash of $200,000 and common stock of $70,000, which is subject to rescission) and the acquired contract rights will be amortized over 5 years using the straight-line method and the excess of purchase price over fair value of assets acquired will be amortized over 20 years using the straight-line method. Pro forma adjustments have been made to reflect the intangible assets at December 31, 1995 ($270,000) and amortization of the intangible assets ($24,000) assuming the acquisition had taken place January 1, 1995.

 (8) The historical income statement data of Amedica, Ltd. has been adjusted to reflect the pro forma effect of income taxes not otherwise payable by it as a partnership based on an effective tax rate of 34%.

 (9) On January 31, 1996, Old STAT acquired the rights to a hospital contract (cash of $960,000 and common stock of $240,000, which is subject to rescission). Covenants not to compete will be amortized over 5 years using the straight-line method and the contract rights will be amortized over 20 years using the straight-line method. Pro forma adjustments have been made to reflect the intangible assets (covenants not to compete and contract rights) at December 31, 1995 ($1,200,000) and amortization of the intangible assets ($78,000) assuming the contract acquisition had taken place January 1, 1995.

(10) The pro forma combined balance sheet has been adjusted to reflect a 25% minority interest in Brownsville Kidney Center, Ltd. ($22,000 increase in minority interest and $22,000 decrease in retained earnings). Because operations will not commence until 1996, no adjustment has been made to the pro forma income statement.

                                      61

                     SELECTED FINANCIAL DATA OF OLD STAT

     The following table sets forth selected income statement data of Old STAT and STAT Physicians. Operating results for the periods presented are not necessarily indicative of future operating results. The following information should be read in conjunction with the audited financial statements and the notes thereto and "Old STAT Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Joint Proxy Statement/Prospectus.

     The statements of income data set forth below should be read in conjunction with the audited financial statements listed in the "Index to Financial Statements" included in this Joint Proxy Statement/Prospectus. The combined statement of income data for the year ended December 31, 1994 is derived from the consolidated income statement of Old STAT for the four months ended December 31, 1994 and the income statement of STAT Physicians for the eight months ended August 31, 1994, the latter as adjusted to reflect the effect of income taxes. Under a Management Agreement effective September 1, 1994, Old STAT began management of the administration of physicians service contracts between STAT Physicians and hospital emergency departments. According to the terms of the Management Agreement between STAT Physicians and Old STAT, Old STAT is responsible to pay for direct and operating expenses of STAT Physicians. The income statement for 1993 includes only the income statement of STAT Physicians as adjusted to reflect the effect of income taxes.

                                      62

                     STAT HEALTHCARE, INC. ("OLD STAT")
                         AND SOUTH TEXAS ACUTE TRAUMA
                         PHYSICIANS, P.A. -- COMBINED

STATEMENTS OF INCOME DATA:

                                                                                                            SOUTH TEXAS
                                             OLD STAT                                        OLD STAT       ACUTE TRAUMA
                                           CONSOLIDATED        OLD STAT                    CONSOLIDATED   PHYSICIANS, P.A.
                                        THREE MONTHS ENDED   CONSOLIDATED     COMBINED     FOUR MONTHS      EIGHT MONTHS
                                            MARCH 31,         YEAR ENDED     YEAR ENDED       ENDED            ENDED
                                       --------------------  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,      AUGUST 31,
                                         1996       1995         1995           1994           1994           1994(A)
                                       ---------  ---------  ------------   ------------   ------------   ----------------
Net service revenues.................  $4,442,000 $3,255,000  $14,124,000    $10,548,000    $3,672,000       $6,876,000
Direct expenses:
    Physicians' fees.................  2,823,000  2,200,000    9,241,000      7,714,000      2,601,000        5,113,000
    Liability insurance..............    240,000    143,000      706,000        481,000        167,000          314,000
    Billing and collection...........    445,000    316,000    1,461,000        795,000        322,000          473,000
                                       ---------  ---------  ------------   ------------   ------------   ----------------
        Total direct expenses........  3,508,000  2,659,000   11,408,000      8,990,000      3,090,000        5,900,000
                                       ---------  ---------  ------------   ------------   ------------   ----------------
        Gross profit.................    934,000    596,000    2,716,000      1,558,000        582,000          976,000
                                       ---------  ---------  ------------   ------------   ------------   ----------------
Operating expenses:
    Human resources..................    560,000    316,000    1,405,000        861,000        336,000          525,000
    Occupancy........................     44,000     14,000      139,000         43,000         17,000           27,000
    Furniture and equipment..........     18,000      5,000       56,000         28,000          8,000           19,000
    Supplies.........................     36,000     11,000       61,000         27,000         11,000           16,000
    Outside services and other.......     66,000      7,000       78,000         76,000          8,000           68,000
                                       ---------  ---------  ------------   ------------   ------------   ----------------
        Total operating expenses.....    724,000    353,000    1,739,000      1,035,000        380,000          655,000
                                       ---------  ---------  ------------   ------------   ------------   ----------------
        Operating income.............    210,000    243,000      977,000        523,000        202,000          321,000
Interest income......................      5,000     --           75,000        --             --              --
Interest expense.....................     --        (17,000)     (31,000)       (24,000)        (9,000)         (16,000)
                                       ---------  ---------  ------------   ------------   ------------   ----------------
    Income before income taxes.......    215,000    226,000    1,021,000        499,000        193,000          305,000
Income taxes.........................     77,000     77,000      347,000         65,000         65,000         --
Pro forma income taxes...............     --         --          --             104,000        --               103,000
                                       ---------  ---------  ------------   ------------   ------------   ----------------
    Net income.......................  $ 138,000  $ 149,000   $  674,000                    $  128,000
                                       =========  =========  ============                  ============
    Pro forma net income.............                                        $  330,000                      $  202,000
                                                                            ============                  ----------------

Net income per common share..........      $0.03      $0.07        $0.21                         $0.06
                                       =========  =========  ============                  ============

Pro forma net income per common
  share(b)...........................                                       $      0.15                   $         0.09
                                                                            ============                  ================

                                         SOUTH TEXAS
                                         ACUTE TRAUMA
                                       PHYSICIANS, P.A.
                                          YEAR ENDED
                                         DECEMBER 31,
                                           1993(A)
                                       ----------------
Net service revenues.................     $8,873,000
Direct expenses:
    Physicians' fees.................      6,823,000
    Liability insurance..............        368,000
    Billing and collection...........        304,000
                                       ----------------
        Total direct expenses........      7,495,000
                                       ----------------
        Gross profit.................      1,378,000
                                       ----------------
Operating expenses:
    Human resources..................        713,000
    Occupancy........................         38,000
    Furniture and equipment..........         30,000
    Supplies.........................         39,000
    Outside services and other.......         63,000
                                       ----------------
        Total operating expenses.....        883,000
                                       ----------------
        Operating income.............        495,000
Interest income......................       --
Interest expense.....................        (13,000)
                                       ----------------
    Income before income taxes.......        482,000
Income taxes.........................       --
Pro forma income taxes...............        164,000
                                       ----------------
    Net income.......................

    Pro forma net income.............     $  318,000
                                       ================

Net income per common share..........

Pro forma net income per common
  share(b)...........................  $         0.15
                                       ================

- ------------
(a) Amounts represent historical results of STAT Physicians as adjusted to reflect pro forma income taxes for STAT Physicians based on an effective corporate tax rate of 34%.

(b) Pro forma net income per common share is based on the number of common and common equivalent shares of Old STAT as if all shares were outstanding for the entire period, less the number of treasury shares assumed to have been purchased (at the initial offering price of the Old STAT common stock) from the proceeds of actual sales of stock.

                                   OLD STAT

                                                             DECEMBER 31,
                                       MARCH 31,    ----------------------------
                                         1996           1995           1994
                                     -------------  -------------  -------------
BALANCE SHEET DATA:
Working capital....................  $   3,620,000  $   4,590,000  $     514,000
Total assets.......................      7,036,000      5,860,000      2,094,000
Total liabilities..................      1,843,000      1,165,000      1,346,000
Common stock subject to rescission.        310,000         --             --
Shareholders' equity...............      4,883,000      4,695,000        748,000

                                      63

                OLD STAT MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Old STAT, through the Management Agreement with STAT Physicians, assumed management of the business activities of STAT Physicians commencing September 1, 1994. Accordingly, its operating results from September 1, 1994 through March 31, 1996 represent a continuation of the operating results which had been reported by STAT Physicians for the year ended December 31, 1993 and for the eight-month period ended August 31, 1994. The income statement data for the year ended December 31, 1994 represents the combination of eight months (January 1 through August 31, 1994) of STAT Physicians operations and four months (September 1 through December 31, 1994) of Old STAT's consolidated operations. Since STAT Physicians was a subchapter S corporation and not subject to federal income taxes, adjustments were made to its net income for the eight month period ended August 31, 1994 and the year ended December 31, 1993 to show those results on a comparative basis with Old STAT, which is subject to federal income taxes.

     Old STAT provides management services to STAT Physicians and STAT P.A. which, in turn, provide physicians and related services to hospitals, primarily to staff and manage emergency department operations. STAT Physicians and STAT P.A. currently have contracts and/or agreements with 17 hospitals to provide emergency department services by physicians, who are retained as independent contractors, and to provide related administrative functions, which are performed by Old STAT. Services are scheduled to commence at one additional hospital on July 1, 1996. Sixteen of the hospitals are owned by Columbia and services to 15 of these will be provided pursuant to the Columbia Agreement. All hospitals currently served and the additional hospital being added prior to July 1, 1996, as described, are under fee-for-service arrangements. At December 31, 1994, 3 of 12 then existing contracts were compensated directly by hospitals on a fixed-fee basis.

     The following discussion provides an analysis of the results of operations as described above and liquidity and capital resources of Old STAT and should be read in conjunction with the audited financial statements of Old STAT and STAT Physicians and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

RESULTS OF OPERATIONS

  QUARTER ENDED MARCH 31, 1996 COMPARED TO QUARTER ENDED MARCH 31, 1995

     NET SERVICE REVENUES. Net service revenues increased by $1.2 million or 36% from $3.2 million to $4.4 million. This increase is attributable to a 23% increase in the number of patients treated in hospital emergency departments (from approximately 44,000 to approximately 54,000) coupled with a 10% increase in average revenue per patient (from $73.92 in 1995 to $81.19 in 1996). During the 1995 quarter, 12 emergency departments were served throughout the period and 1 emergency department was served for 1 month. During the 1996 quarter, 11 emergency departments were served throughout the period, 2 emergency departments were served for 2 months and 3 additional emergency departments were served for 1 month. The 5 additional emergency departments which were served for only a portion of the 1996 quarter, represent 5 of 9 additional emergency departments that Old STAT will be serving pursuant to the Columbia Agreement. Service at the remaining 4 emergency departments is scheduled to commence between April 1 and July 1, 1996. Additionally, emergency department services at 2 non-Columbia owned hospitals were terminated effective April 30, 1996.

     DIRECT EXPENSES. Direct expenses increased $849 thousand or 32% from $2.7 million to $3.5 million. Fees paid to independent contract physicians increased $623 thousand and represented 64% of net service revenues in 1996 compared to 68% in 1995. The comparative decrease, from 1995 to 1996 as a percent of revenues, is the result of more efficient utilization of physicians (i.e., increase in patients treated per physician). Billing and collection costs increased $129 thousand or 41%. During the 1995 period, 1 hospital contract was compensated on a direct reimbursement basis and did not

                                      64

incur billing and collection costs, whereas during 1996, all contracts are fee-for-service. Insurance and other costs increased $97 thousand or 68% from 1995. This increase is attributable to an increase in insurance rates which are charged on a per patient visit basis.

     OPERATING EXPENSES. Operating expenses increased $371 thousand or 105% from $353 thousand to $724 thousand. This increase is primarily attributable to human resource costs which increased $244 thousand between the periods because of an increase in administrative personnel necessitated by increased recruiting, credentialing and administrative activities associated with the new hospital contracts obtained during the first quarter of 1996. Occupancy costs increased by $43 thousand from 1995 because of the May 1995 move into different and larger office facilities. Outside services increased by $59 thousand from 1995 primarily because of additional administrative costs associated with Old STAT becoming publicly owned during the second quarter of 1995.

     INCOME TAXES. Income taxes were provided during 1995 at the standard federal corporate rate of 34%. During 1996, the rate increased to approximately 36% because of state income (franchise) taxes. Old STAT has no significant book to tax differences.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     NET SERVICE REVENUES. Net service revenues increased by $3.6 million, or 34%, to $14.1 million in 1995, from $10.5 million for the 1994. This increase is attributable to an 18% increase in patients treated during the periods compared coupled with a 14% increase in net revenue per patient in 1995 compared with 1994. Approximately 180,000 patients were treated during 1995 compared with 153,000 patients during 1994. The comparative increase in patients treated is attributable to new contracts which were started in mid-December 1994 and in March 1995. Patient volumes under contracts serviced throughout both periods were mostly unchanged. The increase in net revenue per patient ($9.53 from $68.94 to $78.47) is attributable to the conversion between 1995 and 1994 of additional contracts to fee-for-service arrangements coupled with increases in levels of service which were required by patients treated. Standard billing rates for medical procedures were identical between the two years.

     DIRECT EXPENSES. Direct expenses consist of professional fees (contract physicians and physicians assistants), liability insurance and external billing and collection costs associated with the contracting of these administrative services. Professional fees increased by $1.5 million, or 20%, to $9.2 million from $7.7 million in 1994. The rate of increase in these fees approximates the rate of increase in number of patients treated. The cost of professional fees per patient treated increased modestly from $50.42 in 1994 to $51.34 in 1995. Liability insurance costs are incurred on a per patient treated basis. The increase in this cost is attributable to the increased number of patients treated coupled with an increase in premium rates from an average of $3.14 per patient in 1994 to $3.92 per patient in 1995. Premium costs, which are subject to change at the policy renewal date, were $4.25 per patient at December 31, 1995. The increase in billing and collection costs, $0.7 million, from $0.8 million to $1.5 million is attributable to the conversion from hospital reimbursement to direct billing (fee-for-service) arrangements under those contracts which had not been converted during 1994. These costs averaged 10.3% of net service revenues for 1995 and would have been approximately 11% of net service revenues had fee-for-service arrangements been in effect throughout the year.

     OPERATING EXPENSES. Operating expenses increased by $0.7 million, or 68%, from $1.0 million in 1994 to $1.7 million in 1995. The majority of this increase is attributable to increases in human resource costs ($0.5 million or 64%) and occupancy costs ($0.1 million or 223%). The increase in human resource costs is attributable to (i) an increase in administrative personnel associated with the increased volume of business, (ii) a comparative increase in salaries paid to the two physician officers of Old STAT whose combined salaried compensation increased from $307 thousand in 1994 to $558 thousand in 1995, and (iii) normal annual salary adjustments provided to employees. The salaries of the physician officers of Old STAT were increased with the formation of Old STAT, whereas during previous periods (when operating as STAT Physicians -- a privately-owned company) they were

                                      65

compensated in part through higher physician contract service rates which were characterized as physician costs. The increase in occupancy costs is primarily attributable to the April 1995 move into larger administrative facilities.

     INTEREST INCOME. Interest income for 1995 was derived from the investment of cash obtained from Old STATs initial public offering in April 1995. Old STAT had no excess cash for investment during 1994.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     NET SERVICE REVENUES. Net service revenues increased by $1.7 million, or 19%, from $8.8 million to $10.5 million. This increase was primarily attributable to an increase in patient visits associated with the addition of hospital contracts that commenced in 1994 (from 130,000 to 153,000) and a modest increase in average revenue per patient of $0.70, from $68.25 to $68.95. Average revenue per patient can be and was positively influenced by an increased number of commercially insured patients. Payors include private insurers, the federal government, state governments, patients and other sources of payment.

     DIRECT EXPENSES. Direct expenses consist of fees to contract physicians, medical liability insurance and billing and collection costs associated with the external contracting of these services. Contract physician fees increased $0.9 million, or 13%, from $6.8 million to $7.7 million and represent 73.1% of net revenues for 1994, compared with 76.9% of net revenues for 1993. The decline as a percent of net revenues is the result of better productivity in 1994 than in 1993. Productivity is measured by the number of patients each doctor treats. Medical liability insurance costs increased 30% as a result of comparative premium increases ($3.14 per patient average in 1994 compared with $2.83 per patient for 1993) and the increase in patient visits. Billing and collection costs increased $0.5 million from $0.3 million in 1993 to $0.8 million in 1994. This increase was directly attributable to an industry wide shift from fixed fee contracts to fee-for-service contracts.

     OPERATING EXPENSES. Operating expenses increased 17%, compared with the 19% increase in net revenues. This increase was primarily attributable to an increase in human resource costs associated with a comparative increase in personnel coupled with annual salary increases awarded to personnel included in both periods.

     INTEREST EXPENSE. The increase in interest expense during 1994, compared with 1993, was attributable to an increase in borrowings to finance accounts receivable necessitated by the shift from fixed fee to fee-for-service business.

LIQUIDITY AND CAPITAL RESOURCES

      Capital requirements of the Old STAT currently relate to three major areas. These are (i) capital needs in connection with the start-up of new contracts; (ii) the need for capital to increase administrative capabilities, including the internalization of billing and collection services and the computerization of patient charts; and (iii) capital needs associated with the AmHealth companies assuming that the Exchange described herein is consummated. Additionally, Old STAT or New STAT may have cash requirements with respect of rescission rights relating to common stock issued in connection with 2 asset purchase transactions consummated during the first quarter of 1996. The stock issued in these transactions was valued at $310,000.

     Experience indicates that upon commencement of a new hospital contract, a period ranging from 90 to 150 days is required to achieve normal cash flows under the contract. Between February 1 and July 1, 1996, Old STAT anticipates starting services at nine new hospitals pursuant to the Columbia Agreement. The commencement of these contracts will create a significant cash flow deficit during their start-up phase. Additionally, with the concurrence of Columbia, the HEMA Contract was purchased, for a price of $1,200,000, from the group which had provided contract emergency medicine services to the hospital for a period in excess of 20 years. The purchase price was paid on January 31, 1996, in cash totaling $960,000 and Old STAT Common Stock valued at $240,000 (52,174 shares).

                                       66

      It is impracticable to quantify the capital requirements for administrative capabilities relating to the internalization of billing and collection services and the computerization of patient charts. With respect to internalizing the billing and collection services, Old STAT is presently evaluating several alternatives which range from acquiring a company that currently performs such services to assessing the costs and related obstacles associated with staffing and equipping a new internal organization. If the acquisition alternative is selected, the acquisition could be accomplished either with cash or with issuance of Old STAT Common Stock. With respect to the computerization of patient charts, there are a large number of alternative systems which are available. Old STAT is currently evaluating several of these alternatives which vary in cost and range from a low of approximately $25,000 per hospital to a high of approximately $100,000 per hospital depending upon sophistication and type of end product. No decision has been made regarding these matters.

     Capital requirements relating to the AmHealth companies principally relate to additional dialysis or hyperbaric equipment. Such needs will vary according to the rate of expansion (i.e. new dialysis center expected to open in Spring of 1996 and a new hyperbaric center expected to open in May 1996) and can be financed either through cash purchases or through bank or lease financing.

     Historically, Old STAT's capital requirements have been met through operating cash flows, bank borrowings and sales of Old STAT Common Stock (private placements and an initial public offering). Old STAT presently has a bank line of credit totaling $1,500,000, of which approximately $600,000 is drawn, and is currently in discussions with several banks regarding a new line of credit for New STAT of approximately $5,000,000. Additionally, management is also in the process of evaluating a secondary public offering of New STAT Common Stock during the second half of 1996. The increased line of credit and the secondary public offering are being evaluated in the context of completion of the Exchange. No assurances can be made that New STAT will be able to accomplish either or both of these financing objectives.

     Inflation has not had, nor is it expected to have, a material impact on the operations and financial condition of Old STAT.

NEW ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The financial accounting standards of SFAS No. 123 permit companies to either continue accounting for stock-based compensation under existing rules or adopt SFAS No. 123 and begin reflecting the fair value of stock options and other forms of stock-based compensation in the results of operations as additional expense. The disclosure requirements of SFAS No. 123 require companies which elect not to record the fair value in the statement of operations to provide pro forma disclosures of net income and earnings per share in the notes to the financial statements as if the fair value of stock-based compensation had been recorded. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995. Old STAT will provide the pro forma disclosures beginning with its 1996 Annual Report and will continue accounting for such plans under the existing accounting rules.

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The requirements are effective for financial statements for fiscal years beginning after December 15, 1995. Old STAT does not anticipate that adoption of SFAS No. 121 will have a significant effect on its financial position or results of operations.

                                       67

FUTURE OUTLOOK FOLLOWING THE EXCHANGE

      In addition to historical information, this Joint Proxy Statement/Prospectus contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. These risks and uncertainties include the fact that, following the Exchange, New STAT will be a relatively young company whose business is still developing. This development will require substantial amounts of funding and New STAT will be dependent on debt financing and the equity markets to finance such efforts. Where access to funding is difficult, New STAT's stockholders may face significant dilution, and the ability of New STAT to proceed with its programs and plans may be significantly and adversely affected. Actions and advances by competitors may also significantly affect New STAT's prospects.

     While this outlook represents managements current judgment on the future direction of the business, these risks and uncertainties are only some of the factors that may ultimately affect New STAT's success, and actual results may differ materially from any future performance suggested in this Joint Proxy Statement/Prospectus. A more detailed explanation of these and other risks is contained under "Risk Factors."

                                      68

                     SELECTED FINANCIAL DATA OF AMHEALTH

     The following table sets forth selected income statement data of AmHealth. Operating results for the periods presented are not necessarily indicative of future operating results. The following information should be read in conjunction with the audited financial statements and the notes thereto and "AmHealth Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Joint Proxy Statement/Prospectus.

     The statements of income data set forth below should be read in conjunction with the audited financial statements listed in the "Index to Financial Statements" included in this Joint Proxy Statement/Prospectus.

                         AMHEALTH CORPORATION AND ITS
                         RELATED HEALTHCARE ENTITIES

COMBINED STATEMENTS OF INCOME DATA:

                                            THREE MONTHS ENDED
                                                MARCH 31,             YEAR ENDED     YEAR ENDED     YEAR ENDED
                                       ----------------------------  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                           1996           1995           1995           1994           1993
                                       -------------  -------------  ------------   ------------   ------------
Net service revenues.................  $   3,107,000  $   1,618,000   $9,017,000     $3,973,000     $1,170,000
Operating expenses:
     Salaries and benefits...........      1,187,000        380,000    3,235,000      1,088,000        394,000
     Supplies........................        530,000        371,000    1,757,000      1,116,000        336,000
     Depreciation and amortization..         101,000         66,000      344,000        196,000         59,000
     Contract services and other.....        235,000        139,000      892,000        616,000        226,000
                                       -------------  -------------  ------------   ------------   ------------
           Total operating expenses..      2,053,000        956,000    6,228,000      3,016,000      1,015,000
                                       -------------  -------------  ------------   ------------   ------------
Operating income.....................      1,054,000        662,000    2,789,000        957,000        155,000
Other income.........................          9,000          3,000       29,000        153,000          1,000
Interest expense.....................        (60,000)       (42,000)    (194,000)      (134,000)       (21,000)
                                       -------------  -------------  ------------   ------------   ------------
           Net income................  $   1,003,000  $     623,000   $2,624,000     $  976,000     $  135,000
                                       =============  =============  ============   ============   ============
Distributions to shareholders and
  partners...........................  $     674,000  $     473,000   $2,005,000     $  481,000     $  --
                                       =============  =============  ============   ============   ============

BALANCE SHEET DATA:

                                                           DECEMBER 31,
                                      MARCH 31,    ----------------------------
                                        1996           1995           1994
                                    -------------  -------------  -------------
Working capital...................  $   1,420,000  $   1,028,000  $     701,000
Total assets......................      4,624,000      4,715,000      2,730,000
Long-term debt and capital lease
  obligations, less current
  portion.........................      1,676,000      1,640,000      1,194,000
Total liabilities.................      2,618,000      3,038,000      1,699,000
Equity/capital....................      2,006,000      1,677,000      1,031,000

                                      69

                AMHEALTH MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     AmHealth commenced active operations of its first dialysis center during the second quarter of 1993. Between that date and March 31, 1996, AmHealth opened a second dialysis center in 1993, a third during the second quarter of 1994 and a fourth during the third quarter of 1995. Additionally, AmHealth commenced management of a hyperbaric medicine unit and personnel and management services to a home healthcare provider during the second quarter for 1995. The significant period to period changes in the comparative financial data provided herein are attributable to these expanding operations throughout the periods presented.

RESULTS OF OPERATIONS

  QUARTER ENDED MARCH 31, 1996 COMPARED TO QUARTER ENDED MARCH 31, 1995

     NET SERVICE REVENUES. Net service revenues increased by $1.5 million or 92%, from $1.6 million in 1995 to $3.1 million in 1996. This increase is attributable to revenue producing units which were in operation throughout the 1996 quarter but were not in existence during the 1995 quarter (healthcare management -- $1.0 million and new dialysis center -- $0.2 million) and revenue increases associated with increased volumes at dialysis centers which were operational throughout both periods -- $0.3 million.

     OPERATING EXPENSES. Operating expenses increased by $1.1 million or 115%, from $1.0 million in 1995 to $2.1 million in 1996. Salaries and benefits accounted for $.8 million of the increase. Approximately $0.7 million of this comparative salary and benefits increase is associated with healthcare management services ($0.6 million) and the new dialysis center ($0.1 million) which commenced services during 1995 but subsequent to the first quarter. The remainder ($0.1 million) is attributable to increased costs at facilities operational during both periods. Contract services and other costs accounted for an additional $0.1 million of the increases. Increases in these costs are attributable to new physician services, rental of medical equipment and advertising and employee recruitment costs.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     NET SERVICE REVENUES. Net service revenues increased by $5.0 million, or 127%, from $4.0 million in 1994 to $9.0 million in 1995. This increase is attributable to the opening of two new dialysis centers in 1994 and 1995 ($1.3 million), the commencement of AmHealth management agreements related to a hyperbaric medicine unit and personnel services to outpatient health care providers ($2.6 million), and increases in revenues for same business volume increases between 1994 and 1995 as an additional $1.1 million.

     OPERATING EXPENSES. Operating expenses increased by $3.2 million or, 106%, from $3.0 million in 1994 to $6.2 million in 1995. The overall increase is primarily due to the expansion in operations as described above. Salaries and benefits increased by 197% or $2.2 million. Approximately $1.2 million is attributable to commencement of AmHealth management and support services agreements, $0.4 million was due to opening of two new dialysis centers, and the remaining increases are attributed to administration ($0.3 million) and year to year increases ($0.3 million). Supplies increased by 57% or $0.6 million. Approximately $0.35 million is due to the opening of two dialysis centers, and $0.25 million is attributed to volume increases for existing operations. All other operating expenses increased by 52% or $0.4 million. These increases were due to the opening of two new dialysis centers and increased activity at existing operations. Overall, the rate of increase in revenues was greater than the rate of increase in operating expenses, because of greater efficiencies obtained through expanded operations, and contributed to an improvement of 191% in operating income.

                                      70

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     NET SERVICE REVENUES. Net service revenues increased by $2.8 million, or 240%, from $1.2 million in 1993 to $4.0 million in 1994. Approximately $1.0 million of the increase was due to the opening of two dialysis centers, one in November 1993 and the second in June 1994, and approximately $1.8 million was due to increases in volume at AmHealth's first dialysis center which opened April 1993.

     OPERATING EXPENSES. Operating expenses increased by $2.0 million, or 197%, from $1.0 million in 1993 to $3.0 million in 1994. Approximately $0.65 million of the increase was attributable to the opening of two dialysis centers as described above, approximately $1.0 million was due to volume increases at AmHealth's first dialysis center, and the remaining increase, $0.35million was due to increases in administrative costs. Overall, operating income rose by 517% between 1993 and 1994 due to business start ups and growth in volume.

LIQUIDITY AND CAPITAL RESOURCES

     From inception through March 31, 1996, liquidity has been maintained and capital resources have been obtained through a combination of equity contributions, financing of capital assets, and operating cash flows.

     AmHealth Shareholders and AmHealth Partners have made equity contributions of approximately $400,000 since inception to capitalize its expanding operations. This was coupled with debt financing for its equipment ($1,400,000) and a $200,000 bank line of credit that remains unused. Operating cash flows since inception have been approximately $4.4 million with approximately $3.2 million of that paid to stockholders and partners in distributions.

     Inflation has not had, nor is expected to have, a material impact on the operations and financial condition of AmHealth. Management believes that operating cash flows will continue to be positive for the current medical centers and that bank or alternative financing mechanisms will be available for expansion needs.

FUTURE OUTLOOK FOLLOWING THE EXCHANGE

     In addition to historical information, this Joint Proxy Statement/Prospectus contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. These risks and uncertainties include the fact that, following the Exchange, New STAT will be a relatively young company whose business is still developing. This development will require substantial amounts of funding and New STAT will be dependent on debt financing and the equity markets to finance such efforts. Where access to funding is difficult, New STAT's stockholders may face significant dilution, and the ability of New STAT to proceed with its programs and plans may be significantly and adversely affected. Actions and advances by competitors may also significantly affect New STAT's prospects.

     While this outlook represents managements current judgment on the future direction of the business, these risks and uncertainties are only some of the factors that may ultimately affect New STAT's success, and actual results may differ materially from any future performance suggested in this Joint Proxy Statement/Prospectus. A more detailed explanation of these and other risks is contained under "Risk Factors."

                                      71

                             BUSINESS OF OLD STAT

GENERAL

     Management of Old STAT believes that emergency departments, which are often the first point of contact with patients, will play an increasingly important role as emergency room physicians increasingly serve as the 24-hour gatekeepers of the healthcare system. Old STAT was incorporated in July 1994 to offer physician contract management services to professional associations that provide emergency department services to hospitals. Old STAT's income is currently derived exclusively from revenues related to the Management Agreements, less direct expenses paid by Old STAT on behalf of STAT Physicians and STAT P.A., as provided for in the Management Agreements, and less the operating expenses of Old STAT. Under contracts with hospitals, STAT Physicians and STAT P.A. are obligated to provide not only emergency department physicians for uninterrupted coverage on a 24-hour, 365-day-a-year basis, but also management and administrative services related to emergency departments.

     Under the Management Agreements, Old STAT manages and administers STAT Physicians' and STAT P.A.'s day-to-day business functions, which include assuming responsibility for the administrative, accounting, personnel and business functions related to the practice of medicine. Old STAT is also responsible for the billing and collection of professional fees for medical services, the maintenance of all financial files and records and the negotiation and administration of all managed care contracts on behalf of STAT Physicians and STAT P.A. Consulting services are also provided by Old STAT in connection with the procurement and administration of professional liability insurance and the employment of personnel by the affiliated physician groups. Old STAT also coordinates the scheduling of STAT Physicians' and STAT P.A.'s staff physicians to provide emergency department coverage and assists the hospital administration and medical staff in such areas as quality assurance, risk management, departmental accreditation and marketing.

     In addition, Old STAT identifies and recruits physicians as candidates for admission to each hospital's medical staff. Only physicians whose credentials meet STAT Physicians' and STAT P.A.'s standards are engaged to provide medical services. STAT Physicians and STAT P.A. currently have contracts with 11 hospitals in the Houston and southeastern Texas area to provide emergency room physician services and contracts with approximately 105 physicians for the delivery of medical services as independent contractors of STAT Physicians and STAT P.A.

     Competitive pressures have focused the attention of many hospital administrators, in both the private and public sectors, on the need for better management of their professional medical staff. Hospitals have increasingly turned to contract management firms with specialized skills to help solve physician contract and scheduling problems, to strengthen the management of their professional medical staff and specific clinical departments, to better control costs, and to assist in meeting their healthcare coverage needs and obligations to patients who are indigent, uninsured or unassigned to a referring private physician. Physicians are also encountering a changing environment in which traditional private practice patterns are being adversely affected by increasing administrative, liability and reimbursement constraints and complexities. Using its management skills and experience, and the economies of scale which the size and specialization of its operations permit, Old STAT provides a management alternative to hospitals while offering a flexible practice and lifestyle alternative to physicians.

     A community's perception of a hospital's emergency department services can be an important factor in determining a hospital's overall viability and profitability, in part because the emergency department is a major source of general admissions to hospitals. Old STAT believes that hospitals use physician management firms to help solve problems associated with the administration and management of hospital emergency departments. Old STAT believes that among the management problems affecting the performance of many hospital emergency departments are difficulties in the recruitment, scheduling and retention of emergency physicians, budgetary concerns and increasing patient volumes.

                                      72

CONTRACTUAL ARRANGEMENTS

     MANAGEMENT AGREEMENTS WITH STAT PHYSICIANS AND STAT P.A. The Management Agreements are perpetual, without provision for cancellation or termination. Under the Management Agreements, Old STAT identifies, recruits and screens potential candidates to serve as emergency room physicians in hospitals which have contracted for STAT Physicians' and STAT P.A.'s physician contract management services. STAT Physicians and STAT P.A. then enter into contracts with physicians meeting its qualifications and provides those physicians as candidates for admission to the hospital's medical staff. Old STAT also coordinates on behalf of and with the assistance of STAT Physicians and STAT P.A. the scheduling of staff physicians to provide coverage on a 24-hour, 365-day-a-year basis for the hospital's emergency departments. In addition, Old STAT assists the hospital's administration and medical staff in such areas as quality assurance, risk management, departmental accreditation and marketing.

     Old STAT also manages and administers STAT Physicians' and STAT P.A.'s day-to-day business functions, which include but are not limited to, assuring responsibility for the administrative, accounting, payroll and personnel functions related to the practice of medicine. Old STAT, under the Management Agreements, also bills and collects the professional fees for the medical services provided on behalf of STAT Physicians and STAT P.A., maintains all files and records, negotiates and administers all hospital contracts, and provides consulting services to STAT Physicians and STAT P.A. in connection with the procurement and administration of professional liability insurance and the employment of personnel. All final decisions relating to medical care are solely that of STAT Physicians and STAT P.A.

     In consideration of the services provided by Old STAT under the Management Agreements, STAT Physicians and STAT P.A. each pays a management fee and provides reimbursement of all related expenses to Old STAT. Each of STAT Physicians and STAT P.A. has also appointed Old STAT its attorney in fact to act on its behalf for the purposes of collecting and receiving all fees and revenues payable to STAT Physicians or STAT P.A., as the case may be, as a result of professional services rendered and for the purpose of carrying out its management functions under its hospital contracts.

     HOSPITAL CONTRACTS. Within the United States, there are approximately 5,200 hospital emergency departments (approximately 375 in the State of Texas). As a general rule, control of emergency departments is fragmented, with less than 25% of the market under the management of national or regional service organizations. According to industry sources, of the 5,200 hospital emergency departments, approximately 1,200 are served by service organizations. Old STAT's management believes that significant opportunity exists to expand Old STAT's base of hospitals and doctors because of the fragmented marketplace and the desire of physicians to associate with larger organizations.

                                      73

     STAT Physicians or STAT P.A. currently provides emergency care services through its indepen-dent contracting physicians with the following hospitals:

              FACILITY                       LOCATION                 STATE DATE
- -------------------------------------   ------------------    ------------------
San Jacinto Methodist Hospital                 Baytown, TX          July 1, 1987
Twelve Oaks Hospital                           Houston, TX           May 1, 1989
Fort Bend Hospital(a)                    Missouri City, TX         April 5, 1990
Alvin Community Hospital(a)                      Alvin, TX      February 1, 1991
Parkway Hospital(a)                            Houston, TX       August 16, 1991
Katy Medical Center(a)                            Katy, TX      December 1, 1992
Kingwood Plaza Hospital(a)                    Kingwood, TX      January 28, 1993
Alice Physicians & Surgeons(b)                   Alice, TX       January 1, 1994
Mainland Regional Health Hospital(a)        Texas City, TX     December 12, 1994
Conroe Regional Medical Center(a)               Conroe, TX      February 1, 1996
Springbranch Medical Center(a)                 Houston, TX      February 1, 1996
Doctors Hospital Airline(a)                    Houston, TX         March 1, 1996
West Houston Medical Center(a)                 Houston, TX         March 1, 1996
Bellaire Hospital(a)                           Houston, TX        March 19, 1996
Sunbelt Medical Center(a)                      Houston, TX         April 1, 1996
Doctors Hospital East Loop(a)                  Houston, TX         April 1, 1996
Rosewood Medical Center(a)                     Houston, TX         April 9, 1996
- ------------
  (a) Facility owned by Columbia and serviced under a single contract with Greater Houston Division.

  (b) Facility owned by Columbia.

     During the year ended December 31, 1995, four hospitals each accounted for 10% or more of net service revenues of Old STAT. These hospitals and the percentage of net service revenues attributable to each are as follows: San Jacinto Methodist Hospital (11%), Katy Medical Center (11%), Fort Bend Hospital (11%) and Mainland Regional Health Hospital (12%).

     Old STAT, through its affiliated physician groups, currently STAT Physicians and STAT P.A., provides contract management services to hospitals under fee-for-service contracts. Hospitals entering into fee-for-service contracts agree to authorize STAT Physicians or STAT P.A. to bill and collect the professional component of the charges for medical services rendered by the STAT Physicians' or STAT P.A.'s contracted physicians. Under fee-for-service arrangements, STAT Physicians and STAT P.A. receive directed disbursements of the amounts collected and, depending on the hospital's patient volume and payor mix, may also receive a stand-by or on-call fee from the hospital. Pursuant to such contracts, STAT Physicians and STAT P.A. assume responsibility for billing and collection and assumes the risks of non-payment, changes in patient volume or payor mix and delays attendant to reimbursement through government programs or third party Payors. All of these factors are taken into consideration by STAT Physicians and STAT P.A., in consultation with Old STAT, in arriving at appropriate contractual arrangements with health care institutions and professionals. STAT Physicians' and STAT P.A.'s service contracts with hospitals generally have a term of two years, and contain provisions permitting renewal for additional periods.

     PHYSICIAN CONTRACTS. STAT Physicians and STAT P.A. contract with physicians as independent contractors to fulfill their contractual obligations to provide qualified doctors to hospital clients. While each hospital with which STAT Physicians or STAT P.A. contracts ultimately determines whether a physician must be board certified in emergency medicine to provide medical services in its emergency room, hospitals generally do not require physicians to be so certified. STAT Physicians and STAT P.A. require all physicians to be currently licensed to practice medicine within the State of Texas and to be Advanced Cardiac Life Support ("ACLS") certified before entering into a contract for the doctor's

                                      74

service. Professional fees payable to the physician are disbursed by Old STAT pursuant to the Management Agreements. As independent contractors, the physicians are responsible for their own income and social security taxes, as well as workers compensation insurance. The contracts with independent contractor physicians can be terminated by STAT Physicians, STAT P.A. or the independent contractor physicians with 30 days notice, or immediately by STAT Physicians or STAT P.A. for cause. See "Risk Factors -- Classification of Physicians as Independent Contractors; Potential State and Federal Tax Liability."

     Each of STAT Physicians and STAT P.A. believes that its classification of physicians as independent contractors is proper for federal tax purposes. A contrary determination by federal taxing authorities or a change in existing laws could materially adversely affect Old STAT or New STAT and its operations. Most state taxing authorities either have not challenged or have accepted the classification of contract physicians as independent contractors. However, there are some states in which the independent contractor classification of physicians is or has been under administrative or judicial review. Old STAT management believes that the status of physicians under contract to STAT Physicians or STAT P.A. as independent contractors may be important to limiting New STAT's potential exposure to malpractice claims and to avoiding a determination that Old STAT or New STAT is in violation of laws relative to the corporate practice of medicine.

OLD STAT'S OPERATIONS

     GENERAL. Aside from marketing and new business acquisition, the principal operating activities of Old STAT include the recruitment and credentialing of physicians, the maintenance of relations with clients (I.E. hospitals) the development and maintenance of quality assurance systems, the scheduling and reimbursement of physicians, the billing and collection on behalf of the STAT Physicians and STAT P.A. for physician services fees and the administration of personnel services. An overview of these activities follows:

     RECRUITMENT AND CREDENTIALING. The recruitment and credentialing of qualified independent contract physicians on behalf of its affiliated physician groups is a central aspect of Old STAT's operations. Five full-time employees of Old STAT are dedicated to recruiting and credentialing independent contract physicians for the affiliated physician groups. The difficulty of this effort fluctuates as market penetration is achieved in geographic areas and as the organization grows in size and diversity of contract opportunities.

     QUALITY ASSURANCE. Quality assurance systems are designed to monitor physician documentation and a range of other factors that change from time to time and are often independently established by individual hospitals. These factors and the related systems are subject to review and examination by independent hospital credentialing and regulatory agencies. Principally, quality assurance is the responsibility of the STAT Physicians' and STAT P.A.'s Medical Director assigned to the hospital. There are currently eight Medical Directors responsible for quality assurance activities. The efficacy of these systems, and the performance of its contract physicians, are critical to minimizing the exposure of STAT Physicians, STAT P.A. and Old STAT to medical liability claims.

     TIME SCHEDULING. The scheduling of physician hours is performed monthly. Hospitals are provided a monthly physician coverage schedule one week prior to the first of each month. Physicians are scheduled on the basis of either 12 or 24 hour shifts. Under five of the hospital contracts, multiple physician coverage is required during certain periods. Because of varying other demands on the contract physicians, the scheduling process is complex and requires significant management attention. Old STAT has two full-time employees dedicated to scheduling issues.

     BILLING AND COLLECTION OF SERVICES. Fees charged to patients for emergency department visits are comprised of two elements: (i) hospital services; and (ii) physician services. Under all of STAT Physicians' and STAT P.A.'s hospital contracts as of December 31, 1995, Old STAT, through the Management Agreements, has the responsibility for the billing and collection of physician fees on

                                      75

behalf of STAT Physicians and STAT P.A. Currently, an independent company performs the administrative billing and collection services on behalf of Old STAT. The cost of using an independent company has now increased to the point that the internalization of this function will be more cost effective.

     PERSONNEL ADMINISTRATION. Old STAT assists STAT Physicians and STAT P.A. in personnel administration, which includes the administration of payroll services. In addition, Old STAT provides for the administration of fringe benefit programs, which may include but are not limited to life insurance, health insurance, education leave, professional dues, vacation allowances and disability insurance.

PLAN OF OPERATIONS

     Old STAT expects to continue its growth through the management of business activities under additional hospital contracts. In particular, Old STAT intends to both strategically target hospitals and health care alliances and acquire currently existing physician service organizations. Old STAT assists STAT Physicians and STAT P.A. in actively seeking opportunities to competitively bid for hospital contracts. Old STAT also intends to assist other professional associations, with which it will seek to enter similar management agreements, to competitively bid for hospital contracts, both in the Houston area and, to the extent possible, in other regions. Financing to date for expansion has come from sales of common and preferred stock, a bridge loan and from revenues.

     In addition, Old STAT intends to take advantage of the growing demand for physician service networks by seeking to contract with large Payors, such as managed care plans, to provide emergency medical services throughout the Houston area on a capitation basis, which provides for fixed periodic payments for each plan participant. While, initially, the direction of Old STATs growth is expected to reflect its emphasis on providing and expanding its contract emergency department services, Old STAT believes that contractual relationships with large Payors could become an increasingly significant part of its growth. If Old STAT succeeds in establishing contractual relationships with large Payors in Houston, of which there can be no assurance, Old STAT will focus expansion in this regard in nearby markets, where it believes it would then best be able to derive advantages from existing relationships.

RECENT DEVELOPMENTS

     In January 1996, Old STAT, in connection with the Columbia Agreement, acquired the rights to the HEMA Contract for the provision of emergency department medical services for a total purchase price of $1.2 million, consisting of $960,000 in cash and 52,174 shares of Old STAT Common Stock. Old STAT also agreed to pay to the assignor of the HEMA Contract up to $100,000 in each of the three twelve-month periods following the acquisition of the contract depending upon the profits realized by Old STAT under the HEMA Contract during such periods.

     Effective February 1, 1996, Old STAT, through one of its affiliated physician groups, entered into the Columbia Agreement to provide emergency medicine services to all but one of Columbia's emergency departments in the Greater Houston Division. The Columbia Agreement will result in the addition of nine hospitals to the Old STAT service base between February 1 and July 1, 1996 resulting in a total of 18 hospitals served (16 of which are owned by Columbia). The 15 Greater Houston Division hospitals are covered by this contract. The Columbia Agreement has an initial term of two years, and may be renewed for successive two-year terms. This contract will account for a significant portion of the Old STAT net service revenues and operating expenses. The HEMA Contract rights are now part of the Columbia Agreement.

     In February 1996, Old STAT acquired certain intangible assets of Amedica, Ltd. for a total purchase price of $270,000, consisting of $200,000 in cash and 15,730 shares of Old STAT Common Stock. These assets consisted of certain contract rights and the right to use the name "Amedica."

                                      76

However, it is anticipated that neither Old STAT nor New STAT will conduct any business under such name.

GOVERNMENT REGULATION

     Old STAT's operations and relationships are subject to a variety of governmental and regulatory requirements. Approximately 40% of patients treated by STAT Physicians' contract physicians under fee-for-service arrangements during 1994 and 1995 were participants in government-sponsored health care programs (primarily Medicare and Medicaid). These programs are subject to substantial regulation by federal and state governments, which are continually revising and reviewing the programs and their regulations. Any change in reimbursement regulations, policies, practices, interpretations or statutes that places material limitations on reimbursement amounts or practices could adversely affect the operations of Old STAT absent, or prior to, satisfactory renegotiation of contracts with clients and arrangements with contracted physicians.

     GENERAL. The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which Old STAT operates will not change significantly and adversely in the future. In general, regulation of health care providers and companies managing the providers is increasing.

     There are currently several federal and state initiatives designed to amend statutes and regulations relating to the provision of health care services, the access of health care, the costs of health care and the manner in which health care providers are reimbursed for their services. However, it is not possible to predict whether any such initiatives will be enacted as legislation or, if enacted, what their form, effective dates or impact on Old STAT or New STAT or its affiliated physician groups will be.

     Every state imposes licensing requirements on individual physicians and on facilities and services operated by physicians. Many states require regulatory approval, including certificates of need, before establishing certain types of health care facilities, offering certain services or making expenditures in excess of statutory thresholds for health care equipment, facilities or programs. The execution of a management agreement with a physician group currently does not require any health care regulatory approval on the part of Old STAT or the physician group. However, in connection with the expansion of existing operations and the entry into new markets, New STAT and its affiliated physician groups may become subject to additional regulation.

     FEE-SPLITTING; CORPORATE PRACTICE OF MEDICINE. The laws of many states prohibit physicians from splitting professional fees with non-physicians and prohibit non-physician entities, such as Old STAT, from practicing medicine and from employing physicians to practice medicine. The laws in most states regarding the corporate practice of medicine have been subject to limited judicial and regulatory interpretation. Old STAT believes its current and planned activities do not constitute fee-splitting or the corporate practice of medicine as contemplated by these statutes or case law interpretations. However, there can be no assurance that future interpretations of such laws will not require structural and organizational modifications of the Old STAT's existing relationships with STAT Physicians.

     MEDICARE FRAUD AND ABUSE PROVISIONS. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health care program patients or patient care opportunities, or in return for the purchase, lease or order of any item or service that is covered by Medicare or a state health program. Pursuant to this law, the federal government has recently announced a policy of increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse relating to Medicare costs. The applicability of these provisions to many business practices in the health care industry, including Old STAT's management agreements has not to date been subject to judicial and regulatory interpretation.

     The Medicare and Medicaid anti-kickback amendments (the "ANTI-KICKBACK LAW") provide criminal penalties for individuals or entities participating in the Medicare or Medicaid programs who knowingly and willfully offer, pay, solicit or receive remuneration in order to induce referrals for items

                                      77

or services reimbursed under such programs. In addition to federal criminal penalties, the Social Security Act also establishes the intermediate sanction of excluding violators from participation in the Medicare or Medicaid programs.

     A violation of the Anti-Kickback Law requires several elements: (i) the offer, payment, solicitation or receipt of remuneration; (ii) the intent to induce referrals; (iii) the ability of the parties to make or influence referrals of patients; (iv) the provision of services that are reimbursable under Medicare or state health programs; and (v) patient coverage under the Medicare program or a state health program. Old STAT management believes that Old STAT is receiving compensation under the Management Agreements for management services. Old STAT also believes that it is not in a position to make or influence referrals of patients or services reimbursed under Medicare or state health programs to its affiliated physician groups. Consequently, Old STAT does not believe that the management fees payable to it should be viewed as remuneration for referring or influencing referrals of patients or services covered by such programs as prohibited by the Anti-Kickback Laws. Furthermore, Old STAT is not a provider or supplier of services or items reimbursed by Medicare or state health programs.

     In 1991, the Inspector General of the United States Department of Health and Human Services published "Safe Harbor Regulations" defining safe harbors for certain arrangements that do not violate the Anti-Kickback Laws. One of the safe harbors specifically provided is a safe harbor for personal services and management contracts. Under this safe harbor, "remuneration" prohibited by the Anti-Kickback Laws will not include any payment made by a principal to an agent as compensation for services of the agent as long as certain standards are met. To Old STAT management's knowledge, there have been no agency interpretations or case law decisions involving management agreements similar to Old STAT's that would indicate that such agreements do not fall within a safe harbor. Further, Old STAT management believes that since it is not a provider of medical services, and is not in a position to refer patients to any particular medical practice, the remuneration it receives for providing services should not be found to violate the Anti-Kickback Laws.

     PROHIBITIONS ON CERTAIN REFERRALS. As stated above, OBRA 93 includes revisions to a provision known as the Stark Law. The Stark Law originally prohibited a physician from referring a Medicare or Medicaid patient to any entity for the provision of clinical laboratory services if the physician or an immediate family member of the physician had an ownership interest or compensation relationship with the entity. The revisions to the Stark Law included in OBRA 93 prohibit a referral to an entity in which the physician or an immediate family member has an ownership interest or compensation relationship if the referral is for any of a list of "designated health services" or if an exception to the Stark Law does not exist. The list of designated health services does not include the management of a physician health care practice such as Old STAT provides. Old STAT does not consider its operations to include the provision of a designated health service nor is Old STAT a provider of such services; however, no regulations for the Stark Law (except for clinical laboratory services) have been promulgated by the regulatory and enforcement agency of the Stark Law, therefore Old STAT cannot predict how enforcement or interpretation of the Stark Law will be handled. A determination of the applicability of the Stark Law could have a significant adverse effect on Old STAT.

     REGULATORY COMPLIANCE. Old STAT believes that health care regulations and statutes will continue to change and, as a result, it regularly monitors developments in health care law. Old STAT expects to modify its agreements and operations from time-to-time as the business and statutory and regulatory environment changes. While Old STAT believes it will be able to structure all its agreements and operations in accordance with applicable laws, there can be no assurance that its arrangements will not be successfully challenged in the future.

CORPORATE LIABILITY AND INSURANCE

     STAT Physicians, STAT P.A. and Old STAT maintain professional liability insurance in amounts deemed appropriate by management, based upon historical claims and the nature and risks of the business. The current coverage is $1,000,000 per incident and $3,000,000 aggregate per physician per

                                      78

hospital. There can be no assurance that a future claim will not exceed the limits of available insurance or that such coverage will continue to be available. Such insurance would provide coverage, subject to policy limits, in the event Old STAT were held liable as a co-defendant in any lawsuit against a contracted health care professional or hospital client. STAT Physicians currently has certain pending and threatened litigation and claims incurred in the ordinary course of business; however, Old STAT's management believes that the probable resolution of such contingencies will not materially affect the liquidity, the financial position, or results of operations of STAT Physicians or of Old STAT. Old STAT management believes, although there can be no assurance, that courts considering the question would not hold Old STAT vicariously liable for the malpractice of physicians who are independent contractors contracted by the affiliated physician group. In addition, Old STAT cannot be shielded from liability in cases in which Old STAT was negligent.

     In addition, STAT Physicians' and STAT P.A.'s contracts with hospital clients generally contain provisions under which the client hospital is indemnified for losses resulting from the contracting physician's malpractice up to the limits of liability insurance (whether or not such losses are covered by insurance policies), and the client agrees to indemnify STAT Physicians or Old STAT, as the case may be, up to the limits of the client's professional liability insurance for losses resulting from the negligence of the client or client personnel (whether or not such losses are covered by insurance policies). Both STAT Physicians and STAT P.A. requires its independent contracted physicians to indemnify STAT Physicians or STAT P.A., as the case may be, for losses related to the performance of their medical services. By requiring such indemnification, STAT Physicians and STAT P.A. are afforded additional protection in the event that one of its individual contractor physicians commits malpractice in the performance of his or her duties under the contract.

COMPETITION

     The business in which Old STAT operates is highly competitive. Old STAT has both national and local competitors, including Coastal Healthcare Group, Inc., Sterling Healthcare, Spectrum Emergency Services, Inc. and Emcare, Inc. Based on the number of hospitals which Old STAT's national competitors serve, its national competitors are substantially larger in size than Old STAT. In the greater Houston area, Old STAT has more hospital contracts than any other competitor. Competition in the industry is based on the scope, quality and cost of services provided. Certain of Old STAT's actual or potential competitors have substantially greater financial resources available to them. While Old STAT management believes that it competes on the basis of the quality of its services, the larger resources of its national competitors may give them certain cost advantages over Old STAT (E.G., in the areas of malpractice insurance, cost, savings from internal billing and collection and a broader scope of services).

LEGAL PROCEEDINGS

     Old STAT is not presently a party to any material legal proceedings. However, in the future it could be subject to claims arising from its business management relationship to STAT Physicians, STAT P.A. or other professional associations to which it may provide services. STAT Physicians is involved in various legal proceedings incidental to its business, substantially all of which involve claims related to the alleged medical malpractice of its independent contracted physicians. In the opinion of Old STAT management, no individual item of litigation or group of similar items of pending litigation is likely to have a material adverse effect on Old STAT's liquidity, financial position or results of operations.

EMPLOYEES

     On March 31, 1996, Old STAT had 30 full-time employees, of whom six were in general executive positions and 24 were in administration. In addition, as of such date approximately 150 physicians were under contract with STAT Physicians or STAT P.A. None of Old STAT's employees

                                      79

is represented by a collective bargaining agreement, and Old STAT considers its employee relations to be satisfactory.

     William H. Rice, M.D., Chairman of Board, Victor M. Miranda, M.D., President, and Ned E. Chapman, Secretary, Treasurer and Chief Financial Officer, have entered into employment agreements with Old STAT. See "Management of Old STAT -- Employment Agreements."

PROPERTY

     Old STAT's offices are located at 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060. Old STAT has entered into a 39-month sublease agreement with a non-affiliated sublessor in Houston, Texas for 9,556 square feet of space for its operations at an average monthly rental of $8,760.

                     PROPOSAL 2 -- ELECTION OF DIRECTORS

     Four directors are to be elected to the Old STAT Board at the Meeting to serve until the earlier of consummation of the Exchange or the next annual meeting of stockholders or until his successor has been elected or qualified. The persons named as proxies on the enclosed proxy will vote all shares over which they have control for the election of the Old STAT Board's nominees, unless otherwise instructed.

     Each of the nominees listed below are members of the present Old STAT Board. Each nominee listed below has consented to be named in this Joint Proxy Statement/Prospectus and to serve as a director if elected. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons designated in the proxy will vote for the election, in the nominee's stead, of such other person as the Old STAT Board may recommend. Old STAT management has no reason to believe that any of the nominees will be unable or unwilling to serve, if elected.

     The four nominees for election as Old STAT directors at the Meeting, and certain additional information with respect to each of them, are as follows:

                                                                                        YEAR FIRST
                                                                                          BECAME
                NAME                    AGE               POSITION(S)                   A DIRECTOR
- -------------------------------------   ---   ------------------------------------     ------------
William H. Rice, M.D.................   38    Chairman of the Board                        1994
Victor M. Miranda, M.D...............   38    President and Director                       1994
Ned E. Chapman.......................   54    Chief Financial Officer, Treasurer
                                              and Director                                 1994
Russell D. Schneider.................   41    Director                                     1995

     See "Management of New STAT -- Directors and Executive Officers" for certain information concerning the occupation and business experience of each nominee.

     THE OLD STAT BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

                                      80

                            MANAGEMENT OF NEW STAT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each of the executive officers and directors of New STAT following consummation of the Exchange.

                NAME                    AGE                                POSITION(S)
- -------------------------------------   ---   ---------------------------------------------------------------------
Russell D. Schneider.................   41    Chairman of the Board (Class II Director)
William H. Rice, M.D.................   38    Chief Executive Officer and Director (Class I Director)
Victor M. Miranda, M.D...............   38    Chief Operating Officer, President and Director (Class II Director)
Ruben A. Perez.......................   41    Treasurer and Director (Class III Director)
Ned E. Chapman.......................   54    Chief Financial Officer and Secretary
Daniel A. Perez......................   34    Executive Vice President

     The principal occupation and business experience of each director and executive officer is set forth below.

     Russell D. Schneider, co-founder of AmHealth Corporation with Ruben A. Perez and Danny A. Perez in October 1992, and a director of Old STAT since July 1995, received an MBA from California Coast University in January 1981 and an M.S. in Urban Studies and Administration from the University of Nebraska in December 1978. Mr. Schneider was a co-founder of Columbia/HCA Corporation in 1988 and served on its Board of Directors and as Senior Vice President of Market Development, overseeing the involvement of Columbia/HCA Corporation in physician ventures, mergers, acquisitions and business development. From 1978 to 1988, he served as Chief Executive Officer of San Jacinto Methodist Hospital and of Nan Travis Memorial Hospital.

     William H. Rice, M.D., co-founder of STAT Physicians in 1986 with Dr. Miranda and Chairman of Old STAT since its inception, received his medical degree from the University of Texas Medical School at San Antonio in 1983. After post-graduate training in trauma and surgery, he began work in emergency medicine. Dr. Rice is actively involved in the administrative and clinical business of Old STAT. He is a physician consultant to the Texas Department of Health, is active at the regional and national level with the American College of Emergency Physicians on legislative and clinical issues and is an Affiliate Professor of Medicine at the University of Texas Medical School at Houston. Dr. Rice currently devotes 100% of his time to the management and operation of Old STAT.

     Victor M. Miranda, M.D., co-founder of STAT Physicians in 1986 with Dr. Rice and President of Old STAT since its inception, graduated from the University of Texas Medical School at Galveston in 1982. Dr. Miranda began his career in emergency medicine after post-graduate training in trauma and surgery. Dr. Miranda is Board certified in Emergency Medicine. Dr. Miranda is actively involved in all aspects of the administrative and clinical management of Old STAT. He is the medical director of two emergency medical services at hospitals within Houston, and an active member of the American College of Emergency Physicians. Dr. Miranda currently devotes 100% of his time to the management and operation of Old STAT.

     Ruben A. Perez, co-founder of AmHealth Corporation with Russell D. Schneider and Daniel A. Perez in October 1992 and President and Secretary of AmHealth Corporation since its inception, graduated from the University of Texas at Pan American in Edinburg, Texas with a Bachelors of Business Administration in Accounting in 1977. Mr. Perez was a co-founder and Senior Vice President of Columbia Hospital Corporation in Forth Worth, Texas from 1988 to 1992 and controller of The Methodist Healthcare Network for two years. Mr. Perez currently devotes 100% of his time to the management and operation of AmHealth.

     Ned E. Chapman joined STAT Physicians as Chief Financial Officer in 1992. From 1989 until joining STAT Physicians, Mr. Chapman served as a financial consultant to a number of private and public companies in California's Silicon Valley. Mr. Chapman was formerly CFO of three companies,

                                      81

two of which were public companies (Magnuson Computers and CAS, Inc.). Mr. Chapman is a CPA and was with Price Waterhouse for 11 years, last serving as a senior audit manager. Mr. Chapman received a B.S. degree from Northern Illinois University. Mr. Chapman has been Chief Financial Officer of Old STAT since its inception. Mr. Chapman currently devotes 100% of his time to the management and operation of Old STAT.

     Daniel A. Perez, a co-founder of AmHealth Corporation, has been Vice President and Assistant Secretary of AmHealth Corporation since November 1992. Mr. Perez also acts as Chief Operating Officer of AmHealth's Kidney Dialysis Centers. He was a former area administrator for Bio-Medical Applications' South Texas operations, where he gained extensive experience in the development and management of dialysis centers, and served as Administrator of Bio-Medical Applications of the Rio Grande Valley for over three years.

BOARD OF DIRECTORS

     New STATs Charter and Bylaws provide that the New STAT Board shall be staggered with respect to terms of office into three classes. Each class of directors shall consist of an equal, or as near to equal as possible, number of directors. The term of the Class I Directors will expire at the 1997 annual meeting, the term of the Class II Directors will expire at the 1998 annual meeting, and the term of the Class III Directors will expire at the 1999 annual meeting. At each annual meeting, commencing with the 1997 annual meeting, the successor or successors to the class of directors whose terms shall expire in that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year.

     If the Reorganization Agreement is approved and the Exchange is consummated, the Board of Directors of New STAT will consist of seven persons, three of whom are anticipated to be certain of the present directors of Old STAT, three of whom will be selected by AmHealth and one of whom will be selected by the mutual agreement of Old STAT and AmHealth. With 90 days following the consummation of the Exchange, New STAT intends to establish a Compensation Committee and an Audit Committee.

     Following the Exchange, New STAT anticipates that directors of New STAT will not be paid any fees or additional compensation for service as members of the New STAT Board or any committee thereof. However, New STAT directors may be reimbursed for expenses incurred in connection with their services as such.

     New STAT officers are elected to serve in such capacities until the earlier to occur of the election and qualification of their respective successors or until their respective deaths, resignations or removals from such positions by the New STAT Board.

                                      82

                            MANAGEMENT OF OLD STAT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each of the executive officers and directors of Old STAT.

                NAME                      AGE       POSITION(S)
- -------------------------------------     ----      -----------
William H. Rice, M.D. ...............      38       Chairman of the Board
Victor M. Miranda, M.D. .............      38       President and Director
Ned E. Chapman.......................      54       Chief Financial Officer,
                                                      Treasurer and Director
Russell D. Schneider.................      41       Director

     See "Management of New STAT -- Directors and Executive Officers" above for a description of the principal occupation and business experience of each director and executive officer.

     Old STAT's officers are elected to serve in such capacities until the earlier to occur of the election and qualification of their respective successors or until their respective deaths, resignations or removals by the Old STAT Board from such positions. Old STAT's directors are elected to serve in such capacities until the earlier to occur of the election and qualification of their respective successors or their respective deaths, resignations or removals by the Old STAT stockholders from such positions. Directors do not currently receive compensation for their services as such.

     The Old STAT Board has established an Audit Committee and Compensation Committee. The Old STAT Board does not have a standing nominating committee. The current member of the Audit Committee is Mr. Schneider. The Audit Committee's functions include recommending to the Old STAT Board the engagement of Old STAT's independent auditors, reviewing with such auditors the plans for and the results and scope of their auditing engagement and certain other matters, including the independence of such auditors. The current member of the Compensation Committee is Mr. Schneider. The Compensation Committee reviews compensation of directors, executive officers and key employees and makes recommendations to the Old STAT Board with respect to matters not involving awards under Old STATs 1994 Stock Option Plan. Upon consummation of the Exchange, Mr. Schneider will resign from each standing committee.

     During 1995, the Old STAT Board held regular quarterly meetings. Each member of the Old STAT Board attended 75% or more of the aggregate number of meetings of the Old STAT Board during such year. No committee meetings were held during 1995.

     None of the Old STAT directors has received or will receive any cash compensation for serving on the Old STAT Board; however, directors may be reimbursed for expenses incurred in connection with their services as such.

KEY EMPLOYEE LIFE INSURANCE

     The success of Old STAT and New STAT is largely dependent upon its senior management. Old STAT currently maintains and intends to continue to maintain key employee life insurance in the amount of $1,000,000 each on the lives of Drs. Rice and Miranda.

                                      83

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth the cash compensation, as well as certain other compensation paid or accrued, by Old STAT and STAT Physicians, as identified, to Old STAT's Chairman, President and Chief Financial Officer (the "named executive officers") for the fiscal years ended December 31, 1995, 1994 and 1993. No other executive officer of Old STAT had a total annual salary and bonus of more than $100,000 during the reported periods.

                                                                     OTHER
              NAME AND                                              ANNUAL          OPTIONS
         PRINCIPAL POSITION              YEAR       SALARY       COMPENSATION       GRANTED
                                       ---------  -----------    -------------      --------
William H. Rice, M.D., Chairman......  1993(2)    $   195,845    $ 217,372(1)         --
                                       1994(2)         86,800      137,874            --
                                       1994(3)         66,667       16,291            --
                                                  -----------    -----------
                                                      153,467      154,165(1)
                                                  ===========    ===========
                                       1995(3)        274,999       26,595(1)       21,658
Victor M. Miranda, M.D., President...  1993(2)        196,851      332,583(1)         --
                                       1994(2)         86,800      196,938            --
                                       1994(3)         66,667       68,650            --
                                                  -----------    -----------
                                                      153,467      265,588(1)
                                                  ===========    ===========
                                       1995(3)        283,218       65,182(1)      109,342
Ned E. Chapman, Chief Financial
Officer..............................  1993            68,115          --             --
                                       1994(2)         56,231          --             --
                                       1994(3)         23,615          --             --
                                       1995(3)        127,265          --           45,000

- ------------
(1) Represents shift pay for Drs. Miranda and Rice when performing services as attending physicians.

(2) Represents compensation from STAT Physicians.

(3) Represents compensation from Old STAT.

     OPTION/SAR GRANTS TABLE. The following table sets forth certain information concerning stock options granted to the named executive officers during 1995. No stock appreciation rights were granted during 1995.

                                                                                                                         POTENTIAL
                                                                                                                         REALIZABLE
                                                                                                                         VALUE AT
                                                                                                                          ASSUMED
                                                                                                                          ANNUAL
                                                                                                                           RATES
                                                                                                                         OF STOCK
                                                                                                                           PRICE
                                                                                                                        APPRECIATION
                                                                                                                         FOR
                                            NUMBER OF          PERCENT OF TOTAL                                           OPTION
                                            SECURITIES        OPTIONS GRANTED TO                                          TERM(3)
                                            UNDERLYING       EMPLOYEES IN FISCAL    EXERCISE PRICE                       ---------
                NAME                    OPTIONS GRANTED(1)           YEAR            PER SHARE(2)     EXPIRATION DATE       5%
                                        ------------------   --------------------   ---------------   ----------------   ---------
William H. Rice, M.D.................          21,658                   7%               $3.17            10/16/00       $  10,814
Victor M. Miranda, M.D...............         109,342                  36                 3.17            10/16/00          54,596
Ned E. Chapman.......................          45,000                  15                 2.88            10/16/00          35,744


                NAME                      10%
                                       ---------
William H. Rice, M.D.................  $  31,625
Victor M. Miranda, M.D...............    159,663
Ned E. Chapman.......................     78,985
- ------------
(1) Each option will become exercisable in five equal annual installments over the optionee's continued service measured from the date of grant.

(2) The exercise price must be paid in cash.

(3) Potential realizable value is based on the assumption that the price per share of Old STAT Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. There is no assurance that the assumed 5% and 10% annual rates of appreciation (compounded annually) will actually be realized over the term of the option. The assumed 5% and 10% annual rates are set forth in accordance with the rules and regulations adopted by the Commission and do not represent Old STAT's estimate of stock price appreciation.

                                      84

     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES. The following table sets forth certain information concerning unexercised options held by the named executive officers at December 31, 1995. No options or stock appreciation rights were exercised during 1995 and no options were exercisable and no stock appreciation rights were outstanding at December 31, 1995.

                                         NUMBER OF
                                        SECURITIES       VALUES OF
                                        UNDERLYING      UNEXERCISED
                                        UNEXERCISED    IN-THE-MONEY
                                          OPTIONS         OPTIONS
                                         AT FISCAL       AT FISCAL
                NAME                     YEAR-END      YEAR-END (1)
- -------------------------------------   -----------    -------------
William H. Rice, M.D.................       21,658       $  36,927
Victor M. Miranda, M.D...............      109,342       $ 186,428
Ned E. Chapman.......................       45,000       $  89,775
- ------------
(1) The estimated fair value per share of Common Stock used to value unexercised, in-the-money options is $4.88 per share.

EMPLOYMENT AGREEMENTS

     Effective September 1, 1994, Drs. Miranda and Rice entered into three-year Employment Agreements with Old STAT providing for an annual base salary of $200,000, plus bonuses as determined by the Board of Directors. The Employment Agreements provide that in the event of termination of employment, Drs. Miranda and Rice shall not compete with Old STAT for two years from the date of termination. Old STAT also entered into a three-year Employment Agreement with Ned E. Chapman for annual compensation of $103,200. Following consummation of the Exchange, New STAT will enter into three-year Employment Agreements with Russell D. Schneider, Ruben A. Perez and Daniel A. Perez pursuant to which such individuals will receive annual compensation of not less than $120,000 each. The Employment Agreements will contain non-competition provisions which will remain in force for a period of two years following termination of employment.

STOCK OPTION PLAN

     In July 1994, the Old STAT Board adopted and approved the 1994 Stock Option Plan (the "PLAN" or the "OLD STAT STOCK PLAN"), and the Plan received stockholder approval in July 1994. The Plan is administered by the Old STAT Board or by a committee appointed by the Board (the "PLAN ADMINISTRATOR"). Pursuant to the Plan, options to acquire an aggregate of 300,000 shares of Old STAT Common Stock are permitted to be granted, and options to acquire 290,000 shares have been granted as of the date hereof. The Plan provides for grants to employees, consultants and directors of the Company. Old STAT's obligations under the Plan will be assumed by New STAT under the terms of the Reorganization Agreement. If the Exchange is consummated and the New STAT Stock Plan is also approved, the options outstanding under the Plan will be incorporated into the New STAT Stock Plan.

     The Old STAT Stock Plan authorizes the Old STAT Board to issue incentive stock options ("ISOS"), as defined in Section 422A of the Code as well as stock options that do not conform to the requirements of the Code section ("NON-ISOS"). Consultants and directors who are not also employees of Old STAT may be granted only Non-ISOs. The exercise price of each ISO may not be less than 100% of the fair market value of the Old STAT Common Stock at the time of grant, except that in the case of a grant to an employee who owns l0% or more of the outstanding stock of Old STAT or a subsidiary or parent of Old STAT (a "10% STOCKHOLDER"), the exercise price may not be less than 110% of the fair market value on the date of the grant. For purposes of the Plan, STAT Physicians is not a subsidiary or parent of Old STAT. The exercise price of each Non-ISO will be determined by the Plan Administrator in its discretion and may be no more than 10% less than the fair market value of the Old STAT Common Stock on the date of grant. Notwithstanding the foregoing, the exercise price of any option granted on or after the effective date of the registration of any class of equity security of

                                      85

Old STAT pursuant to Section 12 of the Exchange Act and prior to six months after the termination of such registration may be no less than 100% of the fair market value per share on the date of the grant. ISOs may not be exercised after the tenth anniversary (fifth anniversary in the case of any option granted to a 10% Stockholder) of their grant. Non-ISOs may not be exercised after the tenth anniversary of the date of grant. Options may not be transferred during the lifetime of an optionholder.

     Subject to the provisions of the Plan, the Plan Administrator has the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the exercise price, the type of option, the option period, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payments by optionholders upon exercise of an option may be made (as determined by the Old STAT Board) in cash or such other form of payment as may be permitted under the Plan, including without limitation, by promissory note or by shares of Old STAT Common Stock.

     If the New STAT Stock Plan is approved and the Exchange is consummated, options outstanding under the Old STAT Stock Plan will be incorporated into the New STAT Stock Plan. See "Proposal 4 -- Approval of New STAT Healthcare, Inc. 1996 Stock Incentive Plan -- Description of New STAT Stock Plan."

401(K) PLAN

     It is presently anticipated that New STAT will adopt the 401(k) Plan currently in place for AmHealth employees, and will make the plan available to all employees of New STAT and its subsidiaries.

COMPLIANCE WITH SECTION 16(A)

     Section 16(a) of the Exchange Act requires Old STAT's directors and executive officers and persons who own more than ten percent of Old STAT Common Stock, to file reports of ownership and changes in ownership with the Commission and The Nasdaq Stock Market. Based on Old STAT's review of the copies of such reports received by Old STAT and on written representations received by Old STAT, Old STAT believes that no director, executive officer or holder of more than ten percent of Old STAT Common Stock failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act relating to transactions during fiscal year 1995, except that Drs. Rice and Miranda and Mr. Chapman each filed one Form 4 report (relating to one option grant) late and Mr. Schneider filed his initial Form 3 approximately ten days late.

                                      86

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF OLD STAT

     On August 31, 1994, Old STAT issued 450,000 shares of Old STAT Common Stock to its founders, which included Robert M. Rubin (200,000 shares), Ned E. Chapman, Old STAT's Chief Financial Officer and a director (75,000 shares), Carmelo M. Gordian, a member of the law firm representing Old STAT (30,000 shares), Gersten, Savage, Kaplowitz & Curtin, counsel to the underwriters of Old STAT's April 1995 initial public offering (70,000 shares), and Kay Raley, an employee of Old STAT (75,000 shares), at a price of $.01 per share. In September 1994, Old STAT issued 74,000 shares of Series A Convertible Preferred Stock at a price of $5.00 per share to STAT Physicians which were converted into 1,480,000 shares of Old STAT Common Stock upon completion of Old STAT's initial public offering. Drs. Rice and Miranda are controlling stockholders of Old STAT by virtue of their ownership of STAT Physicians and are also officers and directors of Old STAT. On October 31, 1994, Old STAT issued an aggregate 100,000 shares of Old STAT Common Stock to its founders and STAT Physicians at a price of $.10 per share. Pursuant to such issuance, Mr. Rubin purchased 10,363 shares, Mr. Chapman purchased 3,886 shares, Mr. Gordian purchased 1,554 shares, Gersten, Savage, Kaplowitz & Curtin purchased 3,627 shares, Ms. Raley purchased 3,886 shares and STAT Physicians purchased 76,684 shares.

     Effective as of September 1, 1994, Old STAT entered into a Management Agreement with STAT Physicians whereby Old STAT has agreed to manage the business and affairs of STAT Physicians.

     Effective as of September 1, 1994, Old STAT entered into Employment Agreements with Drs. Miranda and Rice, providing for annual compensation of $200,000 plus bonuses as determined by the compensation committee of the Board of Directors. Old STAT also entered into an Employment Agreement with Ned E. Chapman which presently provides for annual compensation of $103,200. New STAT will enter into three-year employment and non-competition agreements with Russell D. Schneider and Ruben A. Perez pursuant to which such individuals shall serve as Chairman of the Board and Treasurer, respectively, of New STAT, at annual salaries of not less than $120,000 each. In addition, New STAT will enter into an employment agreement with Daniel A. Perez, who will serve as Executive Vice President and who will be a beneficial owner of more than 5% of the outstanding New STAT Common Stock upon consummation of the Exchange. See "Principal Stockholders of Old STAT and New STAT," "Business of Old STAT -- Contractual Arrangements," "Management of Old STAT" and "Management of New STAT
- -- Employment Agreements."

     On April 11, 1995, Old STAT obtained a $600,000 bank line of credit and borrowed the entire amount available under such line. The proceeds of such line were used, in part, to repay the $400,000 principal amount outstanding under a STAT Physicians line of credit, which amount had been used to finance operations of Old STAT. In addition, New STAT will assume responsibility under AmHealth's current leases including those four which relate to facilities directly or indirectly owned in varying percentages by William Restrepo, M.D., M.K. Razdan, M.D. and Ruben A. Perez, each an AmHealth Partner. Payments under such leases totaled $87,000 and $147,000 in 1994 and 1995, respectively, and will total approximately $238,000 during each of 1996 through 2005.

     Russell D. Schneider, a member of the Old STAT Board since July 1995 and the holder of a significant ownership interest in the AmHealth Partnerships, abstained from the vote of the Old STAT Board at its December 15, 1995 meeting approving the execution of the Reorganization Agreement.

     On October 16, 1995, in order to meet federal income tax obligations arising from the income of STAT Physicians attributable to them, Drs. Rice and Miranda each borrowed $100,000 from Old STAT pursuant to loan agreements having a maturity date of October 16, 1996.

                                      87

               PRINCIPAL STOCKHOLDERS OF OLD STAT AND NEW STAT

     The following table sets forth, both as of the date of this Joint Proxy Statement/Prospectus and upon the consummation of the Exchange, certain information with respect to stock ownership of (i) all persons known by Old STAT to be beneficial owners of more than 5% of the outstanding shares of Old STAT Common Stock prior to the Exchange; (ii) each director; (iii) each named executive officer of Old STAT; and (iv) all directors and officers as a group, together with their respective percentage ownership of such shares before the Exchange and as adjusted to reflect the ownership of New STAT Common Stock following the Exchange. Unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares listed below:

                                                                      PERCENTAGE OF SHARES
                                        NUMBER OF SHARES OWNED               OWNED
                                       ------------------------      ----------------------
                                        PRIOR TO       AFTER         PRIOR TO       AFTER
          NAME AND ADDRESS              EXCHANGE     EXCHANGE        EXCHANGE      EXCHANGE
- -------------------------------------  -----------  -----------      --------      --------
William H. Rice, M.D.(1).............      778,342(2)   778,342(2)   21.0%          5.2%
Victor M. Miranda, M.D.(1)...........      778,342(2)   778,342(2)    21.0           5.2
Robert M. Rubin(3)...................      307,323      307,323        8.3           2.1
Ned E. Chapman(1)....................       78,886       78,886        2.1            *
Russell D. Schneider(1)..............       15,000(4) 2,826,922(4)      *           19.0
Ruben A. Perez(5)....................         --      3,868,917        --           26.0
Daniel A. Perez(6)...................         --      1,509,231        --           10.1
William Restrepo, M.D.(7)............         --      1,043,018        --            7.0
M. K. Razdan, M.D.(8)................         --      1,026,038        --            6.9
All officers and directors as a
  group..............................    1,650,570(9)   9,840,640(10) 44.5%(9)     66.0%(10)

- ------------
  *  Indicates less than 1%.

 (1) The address for Dr. Rice, Dr. Miranda, Mr. Chapman and Mr. Schneider is c/o STAT Healthcare, Inc., 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060.

 (2) Represents a 50% ownership interest in STAT Physicians which owned 1,556,684 shares of Old STAT Common Stock prior to the Exchange.

 (3) The address for Mr. Rubin is 6060 Kingsgate Circle, Delray Beach, Florida 33484.

 (4) Includes 10,000 shares subject to presently exercisable options.

 (5) The address for Mr. Perez is 8200 I.H. 10 West, Suite 209, San Antonio, Texas 78230.

 (6) The address for Mr. Perez is 1300 North 10th, Suite 220, McAllen, Texas 78501.

 (7) The address for Dr. Restrepo is 1801 South 5th Street, Suite 207, McAllen, Texas 78503.

 (8) The address for Dr. Razdan is 222 East Ridge Road, Suite 116, McAllen, Texas 78503.

 (9) Four persons.

(10) Six persons.

                                      88

                             BUSINESS OF AMHEALTH

GENERAL

     AmHealth is a provider of dialysis services in the Rio Grande Valley of southern Texas through four regional centers and of management services relating to home healthcare and hyperbaric medicine. For the year ended December 31, 1995, approximately 70% of AmHealth's net service revenues were derived from integrated dialysis services for patients suffering from chronic kidney failure, also known as end-stage renal disease. AmHealth currently provides dialysis and related ancillary services to approximately 250 patients through its outpatient dialysis facilities. AmHealth has plans for an additional facility in the region which is expected to open in Spring of 1996.

     The remainder of AmHealth's business is management and administrative services provided to hospital hyperbaric oxygen centers and home healthcare agencies. Pursuant to various management agreements, AmHealth manages and administers the day-to-day functions of such entities, including assuming responsibility for the administrative, accounting, personnel and business functions of such entities. AmHealth also provides quality assurance, risk management, training, continuing education and marketing services. Currently, AmHealth has one hospital contract and one agency contract which accounts for the revenues associated with such business.

DIALYSIS SERVICES

  END-STAGE RENAL DISEASE

     End-stage renal disease ("ESRD") is the state of advanced renal impairment that is irreversible and requires routine dialysis treatments or kidney transplantation to sustain life. Qualified patients with ESRD have been entitled since 1972 to Medicare benefits regardless of age or financial circumstances. According to figures published by the Health Care Financing Administration ("HCFA"), the number of patients requiring chronic dialysis services in the U.S. has grown at a 9% compounded annual growth rate to 187,000 patients in 1994 from 66,000 in 1982. AmHealth estimates that the U.S. market for outpatient and inpatient dialysis services in 1994 exceeded $11 billion dollars.

     AmHealth attributes the continuing growth in the number of ESRD patients principally to the aging of the general population and better treatment and longer survival of patients with hypertension, diabetes and other illnesses that lead to ESRD. AmHealth management also believes that improved dialysis technology has enabled older patients and those who previously could not tolerate dialysis due to other illnesses to benefit from this life-prolonging treatment.

     There were over 2,500 dialysis facilities in the United States in 1994, of which approximately 35% were owned by independent physicians (down from 37% in 1992), 29% were hospital-based facilities (down from 33% in 1992), and 36% were owned by multi-facility dialysis providers (up from 30% in 1992), including AmHealth. The dialysis services industry is undergoing rapid consolidation. AmHealth believes that many physician owners are selling their facilities to obtain relief from changing government regulation and administrative constraints, to enable them to focus on patient care and to realize a return on their investment. Hospitals are also motivated to sell or outsource management of their facilities as they refocus their resources on their core business due to increasing competitive pressures within the hospital industry. AmHealth believes that these changes in the health care environment will continue to drive consolidation within the dialysis services industry.

  TREATMENT OPTIONS FOR END-STAGE RENAL DISEASE

     Treatment options for ESRD include hemodialysis, peritoneal dialysis and kidney transplantation. ESRD patients are treated predominantly in outpatient treatment facilities. HCFA estimates that as of December 31, 1994, 82% of the ESRD patients in the United States were receiving hemodialysis treatment in outpatient facilities, with the remaining patients being treated in the home either through peritoneal dialysis (17%) or home hemodialysis (1%).

                                      89

     HEMODIALYSIS. Hemodialysis, the most common form of ESRD treatment, is generally performed either in a freestanding facility or in a hospital-based facility. Hemodialysis uses an artificial kidney, called a dialyzer, to remove certain toxins, fluids and salt from the patient's blood combined with a machine to control external blood flow and to monitor certain vital signs of the patient. The dialysis process occurs across a semi-permeable membrane that divides the dialyzer into two distinct chambers. While blood is circulated through one chamber, a pre-mixed dialyzer fluid is circulated through the other chamber. The toxins and excess fluid from the blood selectively cross the membrane into the dialysis fluid. A hemodialysis treatment usually lasts approximately three hours and is performed three times per week per patient.

     PERITONEAL DIALYSIS. Peritoneal dialysis is generally performed by the patient at home. There are several variations of peritoneal dialysis. The most common are continuous ambulatory peritoneal dialysis ("CAPD") and continuous cycling peritoneal dialysis ("CCPD") or automated peritoneal dialysis ("APD"). All forms of peritoneal dialysis use the patient's peritoneal (abdominal) cavity to eliminate fluid and toxins from the patient. CAPD utilizes a sterile, pharmaceutical-grade dialysis solution which is introduced into the patient's peritoneal cavity through a surgically placed catheter. Toxins in the blood continuously cross the peritoneal membrane into the dialysis solution. After several hours, the patient drains the used dialysis solution and replaces it with fresh solution. CCPD and APD are performed in a manner similar to CAPD, but use a mechanical device to cycle dialysis solution while the patient is sleeping or at rest.

     OTHER TREATMENT OPTIONS. An alternative treatment not provided by AmHealth is kidney transplantation. While transplantation, when successful, is generally the most desirable form of therapeutic intervention, the shortage of suitable donors limits the availability of this treatment option. AmHealth currently has transplantation agreements with the University of Texas Medical Branch-Galveston and the University of Texas Health Science Center, San Antonio, to provide assessment and evaluation of AmHealth's patients for possible kidney transplant services and to facilitate patient transfers. No fees are involved or paid in connection with such relationship.

MANAGEMENT SERVICES

     HOME HEALTHCARE. In addition to its dialysis services, AmHealth also provides management services to a major provider of home healthcare services in the Rio Grande Valley of southern Texas pursuant to a seven-year management contract. Under the terms of the contract, AmHealth furnishes nursing staff to perform basic nursing services as well as very specialized, high tech nursing staff for the care of renal, transplant, cancer, diabetic and cardiac patients, as well as provides continuing education and training for its employees on an on-going basis. In addition, AmHealth provides administrative, financial, and management services to the home health company such as quality assurance programs, risk management, employee safety and physician relations services.

     Home healthcare patients are generally referred to a licensed and certified home healthcare agency following the diagnosis of a specific disease or upon discharge from a hospital. Prior to the patient receiving home health services, the attending physician devises the patient's plan of care and communicates it to the agency. The agency works with the attending physician to administer the plan of care and monitor the progress of approximately 210 patients. Throughout the patient's treatment, the agency will regularly provide the attending physician with reports on the patient's condition, allowing the attending physician to play an active role in the patient's treatment. The attending physician remains responsible for the patient's care, including changing the patient's plan of care to meet the patient's needs and handling patient emergencies.

     When a patient's suitability for home healthcare has been confirmed, the patient and the patient's family receive training and education concerning the plan of care to be administered, including the care and use of intravenous devices and other equipment used in connection with the plan of care. The frequency of nursing visits depends upon the particular therapy ordered by the attending physician for the patient involved. During these visits, nurses may adjust the patient's intravenous lines and related

                                      90

equipment, obtain blood samples, check wounds and catheter insertion points, change drug administration after consulting with the attending physician, and assess the patient's condition and compliance with the plan of care.

     HYPERBARIC OXYGEN THERAPY. AmHealth, pursuant to a five-year management contract, also manages a hospital-based hyperbaric treatment center in the Rio Grande Valley. Under the terms of the contract, AmHealth manages and maintains the hyperbaric and related medical equipment and furnishes qualified nurses and technicians to perform the hyperbaric treatments to approximately 23 patients monthly on behalf of the hospital. AmHealth recently opened a second hyperbaric hospital-based treatment center in Corpus Christi, Texas pursuant to the provisions of a three-year management contract.

     Hyperbaric Oxygen Therapy ("HBO") is a medical treatment for specifically indicated conditions in which a patient breathes 100% oxygen in a pressurized chamber at elevated pressures. Although HBO therapy is a vital and primary treatment for resolution of certain emergency situations such as air or gas embolism, decompression sickness and carbon monoxide poisoning, it is also considered an important adjunctive treatment for a growing number of chronic conditions. HBO therapy conducted by the units managed by AmHealth is conducted within and according to the strict regimen set forth by the Undersea and Hyperbaric Medical Society ("UHMS").

     Hyperbaric Medicine departments managed by AmHealth are under the direct supervision of a physician specially trained in hyperbaric medicine. The unit is staffed with experienced, professional nurses and medical technicians fully trained in the medical, physical and mechanical aspects of hyperbaric medicine. Hyperbaric oxygen is prescribed, either as a primary or adjunctive treatment, and only for those physical conditions approved by the UHMS. In the case of non-healing wounds, the average therapy consists of 20 treatments, each with a duration of approximately 2 hours. Specially trained personnel observe and monitor the entire treatment.

     AmHealth has developed a program for enhancement of healing in selected problem wounds and offers this program to units it manages. Problem wounds are those which fail to respond to established medical/surgical management, including diabetic feet, compromised amputation sites, non-healing traumatic wounds, and vascular insufficiency ulcers. HBO therapy provides a significant increase in tissue oxygenation in the poorly perfused, infected wound. This elevation in oxygen tension induces significant positive changes in the wound repair process. HBO therapy promotes wound healing by directly enhancing fibroblast replication, collagen synthesis and the process of neovascularization.

     According to the UHMS, approximately 50,000 to 60,000 major lower extremity amputations are performed in this country each year. The average mortality rate after amputation is 10%. There is also significant post-operative morbidity. An aggressive, well-planned approach can result in fewer amputations and reduced morbidity and mortality. Adjunctive HBO therapy initiated early during hospitalization as part of such a program will be cost effective because it helps prevent amputation and its complications. Amputation is a significant disability to the patient. Reduction in length of hospitalization and retention of the patient's own limb greatly facilitates his or her re-entry into the community and workforce.

BUSINESS STRATEGY

     AmHealth's growth strategy is focused on developing local, integrated, outpatient healthcare delivery networks to serve the unique needs of the diabetic patient. These services include a comprehensive kidney dialysis network of chronic care facilities, and management of supporting services in home health, hyperbaric oxygen therapy and, until consummation of the Exchange, infusion therapy. AmHealth believes that this approach enhances its operating efficiency and positions AmHealth to be a leader in this segment of the healthcare industry. AmHealth strives to continue its growth and margin improvement by (i) expanding its existing networks and creating new facilities,
(ii) forming strategic alliances with physicians and other healthcare providers,
(iii) continuously improving

                                      91

the quality of care provided through its facilities and its management services, and (iv) maximizing operating efficiencies and utilization.

     CREATION AND EXPANSION OF THE FACILITY NETWORKS. AmHealth develops new dialysis facilities to accommodate the growing number of ESRD patients and to satisfy the demand by local nephrologists. AmHealth has established an expertise in the design and construction of dialysis facilities, having developed all of its dialysis facilities. In addition, AmHealth is currently developing one new facility scheduled for completion by March 1996.

     ALLIANCES WITH PHYSICIANS. AmHealth has entered into long-term medical director contracts with four nephrologists that work in partnership with AmHealth to provide high-quality, integrated ESRD services while reducing total costs.

     ALLIANCES WITH OTHER HEALTHCARE PROVIDERS. AmHealth is committed to forming innovative alliances directly with healthcare providers by providing comprehensive integrated management services that assure the delivery of high-quality care and reduce overall healthcare costs for providers. In May 1995, AmHealth was awarded a long-term management contract to manage a hyperbaric oxygen center for Brownsville Medical Center and, in June 1995, entered into a contract to provide management services to IPH, Inc., a major home healthcare agency.

     QUALITY ASSURANCE PROGRAM. AmHealth believes its reputation for quality care in its dialysis business and the program relating to quality that it offers in its management services business is a significant competitive advantage in attracting patients and physicians and in pursuing growth in the managed care environment. AmHealth engages in organized and systematic efforts to measure, maintain and improve the quality of services it delivers through its Quality Assurance Program. In response to current payor demands for cost-effective healthcare treatments with measurable outcomes, AmHealth is developing programs using outcome-based criteria for numerous diagnoses to promote more effective healthcare services.

     MAXIMIZING OPERATING EFFICIENCIES. AmHealth believes it has adequate capacity within its existing facilities network to accommodate greater patient volume and expects such operating leverage to contribute to increasing margins. AmHealth will continue to focus on enhancing operating efficiencies, including staffing, purchasing and financial reporting systems and controls.

OPERATIONS

     BUSINESS LOCATIONS. AmHealth's operations are conducted in the following locations:

FACILITY                                LOCATION                 START DATE
- -------------------------------------   ---------------------    ---------------
AmHealth Corporation                    San Antonio, TX          October 1992
McAllen Kidney Center                   McAllen, TX              April 1993
Starr Dialysis Center                   Rio Grande City, TX      November 1993
Southwestern Infusion Healthcare        San Antonio, TX          June 1994
Weslaco Kidney Center                   Weslaco, TX              June 1994
Brownsville Hyperbaric Healthcare       Brownsville, TX          May 1995
AmHealth Medical Management             McAllen, TX              June 1995
Mission Kidney Center                   Mission, TX              August 1995
Spohn Hyperbaric Center                 Corpus Christi, TX       April 1996
Brownsville Kidney Center               Brownsville, TX          May 1996

     CAPACITY AND USE OF FACILITIES. AmHealth currently operates four outpatient dialysis centers with more than 91 dialysis stations, with each facility ranging in size from 16 to 31 dialysis stations. The facilities are located in McAllen, Rio Grande City, Weslaco and Mission, Texas. The two Hyperbaric Oxygen Therapy Centers managed by AmHealth are located in Brownsville, Texas and in Corpus Christi, Texas, and contain three and two hyperbaric chambers, respectively.

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  OPERATION OF DIALYSIS FACILITIES AND ANCILLARY SERVICES

     DIALYSIS FACILITIES. AmHealth's dialysis facilities are designed specifically for outpatient hemodialysis and generally contain, in addition to space for dialysis treatments, a nurses' station, a patient weigh-in area, a supply room, a water treatment space used to purify the water used in hemodialysis treatments, a dialyzer reprocessing room (where, with both the patient's and physician's consent, the patient's dialyzer is sterilized for reuse), staff work areas, offices and a staff lounge and kitchen. Many of AmHealth's facilities also have a designated area for training patients in home dialysis. Each facility also offers amenities for the patients, such as a color television with headsets at each dialysis station.

     In accordance with conditions for participation in the Medicare ESRD program, each facility has a qualified Medical Director. See "Physician Relationships" below. Each facility also has an Administrator who supervises the day-to-day operations of the facility and the staff. The staff of each facility typically consists of registered nurses, licensed practical or vocational nurses, patient care technicians, a social worker, a registered dietician, a unit clerk and bio-medical technicians.

     All of AmHealth's facilities offer high-flux and high-efficiency hemodialysis, which most physicians practicing at AmHealth's facilities deem suitable for most of their patients. High-flux and high-efficiency hemodialysis utilize machinery that allow patients to dialyze in a shorter period of time per treatment because such methods cleanse the blood at a faster rate than conventional hemodialysis. Many of AmHealth's facilities also offer conventional hemodialysis. AmHealth considers the equipment installed in its facilities to be among the most technologically advanced equipment presently available to the dialysis industry.

     AmHealth also offers various forms of home dialysis, primarily CAPD. Home dialysis services consist of providing equipment and supplies, training, patient monitoring and follow-up assistance to patients who prefer and are able to receive dialysis treatments in their homes. Patients and their families or other patient helpers are trained by a registered nurse to perform either CAPD or CCPD at home.

     ANCILLARY SERVICES. Dialysis facilities also provide a comprehensive range of related ancillary services to ESRD patients, the most significant of which is the administration of EPO upon a physician's prescription. EPO is a bio-engineered protein which stimulates the production of red blood cells and is used in connection with all forms of dialysis to treat anemia, a medical complication frequently experienced by ESRD patients. AmHealth also has an infusion therapy service which provides ESRD patients with oral medications and IDPN services upon a physician's prescription; however, upon consummation of the Exchange, these ancillary services will no longer be provided by an AmHealth related company. If such ancillary services are needed by the ESRD patients after the consummation of the Exchange, they will be provided by an unrelated provider of such services. Other ancillary services may include studies to test the degree of bone deterioration, electrocardiograms ("EKGS"), nerve conduction studies to test the degree of deterioration of nerves, doppler flow testing to test the effectiveness of the patient's vascular access for dialysis, and blood transfusions.

  PHYSICIAN RELATIONSHIPS

     A key factor in the success of any of AmHealth's dialysis facilities is its relationship with local nephrologists. ESRD patients generally seek treatment at a facility near home and where the attending nephrologist has practice privileges. Consequently, AmHealth and its dialysis business relies upon its ability to meet the needs of the referring physicians and the ESRD patients in the communities AmHealth serves.

     The conditions of participation in the Medicare ESRD program mandate that treatment at a dialysis facility be "under the general supervision of a Medical Director that is a physician." AmHealth contracts with qualified physicians to serve as Medical Directors for each of its dialysis facilities. Generally, the Medical Director must be board eligible or board certified in internal medicine and have had at least 12 months of experience or training in the care of patients at ESRD facilities.

     Medical Directors enter into written contracts with AmHealth which specify their duties and establish their compensation (which is fixed for periods of 3 years or more). The compensation of the Medical Directors and other physicians for services under contract is separately negotiated for each facility and generally depends upon competitive factors in the local market, the physician's professional qualifications and responsibilities and the size and utilization of the facility or relevant program.

  QUALITY ASSURANCE

     AmHealth engages in organized and systematic efforts to measure, maintain and improve the quality of services it delivers and believes that it has earned a favorable reputation as a dialysis service provider in the communities where it maintains its facilities. AmHealth has implemented and maintains a Quality Assurance Program designed to measure outcomes and improve the quality of its services. Each of AmHealth's facilities, under the direction of the applicable Medical Director, collects and analyzes quality assurance data which is reviewed regularly by facility and corporate management to continually improve the standard of care being provided. In addition, responsible personnel at each facility monitor, evaluate and improve upon specific quality indicators and outcomes. AmHealth believes its reputation for quality care is a competitive advantage in attracting new patients and new referring physicians.

  SOURCES OF PATIENT REIMBURSEMENT

     The following table provides information for the years indicated regarding the percentage of AmHealth dialysis services patients by payor category.

                                          YEAR ENDED DECEMBER 31,
                                          ------------------------
                                          1995      1994      1993
                                          ----      ----      ----
Medicare.............................       77%       81%       83%
Medicaid.............................       10         9         7
Private/alternative Payors...........       13        10        10
                                          ----      ----      ----
Total................................      100%      100%      100%
                                          ====      ====      ====

     Under the Medicare ESRD program, Medicare reimburses dialysis providers for the treatment of individuals who are diagnosed to have ESRD and are eligible for participation in the Medicare program, regardless of age or financial circumstances. For each treatment, Medicare pays 80% of the amount set by the Medicare prospective reimbursement system, and a secondary payor (usually Medicare supplemental insurance or the state Medicaid program) pays approximately 20% of the amount set by the Medicare prospective reimbursement system. Texas provides Medicaid benefits to qualified recipients to supplement their Medicare entitlement. The Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, some of which may have the effect of decreasing program payments, increasing costs or modifying the way AmHealth operates its dialysis business. See "--Medicare Reimbursement", below.

     Assuming a patient is eligible for participation in the Medicare program, the commencement date of Medicare benefits for ESRD patients electing hemodialysis is dependent on several factors. ESRD patients under 65 years of age who are not covered by an employer group health plan (for example, the uninsured, those covered by Medicaid and those covered by an individual health insurance policy) must wait 90 days after commencing dialysis treatment to be eligible for Medicare benefits. During the first 90 days of treatment, the patient, Medicaid or the private insurer is responsible for payment (and, in the case of the individual covered by private insurance, such responsibility is limited to the terms of the policy, with the patient being responsible for the balance). ESRD patients under 65 years of age who are covered by an employer group health plan must wait 21 months after commencing dialysis treatment before Medicare becomes the primary payor. During the first 21 months of treatment, the employer group health plan is responsible for payment at its negotiated rate or, in the absence of such a rate, at AmHealth's usual and customary rates and the patient is responsible for deductibles and co-payments, if applicable, under the terms of the employer group health plan.

     If an ESRD patient with an employer group health plan elects home dialysis training during the first 90 days of dialysis, Medicare becomes the primary payor after 18 months. If an ESRD patient without an employer group health plan begins home dialysis training during the first three months of dialysis, Medicare immediately becomes the primary payor.

     Recently, HCFA has promulgated regulations to implement OBRA 93 with respect to the coordination of benefits period for Medicare beneficiaries. HCFA has established rules for Medicare beneficiaries who are eligible for, or entitled to, Medicare on the basis of ESRD and are also entitled on the basis of age or disability. There are essentially four rules currently in effect for primary payor determination during the coordination of benefits period.

     The first rule provides that if the 18-month period ended before August 1993, Medicare is primary payor from the first month of dual eligibility entitlement. The second rule is that if the first month of ESRD-based eligibility or entitlement and the first month of dual eligibility/entitlement both fall after February 1992 and before August 10, 1993, Medicare is (i) primary payor from the first month of dual eligibility/entitlement through August 9, 1993; (ii) secondary payor from August 10, 1993 through the 18th month of ESRD-based eligibility or entitlement; and (iii) primary payor again after the 18th month of ESRD-based eligibility or entitlement. The third rule provides that if the first month of dual eligibility or entitlement is after February 1992, and the first month of dual eligibility or entitlement is after August 9, 1993, Medicare is secondary during the first 18 months of ESRD-based eligibility or entitlement, and primary after the 18th month of ESRD-based eligibility or entitlement.

     The fourth rule, and the most controversial, provides in part that Medicare remains the primary payor if a group health plan was already secondary payor for an individual entitled on the basis of age or disability when the individual becomes eligible on the basis of ESRD. Initially, HCFA had interpreted OBRA 93 to require a private plan to become primary payor under these circumstances. HCFA later corrected its interpretation of the statute and issued guidance on April 24, 1995 that Medicare remains the primary payor. On June 6, 1995, a federal court issued a preliminary injunction precluding HCFA from retroactively implementing its corrected program instruction for items and services furnished between August 10, 1993 (the enactment of OBRA 93) and April 24, 1993, pending the courts decision on the merits. HCFA has stated that it will modify the rules if required by the final ruling of the court.

     If the court determines that Medicare is the primary payor during the period between August 10, 1993 and April 24, 1995, then this decision could have an adverse effect on AmHealth in that it would require AmHealth to refund certain payments to private insurers for services during that time period, and then re-bill the Medicare Program for such payments. This retroactive application of HCFA's April 1995 program instruction could cause AmHealth to incur a significant amount of cost in terms of work hours and office expenses. If the court maintains its current position that these rules cannot be retroactively applied, then AmHealth does not anticipate any impact on its earnings from such finding. However, AmHealth cannot estimate with any certainty, at the present time, the potential impact that any final ruling or interpretation or the timing of same may have upon its earnings.

  CERTAIN PAYOR ARRANGEMENTS

     AmHealth has entered into contracts with third-party payors, including many leading health maintenance organizations in AmHealth's service areas, to provide dialysis services to their beneficiaries. AmHealth is a party to non-exclusive agreements with certain of such third-party payors (none of which have accounted for more than 5% of net operating revenues), and termination of such third-party agreements could have an adverse effect on AmHealth.

  MEDICARE REIMBURSEMENT

     AmHealth is reimbursed by Medicare under a prospective reimbursement system for chronic dialysis services provided to ESRD patients. Under this system, the reimbursement rates are fixed in advance and have been adjusted from time to time by Congress. Although this form of reimbursement limits the allowable charge per treatment, it provides AmHealth with predictable and recurring per treatment revenues and allows AmHealth to retain any profit earned. Medicare has established a composite rate set by HCFA that governs the Medicare reimbursement available for a designated group of dialysis services, including the dialysis treatment, supplies used for such treatment, certain laboratory tests and certain medications. The Medicare composite rate is subject to regional differences based upon certain factors, including regional differences in wage earnings. Certain other services and items are eligible for separate reimbursement under Medicare and are not part of the composite rate, including certain drugs (including EPO), blood (for amounts in excess of three units per patient per year), and certain physician-ordered tests provided to dialysis patients. Claims for Medicare reimbursement must generally be presented within 15 to 27 months of treatment depending on the month in which the service was rendered and for Medicaid secondary reimbursement, if applicable, within 60 to 90 days after payment of the Medicare claim. AmHealth generally submits claims monthly and is usually paid by Medicare within 30 days of the submission. If in the future Medicare were to include in its composite reimbursement rate any of the ancillary services presently reimbursed separately, AmHealth would not be able to seek separate reimbursement for these services and this would adversely affect AmHealth's results of operations to the extent a corresponding increase were not provided in the Medicare composite rate.

     AmHealth receives reimbursement for outpatient dialysis services provided to Medicare-eligible patients at rates that are currently $117 per treatment. The Medicare reimbursement rate is subject to change by legislation and recommendations by the Prospective Payment Assessment Commission ("PROPAC"). The Medicare ESRD reimbursement rate was unchanged from commencement of the program in 1972 until 1983. From 1983 through December 1990 numerous Congressional actions resulted in net reduction of the average reimbursement rate from a fixed fee of $138 per treatment in 1983 to approximately $125 per treatment in 1990. Congress increased the ESRD reimbursement rate, effective January 1, 1991, resulting in an average ESRD reimbursement rate of $126 per treatment. In 1990, Congress required that the Department of Health and Human Services ("HHS") and PROPAC study dialysis costs and reimbursement and make findings as to the appropriateness of ESRD reimbursement rates. In March 1995, PROPAC recommended no changes be made in the reimbursement rate. However, Congress is not required to implement this recommendation and could either raise or lower the reimbursement rate. AmHealth is unable to predict what, if any, future changes may occur in the rate of reimbursement, or, if made, whether any such changes will have a material effect on AmHealth's revenues and net earnings.

     On June 1, 1989, the FDA approved the production and sale of EPO, and HCFA approved Medicare reimbursement for EPO's use by dialysis patients. EPO stimulates the production of red blood cells and is beneficial in the treatment of anemia, with the effect of reducing or eliminating the need for blood transfusions for dialysis patients. Physicians began prescribing EPO for their patients in AmHealth's dialysis facilities in April 1993.

     From June 1, 1989 through December 31, 1990, the Medicare ESRD program reimbursed for EPO at the fixed rate of $40 per administration of EPO in addition to the dialysis facility's allowable composite rate of dosages of up to
9.999 units per administration. For higher dosages, an additional $30 per EPO administration was allowed. Effective January 1, 1991, the Medicare allowable prescribed rate for EPO was changed to $11 per 1,000 units, rounded to the nearest 100 units. Subsequently, legislation was enacted to reduce the Medicare prescribed rate for EPO by $1 per 1,000 units after December 31, 1993. There can be no assurance that AmHealth can maintain current operating margins in the future for EPO administrations due to potential reimbursement decreases, or to potential increases in product costs from its sole manufacturer.

     AmHealth currently provides certain of its patients with IDPN, a nutritional supplement administered during dialysis to patients suffering from nutritional deficiencies. AmHealth has historically been reimbursed by the Medicare program for the administration of IDPN therapy. Beginning in 1993, HCFA designated four DMERCs to process reimbursement claims for IDPN therapy. The DMERCs recently established new, more stringent medical policies for reimbursement of IDPN therapy, and many dialysis providers' claims have subsequently been denied or delayed. Where appropriate, AmHealth has appealed and continues to appeal such denials. In addition, the DMERCs are reportedly reviewing the existing IDPN medical policies. The final outcome of appeals and the anticipated review is uncertain and may ultimately reduce the number of patients eligible to receive reimbursement for IDPN therapy. AmHealth has continued to provide IDPN therapy to its patients pending clarification of this policy; however, upon consummation of the Exchange, AmHealth will no longer directly provide the IDPN service to its patients, but will instead refer these services, if needed, to other providers of IDPN services. This change in government reimbursement policy as well as the ceased operations and revenues from the IDPN services may adversely affect AmHealth's net income in the future.

  MEDICAID REIMBURSEMENT

     Medicaid programs are state administered programs partially funded by the federal government. These programs are intended to provide coverage for patients whose income and assets fall below state defined levels and who are otherwise uninsured. The programs also serve as supplemental insurance programs for the Medicare co-insurance portion and provide certain coverages (E.G., oral medications) that are not covered by Medicare. State regulations generally follow Medicare reimbursement levels and coverages without any co-insurance amounts. AmHealth is a licensed ESRD Medicaid provider in Texas.

GOVERNMENT REGULATION

  GENERAL

     AmHealth's dialysis operations are subject to extensive governmental regulations at the federal, state and local levels. These regulations require AmHealth to meet various standards relating to, among other things, the management of facilities, personnel, maintenance of proper records, equipment and quality assurance programs. The dialysis facilities are subject to periodic inspection by state agencies and other governmental authorities to determine if the premises, equipment, personnel and patient care meet applicable standards. To receive Medicare reimbursement, AmHealth's dialysis facilities must be certified by HCFA. All of AmHealth's dialysis facilities are so certified.

     Any loss by AmHealth of its various federal certifications, its authorization to participate in the Medicare or Medicaid programs or its license under the laws of any state or other governmental authority from which a substantial portion of its revenues is derived or a change resulting from reforms that reduce dialysis reimbursement or reducing or eliminating coverage for dialysis services would have a material adverse effect on AmHealth's business. To date, AmHealth has not had any difficulty in maintaining the required licenses or its Medicare and Medicaid certifications. The healthcare services industry will continue to be subject to intense regulation at the federal and state levels, the scope and effect of which cannot be predicted. No assurance can be given that the activities of AmHealth will not be reviewed and challenged or that healthcare reform will not result in a material adverse change to the AmHealth business.

  FRAUD AND ABUSE

     MEDICARE FRAUD AND ABUSE PROVISIONS. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state healthcare program patients or patient care opportunities, or in return for the purchase, lease or order of any item or service that is covered by Medicare or a state health program. Pursuant to this law, the federal government has recently announced a policy of increased scrutiny of joint ventures and other transactions among healthcare providers in an effort to reduce potential fraud and abuse relating to Medicare costs. The applicability of these provisions to many business practices in the healthcare industry, including specifically home health agencies, has been subject to increased enforcement attention.

     The Medicare and Medicaid anti-kickback amendments (the "ANTI-KICKBACK LAWS") provide criminal penalties for individuals or entities participating in the Medicare or Medicaid programs who knowingly and willfully offer, pay, solicit or receive remuneration in order to induce referrals for items or services reimbursed under such programs. In addition to federal criminal penalties, the Social Security Act also establishes the intermediate sanction of excluding violators from participation in the Medicare or Medicaid programs.

     A violation of the Anti-Kickback Law requires several elements: (i) the offer, payment, solicitation or receipt of remuneration; (ii) the intent to induce referrals; (iii) the ability of the parties to make or influence referrals of patients; (iv) the provision of services that are reimbursable under Medicare or state healthcare programs; and (v) patient coverage under the Medicare program or a state healthcare program. Management believes that AmHealth is receiving compensation under the management agreements for management services. AmHealth also believes that it is not in a position to make or influence referrals of patients or services reimbursed under Medicare or state healthcare programs to any provider of covered services. Consequently, AmHealth does not believe that the management fees payable to it should be viewed as remuneration for referring or influencing referrals of patients or services covered by such programs as prohibited by the Anti-Kickback Laws. Except for its dialysis services, AmHealth is not a provider or supplier of services or items reimbursed by Medicare or state healthcare programs.

     AmHealth believes that its dialysis operations do not involve the offer, payment, solicitation or receipt of remuneration to induce referrals of patients because compensation arrangements between the Medical Directors and the facilities are designed to comply with the Safe Harbor provisions for such agreements. These physicians are paid a fair market value for administrative service and do not receive any financial benefit from making referrals. In addition, AmHealth believes that the methods used to recruit new physicians do not violate anti-kickback and anti-referral laws and regulations. Should any of AmHealth's business arrangements be deemed to constitute arrangements designed to induce the referral of Medicare or Medicaid patients, then such arrangements could be viewed as violating anti-kickback laws and regulations. A determination of liability under any such law could have a material adverse effect on AmHealth's revenue.

     In 1991, the Inspector General of the United States Department of Health and Human Services published "Safe Harbor Regulations" defining safe harbors for certain arrangements that do not violate the Anti-Kickback Laws. One of the safe harbors specifically provided is a safe harbor for personal services and management contracts. Under this safe harbor, remuneration prohibited by the Anti-Kickback Laws will not include any payment made by a principal to an agent as compensation for services of the agent as long as certain standards are met. To AmHealth's knowledge, there have been no agency interpretations or case law decisions of management agreements similar to AmHealth's that would indicate that such agreements do not fall within a safe harbor. Further, AmHealth believes that since it is not a provider of medical services (except for the dialysis services), and is not in a position to refer patients to any particular medical practice, the remuneration it receives for providing services does not violate the Anti-Kickback Laws.

     PROHIBITIONS ON CERTAIN REFERRALS. OBRA 93 includes a provision that significantly expands the scope of the Stark Law. The Stark Law originally prohibited a physician from referring a Medicare or Medicaid patient to any entity for the provision of clinical laboratory services if the physician or an immediate family member of the physician had an ownership interest or compensation relationship with the entity. The revisions to the Stark Law included in OBRA prohibit a referral to an entity in which the physician or an immediate family member has an ownership interest or compensation relationship if the referral is for any of a list of designated health services. The list of designated health services includes enteral and parenteral nutrients and supplies, outpatient pharmacy services, home health and inpatient and outpatient hospital services (the latter which would encompass hyperbaric therapy services); however, AmHealth believes that upon the consummation of the Exchange it will neither own nor control such services, but merely supplies certain management services to the ultimate providers. AmHealth does not believe that the Stark Law applies to AmHealth because except for its dialysis business (dialysis services are not a designated health service under the Stark Law and therefore it does not apply) AmHealth is not a provider of healthcare services and does not have any control over nor financial interest in a provider except through AmHealth's management contracts. Furthermore, the one business where the Stark Law would likely apply upon the consummation of the Exchange will cease its operations upon consummation of the Exchange and will no longer provide such services (i.e., infusion services business). AmHealth also does not believe that it and its contracting entities are related parties to any provider under Medicare rules, which address control of referrals, a fact that AmHealth believes is important in determination of ownership interests. If the Stark Law were determined to apply, then AmHealth would have to comply with one of the exceptions to the act, and it has determined that it does not so comply at this time. No final regulations interpreting the Stark Law were promulgated until September 1995. These regulations only address the original scope of the Stark Law (clinical laboratories) but representatives of HCFA assert that these regulations will be used as the basis for interpretation of matters involving the other designated health services, including home health and inpatient hospital services.

     Because there have been no cases or other interpretations of the Stark Law or regulations applicable to organizations like AmHealth, AmHealth cannot ascertain how its activities might be assessed if investigated. Failure to comply with the Stark Law can result in the demand for repayment of all government program funds expended as a result of referral by a physician with an ownership interest in the entity. Because AmHealth will have publicly traded stock after the transaction, determination of ownership of such shares by a referring physician, or any member of his/her immediate family would be extraordinarily difficult. It is, however, AmHealths belief that after the consummation of the Exchange it will not provide, directly or indirectly, any designated healthcare service and that the Stark Law will not apply.

     For those physicians who do make referrals to the providers for which AmHealth provides management services and with which AmHealth has medical director agreements, AmHealth has assured that these medical director agreements are in compliance with the Stark Law since such a relationship could be determined to be a form of compensation relationship with the entity. In that case, an exception to the Stark Law is available if the contract meets the statutory requirements, and AmHealth has structured each such contract to meet the statutory requirements in the event they should be determined to apply.

     Finally, AmHealth has no ability to obtain advisory opinions from the regulatory and enforcement agency that governs the Stark Law nor are there other interpretations upon which it can rely. It is AmHealths belief that the Stark Law does not apply, but if it were found to do so, AmHealth would institute a plan to screen all potential referral physicians to avoid having a referral from any shareholder of New STAT.

     POSSIBLE NEGATIVE EFFECTS OF PROSPECTIVE HEALTHCARE REFORM. Various plans have been proposed and are being considered on federal, state and local levels to reduce costs in healthcare spending. Although AmHealth believes it responds to the concerns addressed by such plans, it is not possible to assess the likelihood of whether any of these proposals will be enacted or to assess the impact any of these proposals may have on reimbursement to healthcare providers. Any plan to control healthcare costs, however, could result in lower rates of reimbursement. Lower rates of reimbursement may reduce the amounts paid by any government payor and, accordingly, may have a material adverse effect on AmHealth's businesses and the results of its operations.

     POSSIBLE NEGATIVE EFFECTS OF GOVERNMENTAL REGULATION. The healthcare industry is subject to extensive federal and state regulation. Changes in the statutes or regulations or reinterpretations of existing statutes or regulations may significantly affect the business of AmHealth as a dialysis provider. In the states in which AmHealth as a dialysis provider conducts or may conduct business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine refers to the rendering directly, or through employment, of medical services by a business corporation. AmHealth believes that it is not engaged in the corporate practice of medicine because the nephrologists who provide patient care services do so as independent professionals. Each dialysis unit does have a medical director, who is paid for specific administrative and management services under contracts that meet the accrediting requirements for such centers. These agreements also reserve to the physicians exclusive authority to make all decisions regarding medical care. Based on current interpretations of state law in Texas where AmHealth as a dialysis provider now operates, the arrangement does not appear to violate the prohibition against the corporate practice of medicine. However, all such laws are subject to interpretation by the courts as well as administrative agencies, and any restructuring required by such change could be detrimental to the operations of AmHealth as a dialysis provider.

     AmHealth as a dialysis provider is subject to federal legislation that prohibits activities and arrangements that provide kickbacks or other economic inducements for the referral of business under Medicare, Medicaid and other government programs ("GOVERNMENT PROGRAMS"). Noncompliance with the federal Anti-Kickback Law can result in exclusion from all such Government Programs as well as civil and criminal penalties. The federal government has promulgated safe harbor regulations that identify certain business and payment practices which are deemed not to violate the federal Anti-Kickback Law. AmHealth believes that its operations comply with all federal Anti-Kickback Law. In addition, federal law referred to as the Stark Law currently restricts the ability of physicians to refer government patients to certain entities if such physicians or their immediate family have an ownership interest in or a compensation relationship with such an entity and the entity performs a designated health service. Renal dialysis is not a designated health service, so AmHealth believes that the Stark Law statute does not apply to AmHealth as a dialysis provider.

     In addition, healthcare reforms may expand existing Anti-Kickback Law and the Stark Law to apply to all healthcare payors, not just Medicare and Medicaid. It is unclear how any reform legislation would affect healthcare provider networks or other types of managed care arrangements. There can be no assurance that AmHealth will be able to comply with any new laws.

     An increasing number of healthcare providers and other entities are being faced with lawsuits alleging fraudulent billing practices under the federal Civil False Claims Act. The Civil False Claims Act permits a person (generally employees or former employees of the healthcare provider or other entity) to assert the rights of the government by initiating a QUI TAM action against a healthcare provider or other entity if such person has or purports to have information that the healthcare provider or other entity submitted a claim to the government for payment that could be false or fraudulent. Upon filing, the government has the opportunity to intervene and assume control of the case. Penalties of up to $10,000 for each false or fraudulent claim presented to the government for payment may be awarded as well as treble damages. Defendants also may be excluded permanently or for a period of time from participation in the Medicare and Medicaid programs. Because of penalties and treble damages, many of these lawsuits involve large monetary claims and substantial defense costs. In the event that AmHealth as a dialysis provider is named as a defendant in a QUI TAM action and it is successfully prosecuted, no assurance can be made that such event would not have a material adverse effect on AmHealth and its operations.

     All of AmHealth's dialysis facilities are currently owned by limited partnerships in which physicians who refer patients to the facility hold interests. Because these physicians refer patients to these facilities, the Anti-Kickback Law may apply. AmHealth believes these business arrangements are in compliance with the Anti-Kickback Law, and there is no intent to compensate any party for referral of any patient, nor are any such payments made. After the consummation of the Exchange, the limited partnerships in which all partners elect to participate in the Exchange will be dissolved, except for the Brownsville Kidney Center, Ltd. Safe harbors exist for some arrangements, and if all elements of the safe harbor are met then you are deemed in compliance with the Anti-Kickback Law. However, failure to meet the safe harbors does not mean you are violating the Anti-Kickback Law. The important factor is compliance with the statute. AmHealth believes that the remaining limited partnership was formed in a manner where fair market value was paid by all partners for the shares; payments are related only to the partner's return on investment and is related to the partner's ownership interests, and payments are not related to payments for patient referrals, and is therefore in compliance with the Anti-Kickback Law. No assurance can be made, however, how the government would interpret such an investment interest, and a negative finding by the governmental regulatory enforcement agency would likely have a material adverse effect on AmHealth and its operations.

     Four of AmHealth's dialysis facilities are leased from entities in which physicians who refer patients to the facility hold interests. Because of the referral of patients to the facilities by these physicians, the Anti-Kickback Law may apply. The Secretary of HHS has promulgated a safe harbor relevant to such arrangements, generally applicable to space rentals. AmHealth believes that these leases are in compliance with the Anti-Kickback Law and that the leases satisfy each of the elements of the space rental safe harbor.

     AmHealth believes it is in material compliance with current applicable laws and regulations. No assurance can be made that in the future AmHealth's business arrangements, past or present, will not be the subject of an investigation or prosecution by a federal or state governmental authority. Such an investigation or prosecution could result in any, or a combination, of the penalties discussed above depending upon the agency involved in such investigation and prosecution. None of AmHealth's business arrangements with physicians, vendors, patients or others have been the subject of investigation by any governmental authority. No assurance can be given that AmHealth's activities will not be reviewed or challenged by regulatory authorities. AmHealth monitors legislative developments and would seek to restructure a business arrangement if AmHealth determined that one or more of its business relationships placed it in material noncompliance with such a statute.

  MEDICARE

     Because the Medicare program represents a substantial portion of the federal budget, Congress takes action in almost every legislative session to modify the Medicare program for the purpose of reducing the amounts otherwise payable from the program to healthcare providers. Legislation or regulations may be enacted in the future that may significantly modify the ESRD program or substantially reduce the amount paid for the company's services. Further, statutes or regulations may be adopted which impose additional requirements for AmHealth to be eligible to participate in the federal and state healthcare payment programs. Such new legislation or regulations may adversely affect AmHealth's business operations.

  OTHER REGULATIONS

     AmHealth's operations are also subject to various state hazardous waste disposal laws. Those laws as currently in effect do not classify most of the waste produced during the provision of dialysis services to be hazardous, although disposal of non-hazardous medical waste is also subject to regulation. Occupational Safety and Health Administration regulations require employers of workers who are occupationally subject to blood or other potentially infectious materials to provide those workers with certain prescribed protections against bloodborne pathogens. The regulatory requirements apply to all healthcare facilities, including dialysis facilities, and require employers to make a determination as to which employees may be exposed to blood or other potentially infectious materials and to have in effect a written exposure control plan. In addition, employers are required to provide or employ hepatitis B vaccinations, personal protective equipment, infection control training, post-exposure evaluation and follow-up, waste disposal techniques and procedures, and engineering and work practice controls. Employers are also required to comply with certain record-keeping requirements. AmHealth believes it is in material compliance with the foregoing laws and regulations.

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     Although AmHealth believes it complies in all material respects with current applicable laws and regulations, the healthcare service industry will continue to be subject to substantial regulation at the federal and state levels, the scope and effect of which cannot be predicted by AmHealth. No assurance can be given that AmHealth's activities will not be reviewed or challenged by regulatory authorities.

     REGULATORY COMPLIANCE. AmHealth believes that healthcare regulations will continue to change and, as a result, regularly monitors developments in healthcare law. AmHealth expects to modify its agreements and operations from time to time as the business and regulatory environment changes. While AmHealth believes it will be able to structure all its agreements and operations in accordance with applicable law, there can be no assurance that its arrangements will not be successfully challenged.

     The dialysis industry is fragmented and highly competitive, particularly in terms of acquisition of existing dialysis facilities and developing relationships with physicians. Competition for qualified physicians to act as Medical Directors is also high. There were over 2,500 dialysis facilities in the United States in 1994, of which approximately 35% were owned by independent physicians (down from 37% in 1992), 29% were hospital-based facilities (down from 33% in 1992) and 36% were owned by six major multi-facility dialysis providers (up from 30% in 1992), the largest of which is National Medical Care, Inc. (NMC), a wholly-owned subsidiary of W.R. Grace. Grace has publicly announced that NMC will become an independent public company. According to figures published by the Texas Kidney Foundation, AmHealth's largest competitors in the Rio Grande Valley are NMC, which served a total of 404 patients in 1994, and Valley Baptist Hospital, which served 174 patients in 1994. Certain of AmHealth's competitors have substantially greater financial resources than AmHealth and may compete with AmHealth for acquisitions and development of facilities in markets targeted by AmHealth. Competition for acquisitions has increased the cost of acquiring existing dialysis facilities. A locally owned private management company competes with AmHealth providing hyperbaric management services with two hospital contracts in the region where AmHealth currently operates.

INSURANCE

     AmHealth carries property and general liability insurance, professional liability insurance and other insurance coverage in amounts deemed adequate by management. However, there can be no assurance that any future claims will not exceed applicable insurance coverage. Furthermore, no assurance can be given that malpractice and other liability insurance will be available at a reasonable cost or that AmHealth will be able to maintain adequate levels of malpractice insurance and other liability insurance in the future. Physicians practicing at AmHealth's facilities are required to maintain their own malpractice insurance. However, AmHealth maintains coverage for the administrative activities of its Medical Directors (but not for their individual practice medical practices).

EMPLOYEES

     As of March 31, 1996, AmHealth had approximately 125 employees, including a professional staff of approximately 105 registered nurses and technicians, a corporate and regional staff of approximately 15 employees and a facilities support and maintenance staff of approximately 5 employees. AmHealth's Medical Directors are not employees of AmHealth.

PROPERTIES

     All of AmHealth's operations are conducted from leased facilities. AmHealth leases four facilities from entities in which referring physicians hold an interest. AmHealth's leases generally cover periods from three to ten years and typically contain renewal options of one to five years at the fair rental value at the time of renewal or at rates subject to consumer price index increases since the inception of the lease. AmHealth's facilities range in size from 906 to 7,218 square feet. AmHealth's headquarters are located in a 1,100 square foot facility in San Antonio, Texas, and are subject to a lease which expires in April 1998. AmHealth considers its physical properties to be in good operating condition and suitable for the purposes for which they are being used.

                                     102

     AmHealth believes it has adequate capacity within most of its existing facilities to accommodate significantly greater patient volume through increased hours and/or days of operation. AmHealth believes that it can lease space at economically reasonable rates in the area of each of these facilities. Expansion or relocation of certain AmHealth facilities would be subject to review for compliance with conditions relating to participation in the Medicare ESRD program.

LEGAL PROCEEDINGS

     AmHealth is subject to claims and suits in the ordinary course of business, including those arising from patient treatment, for which AmHealth believes it will be covered by malpractice insurance. AmHealth does not believe that the ultimate resolution of pending proceedings will have a material adverse effect on AmHealth's financial condition, results of operations or cash flows.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF AMHEALTH

     Four of the facilities leased by AmHealth for its kidney dialysis business are owned in varying percentages by William Restrepo, M.D., Ruben A. Perez and M.K. Razdan, M.D., all of whom are AmHealth Partners. Payments under such leases totaled $87,000 and $147,000 in 1994 and 1995, respectively, and will total approximately $238,000 during each of 1996 through 2005. The lease rates for such facilities are comparable to those paid by AmHealth to third party lessors for other facilities in the region.

     In addition, Dr. Restrepo and Dr. Razdan serve as Medical Directors pursuant to agreements with AmHealth.

     Various AmHealth entities hold the promissory notes (which aggregated approximately $16,000 at December 31, 1995) of certain AmHealth employees, which notes were issued in connection with the purchase by such employees of ownership interests in such AmHealth entities.

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               PRINCIPAL SHAREHOLDERS AND PARTNERS OF AMHEALTH

     The following table sets forth certain information regarding the beneficial ownership of AmHealth as of March 31, 1996 by (i) each person who is known by AmHealth to beneficially own more than five percent of the equity of the AmHealth Corporations and AmHealth Partnerships, taken as a whole; (ii) each director; (iii) each executive officer; and (iv) all executive officers and directors as a group.

                                         PERCENTAGE OF
                                        AMHEALTH EQUITY
                                        ---------------
Ruben A. Perez
8200 I.H. 10 West, Suite 209
San Antonio, TX 78230................         34.5%

Russell D. Schneider
12450 Greenspoint Drive, Suite 1200
Houston, TX 77060....................         25.1%

Daniel A. Perez
1300 North 10th
Suite 220
McAllen, Texas 78501.................         13.5%

David A. Perez
1300 North 10th
Suite 220
McAllen, Texas 78501.................         5.25%

William Restrepo, M.D.
1801 South 5th Street
Suite 207

McAllen, Texas 78503.................          9.3%
M.K. Razdan, M.D.
222 East Ridge Road
Suite 116
McAllen, Texas 78503.................          9.2%

All officers and directors as a group
(two persons)........................         47.9%

               COMPARATIVE RIGHTS OF SHAREHOLDERS AND PARTNERS

     The following is a summary of material differences between the rights of holders of New STAT Common Stock as compared to the rights of holders of Old STAT Common Stock, AmHealth Common Stock and AmHealth Units, respectively. These summaries do not purport to be complete statements of the rights of holders of New STAT Common Stock under the Delaware General Corporation Law or New STAT's Charter and Bylaws, or a complete description of the provisions referred to herein. These summaries are qualified in their entirety by reference to the Delaware General Corporation Law and the governing instruments of New STAT, Old STAT, the AmHealth Corporations and the AmHealth Partnerships. The terms of New STAT's securities are described in greater detail in "Description of Securities of New STAT." Copies of New STAT's Charter and Bylaws are available without charge to any person to whom this Joint Proxy Statement/Prospectus is delivered upon written or oral request to New STAT Healthcare, Inc., Attention: Corporate Secretary, 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060.

NEW STAT COMMON STOCK AND OLD STAT COMMON STOCK

     Both New STAT and Old STAT are incorporated in Delaware. Upon consummation of the Exchange, the New STAT Common Stock exchanged on a share-for-share basis for Old STAT Common Stock will provide the Old STAT stockholders who receive such New STAT Common Stock with essentially the same rights they had as Old STAT stockholders, except as described in the following sentences. Old STAT's certificate of incorporation and bylaws provide for each of the

                                     104

directors of Old STAT be elected annually, while the directors of New STAT will be divided into three classes serving staggered, three year terms. Special stockholders meetings of Old STAT may be called only by the President, a majority of the Old STAT Board or the holders of at least 10% of the outstanding Old STAT Common Stock. Special stockholders meetings of New STAT may be called only by the Chairman of the Board, the President, a majority of the New STAT Board or the holders of at least a majority of the outstanding New STAT Common Stock. In addition, the Old STAT certificate of incorporation and bylaws permit Old STAT stockholders to take action by written consent without a meeting. The New STAT Charter and Bylaws require that all stockholder action be taken at a duly called annual or special meeting of stockholders, and prohibits any stockholder action by written consent.

NEW STAT COMMON STOCK AND AMHEALTH COMMON STOCK

     New STAT is incorporated in Delaware, and the rights of New STAT stockholders are currently governed by the Delaware General Corporation Law and the Charter and Bylaws of New STAT. The AmHealth Corporations are incorporated in Texas, and the rights of AmHealth Shareholders are currently governed by the Texas Business Corporation Act and the articles of incorporation and bylaws of the respective AmHealth Corporations. Upon consummation of the mergers contemplated in the Exchange, the AmHealth Shareholders will become New STAT stockholders, and will have the rights of New STAT stockholders.

     DISTRIBUTIONS. It is not anticipated that New STAT will pay any cash dividends on the New STAT Common Stock in the foreseeable future; to the extent that dividends have been paid by the AmHealth Corporations, such dividends are expected to cease, although New STAT has the legal power to declare and pay dividends as a for-profit corporation under Delaware law.

     TAX CONSEQUENCES. Certain of the AmHealth Corporations are Subchapter S corporations, and holders of AmHealth Common Stock in such corporations will lose any benefits of ownership of stock in a pass-through tax entity. New STAT is subject to federal and state income taxes on its taxable income at the corporate level. Consequently, corporate earnings that are distributed to New STAT stockholders will have been taxed at both corporate and individual rates, while net income of the AmHealth Corporations which are Subchapter S corporations will have been taxed to the stockholder at their individual rates. In addition, New STAT stockholders do not have the benefit of deductions for the losses of New STAT, if any.

     LIABILITY OF DIRECTORS. The New STAT Charter limits the liability of New STAT directors for monetary damages for any breach of fiduciary duty as a director. Neither the articles of incorporation or the bylaws of any of the AmHealth Corporations includes a similar provision.

     CUMULATIVE VOTING FOR DIRECTORS. Under Delaware law, stockholders are not entitled to cumulate their votes in an election of directors unless the corporation's certificate of incorporation so provides. New STAT's Charter does not provide for cumulative voting. Under Texas law, shareholders are entitled to cumulate their votes in an election of directors unless the articles of incorporation specifically prohibit cumulative voting. The articles of incorporation of each of the AmHealth Corporations do not prohibit cumulative voting.

     AMENDMENT OF CHARTER. Delaware law provides that amendments to the certificate of incorporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, and the holders of a majority of the outstanding stock entitled to vote thereon as a class, unless the certificate of incorporation requires the vote of a larger portion of the outstanding stock or any class thereof. New STAT's Charter does not require approval by more than a majority vote. Texas law provides that amendments to articles of incorporation must be approved by two-thirds of the outstanding shares, and if any class or series of shares is entitled to vote thereon, two-thirds of such class or series and two-thirds of the total outstanding shares entitled to vote thereon must approve such amendment.

                                     105

NEW STAT COMMON STOCK AND AMHEALTH UNITS

     The AmHealth Partnerships are Texas limited partnerships governed by the Texas Revised Limited Partnership Act and by the limited partnership agreement of each AmHealth Partnership (the "LIMITED PARTNERSHIP AGREEMENTS"). Upon the consummation of the Exchange, the limited partners in the AmHealth Partnerships electing to participate in the Exchange will become New STAT stockholders, and their rights will be governed by the Delaware General Corporation Law and New STAT's Charter and Bylaws. Certain significant differences between the rights of the AmHealth Partners and the rights of New STAT stockholders are summarized below.

     DISTRIBUTIONS. Historically, approximately 90% of the net profits of the AmHealth Partnerships have been periodically distributed to the relevant AmHealth Partners, rather than being reinvested. After the consummation of the Exchange, New STAT is expected to retain all cash produced from operations and does not expect to pay dividends on the New STAT Common Stock. As a result, the AmHealth Partners should not expect to receive dividends or other distributions after the Exchange is consummated.

     TAX CONSEQUENCES. Under present law, the AmHealth Partnerships are not taxable entities and incur no federal tax liability. Instead, each item of partnership income, gain, loss, deduction or credit flows through to the partners. A distribution by a partnership to a partner is generally not taxable to the partner unless the distribution is money in excess of the partner's adjusted basis in his partnership interest or the amount such partner has at risk in the partnership.

     Any income of New STAT and its subsidiaries will be subject to tax at the corporate level, and any dividends by New STAT to its stockholders will incur a second level of tax in the hands of the stockholders. In other words, any income of New STAT distributed to its stockholders will be subject to "double taxation." New STAT does not intend to pay dividends on the New STAT Common Stock in the foreseeable future. See "The Exchange -- Certain Federal Income Tax Consequences."

     TERM OF EXISTENCE. The AmHealth Partnerships terminate on December 31, 2050, unless sooner terminated under certain circumstances. New STAT's existence is perpetual. It may be dissolved by the requisite stockholder vote.

     MANAGEMENT. The Limited Partnership Agreements provide that, subject to certain limitations, the management and control of the day-to-day operations of each AmHealth Partnership shall rest exclusively in the general partner. The general partner is given broad powers under the Limited Partnership Agreements; however, the consent of all of the limited partners is required to: (i) change or reorganize the partnership into any other legal form; (ii) to dissolve the partnership at will; (iii) to admit additional or substitute partners; or (iv) to perform any act which would subject any limited partner to liability as a general partner under any jurisdiction. In addition, the approval of those partners owning partnership interests representing at least a majority of the voting rights of all of the partnership interests is required to: (i) sell all or substantially all of the partnership's assets; or (ii) to amend the Limited Partnership Agreement, except under certain enumerated conditions. The Limited Partnership Agreements provide that the general partner shall be indemnified for liability or damage incurred or suffered by the general partner by reason of any act performed or omitted to be performed by the general partner; provided that the general partner shall not be indemnified for actions or omissions that constitute willful misconduct.

     New STAT stockholders have no right as such to participate in the management of New STAT except pursuant to their right to vote in the election of members of the New STAT Board. New STAT's Bylaws provide that any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of New STAT) by reason of the fact that he is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of New STAT as an officer, director, employee or agent of another corporation, partnership or other business entity, shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually

                                     106

and reasonably incurred or to be incurred by him in connection with such actions or proceedings, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal actions or proceeding, had no reasonable cause to believe his conduct was unlawful.

     New STAT's Charter provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law
(i) for breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

     VOTING RIGHTS. The Texas Revised Limited Partnership Act does not contain any voting rights provisions, and the voting rights of the AmHealth Partners are limited to the consent requirements referred to above. New STAT stockholders are entitled to vote on the election of directors of New STAT and are also entitled to vote on various other matters, including (i) amendments to the New STAT Charter; (ii) the sale of all or substantially all the assets of New STAT; (iii) the involuntary dissolution of New STAT; or (iv) any merger or share exchange.

     MEETINGS. The Limited Partnership Agreements provide that meetings of the AmHealth Partners may be called by the general partner and upon with written request of any one or more limited partners who own in the aggregate 20% of the aggregate partnership interests in the respective AmHealth Partnership. The New STAT Bylaws provide for an annual meeting of stockholders, and further that a special meeting of stockholders may be called by the Chairman of the Board, the President, a majority of the members of the New STAT Board or the holders of at least a majority of all outstanding shares of New STAT capital stock entitled to vote.

                                     107

                    DESCRIPTION OF SECURITIES OF NEW STAT

     The total authorized capital stock of New STAT consists of 40,000,000 shares of New STAT Common Stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share (the "PREFERRED STOCK"). The following descriptions of the capital stock are qualified in all respects by to the Charter and Bylaws of New STAT, copies of which are available without charge to any person to whom this Joint Proxy Statement/Prospectus is delivered upon written or oral request to New STAT Healthcare, Inc., Attention: Corporate Secretary, 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060.

     As of the date of this Joint Proxy Statement/Prospectus, no shares of New STAT Common Stock and no shares of Preferred Stock were issued and outstanding.

COMMON STOCK

     The holders of shares of New STAT Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any Preferred Stock that may by issued in the future, the holders of New STAT Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the New STAT Board out of funds legally available for that purpose. Upon liquidation, dissolution or winding up of New STAT, the holders of New STAT Common Stock are entitled to share ratably in all assets available for distribution after payment of liabilities, subject to prior distribution rights of holders of shares of Preferred Stock, if any, then outstanding. The New STAT Common Stock has no preemptive or conversion rights or other subscriptive rights. There are no redemption or sinking fund provisions applicable to the New STAT Common Stock. The shares of New STAT Common Stock to be issued upon completion of the Exchange will be fully paid and nonassessable.

PREFERRED STOCK

     The New STAT Board has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the New STAT stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of New STAT without further action by the stockholders and may adversely affect the voting and other rights of the holders of New STAT Common Stock.

CLASS A WARRANTS

     Old STAT currently has 671,666 Class A redeemable common stock purchase warrants (the "OLD STAT CLASS A WARRANTS") outstanding, each of which will be exchanged for a similar warrant issued by New STAT (the "NEW STAT CLASS A WARRANTS"). Each such warrant will entitle its holder to purchase one share of New STAT Common Stock at an exercise price of $4.50 per share until April 19, 1998.

     The New STAT Class A Warrants will be issued pursuant to a warrant agreement (the "WARRANT AGREEMENT") among New STAT, Network 1 Financial Securities, Inc. and American Stock Transfer & Trust Company, the warrant agent, and will be evidenced by warrant certificates in registered form.

     The exercise price of the New STAT Class A Warrants and the number and kind of shares of New STAT Common Stock or other securities and property issuable upon exercise of such warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on or a subdivision, combination or capitalization of the New STAT Common Stock. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of New STAT in order to enable holders of New STAT Class A Warrants to purchase the kind and number of shares or other

                                     108

securities or property (including cash) receivable in such event by a holder of the number of shares of New STAT Common Stock that might otherwise have been purchased upon exercise of the New STAT Class A Warrants.

     The New STAT Class A Warrants will not confer upon the holder any voting or any other rights of a stockholder of New STAT. Upon notice to the holders of New STAT Class A Warrants, New STAT has the right to reduce the exercise price or extend the expiration date of the New STAT Class A Warrants.

     The New STAT Class A Warrants may be exercised upon surrender of the warrant certificate evidencing those warrants on or prior to the expiration date (or earlier redemption date) of such warrants at the offices of American Stock Transfer & Trust Company, the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the warrant agent) for the number of New STAT Class A Warrants being exercised.

     No New STAT Class A Warrant will be exercisable unless at the time of exercise New STAT has filed with the Commission a current prospectus covering the issuance of shares of New STAT Common Stock issuable upon exercise of such warrant and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the warrant. New STAT will use its best efforts to maintain a current prospectus relating to the issuance of shares of New STAT Common Stock upon the exercise of the New STAT Class A Warrants until the expiration of the warrants, subject to the terms of the Warrant Agreement. While it is New STATs intention to maintain a current prospectus, there is no assurance that it will be able to do so.

     No fractional shares will be issued upon exercise of the New STAT Class A Warrants. However, if a holder of a warrant exercises all New STAT Class A Warrants then owned of record, New STAT will pay to that holder, in lieu of the issuance of a fractional share which would be otherwise issuable, an amount in cash equal to such fractional interest based on the market value of the New STAT Common Stock on the last trading day prior to the exercise date.

     The New STAT Class A Warrants will be immediately redeemable by New STAT at a price of $.05 per warrant, and prior to their expiration, on 30 days' prior written notice to the registered holders of the warrants, provided the closing high bid or sale price per share of the New STAT Common Stock (if the New STAT Common Stock is then traded on Nasdaq or a national securities exchange, respectively) for a period of 20 consecutive trading days, ending on the third business day prior to the date of any redemption notice, equals or exceeds at least $5.50 (subject to adjustment in certain events). The New STAT Class A Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption. In addition, subject to the rules of the National Association of Securities Dealers, Inc., New STAT has agreed to engage the representatives of the underwriters of Old STAT's April 1995 initial public offering as its exclusive warrant solicitation agents, in connection with which such firms would be entitled to a 4% fee upon exercise of the New STAT Class A Warrants.

OTHER WARRANTS

     In connection with the April 1995 initial public offering of Old STAT Common Stock, Old STAT issued 62,500 Old STAT Representatives' Warrants, each of which entitles the holders to purchase two shares of Old STAT Common Stock and one Old STAT Class A Warrant for an aggregate price of $10.875 subject to anti-dilution provisions, for a period of three and one-half years commencing 18 months from April 21, 1995. The terms of such warrants grant to the holders thereof certain "piggyback" registration rights for a period of seven years from April 21, 1995 and demand registration rights for a period of five years from April 21, 1995 with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the such warrants. Following the Exchange, New STAT will issue substantially similar warrants exercisable for New

                                     109

STAT Common Stock and New STAT Class A Warrants in replacement of the Old STAT Representatives' Warrants.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

     Certain provisions of New STAT's Charter and Bylaws may have the effect of deterring or preventing hostile takeovers including those that might result in a premium over the then-current trading price or delaying or preventing changes in control or management of New STAT. The New STAT Board believes that these provisions are in the best interests of stockholders because they will encourage a potential acquiror to negotiate with the New STAT Board which then will be able to consider the interest of all stockholders in a change of control situation.

     AUTHORIZED BUT UNISSUED CAPITAL STOCK. The authorization of undesignated Preferred Stock permits the New STAT Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of New STAT. There will also be a substantial number of authorized but unissued shares of New STAT Common Stock that could be issued for such purpose.

     CLASSIFIED BOARD OF DIRECTORS. New STAT's Charter and Bylaws provide for a classified Board of Directors. Under the classified New STAT Board, the New STAT directors are divided into three classes as nearly as equal in size as practicable. After the initial implementation of the classified Board, each class of directors will be elected once every three years. Therefore, a stockholder that has acquired enough stock to ensure control of the election process can only elect approximately one-third of the directors in each year and must wait at least two elections before electing a majority of directors.

     LIMITATION ON ACTIONS BY WRITTEN CONSENT. New STAT's Bylaws require that any action required or permitted to be taken by stockholders of New STAT must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent. New STAT's Bylaws also permit stockholders to call a special meeting of stockholders only if approved by the holders of at least a majority of the outstanding New STAT Common Stock.

     DELAWARE TAKEOVER STATUTE. New STAT is subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute generally prohibits, under certain circumstances, a Delaware corporation whose stock is publicly traded, from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by
Section 203 (New STAT has not made such an election), (ii) prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder, (iii) the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who were also officers or held in certain employee stock plans) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder or (iv) the business combination was approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholders). An "interested stockholder" is a person who, together with affiliates and associates, owns (or any time within the prior three years owned) 15% or more of the corporations outstanding voting stock. The term "business combination" is defined generally to include mergers, consolidations, stock sales, asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

     INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Charter and Bylaws of New STAT provide for indemnification of each director and officer or former director or officer of another corporation in which New STAT owns shares of capital stock or is a creditor. New STAT will indemnify against reasonable costs and expenses incurred in connection with any action, suit or proceeding to which any of the individuals described above were made a party by reason of his or her being or having been such a director or officer, unless such director has been adjudicated to have been liable for negligence or

                                     110

misconduct in his or her corporate duties. As of the date of this Joint Proxy Statement/Prospectus, New STAT is not aware of any existing or pending litigation involving a former or current director that will require the indemnification of New STAT.

     Notwithstanding the foregoing indemnification provisions of New STAT's Charter and Bylaws, New STAT has been informed that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

                       SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Exchange and assuming that all AmHealth Shareholders and AmHealth Partners participate in the Exchange, there will be outstanding 14,902,472 shares of New STAT Common Stock. Of these shares, approximately 2.0 million shares will be freely tradeable without restriction or further registration under the Securities Act unless purchased by "affiliates" of New STAT as that term is defined in Rule 144, an additional approximately 673,000 shares allocable to the common stock of each AmHealth Corporation will be restricted shares (and not registered in this offering) and subject to the Lock-Up Agreements described below, and the remaining approximately 12.2 million shares will be held by "affiliates" of New STAT or subject to the Lock-Up Agreements. In addition, as of the date of this Joint Proxy Statement/ Prospectus, there were outstanding warrants and options to purchase an aggregate of 1,159,166 shares of Old STAT Common Stock which, following the Exchange, will be exchanged for warrants and options exercisable for New STAT Common Stock. All of the shares issued upon exercise of such warrants and options will be freely tradeable without restriction or further registration under the Securities Act, other than shares held by "affiliates" of New STAT or subject to the lock-up arrangements described below.

     Old STATs officers, directors, and certain of its current stockholders, have agreed not to sell or otherwise dispose of any of their shares of Old STAT Common Stock now owned or issuable upon the exercise of warrants prior to October 21, 1996 without the prior written consent of Network 1 Financial Securities, Inc., the underwriter of Old STAT's initial public offering. These agreements will extend to shares of New STAT Common Stock to be issued in the Exchange. In addition, the holders of approximately 12.8 million shares of New STAT Common Stock issuable in the Exchange (assuming participation by all AmHealth Shareholders and AmHealth Partners in the Exchange) will be required to execute Lock-Up Agreements providing that, without the prior written consent of New STAT, such holders will not sell, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of New STAT Common Stock acquired in the Exchange, or any shares acquired upon the exercise of any options or warrants to purchase New STAT Common Stock, for a period of 12 months following consummation of the Exchange.

     Upon the expiration of the Lock-Up Agreements one year after the consummation of the Exchange, approximately 9.2 million shares of New STAT Common Stock will become eligible for sale pursuant to the volume and manner of sale provisions of Rule 144, and approximately 2.9 million shares will become eligible for sale under Rule 144 without regard to the volume or manner of sale provisions thereof. Beginning two years after the consummation of the Exchange an additional approximately 673,000 shares of New STAT Common Stock will become eligible for sale pursuant to the volume and manner of sale provisions of Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell in "brokers transactions" or to market makers, within any three-month period commencing 90 days after the date of this Joint Proxy Statement/Prospectus, a number of shares that does not exceed the greater of (a) one percent of the number of shares of New STAT Common Stock then outstanding (approximately 149,025 shares immediately after the Exchange) or (b) the average weekly trading volume in the New STAT Common Stock during the four calendar weeks

                                     111

preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about New STAT.

     Approximately 30 days after the consummation of the Exchange, New STAT intends to file a registration statement on Form S-8 covering the shares of New STAT Common Stock that have been reserved for issuance under the New STAT Stock Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act subject, however, to lock-up agreements with respect to such shares.

     No prediction can be made as to the effect, if any, that sales of shares of New STAT Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of New STAT Common Stock may be sold in the public market may adversely affect prevailing market prices for the New STAT Common Stock and could impair New STATs ability to raise capital in the future through the sale of equity securities.

              PROPOSAL 3 -- APPOINTMENT OF INDEPENDENT AUDITORS

     The Old STAT Board has appointed KPMG Peat Marwick LLP as independent auditors for Old STAT for the fiscal year ending December 31, 1996.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

     THE OLD STAT BOARD RECOMMENDS THAT OLD STAT STOCKHOLDERS VOTE FOR THE APPROVAL OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS.

             PROPOSAL 4 -- APPROVAL OF NEW STAT HEALTHCARE, INC.
                          1996 STOCK INCENTIVE PLAN

     The Old STAT Stockholders, AmHealth Shareholders and AmHealth Partners are each being asked to approve the New STAT Stock Plan, pursuant to which an initial 1,500,000 shares of New STAT Common Stock have been reserved for issuance. The New STAT Board has authorized the implementation of the New STAT Stock Plan as the successor to the Old STAT Stock Plan, provided the requisite Old STAT Stockholder, AmHealth Shareholder and AmHealth Partner approval is obtained. The New STAT Stock Plan will become effective upon the effective time of the Exchange. All options outstanding under the Old STAT Stock Plan at such time will be incorporated into the New STAT Stock Plan and no further option grants will be made under the Old STAT Stock Plan after such time.

     The following is a summary of the principal features of the New STAT Stock Plan. The summary, however, does not purport to be a complete description of all of the provisions of the New STAT Stock Plan. Any Old STAT Stockholder, AmHealth Shareholder or AmHealth Partner who wishes to obtain a copy of the New STAT Stock Plan may do so by written request to the Secretary of New STAT at its principal executive offices.

DESCRIPTION OF NEW STAT STOCK PLAN

  EQUITY INCENTIVE PROGRAMS

     The New STAT Stock Plan contains four separate equity incentive programs:
(i) a Discretionary Option Grant Program, (ii) an Automatic Option Grant Program, (iii) a Salary Investment Option Grant Program and (iv) a Stock Issuance Program. The principal features of these programs are described below. The New STAT Stock Plan (other than the Automatic Option Grant Program) will be administered by the New STAT Board or the Compensation Committee of the Board. The New STAT Board or the committee (the "PLAN ADMINISTRATOR") will have complete discretion (subject to the provisions of the New STAT Stock Plan) to authorize option grants and direct stock issuances under the New STAT Stock Plan. However, all grants under the Automatic Option Grant Program will be

                                     112

made in strict compliance with the provisions of that program, and no administrative discretion will be exercised by the Plan Administrator with respect to the grants made thereunder.

  SHARE RESERVE

     A total of 1,500,000 shares of New STAT Common Stock has initially been reserved for issuance over the ten-year term of the New STAT Stock Plan. This reserve will be comprised of the number of shares which remained available for issuance under the Old STAT Stock Plan and an additional increase of 1,200,000 shares. The share reserve will automatically increase on the first trading day of each calendar year, beginning in 1997, by a number of shares equal to 1.5% of the number of shares of New STAT Common Stock outstanding on the last trading day of the immediately preceding calendar year. However, in no event may any one participant in the New STAT Stock Plan be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 300,000 shares in the aggregate over the term of the New STAT Stock Plan.

     In the event any change is made to the outstanding shares of New STAT Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without New STAT's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and to each participant) under the New STAT Stock Plan and to the securities and exercise price under each outstanding option.

  ELIGIBILITY

     Officers and other employees of New STAT and its parent or subsidiaries (whether now existing or subsequently established), non-employee members of the New STAT Board (other than those serving as members of the Compensation Committee) and the board of directors of its parent or subsidiaries and consultants and independent advisors of New STAT and its parent and subsidiaries are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the New STAT Board (including members of the Compensation Committee) are also eligible to participate in the Automatic Option Grant Program. Only officers and highly compensated employees of New STAT and its parent and subsidiaries are eligible to participate in the Salary Investment Option Grant Program.

     Following the Exchange, approximately six executive officers and 175 other employees are expected to be eligible to participate in the New STAT Stock Plan, and three non-employee New STAT Board members are expected to be eligible to participate in the Automatic Option Grant Program.

  VALUATION

     The fair market value per share of New STAT Common Stock on any relevant date under the New STAT Stock Plan will be the closing sale price per share on that date on Nasdaq.

                      DISCRETIONARY OPTION GRANT PROGRAM

     Options may be granted under the Discretionary Option Grant Program at an exercise price per share not less than 85% of the fair market value per share of New STAT Common Stock on the option grant date. No granted option will have a term in excess of ten years.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent such option is exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program:

                                     113

          TANDEM STOCK APPRECIATION RIGHTS provide the holders with the right to surrender their options for an appreciation distribution from New STAT equal in amount to the excess of (a) the fair market value of the vested shares of New STAT Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of New STAT Common Stock.

          LIMITED STOCK APPRECIATION RIGHTS may be granted to officers of New STAT as part of their option grants. Any option with such a limited stock appreciation right in effect for at least six (6) months may be surrendered to New STAT upon the successful completion of a hostile take-over of New STAT. In return for the surrendered option, the officer will be entitled to a cash distribution from New STAT in an amount per surrendered option share equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

     The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program which have exercise prices in excess of the then current market price of New STAT Common Stock and to issue replacement options with an exercise price based on the market price of New STAT Common Stock at the time of the new grant.

                        AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member after the effective time of the Exchange will automatically be granted at that time an option grant for 20,000 shares of New STAT Common Stock, provided such individual has not previously been in New STAT's employ. In addition, on the date of each Annual Stockholders Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as a non-employee Board member after such meeting will automatically be granted an option to purchase 20,000 shares of New STAT Common Stock, provided such individual has served as a non-employee Board member for at least six months. There will be no limit on the number of such 20,000-share options which any one non-employee Board member may receive over the period of Board service, and non-employee Board members who have previously served in New STAT's employ will be eligible for one or more 20,000-share option grants.

     Each option will have an exercise price per share equal to 100% of the fair market value per share of New STAT Common Stock on the option grant date and a maximum term of ten years measured from the option grant date.

     Each option will be immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by New STAT, at the exercise price paid per share, upon the optionee's cessation of Board service. Each initial option grant will vest (and New STAT's repurchase rights will lapse) in four equal annual installments over the optionee's period of Board service, with the first such installment to vest upon the completion of one year of Board service measured from the option grant date. Each annual option grant will vest (and New STAT's repurchase rights will lapse) upon the completion of one year of Board service measured from the option grant date.

     The shares subject to each automatic option grant will immediately vest upon the optionee's death or permanent disability or an acquisition of New STAT by merger or asset sale or a hostile change in control of New STAT (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members). In addition, upon the successful completion of a hostile take-over, each automatic option grant which has been outstanding for at least six months may be surrendered to New STAT for a cash distribution per surrendered option share in an amount equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

                                     114

                    SALARY INVESTMENT OPTION GRANT PROGRAM

     In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated individual selected for participation must, prior to the start of the calendar year of participation, file with the Plan Administrator an irrevocable authorization directing New STAT to reduce, by a designated dollar amount, his or her base salary for the upcoming calendar year. However, the amount of such salary reduction may not be less than $10,000 and may not be more than $50,000. The selected individuals will be granted options on the first trading day in January of the calendar year for which the salary reduction is to be in effect.

     Each option will be subject to substantially the same terms and conditions applicable to option grants made under the Discretionary Option Grant Program, except for the following differences:

     -- The exercise price per share will be equal to one-third of the fair market value per share of New STAT Common Stock on the option grant date.

     -- The number of option shares will be determined by dividing the total dollar amount of the approved reduction in the participant's base salary by two-thirds of the fair market value per share of New STAT Common Stock on the option grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will equal the dollar amount of the reduction to the optionee's base salary to be in effect for the calendar year for which the option grant is made.

     -- Provided the optionee continues in service, the option will become exercisable for the option shares in a series of 12 successive equal monthly installments on the last day of each calendar month in the year of the option grant.

                            STOCK ISSUANCE PROGRAM

     Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of the fair market value per share of New STAT Common Stock on the issuance date, payable in cash or through a promissory note payable to New STAT. Shares may also be issued solely as a bonus for past services.

     The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any unvested shares.

                              GENERAL PROVISIONS

ACCELERATION

     In the event that New STAT is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent New STAT's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have the discretion to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated within 18 months following (i) a merger or asset sale in which those options are assumed or those repurchase rights are assigned or (ii) a hostile change in control of New STAT (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of New STAT Board members).

                                     115

     Outstanding stock options under the Old STAT Stock Plan which were incorporated into the New STAT Stock Plan provide that, in the event of an acquisition of New STAT, such options will be assumed or replaced by the successor corporation unless the Plan Administrator accelerates the options, but do not contain any provisions relating to a hostile change in control of New STAT. However, the Plan Administrator has the authority to extend the acceleration provisions of the New STAT Stock Plan to any or all stock options incorporated from the Old STAT Stock Plan.

     Any options outstanding under the Salary Investment Option Grant Program at the time of an acquisition of New STAT (whether by merger or asset sale) or hostile change in control of New STAT (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members) will automatically accelerate in full. All such options accelerated upon an acquisition of New STAT will be assumed by the acquiror corporation.

     The acceleration of vesting in the event of a change in the ownership or control of New STAT may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of New STAT.

  FINANCIAL ASSISTANCE

     The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options or the purchase price of shares under the New STAT Stock Plan by delivering a promissory note payable in installments. The Plan Administrator will determine the terms of any such promissory note. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such promissory note may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service.

  SPECIAL TAX ELECTION

     The Plan Administrator may provide one or more holders of options or unvested shares with the right to have New STAT withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of New STAT Common Stock in payment of such tax liability.

  AMENDMENT AND TERMINATION

     The New STAT Board may amend or modify the New STAT Stock Plan in any or all respects whatsoever subject to any required stockholder approval. The Board may terminate the New STAT Stock Plan at any time, and the New STAT Stock Plan will in all events terminate on the tenth anniversary of the date of the Meeting.

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  STOCK AWARDS

     The table below shows, as to each of Old STAT's executive officers named in the Summary Compensation Table and the various indicated groups, the number of shares of Old STAT Common Stock subject to options granted between January 1, 1995 and March 31, 1996 under the Old STAT Stock Plan (which will be exchanged for options to purchase New STAT Common Stock) together with the weighted average exercise price payable per share.

                                                             WEIGHTED
                                          NUMBER OF          AVERAGE
                NAME                    OPTION SHARES     EXERCISE PRICE
- -------------------------------------   --------------    ---------------
William H. Rice, M.D.................        21,658            $3.17
Victor M. Miranda, M.D...............       109,342             3.17
Ned E. Chapman.......................        45,000             2.88
All current executive officers as a
  group (three persons)..............       176,000             3.10
All employees, including current
  officers who are not executive
  officers, as a group (20 persons)..        80,000            $2.88

FEDERAL INCOME TAX CONSEQUENCES

  OPTION GRANTS

     Options granted under the New STAT Stock Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

     INCENTIVE OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal income tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     If the optionee makes a disqualifying disposition of the purchased shares, then New STAT will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will New STAT be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by New STAT in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when New STAT's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such

                                     117

shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     New STAT will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of New STAT in which such ordinary income is recognized by the optionee.

  STOCK APPRECIATION RIGHTS

     An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. New STAT will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the optionee.

  DIRECT STOCK ISSUANCE

     The tax principles applicable to direct stock issuances under the New STAT Stock Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

ACCOUNTING TREATMENT

     Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a compensation expense to New STAT's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by New STAT over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to New STAT's earnings, but New STAT must disclose, in pro forma statements to its financial statements, the impact those options would have upon New STAT's reported earnings were the value of those options at the time of grant treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining New STAT's earnings per share on a fully-diluted basis.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to New STAT's earnings.

STOCKHOLDER AND PARTNER APPROVAL

     The Old STAT Stockholders, AmHealth Shareholders and AmHealth Partners must each approve the New STAT Stock Plan for it to become effective. For Old STAT, such approval requires the affirmative vote of holders of a majority of the shares of Old STAT Common Stock present in person or represented by proxy at the Meeting. For each AmHealth Corporation, such approval requires the affirmative vote of holders of a majority of the outstanding common stock of each AmHealth Corporation. For each AmHealth Partnership, such approval requires the affirmative vote of limited partners who together with the General Partner thereof own at least 67% of the outstanding partnership interest therein. The election by an AmHealth Partner to participate in the Exchange will constitute such Partner's approval of the New STAT Stock Plan. The New STAT Stock Plan may not be approved unless the Reorganization Agreement is also approved and the Exchange is consummated. If such approval is obtained, the New STAT Stock Plan will become effective upon the effective time of the Exchange. Should such approval not be obtained or the Exchange not be consummated, then the New STAT Stock Plan will not become effective.

NEW PLAN BENEFITS

     The New STAT Board has no current plans to issue any stock options, stock appreciation rights or other incentive awards under the New STAT Stock Plan, except that options currently outstanding under the Old STAT Stock Plan will be incorporated into the New STAT Stock Plan if the New STAT

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Stock Plan becomes effective. However, it is likely that additional stock options, stock appreciation rights and/or other incentive awards will be granted to eligible individuals following the Exchange.

     THE OLD STAT BOARD RECOMMENDS THAT OLD STAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE NEW STAT STOCK PLAN.

                                OTHER BUSINESS

     Old STAT does not intend to bring any business before the Meeting other than the matters referred to in the accompanying notice and at this date Old STAT has not been informed of any matters that may be presented at the Meeting by others. If, however, any other matters properly come before such Meeting, it is intended that the persons named in the accompanying Old STAT Proxy will vote pursuant to such proxy in accordance with their best judgment on such matters.


     A COPY OF OLD STAT'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1995, INCLUDING THE FINANCIAL STATEMENTS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO NED E. CHAPMAN, CHIEF FINANCIAL OFFICER, AT STAT HEALTHCARE, INC., 12450 GREENSPOINT DRIVE, SUITE 1200, HOUSTON, TEXAS 77060. In addition, upon written request and payment of Old STAT's reasonable expense, Old STAT will furnish a copy of any exhibit to the Form 10-KSB to any person whose vote is solicited by this Joint Proxy Statement/Prospectus.

                            STOCKHOLDER PROPOSALS

     Stockholder proposals to be presented at Old STAT's 1997 annual meeting of stockholders must be in writing and received at Old STAT's principal executive offices by the Secretary no later than January 21, 1997, and must otherwise comply with the requirements of Old STAT's Bylaws and Rule 14a-8 under the Exchange Act, if the proposal is to be considered for inclusion in Old STAT's proxy statement relating to such meeting.

                                LEGAL MATTERS

     The validity of the shares of New STAT Common Stock to be issued in connection with the Exchange will be passed upon by Brobeck, Phleger & Harrison LLP, Austin, Texas, counsel to New STAT. A member of such firm currently owns or has the right to acquire 58,240 shares of Old STAT Common Stock. In addition, a corporation controlled by such individual's family members owns or has the right to acquire 20,001 shares of Old STAT Common Stock, of which he disclaims beneficial ownership.

                                   EXPERTS

     The financial statements of Old STAT as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and the period from July 29, 1994 (date of incorporation) through December 31, 1994, and the financial statements of STAT Physicians as of August 31, 1994 and December 31, 1993 and for the eight months ended August 31, 1994 and the year ended December 31, 1993 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of AmHealth Corporation and its related health care entities as of December 31, 1995 and for the year then ended have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                      119

     The combined financial statements of AmHealth Corporation and its related health care entities as of December 31, 1994 and 1993 and for the years then ended have been included herein and in the Registration Statement in reliance upon the report of Long, Chilton, Payte & Hardin, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The firm of Southcoast Capital Corporation has opined as to the fairness of the transaction. In addition, Network 1 Financial Securities, Inc. received $25,000 for certain costs incurred in connection with its due diligence review undertaken for purposes of the delivery of such firms consent to the Exchange. Such firm is not rendering an opinion or providing advice in connection with the transaction.

                                     120

                        INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
STAT HEALTHCARE, INC
     Balance Sheet at March 31, 1996
       (unaudited) ..................................................      FS-2
     Consolidated Statements of
       Income for the three months
       ended March 31, 1996 and 1995
       (unaudited) ..................................................      FS-3
     Statement of Changes in
       Shareholders' Equity for the
       three months ended March 31,
       1996 (unaudited) .............................................      FS-4
     Statements of Cash Flows for the
       three months ended March 31,
       1996 and 1995 (unaudited) ....................................      FS-5
     Notes to Unaudited Financial
       Statements ...................................................      FS-6
     Independent Auditors' Report ...................................      FS-8
     Balance Sheets at December 31,
       1995 and 1994 ................................................      FS-9
     Consolidated Statements of Income for the year ended
       December 31, 1995 and the period from July 29, 1994
       (date of incorporation) through December 31, 1994 ............      FS-10
     Statements of Changes in
       Shareholders' Equity for the year ended December 31,
       1995 and the period from July 29, 1994 (date of
       incorporation) through December 31, 1994 .....................      FS-11
     Statements of Cash Flows for the
       year ended December 31, 1995 and for the period
       from July 29, 1994 (date of incorporation)
       through December 31, 1994 ....................................      FS-12
     Notes to Financial Statements ..................................      FS-13

SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A
     Independent Auditors' Report ...................................      FS-20
     Balance Sheets at August 31,
       1994 and December 31, 1993 ...................................      FS-21
     Statements of Income for the
       eight months ended August 31,
       1994 and the year ended
       December 31, 1993 ............................................      FS-22
     Statements of Changes in Shareholders' Equity
       for the eight months ended August 31, 1994
       and the year ended December 31, 1993 .........................      FS-23
     Statements of Cash Flows for the
       eight months ended August 31,
       1994 and the year ended
       December 31, 1993 ............................................      FS-24
     Notes to Financial Statements ..................................      FS-25

AMHEALTH CORPORATION AND ITS RELATED HEALTHCARE ENTITIES
     Combined Balance Sheet at March
       31, 1996 (unaudited) .........................................      FS-29
     Combined Statements of Income
       for the three months ended
       March 31, 1996 and 1995
       (unaudited) ..................................................      FS-30
     Combined Statement of Changes in
       Shareholders' Equity and
       Partners' Capital for the
       three months ended March 31,
       1996 (unaudited) .............................................      FS-31
     Combined Statements of Cash
       Flows for the three months
       ended March 31, 1996 and 1995
       (unaudited) ..................................................      FS-32
     Notes to Unaudited Combined
       Financial Statements .........................................      FS-33
     Independent Auditors' Report ...................................      FS-34
     Independent Auditors' Report ...................................      FS-35
     Combined Balance Sheets at
       December 31, 1995, 1994 and
       1993 .........................................................      FS-36
     Combined Statements of Income
       for the years ended December
       31, 1995, 1994 and 1993 ......................................      FS-37
     Combined Statements of Changes
       in Shareholders' Equity and
       Partners' Capital for the
       years ended December 31, 1995,
       1994 and 1993 ................................................      FS-38
     Combined Statements of Cash
       Flows for the years ended
       December 31, 1995, 1994 and
       1993 .........................................................      FS-39
     Notes to Combined Financial
       Statements ...................................................      FS-40

                                     FS-1

                            STAT HEALTHCARE, INC.
                                BALANCE SHEET
                                MARCH 31, 1996
                                 (UNAUDITED)

               ASSETS
Cash and cash equivalents............  $     375,000
Accounts receivable:
     Customer accounts, net..........      4,137,000
     Due from STAT Physicians, P.A...        146,000
                                       -------------
           Net accounts receivable...      4,283,000
Prepaids and other current assets....        605,000
Notes receivable.....................        200,000
                                       -------------
           Total current assets......      5,463,000
Office equipment and furnishings,
  net................................        117,000
Purchased contract rights, net.......      1,131,000
Excess of cost over fair value of
  assets acquired, net...............        200,000
Non-compete covenants, net...........        116,000
Other non-current assets.............          9,000
                                       -------------
           Total assets..............  $   7,036,000
                                       =============


LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued physicians' fees.............  $     983,000
Accounts payable.....................        632,000
Accrued liabilities..................        228,000
                                       -------------
           Total current liabilities
            and total liabilities....      1,843,000
                                       -------------
Common stock subject to rescission
     (note 13 - FS-18)...............        310,000
                                       -------------
Shareholders' equity:
     Preferred stock, $.01 par value.
       Authorized 1,000,000 shares;
       no shares outstanding.........       --
     Common stock, $.01 par value.
       Authorized 10,000,000 shares;
       issued and outstanding
       3,702,472 shares..............         36,000
     Capital in excess of par
       value.........................      3,907,000
     Retained earnings...............        940,000
                                       -------------
           Total shareholders'
            equity...................      4,883,000
Commitments and contingencies
                                       -------------
           Total liabilities and
            shareholders' equity.....  $   7,036,000
                                       =============

          See accompanying notes to unaudited financial statements.

                                     FS-2

                            STAT HEALTHCARE, INC.
                      CONSOLIDATED STATEMENTS OF INCOME
                  THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                 (UNAUDITED)

                                            1996           1995
                                       -------------  -------------
Net service revenues.................  $   4,442,000  $   3,255,000
                                       -------------  -------------
Direct expenses:
     Physicians' fees................      2,823,000      2,200,000
     Liability insurance.............        240,000        143,000
     Billing and collection..........        445,000        316,000
                                       -------------  -------------
           Total direct expenses.....      3,508,000      2,659,000
                                       -------------  -------------
           Gross profit..............        934,000        596,000
                                       -------------  -------------
Operating expenses:
     Human resources.................        560,000        316,000
     Occupancy.......................         44,000         14,000
     Furniture and equipment.........         18,000          5,000
     Supplies........................         36,000         11,000
     Outside services and other......         66,000          7,000
                                       -------------  -------------
           Total operating
            expenses.................        724,000        353,000
                                       -------------  -------------
           Operating income..........        210,000        243,000
Interest income......................          5,000       --
Interest expense.....................       --              (17,000)
                                       -------------  -------------
           Income before income
            taxes....................        215,000        226,000
Income taxes.........................         77,000         77,000
                                       -------------  -------------
           Net income................  $     138,000  $     149,000
                                       -------------  -------------
           Net income per common
            share....................  $        0.03  $        0.07
                                       =============  =============
Number of shares used in computing
  net income per common share........      3,980,390      2,199,624
                                       =============  =============

          See accompanying notes to unaudited financial statements.

                                     FS-3

                            STAT HEALTHCARE, INC.
                 STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                      THREE MONTHS ENDED MARCH 31, 1996
                                 (UNAUDITED)

                                            COMMON STOCK
                                       ----------------------   CAPITAL IN                     TOTAL
                                         NUMBER                  EXCESS OF     RETAINED    SHAREHOLDERS'
                                        OF SHARES    AMOUNT      PAR VALUE     EARNINGS       EQUITY
                                       -----------  ---------  -------------  -----------  -------------
Balances at December 31, 1995........    3,623,332  $  36,000  $   3,857,000  $   802,000  $   4,695,000
Issuance of common stock.............       11,236     --             50,000      --              50,000
Issuance of common stock subject to
  rescission.........................       67,904     --           --            --                --
Net income...........................      --          --           --            138,000        138,000
                                       -----------  ---------  -------------  -----------  -------------
Balances at March 31, 1996...........    3,702,472  $  36,000  $   3,907,000  $   940,000  $   4,883,000
                                       ===========  =========  =============  ===========  =============

          See accompanying notes to unaudited financial statements.

                                     FS-4

                            STAT HEALTHCARE, INC.
                           STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                 (UNAUDITED)

                                            1996           1995
                                       --------------  ------------
Cash flows from operating activities:
     Net income......................  $      138,000  $    149,000
Adjustments to reconcile net income
  to net cash used in
  operating activities:
     Depreciation and amortization...          43,000       --
     Changes in assets and
        liabilities:
           Increase in net accounts
             receivable..............        (977,000)     (565,000)
           Decrease (increase) in
             other current assets....         (77,000)       52,000
           Increase in accrued
             physicians' fees........         277,000        58,000
           Increase in accounts
             payable.................         325,000       187,000
           Increase in accrued
             liabilities.............          76,000       170,000
           Increase in amount due to
             STAT Physicians.........        --             138,000
                                       --------------  ------------
           Total adjustments.........        (333,000)       40,000
                                       --------------  ------------
           Net cash from operating
             activities..............        (195,000)      189,000
                                       --------------  ------------
Cash flows from investing activities:
     Purchase of HEMA assets.........        (963,000)      --
     Purchase of Amedica assets......        (200,000)      --
     Purchase of office equipment and
        furnishings..................         (30,000)      --
                                       --------------  ------------
           Net cash from investing
             activities..............      (1,193,000)      --
                                       --------------  ------------
Cash flows from financing activities:
     Deferred offering costs.........        --            (127,000)
                                       --------------  ------------
Net increase (decrease) in cash and
  cash equivalents...................      (1,388,000)       62,000
Cash and cash equivalents at
  beginning of period................       1,763,000       159,000
                                       --------------  ------------
Cash and cash equivalents at end of
  period.............................  $      375,000  $    221,000
                                       ==============  ============

          See accompanying notes to unaudited financial statements.

                                     FS-5

                            STAT HEALTHCARE, INC.
                   NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                MARCH 31, 1996

(1)  BASIS OF PRESENTATION

     The accompanying unaudited financial information does not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, the information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. All such adjustments were of a normal and recurring nature.

(2)  SERVICE AGREEMENT

     In January 1996, STAT Healthcare, Inc. ("the Company") reached an agreement with the Greater Houston Division of Columbia/HCA Healthcare Corporation ("Columbia") to provide emergency medicine services to all but one of Columbia's emergency departments in the Greater Houston Division. This agreement will result in the addition of nine hospitals to the Company's service base between February 1 and July 1, 1996 resulting in a total of 18 hospitals served (16 of which are owned by Columbia). The contract for services relating to this agreement was finalized in April 1996. The Houston Division hospitals (15) are covered by this contract with an initial term of two years which renews automatically. This contract will account for a significant portion of the Company's net service revenues and operating expenses.

(3)  ACQUISITIONS

     On January 31, 1996, and in connection with the Columbia agreement noted above, the Company acquired the rights to a one hospital contract for the provision of emergency department medical services. Consideration paid for the contract and certain non-competition covenants consisted of $960,000 in cash and 52,174 shares of the Company's common stock. Up to an additional $100,000 may be paid in each of the three twelve-month periods following the acquisitions of the contract based on profits realized at the hospital.

     On February 1, 1996, the Company acquired intangible assets of Amedica, Ltd. ("Amedica") in a transaction that has been accounted for by the purchase method of accounting. Amedica provides healthcare services relating to the management of independent physician associations. Consideration paid consisted of $200,000 in cash and 15,730 shares of the Company's common stock. Unaudited financial information of Amedica as of December 31, 1995 and for the year then ended is as follows:

Balance sheet information:
     Current assets..................  $   128,000
     Total assets....................      135,000
     Current liabilities.............       25,000
     Total liabilities...............      150,000
     Partners' capital...............      (15,000)
                                       ===========
Operations information:
     Revenue.........................  $   439,000
     Expenses........................      518,000
     Net income (loss)...............      (79,000)
                                       ===========

                                     FS-6

                            STAT HEALTHCARE, INC.
            NOTES TO UNAUDITED FINANCIAL STATEMENTS -- (CONTINUED)

     Unaudited pro forma financial information showing the effects of the hospital contract and Amedica acquisitions on the Company's balance sheet at December 31, 1995 is as follows:

                                        AS REPORTED     PRO FORMA
                                       -------------  -------------
               ASSETS
Cash and cash equivalents............  $   1,763,000  $     603,000
Intangible assets:
     Covenants not to compete........       --              120,000
     Contract rights.................       --            1,150,000
     Excess of cost over fair value
        of assets acquired...........       --              200,000
All other assets.....................      4,097,000      4,097,000
                                       -------------  -------------
           Total assets..............  $   5,860,000  $   6,170,000
                                       =============  =============
LIABILITIES AND SHAREHOLDER'S EQUITY
Total liabilities....................  $   1,165,000  $   1,165,000
                                       -------------  -------------
Common stock subject to rescission
  (note 13 - FS-18)..................        --             310,000
                                       -------------  -------------
Common stock, $.01 par value.
  Authorized 10,000,000 shares;
  issued and outstanding 3,623,332
  and 3,691,236, respectively........         36,000         36,000
Capital in excess of par value.......      3,857,000      3,857,000
Retained earnings....................        802,000        802,000
                                       -------------  -------------
Total shareholders' equity...........      4,695,000      4,695,000
                                       -------------  -------------
           Total liabilities and
             shareholders' equity....  $   5,860,000  $   6,170,000
                                       =============  =============

(4)  PENDING PLAN OF REORGANIZATION

     On December 21, 1995, the Company entered into an agreement and plan of reorganization with AmHealth Corporation and its related health care entities ("AmHealth"). The agreement was amended on March 15, 1996. Under the terms of this agreement, 11,200,000 shares of Common Stock of New STAT Healthcare, Inc. ("New STAT") will be exchanged for the stock and partnership interests associated with the AmHealth organizations. New STAT is being organized to act as a constituent entity in the exchange and will have no business activity unrelated to the exchange. Consummation of the agreement is subject to the fulfillment of certain covenants as well as shareholder/partner approvals and is expected to occur in the second quarter of 1996. Upon consummation of the pending plan of reorganization, the Company's Common Stock and common stock equivalents will be exchanged on a one-for-one basis into common stock and common stock equivalents of New STAT. If consummated, the transaction is expected to be accounted for as a pooling of interests and, accordingly, historical financial data will be restated to include the accounts of AmHealth. In the event the transaction is not consummated, the Company will issue 200,000 shares of its Common Stock to the shareholders and partners of the AmHealth organizations.

                                     FS-7

                         INDEPENDENT AUDITOR'S REPORT

The Board of Directors
STAT Healthcare, Inc.:

     We have audited the accompanying balance sheets of STAT Healthcare, Inc. (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of income, and statements of changes in shareholders' equity and cash flows for the year ended December 31, 1995 and the period from July 29, 1994 (date of incorporation) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of STAT Healthcare, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the year ended December 31, 1995 and the period from July 29, 1994 (date of incorporation) to December 31, 1994, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Houston, Texas
February 23, 1996, except as
  to the first paragraph of
  note 13, which is as
  of April 8, 1996

                                     FS-8

                            STAT HEALTHCARE, INC.
                                BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1994

                                            1995           1994
                                       -------------  -------------
               ASSETS
Cash and cash equivalents............  $   1,763,000  $     159,000
Accounts receivable:
     Patient accounts, net (note
        4)...........................      3,154,000      1,389,000
     Hospital accounts...............         30,000        181,000
     Due from STAT Physicians, P.A...        122,000         59,000
                                       -------------  -------------
           Net accounts receivable...      3,306,000      1,629,000
Prepaids and other current assets....        486,000         72,000
Notes receivable (note 5)............        200,000       --
                                       -------------  -------------
           Total current assets......      5,755,000      1,860,000
Office equipment and furnishings, net
  of accumulated depreciation of
  $16,000 at December 31, 1995.......         96,000       --
Deferred offering costs and other
  non-current assets (note 2)........          9,000        234,000
                                       -------------  -------------
           Total assets..............  $   5,860,000  $   2,094,000
                                       =============  =============

LIABILITIES AND SHAREHOLDERS' EQUITY
10% convertible secured notes (note
  7).................................  $    --        $     350,000
Accrued physicians' fees.............        706,000        724,000
Accounts payable.....................        307,000        135,000
Accrued liabilities..................        152,000        137,000
                                       -------------  -------------
           Total current liabilities
             and total liabilities...      1,165,000      1,346,000
                                       -------------  -------------
Shareholders' equity (notes 7, 8 and 9):
     Preferred stock, $.01 par value.
        Authorized 1,000,000 shares;
        Series A convertible, issued
        and outstanding 74,000 shares
        at December 31, 1994.........       --              370,000
     Common stock, $.01 par value.
        Authorized 10,000,000 shares;
        issued and outstanding
        3,623,332 and 800,000 shares,
        respectively.................         36,000          8,000
     Capital in excess of par
        value........................      3,857,000        242,000
     Retained earnings...............        802,000        128,000
                                       -------------  -------------
           Total shareholders'
             equity..................      4,695,000        748,000
Commitments and contingencies (notes
  10, 11, 12 and 13)
                                       -------------  -------------
           Total liabilities and
             shareholders' equity....  $   5,860,000  $   2,094,000
                                       =============  =============

               See accompanying notes to financial statements.

                                     FS-9

                            STAT HEALTHCARE, INC.
                      CONSOLIDATED STATEMENTS OF INCOME
                       YEAR ENDED DECEMBER 31, 1995 AND
 PERIOD FROM JULY 29, 1994 (DATE OF INCORPORATION) THROUGH DECEMBER 31, 1994

                                            1995            1994
                                       --------------  --------------
Net service revenues (note 3)........  $   14,124,000  $    3,672,000
                                       --------------  --------------
Direct expenses:
     Physicians' fees................       9,241,000       2,601,000
     Liability insurance.............         706,000         167,000
     Billing and collection..........       1,461,000         322,000
                                       --------------  --------------
           Total direct expenses.....      11,408,000       3,090,000
                                       --------------  --------------
           Gross profit..............       2,716,000         582,000
                                       --------------  --------------
Operating expenses:
     Human resources.................       1,405,000         336,000
     Occupancy.......................         139,000          17,000
     Furniture and equipment.........          56,000           8,000
     Supplies........................          61,000          11,000
     Outside services and other......          78,000           8,000
                                       --------------  --------------
           Total operating
             expenses................       1,739,000         380,000
                                       --------------  --------------
           Operating income..........         977,000         202,000
Interest income......................          75,000        --
Interest expense.....................         (31,000)         (9,000)
                                       --------------  --------------
           Income before income
             taxes...................       1,021,000         193,000
Income taxes (note 6)................         347,000          65,000
                                       --------------  --------------
           Net income................  $      674,000  $      128,000
                                       ==============  ==============
           Net income per common
             share (note 2)..........  $         0.21  $         0.06
                                       ==============  ==============
Number of shares used in computing
  net income per
  common share.......................       3,180,504       2,199,624
                                       ==============  ==============

               See accompanying notes to financial statements.

                                    FS-10

                            STAT HEALTHCARE, INC.
                STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                       YEAR ENDED DECEMBER 31, 1995 AND
 PERIOD FROM JULY 29, 1994 (DATE OF INCORPORATION) THROUGH DECEMBER 31, 1994

                                          PREFERRED STOCK           COMMON STOCK
                                       ---------------------   ----------------------   CAPITAL IN                     TOTAL
                                        NUMBER                   NUMBER                  EXCESS OF     RETAINED    SHAREHOLDERS'
                                       OF SHARES    AMOUNT      OF SHARES    AMOUNT      PAR VALUE     EARNINGS       EQUITY
                                       ---------   ---------   -----------  ---------  -------------  -----------  -------------
Balances at July 29, 1994............     --       $  --           --       $  --      $    --        $   --       $    --
Sale of common stock at par..             --          --           450,000      5,000       --            --               5,000
Sale of Series A, Convertible
  Preferred stock....................     74,000     370,000       --          --           --            --             370,000
Sale of common stock at $.10 per
  share..............................     --          --           100,000      1,000          9,000      --              10,000
Sale of common stock at $1.00 per
  share, net of issuance costs.......     --          --           250,000      2,000        233,000      --             235,000
Net income...........................     --          --           --          --           --            128,000        128,000
                                       ---------   ---------   -----------  ---------  -------------  -----------  -------------
Balances at December 31, 1994........     74,000     370,000       800,000      8,000        242,000      128,000        748,000
Initial public offering of common
  stock, net of issuance costs.......     --          --         1,250,000     12,000      3,243,000      --           3,255,000
Conversion of 10% secured notes to
  common stock.......................     --          --            93,332      1,000         17,000      --              18,000
Conversion of Series A, Convertible
  Preferred stock to common stock....    (74,000)   (370,000)    1,480,000     15,000        355,000      --            --
Net income...........................     --          --           --          --           --            674,000        674,000
                                       ---------   ---------   -----------  ---------  -------------  -----------  -------------
Balances at December 31, 1995........     --       $  --         3,623,332  $  36,000  $   3,857,000  $   802,000  $   4,695,000
                                       =========   =========   ===========  =========  =============  ===========  =============

               See accompanying notes to financial statements.

                                    FS-11

                            STAT HEALTHCARE, INC.
                           STATEMENTS OF CASH FLOWS
                       YEAR ENDED DECEMBER 31, 1995 AND
 PERIOD FROM JULY 29, 1994 (DATE OF INCORPORATION) THROUGH DECEMBER 31, 1994

                                            1995            1994
                                       --------------  --------------
Cash flows from operating activities:
     Net income......................  $      674,000  $      128,000
Adjustments to reconcile net income
  to net cash used in operating
  activities:
     Depreciation....................          16,000        --
     Changes in assets and
     liabilities:
           Increase in net accounts
             receivable..............      (1,677,000)     (1,269,000)
           Increase in prepaids and
             other current assets....        (414,000)        (72,000)
           Increase in other
             non-current assets......          (9,000)       --
           (Decrease) increase in
           accrued physicians'
           fees......................         (18,000)        724,000
           Increase in accounts
             payable.................         172,000         135,000
           Increase in accrued
             liabilities.............          15,000         137,000
                                       --------------  --------------
           Total adjustments.........      (1,915,000)       (705,000)
                                       --------------  --------------
           Net cash used in operating
             activities..............      (1,241,000)       (577,000)
                                       --------------  --------------
Cash flows from investing activities:
     Increase in notes receivable....        (200,000)       --
     Purchase of office equipment and
        furnishings..................        (112,000)       --
                                       --------------  --------------
           Net cash used in investing
             activities..............        (312,000)       --
                                       --------------  --------------
Cash flows from financing activities:
     Proceeds from sales of common
      stock..........................       3,255,000         250,000
     Proceeds from sale of preferred
      stock..........................        --               370,000
     Proceeds from issuance of
      convertible secured notes......        --               350,000
     Repayment of convertible secured
      notes..........................        (332,000)       --
     Decrease (increase) in deferred
      offering costs.................         234,000        (234,000)
                                       --------------  --------------
           Net cash provided by
             financing activities....       3,157,000         736,000
                                       --------------  --------------
Net increase in cash and cash
  equivalents........................       1,604,000         159,000
Cash and cash equivalents at
  beginning of period................         159,000        --
                                       --------------  --------------
Cash and cash equivalents at end of
  period.............................  $    1,763,000  $      159,000
                                       ==============  ==============

               See accompanying notes to financial statements.

                                    FS-12

                            STAT HEALTHCARE, INC.
                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994

(1)  THE COMPANY

     STAT Healthcare, Inc. (the Company) was incorporated in the state of Delaware on July 29, 1994. From that date until September 1, 1994, the Company's activities were limited to initial capitalization and the negotiation of a Management Agreement with South Texas Acute Trauma Physicians, P.A. (STAT Physicians).

     The Management Agreement with STAT Physicians became effective September 1, 1994 and is perpetual. The Management Agreement has no termination or cancellation provisions. In addition, the Company has the ability to control the designation of physician owner(s) of STAT Physicians. The Company's income is currently derived exclusively from revenues associated with the Management Agreement, less direct expenses paid by the Company on behalf of Physicians, as provided in the Management Agreement and less the operating expenses of the company. Additionally, on September 1, 1994, the Company assumed the employment of all personnel previously employed at STAT Physicians and the operating costs associated therewith from that date forward.

     Because of the existence of a parent-subsidiary relationship by means other than record ownership of STAT Physicians' voting stock and because of the unilateral control, notwithstanding the lack of technical majority ownership, which the Company has over the assets and operations of STAT Physicians, consolidation of the results of operations of the two companies is necessary to present fairly the results of operations of the Company. Accordingly, the Consolidated Statements of Income combine their operating results since September 1, 1994. Assets and liabilities arising from consolidated operations are included in the Balance Sheets of the Company. All significant intercompany transactions have been eliminated in this consolidation.

     The Company operates in a single business segment, emergency medical management services. The Company's principal business relates to management and administrative services provided to those engaged in physician staffing of hospital emergency departments. At December 31, 1995 and 1994, the Company managed contracts for physician services with 11 and 12 hospitals, respectively, located in South Texas. Under these contracts, 24-hour physician coverage of the emergency departments is provided.

     Physicians providing services are independent contractors to STAT Physicians and are paid monthly on the basis of fixed hourly rates. As independent contractors, these physicians are responsible for their own income and Social Security taxes as well as workers compensation insurance.

     The contracts between STAT Physicians and hospitals are generally written for an initial term of two years and automatically renew each year after the initial term. These contracts have cancellation clauses which provide for 90-day cancellation by either party without significant penalty. Certain terms and conditions are routinely modified. Management believes that relations with all hospitals are good and does not anticipate hospital cancellation of any contracts.

     STAT Physicians' contractual arrangements with hospitals are principally fee-for-service contracts under which the Company bills and collects the professional component of medical services on behalf of STAT Physicians. At December 31, 1995, all contracts were fee-for-service contracts, while at December 31, 1994, 9 of 12 contracts were fee-for-service contracts. Services performed under contracts not subject to fee-for-service arrangements at December 31, 1994 were compensated by the hospitals on a fixed fee basis.

                                    FS-13

                            STAT HEALTHCARE, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

CASH EQUIVALENTS

     Cash invested in short-term instruments purchased with original maturities of three months or less is deemed to be cash equivalents for financial statement purposes.

SERVICE REVENUES AND ACCOUNTS RECEIVABLE

     Service revenues are recorded at established billing rates, net of an allowance for contractual adjustments and a provision for uncollectible accounts.

     Patient accounts receivable, which are payable to STAT Physicians, are reduced to an estimated realizable value taking into consideration contractual adjustments mandated by payors (Medicare, Medicaid and private insurers) and expected write-offs of uncollectible accounts. These estimates are based upon management judgements and historical experience at individual hospitals.

INCOME TAXES

     The Company utilizes the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

DEFERRED OFFERING COSTS

     Deferred offering costs totaling $234,000 at December 31, 1994 were combined with additional offering costs incurred during 1995 and were recorded as a reduction of the proceeds from the initial public offering of common stock during 1995.

DEFERRED ACQUISITION COSTS

     Costs incurred to effect an expected pooling of interests business combination are deferred and charged to expense in the period that the business combination is consummated. If a plan of combination is abandoned, costs that have been deferred are expensed.

NET INCOME PER COMMON SHARE

     Net income per common share for the period ended December 31, 1994 is computed based on the number of common and common equivalent shares of the Company as if all shares were outstanding for the entire period, less the number of treasury shares assumed to have been purchased (at the initial offering price of the Company's common stock) from the proceeds of actual sales of stock. Net income per common share for the year ended December 31, 1995 is computed based on the weighted average number of common shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock.

                                    FS-14

                            STAT HEALTHCARE, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of the Company's financial instruments (i.e., cash equivalents, accounts and notes receivable, and payables) approximate their carrying values due to the short-term nature of these items.

(3)  NET SERVICE REVENUES

     Gross service revenues represent the billed value of physician services provided at hospital locations. Under the contracts between STAT Physicians and the hospitals and under its management agreement with STAT Physicians, the Company has the ability, subject to hospital concurrence, to establish the rates to be billed to patients for services provided. Billings discounts represent the difference between gross service revenues and the amount which is ultimately expected to be received. These discounts relate principally to contractual adjustments mandated by payors such as Medicare and Medicaid and also to contracted arrangements with private insurers. Discounts also include provisions for indigent patients without the means of paying for emergency medical services.

     Gross service revenues and billings discounts for the year ended December 31, 1995 and the period ended December 31, 1994 are as follows:

                                            1995            1994
                                       --------------  --------------
Gross service revenues...............  $   29,809,000  $    7,646,000
Billings discounts...................     (15,685,000)     (3,974,000)
                                       --------------  --------------
Net service revenues.................  $   14,124,000  $    3,672,000
                                       ==============  ==============


     Net service revenues derived from fee-for-service contracts and from hospital fixed fee contracts for the year ended December 31, 1995 and the period ended December 31, 1994 are as follows:

                                            1995            1994
                                       --------------  --------------
Fee-for-service......................  $   13,764,000  $    2,807,000
Fixed fee............................         360,000         865,000
                                       --------------  --------------
Net service revenues.................  $   14,124,000  $    3,672,000
                                       ==============  ==============

     For the year ended December 31, 1995, one hospital accounted for 12% of net service revenues and three hospitals accounted for 11% each of net service revenues. For the period ended December 31, 1994, three hospitals accounted for 14%, 12% and 11%, respectively, of net service revenues. Although subject to individual contracts, net service revenues derived from hospitals which, at December 31, 1995, were owned by Columbia/HCA Healthcare Corporation accounted for 67% and 65% of 1995 and 1994 net service revenues, respectively. See note 13.

(4)  NET PATIENT ACCOUNTS RECEIVABLE

     Net patient accounts receivable at December 31, 1995 and 1994 are as follows:

                                           1995           1994
                                       -------------  -------------
Gross patient accounts receivable....  $   7,648,000  $   3,711,000
Allowance for contractual
adjustments..........................     (2,710,000)    (1,795,000)
                                       -------------  -------------
Estimated accounts receivable........      4,938,000      1,916,000
Allowance for doubtful accounts......     (1,784,000)      (527,000)
                                       -------------  -------------
Net patient accounts receivable......  $   3,154,000  $   1,389,000
                                       =============  =============

                                    FS-15

                            STAT HEALTHCARE, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5)  NOTES RECEIVABLE

     Notes receivable represent two $100,000 notes, bearing interest at 6%, from officer/shareholders. The notes are unsecured and are due October 31, 1996.

(6)  INCOME TAXES

     Income taxes for the year ended December 31, 1995 and the period ended December 31, 1994 are as follows:

                                          1995         1994
                                       -----------  -----------
Federal..............................  $   330,000  $    58,000
State................................       17,000        7,000
                                       -----------  -----------
Total................................  $   347,000  $    65,000
                                       ===========  ===========

     The actual income tax expense for the year ended December 31, 1995 and the period ended December 31, 1994 differs from the expected federal income tax computed by applying the U.S. corporate rate of 34% to income before income taxes as follows:

                                          1995         1994
                                       -----------  -----------
Computed "expected" tax expense....  $   347,000  $    66,000
Increase in tax resulting from
  nondeductible expenses.............        2,000        1,000
State tax provision, net of federal
  benefit............................       11,000        4,000
Other................................      (13,000)      (6,000)
                                       -----------  -----------
                                       $   347,000  $    65,000
                                       ===========  ===========

     For the year ended December 31, 1995 and the period ended December 31, 1994, there were no significant temporary differences which created deferred tax assets or liabilities.

     Refundable income taxes of $31,000 are included in other current assets at December 31, 1995. Income taxes payable of $65,000 are included in accrued liabilities at December 31, 1994. Income taxes of $440,000 were paid during the year ended December 31, 1995. No income taxes were paid during the period ended December 31, 1994.

(7)  10% CONVERTIBLE SECURED NOTES

     The 10% convertible secured notes were issued in October and November 1994 in connection with a bridge financing. A total of $332,000 was repaid and the balance of $18,000 was converted to common stock in connection with the Company's initial public offering during 1995. The conversion of convertible secured notes to common stock is a non cash investing and financing transaction and is excluded from the 1995 Statement of Cash Flows.

     Interest expense of $35,000 was paid during the year ended December 31, 1995. No interest expense was paid during the period ended December 31, 1994.

(8)  CAPITAL STOCK

     Authorized capital stock of the Company consists of 1,000,000 shares of $.01 par value preferred stock and 10,000,000 shares of $.01 par value common stock. In September 1994, the Company sold 74,000 shares of Series A convertible preferred stock (Preferred Stock) to STAT Physicians for $370,000. The Preferred Stock was converted into common stock at a rate of 20 shares of common stock for each share of Preferred Stock (1,480,000 common shares) upon the completion of the Company's initial public offering of common stock in 1995. The conversion of Preferred Stock into common stock is a non cash investing and financing transaction and is excluded from the 1995 Statement of Cash Flows.

                                    FS-16

                            STAT HEALTHCARE, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1995, shares of common stock are reserved for issuance in connection with the future exercise of Class A warrants to purchase common stock at the price of $4.50 per share (734,166 shares) and underwriter warrants for 125,000 shares of common stock at $5.44 per share. These warrants were issued in connection with the Company's initial public offering of common stock and the related conversion of 10% convertible secured notes. Additionally, 300,000 shares are reserved for issuance in connection with the Company's stock option plan.

(9)  STOCK OPTION PLAN

     The Company has a stock option plan, providing for the granting of incentive stock options or nonqualified stock options, for the benefit of its employees and directors. Under this plan, options may be granted to purchase an aggregate of 300,000 shares of common stock at no less than 100% (90% in the event of a nonqualified stock option) of the fair market value of the common stock at the time of the grant. At December 31, 1995, 10,000 unoptioned shares were available for granting. All options which have been granted expire five years from the date of grant. Information relating to stock options is as follows:

                                     NUMBER OF OPTIONS    OPTION PRICE PER SHARE
                                     -----------------    ----------------------
Outstanding at December 31, 1994...       --                     --
Granted............................       290,000              $2.88 - 3.17
                                     -----------------    ----------------------
Outstanding at December 31, 1995...       290,000              $2.88 - 3.17
                                     =================    ======================
Shares exercisable at December 31,
  1995...............................       2,500              $       3.00
                                     =================    ======================

(10)  CONTINGENCIES

     The Company procures professional liability insurance on behalf of STAT Physicians which provides coverage on a claims-made basis during the policy period. The coverage is purchased on a "slot" basis and extends to the Company, to STAT Physicians and to contract physicians who perform services. Individual policies are not provided to physicians; however, they must be prequalified for coverage as a routine credentialing process. If a claims-made policy is not renewed or replaced by a new policy which provides occurrence retroactively, it becomes necessary to purchase an extended reporting period endorsement. Management intends to renew the existing claims-made policy and in the past has either renewed or successfully purchased retroactive coverage.

     Although the Company does not directly contract with hospitals or physicians for the provision or procurement of medical services, its contractual relationship with STAT Physicians exposes it to potential claims from litigants. Accordingly, the Company is named as an additional insured under the professional liability coverage of STAT Physicians. STAT Physicians currently has certain pending and threatened litigation and claims incurred in the ordinary course of business; however, management believes that the probable resolution of such contingencies will not materially affect the liquidity, the financial position, or the results of operations of STAT Physicians or of the Company.

(11)  LEASE OBLIGATION

     In April 1995, the Company entered into a lease agreement for office facilities. Future minimum lease payments under this agreement as of December 31, 1995 are as follows:

1996.................................  $   103,000
1997.................................      108,000
1998.................................       58,000
                                       -----------
                                       $   269,000
                                       ===========

                                    FS-17

                            STAT HEALTHCARE, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(12)  PENDING PLAN OF REORGANIZATION

     On December 21, 1995, the Company entered into an agreement and plan of reorganization with AmHealth Corporation and its related health care entities (AmHealth). The agreement was amended on March 15, 1996. Under the terms of this agreement, 11,200,000 shares of Common Stock of New STAT Healthcare, Inc. (New
STAT) will be exchanged for the stock and partnership interests associated with the AmHealth organizations. New STAT is being organized to act as a constituent entity in the exchange and will have no business activity unrelated to the exchange. Consummation of the agreement is subject to the fulfillment of certain covenants as well as shareholder/partner approvals and is expected to occur in the second quarter of 1996. Upon consummation of the pending plan of reorganization, the Companys common stock and common stock equivalents will be exchanged on a one-for-one basis into common stock and common stock equivalents of New STAT. If consummated, the transaction is expected to be accounted for as a pooling of interests and, accordingly, historical financial data will be restated to include the accounts of AmHealth. In the event that the transaction is not consummated, the Company will issue 200,000 shares of its Common Stock to the shareholders and partners of the AmHealth organizations.

(13)  SUBSEQUENT EVENTS

     In January 1996 the Company reached an agreement with the Greater Houston Division of Columbia/HCA Healthcare Corporation (Columbia) to provide emergency medicine services to all but one of Columbia's emergency departments in the Greater Houston Division. This agreement will result in the addition of nine hospitals to the Company's service base between February 1 and July 1, 1996 resulting in a total of 18 hospitals served (16 of which are owned by Columbia). The contract for services relating to this agreement was finalized in April 1996. The Houston Division hospitals (15) are covered by this contract with an initial term of two years which renews automatically. This contract will account for a significant portion of the Company's net service revenues and operating expenses.

     On January 31, 1996, and in conjunction with the Columbia agreement noted above, the Company acquired the rights to a one hospital contract for the provision of emergency department medical services. Consideration paid for the contract and certain non-competition covenants consisted of $960,000 in cash and 52,174 shares of the Company's common stock. Up to an additional $100,000 may be paid in each of the three twelve-month periods following the acquisition of the contract based on profits realized at that hospital.

     On February 1, 1996, the Company acquired intangible assets of Amedica, Ltd. (Amedica) in a transaction that will be accounted for by the purchase method of accounting. Amedica provides healthcare services relating to the management of independent physician associations. Consideration paid consisted of $200,000 in cash and 15,730 shares of the Companys common stock.

      The common stock (67,904 shares, with an ascribed value of $310,000) issued in connection with the acquisitions noted in the preceding 2 paragraphs may be required to be integrated with the offering of securities relating to the pending plan of reorganization. If so integrated, the purported private sales would constitute an unregistered public offering in violation of Section 5 of the Securities Act. Such a violation would entitle the recipients in such private sales to rescission and would subject the Company to liability under said Section 5 Pending resolution of this matter, the stock value of the transactions is reported in the pro forma balance sheet seperate from shareholders' equity.

                                    FS-18

                            STAT HEALTHCARE, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Unaudited financial information of Amedica as of December 31, 1995 and 1994 and for the years then ended is as follows:

                                           1995         1994
                                       -----------  -----------
Balance sheet information:
     Current assets..................  $   128,000  $    63,000
     Total assets....................      135,000       64,000
     Current liabilities.............       25,000      --
     Total liabilities...............      150,000      --
     Partners' capital...............      (15,000) $    64,000
                                       ============ ===========
Operations information:
     Revenue.........................  $   439,000  $   347,000
     Expenses........................      518,000      312,000
     Net income (loss)...............      (79,000)      35,000
                                       ===========  ===========

     Unaudited pro forma results of operations for the year ended December 31, 1995, giving effect to the Amedica acquisition as though it had occurred on January 1, 1995, are as follows:

Net service revenues.................  $   14,563,000
Net income...........................         598,000
                                       ==============
Net income per common share..........  $         0.19
                                       ==============

     Unaudited pro forma financial information showing the effects of the hospital contract and Amedica acquisitions on the Company's balance sheet at December 31, 1995 is as follows:

                                        AS REPORTED     PRO FORMA
                                       -------------  -------------
                          ASSETS
Cash and cash equivalents............  $   1,763,000  $     603,000
Intangible assets:
     Covenants not to compete........       --              120,000
     Contract rights.................       --            1,150,000
     Excess of cost over fair value
       of assets acquired............       --              200,000
All other assets.....................      4,097,000      4,097,000
                                       -------------  -------------
     Total assets....................  $   5,860,000  $   6,170,000
                                       =============  =============

          LIABILITIES AND SHAREHOLDERS' EQUITY

Total liabilities....................  $   1,165,000  $   1,165,000
                                       -------------  -------------
Common stock subject to rescission,
  67,904 shares......................       --              310,000
                                       -------------  -------------
Common stock, $.01 par value.
  Authorized 10,000,000 shares;
  issued and outstanding 3,623,332
  and 3,691,236, respectively........         36,000         36,000
Capital in excess of par value.......      3,857,000      3,857,000
Retained earnings....................        802,000        802,000
                                       -------------  -------------
Total shareholders' equity...........      4,695,000      4,695,000
                                       -------------  -------------
     Total liabilities and
       shareholders' equity..........  $   5,860,000  $   6,170,000
                                       =============  =============

                                    FS-19

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
South Texas Acute Trauma
  Physicians, P.A.:

     We have audited the accompanying balance sheets of South Texas Acute Trauma Physicians, P.A. (the Company) as of August 31, 1994 and December 31, 1993, and the related statements of income, changes in shareholders' equity and cash flows for the eight months ended August 31, 1994 and the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of South Texas Acute Trauma Physicians, P.A. as of August 31, 1994 and December 31, 1993, and the results of its operations and its cash flows for the eight months ended August 31, 1994 and the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Houston, Texas
March 10, 1995, except as to
  the last paragraph of note 6,
  which is as of April 11, 1995

                                    FS-20

                           SOUTH TEXAS ACUTE TRAUMA
                               PHYSICIANS, P.A.
                                BALANCE SHEETS

                                         AUGUST 31,       DECEMBER 31,
                                           1994              1993
                                       -------------     -------------
                   ASSETS
Cash and cash equivalents............  $      63,459       $  10,410
Accounts receivable (notes 5 and 6):
     Patient accounts, net...........      1,311,893         840,057
     Hospital accounts...............        316,220         438,542
                                       -------------     -------------
           Net accounts receivable...      1,628,113       1,278,599
Prepaid assets.......................        186,218          55,301
                                       -------------     -------------
           Total current assets......      1,877,790       1,344,310
Other assets.........................         14,508           7,440
                                       -------------     -------------
           Total assets..............  $   1,892,298       $1,351,750
                                       =============     =============

    LIABILITIES AND SHAREHOLDERS' EQUITY
Current installments of long-term
  debt (note 6)......................  $     209,459       $ 175,944
Notes payable to hospitals (note 7)..        203,334          70,000
Accrued physicians' fees.............        681,493         605,310
Accrued liabilities..................         70,582          36,576
Accounts payable.....................        126,332          61,965
Bank overdraft.......................       --                21,792
                                       -------------     -------------
           Total current
             liabilities.............      1,291,200         971,587
Long-term debt, excluding current
  liabilities (note 6)...............       --                 3,135
                                       -------------     -------------
           Total liabilities.........      1,291,200         974,722
                                       -------------     -------------
Shareholders' equity:
     Common stock, $1 par value.
        Authorized 100,000 shares;
        issued and outstanding 1,000
        shares.......................          1,000           1,000
     Retained earnings...............        600,098         376,028
                                       -------------     -------------
           Total shareholders'
             equity..................        601,098         377,028
Commitments and contingencies (notes
  3, 8 and 9)
                                       -------------     -------------
           Total liabilities and
             shareholders' equity....  $   1,892,298       $1,351,750
                                       =============     =============

               See accompanying notes to financial statements.

                                    FS-21

                           SOUTH TEXAS ACUTE TRAUMA
                               PHYSICIANS, P.A.
                             STATEMENTS OF INCOME

                                        EIGHT MONTHS
                                            ENDED         YEAR ENDED
                                         AUGUST 31,      DECEMBER 31,
                                            1994             1993
                                        -------------    -------------
Net service revenues (note 4)........     $ 6,875,693      $8,872,811
Direct expenses:
     Physicians' fees................       5,112,348      6,822,463
     Liability insurance.............         314,154        368,275
     Billing and collection..........         473,066        304,284
                                        -------------    -------------
           Total direct expenses.....       5,899,568      7,495,022
                                        -------------    -------------
           Gross profit..............         976,125      1,377,789
                                        -------------    -------------
Operating expenses:
     Human resources.................         524,802        713,162
     Occupancy.......................          26,661         37,775
     Furniture and equipment.........          19,568         29,602
     Supplies........................          16,409         39,206
     Outside services and other......          67,856         62,580
                                        -------------    -------------
           Total operating
           expenses..................         655,296        882,325
                                        -------------    -------------
           Operating income..........         320,829        495,464
Interest expense.....................          15,372         13,396
                                        -------------    -------------
           Net income................         305,457        482,068
Pro forma income taxes (note 3)......         103,457        164,068
                                        -------------    -------------
           Pro forma net income......     $   202,000      $ 318,000
                                        =============    =============

               See accompanying notes to financial statements.

                                    FS-22

                           SOUTH TEXAS ACUTE TRAUMA
                               PHYSICIANS, P.A.
                STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                       TOTAL
                                        COMMON      RETAINED       SHAREHOLDERS'
                                         STOCK      EARNINGS           EQUITY
                                        -------   ------------     -------------
Balances at December 31, 1992........   $1,000    $     57,849       $   58,849
Net income...........................     --           482,068          482,068
Shareholder distributions............     --          (163,889)        (163,889)
                                        -------   ------------     -------------
Balances at December 31, 1993........    1,000         376,028          377,028
Net income...........................     --           305,457          305,457
Shareholder distributions............     --           (81,387)         (81,387)
                                        -------   ------------     -------------
Balances at August 31, 1994..........   $1,000    $    600,098       $  601,098
                                        =======   ============     =============

               See accompanying notes to financial statements.

                                    FS-23

                           SOUTH TEXAS ACUTE TRAUMA
                               PHYSICIANS, P.A.
                           STATEMENTS OF CASH FLOWS

                                        EIGHT MONTHS
                                           ENDED           YEAR ENDED
                                         AUGUST 31,       DECEMBER 31,
                                            1994              1993
                                        ------------      -------------
Cash flows from operating activities:
     Net income......................    $  305,457         $ 482,068
     Adjustments to reconcile net
        income to net cash used in
        operating activities:
        Changes in assets and
           liabilities:
           Increase in net accounts
             receivable..............      (349,514)         (669,509)
           Increase in prepaids and
             other assets............      (137,985)          (42,042)
           Increase in accrued
             physicians' fees........        76,183            78,867
           Increase in accrued
             liabilities.............        34,006            34,272
           Increase in accounts
             payable.................        64,367            61,965
                                        ------------      -------------
             Total adjustments.......      (312,943)         (536,447)
                                        ------------      -------------
             Net cash used in
                operating
                activities...........        (7,486)          (54,379)
                                        ------------      -------------
Cash flows from financing statements:
     Proceeds from issuance of
        long-term debt...............        50,000           150,000
     Proceeds from issuance of
        hospital notes...............       200,000            70,000
     Principal payments on long-term
        debt.........................       (19,620)          (36,312)
     Principal payments on hospital
        notes........................       (66,666)          --
     Shareholder distributions.......       (81,387)         (163,889)
     Increase (decrease) in bank
        overdraft....................       (21,792)           21,792
                                        ------------      -------------
             Net cash provided by
                financing
                activities...........        60,535            41,591
                                        ------------      -------------
Net increase (decrease) in cash and
  cash equivalents...................        53,049           (12,788)
Cash and cash equivalents at
  beginning of period................        10,410            23,198
                                        ------------      -------------
Cash and cash equivalents at end of
  period.............................    $   63,459         $  10,410
                                        ============      =============
Supplemental disclosure of cash flow
  information -- cash payments
  during the period for interest.....    $    8,958         $   7,689
                                        ============      =============

               See accompanying notes to financial statements.

                                    FS-24

                  SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.
                        NOTES TO FINANCIAL STATEMENTS
                               AUGUST 31, 1994
                                     AND
                              DECEMBER 31, 1993

(1)  THE COMPANY

     South Texas Acute Trauma Physicians, P.A., dba STAT Physicians (the Company) was incorporated as a professional association in the state of Texas on November 22, 1985. The Company's principal business is the physician staffing of hospital emergency departments. At August 31, 1994 and December 31, 1993, the Company had contracts for physician services with eleven hospitals located in South Texas. Under these contracts the Company provides 24-hour physician coverage of the emergency departments, and one of the Company's physicians acts as the designated Director of Emergency Medicine for each hospital. At December 31, 1993, the Company also provided weekend physician coverage under another contract. The Company terminated this weekend contract effective June 30, 1994 for economic reasons.

     Physicians providing services on behalf of the Company are independent contractors and are paid monthly on the basis of either a fixed hourly rate or on the basis of a minimum hourly rate which is adjustable upward based on monthly volume. As independent contractors, these physicians are responsible for their own income and Social Security taxes as well as workers compensation insurance.

     Hospital contracts are generally written for an initial term of two years and automatically renew each year after the initial term. These contracts have cancellation clauses which provide for 90-day cancellation by either party without significant penalty. Certain terms and conditions are routinely modified. The Company's management believes that relations with all hospitals are good and does not anticipate the cancellation of any contracts.

     Contractual agreements with hospitals are primarily (a) contracts where the Company bills and collects the professional component for the charges for medical services, and (b) contracts where the Company receives fees from the hospital based on a fixed fee, hourly rate or percentage of gross billings.

     Effective September 1, 1994, the Company entered into a management agreement with STAT Healthcare, Inc. (STAT Healthcare). Under this agreement, the Company assigned all revenues and related accounts receivable from September 1, 1994 forward to STAT Healthcare. In consideration thereof, STAT Healthcare assumed responsibility for collection of receivables and agreed to pay for all direct and operating costs associated with the hospital contracts from September 1, 1994 forward.

     Additionally, on September 1, 1994 STAT Healthcare employed all administrative personnel previously employed by the Company and assumed responsibility for all administrative matters relating to these contracts, pursuant to a management agreement.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH EQUIVALENTS

     Cash invested in short-term investments purchased with original maturities of three months or less is deemed to be cash equivalents for financial statement purposes. At August 31, 1994 and December 31, 1993, cash equivalents of $2,826 and $2,772, respectively, consisted of money market funds.

  SERVICE REVENUES AND ACCOUNTS RECEIVABLE

     Service revenues under contracts where fees are received from hospitals are recorded at established billing rates, net of amounts to be retained by the hospital. Service revenues under contracts

                                    FS-25

                  SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

where the Company bills and collects for services provided are recorded at established billing rates, net of contractual adjustments and the provision for uncollectible accounts.

     Patient accounts receivable are reduced to an estimated realizable value taking into consideration contractual adjustments mandated by payors (Medicare, Medicaid and private insurers) and expected write-offs of uncollectible accounts. These estimates are based upon historical experience at individual hospitals.

(3)  INCOME TAXES

     For federal income tax purposes, the Company has elected to be treated as an "S corporation. Accordingly, the Company's income is allocated to the Company's shareholders, included in their personal income tax returns and taxed at their respective individual rates. No federal income taxes will be assessed the corporation. The pro forma income taxes reflected in the accompanying statements of income are based on an effective corporate rate of 34%.

     The Federal income tax return of the Company for the tax year ended January 31, 1992, is currently under examination by the Internal Revenue Service. Management believes that the examination is routine in nature and does not anticipate any significant adjustments from the examination.

(4)  NET SERVICE REVENUES

     Gross service revenues represent the billed value of physician services provided at hospital locations. Under the contracts between the Company and the hospitals, the Company has the ability, subject to hospital concurrence, to establish the rates to be billed to patients for services provided.

     Billings discounts represent the difference between gross service revenues and the amount which the Company ultimately expects to receive. Net service revenues consist of contractual payments from hospitals and estimated collectible fees from patients and third-party payors where the Company is responsible for billing and collection functions. Net service revenues for the eight months ended August 31, 1994 and for the year ended December 31, 1993 are as follows:

                                           1994           1993
                                       -------------  -------------
Net service revenues:
     From hospitals..................  $   2,694,797  $   6,249,569
     From patients...................      4,180,896      2,623,242
                                       -------------  -------------
                                       $   6,875,693  $   8,872,811
                                       =============  =============


     Hospital account payments are usually received by the 15th day of the month following service. Some hospitals make partial payments during the service month. Patient accounts are collected over normal collection cycles from a variety of payors including Medicare, Medicaid, private insurers and patients.

     Gross and net service revenues from the eight months ended August 31, 1994 and for the year ended December 31, 1993 are as follows:

                                            1994            1993
                                       --------------  --------------
Gross service revenues...............  $   14,369,113  $   14,900,171
Billings discounts...................      (7,493,420)     (6,027,360)
                                       --------------  --------------
Net service revenues.................  $    6,875,693  $    8,872,811
                                       ==============  ==============


     For the eight months ended August 31, 1994, four hospitals accounted for between 10% and 14% each of net service revenues.

                                    FS-26

                  SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5)  NET PATIENT ACCOUNTS RECEIVABLE

     Net patient accounts receivable at August 31, 1994 and at December 31, 1993 are as follows:

                                            1994           1993
                                       --------------  -------------
Gross patient accounts receivable....  $    3,485,859  $   1,866,677
Allowance for contractual
  adjustments........................      (1,426,944)      (614,988)
                                       --------------  -------------
Estimated accounts receivable........       2,058,915      1,251,689
Allowance for doubtful accounts......        (747,022)      (411,632)
                                       --------------  -------------
Net patient accounts receivable......  $    1,311,893  $     840,057
                                       ==============  =============

(6)  LONG-TERM DEBT

     Long-term debt at August 31, 1994 and at December 31, 1993 is as follows:

                                           1994          1993
                                       ------------  ------------
13% note payable, due in monthly
  installments of $1,878 including
  interest through April 1994. Paid
  in full in April 1994..............  $    --       $      7,735
10% note payable, due in monthly
  installments of $1,616 including
  interest through February 1995.
  Paid in full in February 1995......         9,459        21,344
Revolving credit note (up to
  $200,000), interest due quarterly
  at the bank's prime rate (7.75% at
  August 31, 1994) plus 2%, principal
  due August 1995....................       200,000       150,000
                                       ------------  ------------
Total debt...........................       209,459       179,079
Less current installments............      (209,459)     (175,944)
                                       ------------  ------------
           Long-term debt............  $    --       $      3,135
                                       ============  ============

     The notes payable are secured by the Company's accounts receivable. The revolving credit note is secured by the Company's accounts receivable and the corporate guarantee and accounts receivable of STAT Healthcare. Subsequent to August 31, 1994, the bank increased the revolving line of credit to $400,000. On April 11, 1995, the line of credit was repaid by STAT Healthcare and was canceled.

(7)  NOTES PAYABLE TO HOSPITALS

     Notes payable to hospitals at August 31, 1994 and at December 31, 1993 are as follows:

                                          1994         1995
                                       -----------  -----------
8% unsecured note, due in 16 monthly
  installments of $4,690, including
  interest, commencing in January
  1995...............................  $    70,000  $    70,000
Noninterest-bearing unsecured note,
  due in monthly installments of
  $33,333 through December 1994. Paid
  in full in December 1994...........      133,334      --
                                       -----------  -----------
                                       $   203,334  $    70,000
                                       ===========  ===========

     Notes payable to hospitals arose as unsecured advances designed to provide cash flow assistance during the inception of fee-for-service activities.

                                    FS-27

                  SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(8)  LEASES

     The Company leases its office space under a month-to-month lease. The Company also leases certain equipment and vehicles under operating leases. Future minimum lease payments under noncancelable operating leases at August 31, 1994 are as follows:

1994.................................  $   8,000
1995.................................      6,300
1996.................................      4,400
1997.................................      3,700
                                       ---------
                                       $  22,400
                                       =========

     Rental expense for the eight months ended August 31, 1994 and for the year ended December 31, 1993 was $16,591 and $26,659, respectively.

(9)  CONTINGENCIES

     The Company procures professional liability insurance which provides coverage on a claims-made basis during the policy period. The coverage is purchased on a "slot" basis and extends to the Company and to contract physicians who perform services. Individual policies are not provided to physicians; however, they must be prequalified for coverage as a routine credentialing process. If a claims-made policy is not renewed or replaced by a new policy which provides occurrence retroactively, it becomes necessary to purchase an extended reporting period endorsement. Management intends to renew its existing claims-made policy and in the past has either renewed or successfully purchased retroactive coverage.

     The Company has certain pending and threatened litigation and claims incurred in the ordinary course of business; however, management believes that the probable resolution of such contingencies will not materially affect the liquidity, the financial position, or the results of the Company's operations.

                                    FS-28

                         AMHEALTH CORPORATION AND ITS
                         RELATED HEALTH CARE ENTITIES
                            COMBINED BALANCE SHEET
                                MARCH 31, 1996
                                 (UNAUDITED)

               ASSETS
Cash.................................  $     584,000
Accounts receivable:
     Patient accounts, net...........      1,012,000
     Management services accounts....        414,000
                                       -------------
           Net accounts receivable...      1,426,000
                                       -------------
Notes receivable.....................         16,000
Inventories..........................        124,000
Prepaids and other current assets....        212,000
                                       -------------
           Total current assets......      2,362,000
Property and equipment, net..........      2,113,000
Organization and start-up costs,
net..................................        149,000
                                       -------------
           Total assets..............  $   4,624,000
                                       =============
   LIABILITIES AND EQUITY/CAPITAL
Current portion of long-term debt....  $      90,000
Current portion of capital lease
obligations..........................         58,000
Accounts payable.....................        130,000
Accrued liabilities..................        414,000
Distributions payable to shareholders
and partners.........................        397,000
                                       -------------
           Total current
         liabilities.................      1,089,000
Long-term debt.......................        134,000
Long-term capital lease
obligations..........................      1,395,000
                                       -------------
           Total liabilities.........      2,618,000
Equity/capital.......................      2,006,000
Commitments and contingencies
                                       -------------
           Total liabilities and
         equity/capital..............  $   4,624,000
                                       =============

      See accompanying notes to unaudited combined financial statements.

                                    FS-29

                         AMHEALTH CORPORATION AND ITS
                         RELATED HEALTH CARE ENTITIES
                        COMBINED STATEMENTS OF INCOME
                  THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                 (UNAUDITED)

                                           1996           1995
                                       -------------  -------------
Net service revenues.................  $   3,107,000  $   1,618,000
                                       -------------  -------------
Operating expenses:
     Salaries and benefits...........      1,187,000        380,000
     Supplies........................        530,000        371,000
     Depreciation and amortization...        101,000         66,000
     Contract services...............         84,000         55,000
     Other...........................        151,000         84,000
                                       -------------  -------------
           Total operating
           expenses..................      2,053,000        956,000
                                       -------------  -------------
           Operating income..........      1,054,000        662,000
Other income.........................          9,000          3,000
Interest expense.....................        (60,000)       (42,000)
                                       -------------  -------------
           Net income................  $   1,003,000  $     623,000
                                       =============  =============

      See accompanying notes to unaudited combined financial statements.

                                    FS-30

                         AMHEALTH CORPORATION AND ITS
                         RELATED HEALTH CARE ENTITIES
                COMBINED STATEMENT OF CHANGES IN SHAREHOLDERS'
                         EQUITY AND PARTNERS' CAPITAL
                      THREE MONTHS ENDED MARCH 31, 1996
                                 (UNAUDITED)

Balances, December 31, 1995..........  $   1,677,000
Distributions to shareholders and
  partners...........................       (674,000)
Net income for the three months ended
  March 31, 1996.....................      1,003,000
                                       -------------
Balances, March 31, 1996.............  $   2,006,000
                                       =============

      See accompanying notes to unaudited combined financial statements.

                                    FS-31

                         AMHEALTH CORPORATION AND ITS
                         RELATED HEALTH CARE ENTITIES
                      COMBINED STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                 (UNAUDITED)

                                           1996          1995
                                       -------------  -----------
Cash flows from operating activities:
  Net income.........................  $   1,003,000  $   623,000
  Adjustments to reconcile net income
     to net cash provided by
     (used in) operating activities:
     Depreciation and amortization...        101,000       66,000
     Changes in assets and
       liabilities:
        Increase in net accounts
           receivable................       (167,000)    (248,000)
        (Increase) decrease in
           inventories...............        (21,000)      14,000
        Decrease in prepaids and
           other current assets......         11,000       45,000
        (Increase) decrease in
           organization and start-up
           costs.....................        (26,000)      35,000
        (Increase) decrease in
           accounts payable..........       (488,000)      53,000
        (Increase) decrease in
           accrued liabilities.......         53,000      (29,000)
        Increase in distributions
           payable...................        114,000      --
                                       -------------  -----------
           Total adjustments.........       (423,000)     (64,000)
                                       -------------  -----------
           Net cash provided by
              operating activities...        580,000      559,000
                                       -------------  -----------
Cash flows from investing activities:
  Increase in notes receivable.......         50,000      --
  Purchase of property and
     equipment.......................        (48,000)     (33,000)
                                       -------------  -----------
           Net cash provided by (used
              in) investing
              activities.............          2,000      (33,000)
                                       -------------  -----------
Cash flows from financing activities:
  Distributions to shareholders and
     partners........................       (674,000)    (473,000)
  Repayments of long-term debt.......        (20,000)     (86,000)
  Repayments of capital lease
     obligations.....................        (79,000)     (31,000)
                                       -------------  -----------
           Net cash used in financing
              activities.............       (773,000)    (590,000)
                                       -------------  -----------
Net decrease in cash.................       (191,000)     (64,000)
Cash at beginning of period..........        775,000      311,000
                                       -------------  -----------
Cash at end of period................  $     584,000  $   247,000
                                       =============  ===========

      See accompanying notes to unaudited combined financial statements.

                                    FS-32

                         AMHEALTH CORPORATION AND ITS
                         RELATED HEALTH CARE ENTITIES
               NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                MARCH 31, 1996

(1)  BASIS OF PRESENTATION

     The accompanying unaudited financial information does not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, the information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. All such adjustments were of a normal and recurring nature.

(2)  PENDING PLAN OF REORGANIZATION

     On December 21, 1995, AmHealth Corporation and its related corporate and partnership entities entered into an agreement and plan of reorganization with STAT Healthcare, Inc. The agreement was amended on March 15, 1996. Under the terms of this agreement, the stock and partnership interests associated with the AmHealth organizations will be exchanged for 11,200,000 shares of Common Stock of New STAT Healthcare, Inc. ("New STAT"). New STAT is being organized to act as a constituent entity in the exchange and will have no business activity unrelated to the exchange. Consummation of the agreement is subject to the fulfillment of certain covenants as well as shareholder/partner approvals and is expected to occur in the second quarter of 1996.

                                    FS-33

                         INDEPENDENT AUDITORS' REPORT

The Boards of Directors/Partners
AmHealth Corporation and its
  Related Health Care Entities:

     We have audited the accompanying combined balance sheet of AmHealth Corporation and its related health care entities (collectively referred to as the Company) as of December 31, 1995, and the related combined statements of income, changes in shareholders' equity and partners' capital, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of AmHealth Corporation and its related health care entities as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Houston, Texas
February 23, 1996, except as
  to note 12, which is as
  of March 15, 1996

                                    FS-34

                         INDEPENDENT AUDITORS' REPORT

The Boards of Directors/Partners
AmHealth Corporation and its
  Related Health Care Entities:

     We have audited the accompanying combined balance sheets of AmHealth Corporation and its related health care entities (collectively referred to as the Company) as of December 31, 1994 and 1993, and the related combined statements of income, changes in shareholders' equity and partners' capital, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of AmHealth Corporation and its related health care entities as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          LONG, CHILTON, PAYTE & HARDIN, LLP

McAllen, Texas
February 22, 1995

                                    FS-35

                         AMHEALTH CORPORATION AND ITS
                         RELATED HEALTH CARE ENTITIES
                           COMBINED BALANCE SHEETS

                                        DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                            1995              1994              1993
                                        -------------     -------------     -------------
               ASSETS
Cash.................................     $ 775,000         $ 311,000         $ 114,000
Accounts receivable:
     Patient accounts, net (notes 4
        and 7).......................       981,000           746,000           338,000
     Management services accounts....       341,000             7,000             1,000
                                        -------------     -------------     -------------
           Net accounts receivable...     1,259,000           753,000           339,000
                                        -------------     -------------     -------------
Notes receivable (note 5)............        66,000             8,000             8,000
Inventories (note 7).................       103,000            63,000            32,000
Prepaids and other current assets....       223,000            71,000            71,000
                                        -------------     -------------     -------------
           Total current assets......     2,426,000         1,206,000           564,000
Property and equipment, net (notes 6
  and 7).............................     2,165,000         1,446,000           526,000
Organization and start-up costs,
  net................................       124,000            78,000            53,000
                                        -------------     -------------     -------------
           Total assets..............     $4,715,000        $2,730,000        $1,143,000
                                        =============     =============     =============

   LIABILITIES AND EQUITY/CAPITAL
Current portion of long-term debt
  (note 7)...........................     $  88,000         $ 120,000         $ 122,000
Current portion of capital lease
  obligations (note 8)...............        48,000            37,000            80,000
Accounts payable.....................       618,000           217,000           116,000
Accrued liabilities..................       361,000           131,000            49,000
Distributions payable to shareholders
  and partners.......................       283,000           --                --
                                        -------------     -------------     -------------
           Total current
             liabilities.............     1,398,000           505,000           367,000
Long-term debt (note 7)..............       156,000            95,000            87,000
Long-term capital lease obligations
  (note 8)...........................     1,484,000         1,099,000           243,000
                                        -------------     -------------     -------------
           Total liabilities.........     3,038,000         1,699,000           697,000
Equity/capital (note 9)..............     1,677,000         1,031,000           446,000
Commitments and contingencies
  (notes 7, 8, 10 and 12)
                                        -------------     -------------     -------------
           Total liabilities and
             equity/capital..........     $4,715,000        $2,730,000        $1,143,000
                                        =============     =============     =============

           See accompanying notes to combined financial statements.

                                    FS-36

                         AMHEALTH CORPORATION AND ITS
                         RELATED HEALTH CARE ENTITIES
                        COMBINED STATEMENTS OF INCOME

                                         YEAR ENDED       YEAR ENDED       YEAR ENDED
                                        DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                            1995             1994             1993
                                        ------------     ------------     ------------
Net service revenues.................    $ 9,017,000      $ 3,973,000      $ 1,170,000
                                        ------------     ------------     ------------
Operating expenses:
     Salaries and benefits...........      3,235,000        1,088,000          394,000
     Supplies........................      1,757,000        1,116,000          336,000
     Depreciation and amortization...        344,000          196,000           59,000
     Contract services...............        269,000          211,000           59,000
     Other...........................        623,000          405,000          167,000
                                        ------------     ------------     ------------
           Total operating
           expenses..................      6,228,000        3,016,000        1,015,000
                                        ------------     ------------     ------------
           Operating income..........      2,789,000          957,000          155,000
Other income.........................         29,000          153,000            1,000
Interest expense.....................       (194,000)        (134,000)         (21,000)
                                        ------------     ------------     ------------
           Net income................    $ 2,624,000      $   976,000      $   135,000
                                        ============     ============     ============

           See accompanying notes to combined financial statements.

                                    FS-37

                         AMHEALTH CORPORATION AND ITS
                         RELATED HEALTH CARE ENTITIES
               COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS'
                         EQUITY AND PARTNERS' CAPITAL
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

Balances, January 1, 1993............  $       22,000
Sale of common stock and capital
  contributions......................         289,000
Net income for 1993..................         135,000
                                       --------------
Balances, December 31, 1993..........         446,000
Sale of common stock and capital
contributions........................          90,000
Distributions to shareholders and
partners.............................        (481,000)
Net income for 1994..................         976,000
                                       --------------
Balances, December 31, 1994..........       1,031,000
Sale of common stock and capital
contributions........................          27,000
Distributions to shareholders and
partners.............................      (2,005,000)
Net income for 1995..................       2,624,000
                                       --------------
Balances, December 31, 1995 (note
9)...................................  $    1,677,000
                                       ==============

           See accompanying notes to combined financial statements.

                                    FS-38

                         AMHEALTH CORPORATION AND ITS
                         RELATED HEALTH CARE ENTITIES
                      COMBINED STATEMENTS OF CASH FLOWS

                                         YEAR ENDED       YEAR ENDED       YEAR ENDED
                                        DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                            1995             1994             1993
                                        -------------    -------------    -------------
Cash flows from operating activities:
     Net income......................     $2,624,000       $ 976,000        $ 135,000
     Adjustments to reconcile net
        income to net cash provided
        by (used in) operating
        activities:
           Depreciation and
             amortization............       344,000          196,000           59,000
           Changes in assets and
             liabilities:
                Increase in net
                      accounts
                      receivable.....      (506,000)        (414,000)        (337,000)
                Increase in
                   inventories.......       (40,000)         (31,000)         (32,000)
                Increase in prepaids
                   and other current
                   assets............      (152,000)         --               (71,000)
                Increase in
                   organization and
                   start-up costs....       (68,000)         (43,000)         (59,000)
                Increase in accounts
                   payable...........       401,000          101,000          116,000
                Increase in accrued
                   liabilities.......       230,000           82,000           49,000
                Increase in
                   distributions
                   payable...........       283,000          --               --
                                        -------------    -------------    -------------
                      Total
                       adjustments...       492,000         (109,000)        (275,000)
                                        -------------    -------------    -------------
                      Net cash
                        provided by
                        (used in)
                        operating
                        activities...     3,116,000          867,000         (140,000)
                                        -------------    -------------    -------------
Cash flows from investing activities:
     Increase in notes receivable....       (58,000)         --                (8,000)
     Purchase of property and
        equipment....................      (436,000)         186,000         (219,000)
                                        -------------    -------------    -------------
                      Net cash used
                        in investing
                        activities...      (494,000)        (186,000)        (227,000)
                                        -------------    -------------    -------------
Cash flows from financing activities:
     Sale of common stock and capital
        contributions................        27,000           90,000          289,000
     Distributions to shareholders
        and partners.................    (2,005,000)        (481,000)         --
     Issuance of long-term debt......       278,000          360,000          220,000
     Repayments of long-term debt....      (249,000)        (354,000)         (11,000)
     Repayments of capital lease
        obligations..................      (209,000)         (99,000)         (34,000)
                                        -------------    -------------    -------------
                      Net cash
                        provided by
                        (used in)
                        financing
                        activities...    (2,158,000)        (484,000)         464,000
                                        -------------    -------------    -------------
Net increase in cash.................       464,000          197,000           97,000
Cash at beginning of period..........       311,000          114,000           17,000
                                        -------------    -------------    -------------
Cash at end of period................     $ 775,000        $ 311,000        $ 114,000
                                        =============    =============    =============

           See accompanying notes to combined financial statements.

                                    FS-39

                         AMHEALTH CORPORATION AND ITS
                         RELATED HEALTH CARE ENTITIES
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1994 AND 1993

(1)  BUSINESS OF THE COMPANY AND ORGANIZATION

BUSINESS OF THE COMPANY

     AmHealth Corporation and its related health care entities (the Company) operate in two business segments, kidney dialysis services and healthcare management services. The company owns and operates outpatient kidney dialysis centers, provides management services for an outpatient hyperbaric medicine unit, and provides management and personnel services to outpatient home health providers. The Company operates in the Rio Grande Valley of Southern Texas.

ORGANIZATION

     The combined financial statements include the accounts of AmHealth Corporation and its related health care organizations. The accounts of each entity are included from its date of inception. The entities, their structure and their dates of inception are as follows:

               ENTITY                      STRUCTURE         DATE OF INCEPTION
- -------------------------------------   ---------------     -------------------
Management operations:
     AmHealth Corporation............   S Corporation       Oct 1992

Kidney dialysis center operations:
     AmHealth Enterprises of the
        Valley, Inc..................   S Corporation       Oct 1992
     AmHealth Kidney Center of the
        Valley, Ltd..................   Partnership         Apr 1993
     Starr Dialysis Center, Ltd......   Partnership         Nov 1993
     Weslaco Kidney Center, Ltd......   Partnership         Jun 1994
     Mission Kidney Center, Ltd......   Partnership         Aug 1995
     Brownsville Kidney Center,
        Ltd..........................   Partnership         Expected Apr 1996

Healthcare management operations:
     Southwestern Infusion
        Healthcare, Ltd..............   Partnership         Jun 1994
     AmHealth Ambulatory Services,
        Inc..........................   C Corporation       Apr 1995
     AmHealth Ambulatory Healthcare,
        Ltd..........................   Partnership         Apr 1995
     Brownsville Hyperbaric
        Healthcare, Ltd..............   Partnership         May 1995
     AmHealth Medical Management,
        Ltd..........................   Partnership         Jun 1995

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The Company's combined financial statements have been prepared using the accrual method of accounting. All significant inter-entity balances and transactions have been eliminated in the combined financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its combined financial statements are reasonable and prudent. Actual results could differ from these estimates.

                                    FS-40

          AMHEALTH CORPORATION AND ITS RELATED HEALTH CARE ENTITIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

SERVICE REVENUES AND ACCOUNTS RECEIVABLE

     Patient service revenues are recorded at established billing rates, net of an allowance for contractual adjustments and a provision for uncollectible accounts. Management services revenue for hospital and home health agency accounts are recorded net of an allowance for doubtful accounts. For the year ended December 31, 1995, one management services agreement accounted for 21% of net service revenues.

     Patient accounts receivable are reduced to an estimated realizable value taking into consideration contractual adjustments mandated by payors (Medicare, Medicaid and private insurers) and expected write-offs of uncollectible accounts. These estimates are primarily based on historical experience.

INVENTORIES

     Inventories, consisting primarily of dialysis and pharmacy supplies, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line depreciation method over the estimated useful lives of the assets by class: minor equipment, 3 years; major equipment, 5 years; improvements, 5 years.

     Equipment under capital lease is stated at the lesser of the present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Equipment under capital lease is amortized using the straight-line method over the term of the leases which is 4 to 7 years. Buildings and land under capital lease are stated at the fair value of the properties and are amortized using the straight-line method over the term of the leases which is 10 years.

ORGANIZATION AND START-UP COSTS

     Organization and start-up costs have been capitalized and are being amortized using the straight-line method over five years.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Methods and assumptions used to estimate the fair value of each class of financial instruments are as follows:

      o Cash equivalents, trade accounts receivable, notes receivable and payables -- The carrying amounts approximate fair value because of the short maturity of these instruments.

      o Long-term debt -- The carrying amount approximates fair value because the notes generally have an adjustable interest rate which is updated based on the prime rate.

(3)  INCOME TAXES

     For federal income tax purposes, each of the entities whose financial statements are included in these combined financial statements (except AmHealth Ambulatory Services, Inc.) is a partnership or has elected to be treated as an S Corporation. Accordingly, each entity's income or loss is allocated to that entity's shareholders or partners for inclusion in their personal federal income tax returns. No federal income taxes will be assessed to any of the entities (except AmHealth Ambulatory Services, Inc.), and accordingly, no provision for federal income taxes for these entities has been reflected in the accompanying combined statements of income.

     AmHealth Ambulatory Services, Inc. began operations in April 1995. Taxable income of this corporation from its date of inception through December 31, 1995 was not material.

                                    FS-41

          AMHEALTH CORPORATION AND ITS RELATED HEALTH CARE ENTITIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(4)  NET PATIENT ACCOUNTS RECEIVABLE

     Net patient accounts receivable at December 31, 1995, 1994 and 1993 are as follows:

                                           1995           1994         1993
                                       -------------  ------------  -----------
Gross patient accounts receivable....  $   1,244,000  $    906,000  $   436,000
Allowance for contractual
  adjustments........................       (228,000)     (148,000)     (81,000)
                                       -------------  ------------  -----------
Estimated accounts receivable........      1,016,000       758,000      355,000
Allowance for doubtful accounts......        (98,000)      (12,000)     (17,000)
                                       -------------  ------------  -----------
Net patient accounts receivable......  $     918,000  $    746,000  $   338,000
                                       =============  ============  ===========

(5)  NOTES RECEIVABLE

     Notes receivable at December 1995, 1994 and 1993 are as follows:

                                         1995       1994       1993
                                       ---------  ---------  ---------
Non interest-bearing note receivable
  from Mission Medical Properties....  $  50,000  $  --      $  --
Other................................     16,000      8,000      8,000
                                       ---------  ---------  ---------
                                       $  66,000  $   8,000  $   8,000
                                       =========  =========  =========

     Mission Medical Properties leases buildings and land under capital leases to the Company and is owned by certain shareholders/partners of the Company.

(6)  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1995, 1994 and 1993 are as follows:

                                          1995           1994          1993
                                      -------------  -------------  -----------
Land and buildings................... $     969,000  $     619,000  $   --
Equipment............................     1,593,000        915,000      515,000
Improvements.........................       155,000        142,000       63,000
                                      -------------  -------------  -----------
                                          2,717,000      1,676,000      578,000
     Less accumulated depreciation
        and amortization.............      (552,000)      (230,000)     (52,000)
                                      -------------  -------------  -----------
                                      $   2,165,000  $   1,446,000  $   526,000
                                      =============  =============  ===========

     Depreciation and amortization of property and equipment charged to operations was $322,000, $178,000 and $52,000 during the years ended December 31, 1995, 1994 and 1993, respectively.

                                    FS-42

          AMHEALTH CORPORATION AND ITS RELATED HEALTH CARE ENTITIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(7)  LONG-TERM DEBT

     Long-term debt at December 31, 1995, 1994 and 1993 is as follows:

                                          1995          1994          1993
                                       -----------  ------------  ------------
Revolving credit payable to bank,
  due in quarterly installments
  of $9,375 plus interest through
  March 1999; interest at prime
  plus .5%...........................  $   122,000  $    --       $    --
Revolving credit payable to bank;
  interest at prime plus 1%..........      --             75,000        79,000
Note payable to TransAmerican
  Insurance Finance, due January 1,
  1996; interest at 11.64%...........        4,000       --            --
Note payable to bank, due April 2,
  1996; interest at prime plus 1%....       10,000        27,000        54,000
Noninterest-bearing note payable to
  Palmco, Inc., for construction
  allowance on leased building, due
  April 1, 1996......................        4,000        15,000        26,000
Note payable to bank, due October 30,
  1997; interest at prime plus 1%....        6,000        38,000        50,000
Note payable to bank, due June 15,
  1998; interest at prime plus 1%....       48,000        60,000       --
Note payable to bank, due November 6,
  1999; interest at prime plus 1%....       50,000       --            --
                                       -----------  ------------  ------------
           Total debt................      244,000       215,000       209,000
           Less current portion......      (88,000)     (120,000)     (122,000)
                                       -----------  ------------  ------------
           Long-term debt............  $   156,000  $     95,000  $     87,000
                                       ===========  ============  ============

     The revolving credit payables to bank and notes payable to bank are secured by the Company's accounts receivable, inventories and equipment. Long-term debt totaling $240,000 at December 31, 1995 was guaranteed by a shareholder/partner of the Company.

     Future payments of long-term debt at December 31, 1995 are as follows:

1996.................................  $    88,000
1997.................................       66,000
1998.................................       68,000
1999.................................       22,000
                                       -----------
                                       $   244,000
                                       ===========

     The Company has a $50,000 bank line of credit agreement which expires June 15, 1996. Outstanding borrowings against the line of credit will bear interest at the lender's prime rate plus.5%. The line of credit is secured by accounts receivable and equipment. At December 31, 1995 no borrowings were outstanding under this bank line of credit.

     Cash paid for interest was $179,000, $126,000 and $21,000 during the years ended December 31, 1995, 1994 and 1993, respectively.

                                    FS-43

          AMHEALTH CORPORATION AND ITS RELATED HEALTH CARE ENTITIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(8)  LEASE OBLIGATIONS

     Future minimum lease payments under capital leases, together with the present value of the net minimum lease payments, as of December 31, 1995 are as follows:

1996.................................  $      476,000
1997.................................         426,000
1998.................................         341.000
1999.................................         261,000
2000.................................         203,000
Later years..........................         781,000
                                       --------------
Total minimum lease payments.........       2,488,000
Less amount representing interest....        (956,000)
                                       --------------
Present value of net minimum lease
  payments...........................       1,532,000
     Less current portion............         (48,000)
                                       --------------
     Long-term capital lease
       obligations...................  $    1,484,000
                                       ==============

     At December 31, 1995 the Company's capital lease obligations include amounts payable to entities owned or controlled by shareholders/partners of the Company. Total payments to these entities under the capital leases were $147,000 and $87,000 for the years ended December 31, 1995 and 1994, respectively.

     On September 10, 1995 the Company entered into an agreement to lease a facility located in Brownsville, Texas, to be constructed and owned by an entity owned by shareholders/partners of the Company. Lease payments begin 45 days after completion and are $7,600 per month for a term of 120 months. Based on an estimated fair market value of $490,000 and the terms of the lease, the lease will be a capital lease.

     Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1995 are as follows:

1996.................................  $   162,000
1997.................................      160,000
1998.................................       63,000
1999.................................       16,000
                                       -----------
Total minimum lease payments.........  $   401,000
                                       ===========

     Rental expense under operating leases was $60,000, $31,000 and $16,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     Obligations under capital lease incurred for property and equipment were $605,000, $912,000 and $358,000 during the years ended December 31, 1995, 1994 and 1993, respectively. These non cash investing and financing transactions have been excluded from the combined statements of cash flows.

                                    FS-44

          AMHEALTH CORPORATION AND ITS RELATED HEALTH CARE ENTITIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(9)  EQUITY/CAPITAL

     The combined financial statements of the Company include its three corporations and eight partnerships. The equity/capital account balance by entity at December 31, 1995 is as follows:

                                        EQUITY/CAPITAL
                                        ---------------
AmHealth Corporation.................      $ 132,000
AmHealth Enterprises of the Valley,
  Inc................................          9,000
AmHealth Kidney Center of the Valley,
  Ltd................................      1,202,000
Starr Dialysis Center, Ltd...........        131,000
Weslaco Kidney Center, Ltd...........        203,000
Mission Kidney Center, Ltd...........         54,000
Brownsville Kidney Center, Ltd.......         89,000
Southwestern Infusion Healthcare,
  Ltd................................         33,000
AmHealth Ambulatory Services, Inc....          6,000
AmHealth Ambulatory Healthcare,
  Ltd................................        173,000
Brownsville Hyperbaric Healthcare,
  Ltd................................        236,000
AmHealth Medical Management, Ltd.....        240,000
                                        ---------------
                                           2,508,000
Elimination of inter-entity
  balances...........................       (831,000)
                                        ---------------
                                           $1,677,000
                                        ===============

     Disclosure of changes in the separate equity/capital accounts has not been included in the financial statements because, in the opinion of management, such disclosure would not be meaningful.

(10)  COMMITMENTS AND CONTINGENT LIABILITIES

     The Company has certain pending and threatened litigation and claims incurred in the ordinary course of business; however, management believes that the probable resolution of such contingencies will not materially affect the liquidity, the financial position, or the results of the Company's operations.

     The Company has entered into compensation agreements with doctors who serve as medical directors for the dialysis centers and the hyperbaric unit. The agreements range in length from three to five years and are with doctors who are also shareholders/partners of the Company. Amounts paid under these agreements totaled $134,000, $18,000 and $6,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     Future payments required under the compensation agreements as of December 31, 1995 are as follows:

1996.................................  $   135,000
1997.................................      132,000
1998.................................      145,000
1999.................................       35,000
2000.................................       20,000
                                       -----------
                                       $   467,000
                                       ===========

     In July 1995 the Company entered into an agreement with a doctor who is a shareholder/partner to serve as medical director of the Brownsville Kidney Center (the Center). The agreement calls for an up

                                    FS-45

          AMHEALTH CORPORATION AND ITS RELATED HEALTH CARE ENTITIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

front payment of $18,000 and monthly payments to begin one month after the Center opens (estimated to be April 1996) in the amount of $3,500 per month for five years. The agreement also calls for the payments to escalate $3,000 per year after the first year.

     All of the agreements allow for renewal at the same or similar terms.

     Effective October 1, 1995 the Company established the AmHealth Corporation Employees 401(k) Plan (the Plan). The Plan allows participants with at least one year of prior service to make elective deferrals of from 0% to 15% of their compensation. The Plan also allows discretionary matching employer contributions as well as additional discretionary contributions which shall be allocated to each eligible employee in proportion to his or her compensation as a percentage of the compensation of all eligible employees. Employer contributions vest at the rate of 20% per year of service. The Company has not elected to make discretionary contributions to the Plan.

(11)  BUSINESS SEGMENTS

     The Company operates in two business segments; kidney dialysis services and healthcare management services. Information by business segment as of and for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                        1995           1994           1993
                                    -------------  -------------  -------------
Net service revenues:
     Kidney dialysis..............  $   6,262,000  $   3,766,000  $   1,170,000
     Healthcare management........      2,755,000        207,000       --
                                    -------------  -------------  -------------
           Total..................  $   9,017,000  $   3,973,000  $   1,170,000
                                    =============  =============  =============
Operating income:
     Kidney dialysis..............  $   1,715,000  $     998,000  $     210,000
     Healthcare management........      1,120,000        123,000       --
     General corporate............        (46,000)      (164,000)       (55,000)
                                    -------------  -------------  -------------
           Total..................  $   2,789,000  $     957,000  $     155,000
                                    =============  =============  =============
Identifiable assets:
     Kidney dialysis..............  $   3,642,000  $   2,557,000  $   1,117,000
     Healthcare management........        970,000        103,000       --
     General corporate............        103,000         70,000         26,000
                                    -------------  -------------  -------------
           Total..................  $   4,715,000  $   2,730,000  $   1,143,000
                                    =============  =============  =============
Depreciation and amortization:
     Kidney dialysis..............  $     301,000  $     192,000  $      57,000
     Healthcare management........         40,000          2,000       --
     General corporate............          3,000          2,000          2,000
                                    -------------  -------------  -------------
           Total..................  $     344,000  $     196,000  $      59,000
                                    =============  =============  =============
Capital expenditures:
     Kidney dialysis..............  $     742,000  $   1,094,000  $     572,000
     Healthcare management........        282,000          4,000       --
     General corporate............         17,000       --                5,000
                                    -------------  -------------  -------------
           Total..................  $   1,041,000  $   1,098,000  $     577,000
                                    =============  =============  =============

                                    FS-46

          AMHEALTH CORPORATION AND ITS RELATED HEALTH CARE ENTITIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(12)  PENDING PLAN OF REORGANIZATION

     On December 21, 1995, the Company entered into an agreement and plan of reorganization with STAT Healthcare, Inc. The agreement was amended on March 15, 1996. Under the terms of this agreement, the stock and partnership interests associated with the AmHealth organizations will be exchanged for 11,200,000 shares of Common Stock of New STAT Healthcare, Inc. (New STAT). New STAT is being organized to act as a constituent entity in the exchange and will have no business activity unrelated to the exchange. Consummation of the agreement is subject to the fulfillment of certain covenants as well as shareholder/partner approvals and is expected to occur in the second quarter of 1996.

                                    FS-47

                                   Appendix 1

                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                           NEW STAT HEALTHCARE, INC.,

                             STAT HEALTHCARE, INC.,

                             STAT ACQUISITION CORP.,

                                       and

                              AMHEALTH CORPORATION,
                    AMHEALTH ENTERPRISES OF THE VALLEY, INC.,
                       AMHEALTH AMBULATORY SERVICES, INC.,
                   AMHEALTH KIDNEY CENTER OF THE VALLEY, LTD.,
                          WESLACO KIDNEY CENTER, LTD.,
                          STARR DIALYSIS CENTER, LTD.,
                          MISSION KIDNEY CENTER, LTD.,
                        BROWNSVILLE KIDNEY CENTER, LTD.,
                      AMHEALTH AMBULATORY HEALTHCARE, LTD.,
                     SOUTHWESTERN INFUSION HEALTHCARE, LTD.,
                   BROWNSVILLE HYPERBARIC HEALTHCARE, LTD. AND
                        AMHEALTH MEDICAL MANAGEMENT, LTD.

                                 March 15, 1996

TABLE OF CONTENTS

ARTICLE I
ACCOUNTING TERMS AND DEFINITIONS.............................................  2

      1.1      Terms Defined Above...........................................  2
      1.2      Certain Defined Terms.........................................  2
      1.3      Accounting Terms and Determinations...........................  7

ARTICLE II
TERMS OF TRANSACTIONS........................................................  7

      2.1      Terms of Transactions.........................................  7
      2.2      Filings.......................................................  7
      2.3      The Exchange..................................................  7
      2.4      The Exchange..................................................  8
      2.5      Federal Income Tax Characterization of Transactions........... 10
      2.6      Taking of Necessary Action; Further Action.................... 11

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE AMHEALTH ENTITIES...................... 11

      3.1      Organization, Standing and Power of the Corporations.......... 11
      3.2      Organization, Standing and Power of the AmHealth Partnerships. 11
      3.3      Capital Structure............................................. 11
               (a)      AmHealth............................................. 11
               (b)      AEV.................................................. 12
               (c)      AAS.................................................. 12
               (d)      AKC.................................................. 12
               (e)      WKC.................................................. 13
               (f)      SDC.................................................. 13
               (g)      MIKC................................................. 13
               (h)      BKC.................................................. 13
               (i)      AAH.................................................. 13
               (j)      SIH.................................................. 13
               (k)      BHH.................................................. 13
               (l)      AMM.................................................. 13
      3.4      Authority..................................................... 13
      3.5      Financial Statements.......................................... 14
      3.6      Absence of Certain Changes.................................... 14
      3.7      Absence of Undisclosed Liabilities............................ 14
      3.8      Litigation.................................................... 15
      3.9      Restrictions on Business Activities........................... 15
      3.10     Governmental Authorization.................................... 15
      3.11     Title and Condition of  Property.............................. 15
      3.12     AmHealth Intellectual Property................................ 15
      3.13     Environmental Matters......................................... 16
      3.14     Taxes......................................................... 17
      3.15     Employee Benefit Plans........................................ 17

      3.16     Certain Agreements Affected by the Exchange................... 18
      3.17     Employee Matters.............................................. 19
      3.18     Interested Party Transactions................................. 19
      3.19     Insurance..................................................... 19
      3.20     Compliance With Laws.......................................... 19
      3.21     Minute Books.................................................. 19
      3.22     Complete Copies of Materials.................................. 19
      3.23     Pooling of Interests.......................................... 19
      3.24     Brokers' and Finders' Fees.................................... 19
      3.25     Vote Required................................................. 19
      3.26     Board Approval................................................ 20
      3.27     Accounts Receivable........................................... 20
      3.28     Customers and Suppliers....................................... 20
      3.29     Representations Complete...................................... 20

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NEW STAT, OLD STAT AND STAT ACQUISITION.... 20

      4.1      Organization, Standing and Power.............................. 20
      4.2      Capital Structure............................................. 21
      4.3.     Authority..................................................... 22
      4.4      STAT SEC Documents; Financial Statements...................... 22
      4.5      Absence of Certain Changes.................................... 23
      4.6      Absence of Undisclosed Liabilities............................ 23
      4.7      Litigation.................................................... 23
      4.8      Governmental Authorization.................................... 23
      4.9      Compliance With Laws.......................................... 23
      4.10     Complete Copies of Materials.................................. 24
      4.11     Pooling of Interests.......................................... 24
      4.12     Broker's and Finders' Fees.................................... 24
      4.13     Vote Required................................................. 24
      4.14     Board Approval................................................ 24
      4.15     Restrictions on Business Activities........................... 24
      4.16     Title to Property............................................. 24
      4.17     Environmental Matters......................................... 24
      4.18     Old STAT Intellectual Property................................ 25
      4.19     Taxes......................................................... 26
      4.20     Employee Benefit Plans........................................ 26
      4.21     Certain Agreements Affected by the Exchange................... 27
      4.22     Employee Matters.............................................. 28
      4.23     Independent Contractors....................................... 28
      4.24     Interested Party Transactions................................. 28
      4.25     Insurance..................................................... 28
      4.26     Compliance With Laws.......................................... 28
      4.27     Minute Books.................................................. 28
      4.28     Accounts Receivable........................................... 28
      4.29     Customers and Suppliers....................................... 28
      4.30     Physicians Agreements......................................... 29
      4.31     Representations Complete...................................... 29

ARTICLE V
CONDUCT PRIOR TO THE CLOSING DATE............................................ 29

      5.1      Conduct of Business of the Parties............................ 29
               (a)      Charter Documents.................................... 29
               (b)      Dividends; Changes in Capital Stock or Partnership
                           Interests......................................... 29
               (c)      Stock Option Plans, Etc.............................. 30
               (d)      Pooling.............................................. 30
               (e)      Material Contracts................................... 30
               (f)      Issuance of Securities or Partnership Interests...... 30
               (g)      Intellectual Property................................ 30
               (h)      Exclusive Rights..................................... 30
               (i)      Dispositions......................................... 30
               (j)      Indebtedness......................................... 30
               (k)      Leases............................................... 30
               (l)      Payment of Obligations............................... 30
               (m)      Capital Expenditures................................. 31
               (n)      Insurance............................................ 31
               (o)      Termination or Waiver................................ 31
               (p)      Employee Benefit Plans; New Hires; Pay Increases..... 31
               (q)      Severance Arrangements............................... 31
               (r)      Lawsuits............................................. 31
               (s)      Acquisitions......................................... 31
               (t)      Taxes................................................ 31
               (u)      Notices.............................................. 31
               (v)      Revaluation.......................................... 31
               (w)      Other................................................ 31
      5.2      No Solicitation............................................... 31

ARTICLE VI
ADDITIONAL AGREEMENTS........................................................ 32

      6.1      Preparation of Information Statement.......................... 32
      6.2      Approval of the Transaction................................... 33
      6.3      Access to Information......................................... 33
      6.4      Confidentiality............................................... 33
      6.5      Public Disclosure............................................. 33
      6.6      Consents; Cooperation......................................... 33
      6.7      Pooling of Interests Accounting............................... 33
      6.8      Legal Requirements............................................ 34
      6.9      Blue Sky Laws................................................. 34
      6.10     Lockup Agreements............................................. 34
      6.11     STAT, P.A. Stock Restriction Agreement........................ 34
      6.12     Pooling of Interests Letters.................................. 34
      6.13     Best Efforts and Further Assurances........................... 34

ARTICLE VII
CONDITIONS TO THE EXCHANGE................................................... 34

      7.1      Conditions to Obligations of Each Party to Effect the
                 Exchange.................................................... 34
               (a)      Shareholder Approval................................. 34

               (b)      Old STAT Stockholder Approval........................ 35
               (c)      No Injunctions or Restraints; Illegality............. 35
               (d)      Governmental Approval................................ 35
               (e)      Infusion Therapy..................................... 35
               (f)      Tax Opinion.......................................... 35
               (g)      Pooling of Interest Opinion.......................... 35
               (h)      New STAT Board of Directors and Officers............. 35
               (i)      Additional Tax Representations....................... 35
      7.2      Additional Conditions to Obligations of the AmHealth
                 Entities.................................................... 35
               (a)      Representations, Warranties and Covenants............ 36
               (b)      Certificate of New STAT, Old STAT and STAT
                          Acquisition........................................ 36
               (c)      Legal Opinion........................................ 36
               (d)      No Material Adverse Changes.......................... 36
               (e)      Common Stock......................................... 36
               (f)      Third Party Consents................................. 36
               (g)      Injunctions or Restraints on Exchange and
                          Conduct of Business................................ 36
               (h)      Assumption of Certain Obligations.................... 36
               (i)      Lockup Agreement..................................... 37
               (j)      Physician Agreements................................. 37
               (k)      Employment and Non-Competition Agreements............ 37
               (l)      Agreements with William H. Rice M.D., and
                          Victor M. Miranda, M.D............................. 37
      7.3      Additional Conditions to the Obligations of New STAT,
                 Old STAT and STAT Acquisition............................... 37
               (a)      Representations, Warranties and Covenants............ 37
               (b)      Certificate of the AmHealth Entities................. 37
               (c)      Third Party Consents................................. 37
               (d)      Injunctions or Restraints on Exchange and
                          Conduct of Business................................ 38
               (e)      Legal Opinion........................................ 38
               (f)      No Material Adverse Changes.......................... 38
               (g)      Affiliate and Shareholder Agreements................. 38
               (h)      Lockup Agreements.................................... 38
               (i)      Employment and Non-Competition Agreements............ 38

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER............................................ 38

      8.1      Termination................................................... 38
      8.2      Effect of Termination......................................... 39
      8.3      Expenses and Termination Fees................................. 39
                        (i)      Incidental Registration..................... 40
                        (ii)     Priority on Registrations................... 40
      8.4      Amendment..................................................... 40
      8.5      Extension; Waiver............................................. 40

ARTICLE IX
GENERAL PROVISIONS........................................................... 41

      9.1      Non-Survival at Closing Date.................................. 41
      9.2      Notices....................................................... 41
      9.3      Interpretation................................................ 41
      9.4      Counterparts.................................................. 42
      9.5      Entire Agreement; Nonassignability; Parties in Interest....... 42

      9.6      Severability.................................................42
      9.7      Remedies Cumulative..........................................42
      9.8      Governing Law................................................42
      9.9      Rules of Construction........................................42


                                    SCHEDULES

Schedule A                 Allocation of Common Stock among AmHealth Entities
Schedule 3.8               AmHealth Entities Litigation
Schedule 3.11              AmHealth Entities Real Property
Schedule 3.12(b)           AmHealth Entity Intellectual Property
Schedule 3.12(g)           AmHealth Entity Confidential Information
Schedule 3.15(a)           AmHealth Entity Employee Plans
Schedule 3.18              AmHealth Entities Interested Party Transactions
Schedule 4.6               Old STAT Material Obligations
Schedule 4.7               Old STAT Litigation
Schedule 4.16              Old STAT Real Property
Schedule 4.18(b)           STAT Intellectual Property
Schedule 4.18(g)           STAT Confidential Information
Schedule 4.20(a)           STAT Employee Plans
Schedule 4.24              Old STAT Interested Party Transactions
Schedule 4.29              Old STAT Customers and Suppliers
Schedule 6.10              Parties to Lockup Agreements
Schedule 7.2(j)            Physician Agreements


                                    EXHIBITS

Exhibit A                  Lockup Agreement
Exhibit B                  Affiliate and Shareholder Agreement
Exhibit C                  Employment and Non-Competition Agreement of
                             Ruben A. Perez
Exhibit D                  Employment and Non-Competition Agreement of
                             Russell D. Schneider
Exhibit E                  Employment Agreement of William H. Rice, M.D.
Exhibit F                  Employment Agreement of Victor M. Miranda, M.D.
Exhibit G                  Succession Agreement
Exhibit H                  Employment Agreement of Daniel Perez

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION



         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made as of the 15th day of March, 1996, by and among New STAT Healthcare, Inc. ("NEW STAT"), STAT Healthcare, Inc. ("OLD STAT"), STAT Acquisition Corp. ("STAT ACQUISITION"), AmHealth Corporation, AmHealth Enterprises of the Valley, Inc. and AmHealth Ambulatory Services, Inc.(collectively, the "AMHEALTH CORPORATIONS") and AmHealth Kidney Center of the Valley, Ltd., Weslaco Kidney Center, Ltd., Starr Dialysis Center, Ltd., Mission Kidney Center, Ltd., Brownsville Kidney Center, Ltd., AmHealth Ambulatory Healthcare, Ltd., Southwestern Infusion Healthcare, Ltd., Brownsville Hyperbaric Healthcare, Ltd. and AmHealth Medical Management, Ltd. (collectively, the "AMHEALTH PARTNERSHIPS" and, together with the AmHealth Corporations, the "AMHEALTH ENTITIES").

                                    RECITALS

         WHEREAS, Old STAT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is engaged in the physician contract management service business with authorized capitalization consisting of 10,000,000 shares of common stock, par value $.01 per share, of which 3,702,472 shares are issued and outstanding (the "OLD STAT COMMON STOCK");

         WHEREAS, each of the AmHealth Entities is a corporation or a limited partnership duly organized and validly existing and in good standing under the laws of the State of Texas; .
         WHEREAS, the AmHealth Entities are in the business of providing kidney dialysis services and healthcare management services for home healthcare and hyperbaric medicine;

         WHEREAS, Old STAT and the AmHealth Entities previously entered into an Agreement and Plan of Reorganization dated December 21, 1995 (the "PRIOR AGREEMENT");

         WHEREAS, since the date of the Prior Agreement, STAT and each of the AmHealth Entities have determined that the transactions contemplated in such Prior Agreement must be restructured in order to accomplish the objectives of said parties;

         WHEREAS, Old STAT and each of the AmHealth Entities have mutually agreed that the Prior Agreement should be amended and restated as set forth herein;

         WHEREAS, New STAT is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware with authorized capitalization consisting of 40,000,000 shares of common stock, par value $.01 per share, of which no shares are issued and outstanding (the "NEW STAT COMMON STOCK");

         WHEREAS, STAT Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a wholly-owned subsidiary of New STAT;

         WHEREAS, the respective Board of Directors of New STAT, STAT Acquisition, Old STAT and the AmHealth Corporations and the respective Board of Directors of each of the corporate general partners of each of the AmHealth Partnerships has approved the proposed business combination pursuant to which New STAT will acquire the businesses of the AmHealth Entities;

                                        1

         WHEREAS, on the Closing Date (as hereinafter defined), (i) each of the AmHealth Corporations will be merged with and into New STAT (the "AMHEALTH MERGER"), with New STAT as the surviving corporation, upon the terms and conditions set forth in this Agreement, whereby the common stock of each AmHealth Corporation (except for Dissenting Shares, as hereinafter defined), will be converted into a number of shares of New STAT Common Stock equal to such AmHealth Shareholder's fractional ownership interest in each AmHealth Corporation multiplied by the number of shares of New STAT Common Stock to be allocated to such AmHealth Corporation as set forth in Schedule A hereto, and
(ii) the units of general and limited partnership interest (the "AMHEALTH PARTNERSHIP UNITS") of the AmHealth Partnerships owned by those AmHealth Partners electing to participate in the Exchange (as hereinafter defined) will be converted into a number of shares of New STAT Common Stock equal to such AmHealth Partner's fractional ownership share of each AmHealth Partnership, multiplied by the number of shares of New STAT Common Stock to be allocated to such AmHealth Partnership as set forth in Schedule A hereto;

         WHEREAS, on the Closing Date, STAT Acquisition will be merged with and into Old STAT (the "OLD STAT MERGER"), with Old STAT as the surviving corporation, upon the terms and conditions set forth in this Agreement, and pursuant to which each share of Old STAT Common Stock will be converted into one share of New STAT Common Stock; and

         WHEREAS, the parties hereto intend that the transactions contemplated hereby be treated as a tax-free reorganization of New STAT, Old STAT, STAT Acquisition and each of the AmHealth Entities, and tax-free transactions to each of the Old STAT Stockholders (as hereinafter defined), each of the AmHealth Shareholders (as hereinafter defined) and each of the AmHealth Partners (as hereinafter defined) under the Internal Revenue Code of 1986, as amended (the "CODE"), and further intend that the transactions described herein be treated as a "pooling of interests" under generally accepted accounting principles ("GAAP") and applicable Securities and Exchange Commission ("SEC") regulations;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                        ACCOUNTING TERMS AND DEFINITIONS

         1.1 TERMS DEFINED ABOVE. As used in this Agreement, the terms "AGREEMENT", "AMHEALTH CORPORATIONS", "AMHEALTH ENTITIES", "AMHEALTH MERGER", "AMHEALTH PARTNERSHIPS", "AMHEALTH PARTNERSHIP UNITS", "CODE", "GAAP", "NEW STAT", "NEW STAT COMMON STOCK","OLD STAT", "OLD STAT COMMON STOCK", "OLD STAT MERGER", "PRIOR AGREEMENT", "SEC" and "STAT ACQUISITION", and shall have the meanings indicated above.

         1.2 CERTAIN DEFINED TERMS. When used in this Agreement, the following terms will have the meanings specified:

         "AAH" shall mean AmHealth Ambulatory Healthcare, Ltd., a Texas limited partnership.

         "AAS" shall mean AmHealth Ambulatory Services, Inc., a Texas corporation.

         "AEV" shall mean AmHealth Enterprises of the Valley, Inc., a Texas corporation.

         "AKC" shall mean AmHealth Kidney Center of the Valley, Ltd., a Texas limited partnership.

         "AMM" shall mean AmHealth Medical Management, Ltd., a Texas limited partnership.

                                        2

         "AFFILIATES" shall mean "affiliates" within the meaning of Rule 145.

         "AMHEALTH" shall mean AmHealth Corporation, a Texas corporation.

         "AMHEALTH BALANCE SHEETS" shall mean balance sheets for the AmHealth Entities for the twelve month period ended December 31, 1995.

         "AMHEALTH CERTIFICATE OF MERGER" shall have the meaning set forth in
Section 2.2 hereof.

         "AMHEALTH COMMON STOCK" shall mean the capital stock of each of the AmHealth Corporations.

         "AMHEALTH CONFIDENTIAL INFORMATION" shall mean all AmHealth Intellectual Property not otherwise protected by patents, patent applications or copyrights.

         "AMHEALTH EMPLOYEE PLANS" shall mean all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements of each AmHealth Entity, and other fringe or employee benefit plans, programs or arrangements that apply to senior management of any of the AmHealth Entities and that do not generally apply to all employees.

         "AMHEALTH FINANCIAL STATEMENTS" shall mean the consolidated [and consolidating] audited financial statements for the AmHealth Entities (balance sheets, statements of operations and statements of cash flows) on a consolidated basis as at, and for the twelve month period ended December 31, 1995.

         "AMHEALTH INTELLECTUAL PROPERTY" shall mean all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material used or proposed to be used by any of the AmHealth Entities in connection with its business as currently conducted or as proposed to be conducted.

         "AMHEALTH PARTNERS"shall refer to each of the holders of AmHealth Partnership Units.

         "AMHEALTH SHAREHOLDERS" shall refer to each of the holders of AmHealth Common Stock.

         "AUTHORIZATIONS" shall mean each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which any of the AmHealth Entities currently operate or hold any interest in any of their properties; or (ii) that is required for the operation of the business of any of the AmHealth Entities or the holding of any such interest.

         "BHH" shall mean Brownsville Hyperbaric Healthcare, Ltd., a Texas limited partnership.

         "BKC" shall mean Brownsville Kidney Center, Ltd., a Texas limited partnership.

         "BREAKUP SHARES" shall have the meaning set forth in Section 8.3(c) hereof.

         "COBRA" shall mean the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the proposed regulations thereunder.

         "CERTIFICATES" shall mean each certificate or certificates which immediately prior to the Closing represented outstanding shares of capital stock of each of the AmHealth Corporations or Old STAT.

         "CLOSING" shall refer to the consummation of the transactions contemplated herein.

                                        3

         "CLOSING DATE" shall refer to the date upon which the Closing occurs, which is anticipated to be on or about May 15, 1996.

         "CONFIDENTIALITY AGREEMENT" shall mean that certain non-disclosure agreement dated September 25, 1995, by and between Old STAT and the AmHealth Entities.

         "DGCL" shall mean the Delaware General Business Corporation Law.

         "DISSENTING SHARES" shall have the meaning set forth in Section 2.3 (e) hereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATES" shall mean any trade or business (whether or not incorporated) which is treated as a single employer with a party hereto within the meaning of Section 414(b), (c), (m) or (o) of the Code.

         "ENVIRONMENTAL AND SAFETY LAWS" shall mean any legally applicable federal, state or local laws, ordinances, codes, regulations, rules and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

         "EXCHANGE" shall refer to the transfers of New STAT Common Stock to each of the Old STAT Stockholders, the AmHealth Shareholders and each of the AmHealth Partners pursuant to Section 2.3 hereof.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGENT" shall mean The American Stock Transfer & Trust
Company.

         "FACILITIES" shall mean all buildings and improvements leased by any of the AmHealth Entities or by Old STAT, as applicable.

         "GOVERNMENTAL ENTITY" shall mean any court, administrative agency or commission or other governmental authority or instrumentality.

         "HAZARDOUS MATERIALS" shall mean any toxic or hazardous substance, material or waste, or any pollutant or contaminant, or infectious or radioactive substance or material including, without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

         "INFORMATION STATEMENT" shall have the meaning specified in Section 6.1 hereof.

         "LOCKUP AGREEMENT" shall have the meaning specified in Section 6.10 hereof.

         "MIKC" shall mean Mission Kidney Center, Ltd., a Texas limited partnership.

         "MATERIAL ADVERSE EFFECT" shall mean, with respect to the AmHealth Entities on one hand and Old STAT on the other, any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such respective entity or entities, taken as a whole.

         "NASD" shall mean the National Association of Securities Dealers.

                                        4

         "NEW STAT CERTIFICATE OF MERGER" shall have the meaning set forth in
Section 2.2 hereof.

         "OLD STAT" shall refer to STAT Healthcare, Inc., a Delaware corporation.

         "OLD STAT CERTIFICATE OF MERGER" shall have the meaning set forth in
Section 2.2 hereof.

         "OLD STAT CERTIFICATES" shall have the meaning set forth in Section 2.4(b)(iii) hereof.

         "OLD STAT COMMON STOCK" shall have the meaning set forth in the Introductory Recitals hereof.

         "OLD STAT MERGER"shall have the meaning set forth in the Introductory Recitals.

         "OLD STAT STOCKHOLDERS" shall mean the holders of capital stock of Old STAT.

         "PHYSICIAN AGREEMENTS" shall have the meaning set forth in Section 4.30 hereof.

         "PROPERTY" shall mean all real property leased or owned by any of the AmHealth Entities or by Old STAT, either currently or in the past.

         "RECIPIENTS" shall have the meaning set forth in Section 8.3(c).

         "RIGHTS" shall have the meaning set forth in Section 2.3(f) hereof.

         "RULE 145" shall mean Rule 145 promulgated under the Securities Act.

         "SDC" shall mean Starr Dialysis Center, Ltd., a Texas limited partnership.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SIH" shall mean Southwestern Infusion Healthcare, Ltd., a Texas limited partnership.

         "STAT AUTHORIZATIONS" shall mean each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Old STAT currently operates or holds any interest in any of its properties; or (ii) that is required for the operation of Old STAT's business or the holding of any such interest.

         "STAT BALANCE SHEET" shall have the meaning set forth in Section 4.6 hereof.

         "STAT BALANCE SHEET DATE" shall have the meaning set forth in Section
4.5 hereof.

         "STAT CONFIDENTIAL INFORMATION" shall mean all Old STAT Intellectual Property not otherwise protected by patents, patent applications or copyrights.

         "STAT EMPLOYEE PLANS" shall mean (a) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements of Old STAT; and (b) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Old STAT and that do not generally apply to all employees.

         "STAT FINANCIAL STATEMENTS" shall mean the financial statements of Old STAT, including the notes thereto, included in the Old STAT SEC Documents.

                                        5

         "STAT INTELLECTUAL PROPERTY" shall mean all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material used or proposed to be used by Old STAT in connection with its business as currently conducted or as proposed to be conducted.

         "STAT P.A." shall have the meaning set forth in Section 6.11 hereof.

         "STAT SEC DOCUMENTS" shall mean each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Old STAT since April 21, 1995 and any additional documents filed with the SEC by Old STAT prior to the Closing Date.

         "STAT STOCK OPTION PLAN" shall mean the 1994 Old STAT Stock Option
Plan.

         "STOCK RESTRICTION AGREEMENT" shall have the meaning set forth in
Section 6.11 hereof.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "TBCA" shall refer to the Texas Business Corporations Act, as amended.

         "TRLPA" shall refer to the Texas Revised Limited Partnership Act, as amended.

         "TAKEOVER PROPOSAL" shall mean any offer or proposal for, or any indication of interest in, a merger or other business combination involving the AmHealth Entities, on the one hand, or Old STAT, on the other, or the acquisition of any significant equity interest in, or a significant portion of the assets of, the AmHealth Entities or of Old STAT, respectively, other than the transactions contemplated by this Agreement.

         "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "TAX AUTHORITY") responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

         "TAX RETURN" shall mean any return, statement, report or form including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes.

         "THIRD PARTY CONFIDENTIAL INFORMATION" shall mean all Third Party Intellectual Property Rights not otherwise protected by patents, patent applications or copyright.

         "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS" shall mean all licenses, sublicenses and other agreements as to which Old STAT or any AmHealth Entity is a party and pursuant to which such party is authorized to use any third party patents, trademarks or copyrights, including software.

         "TRIGGER EVENT" shall mean an event that occurs if any Person acquires securities or partnership interests representing 10% or more, or commences a tender or exchange offer following the successful consummation of which

                                        6

the offeror and its affiliates would beneficially own securities or partnership interests representing 25% or more of the voting power of any of the AmHealth Entities, on the one hand, or Old STAT, on the other, except that this definition shall not include the transactions contemplated by this Agreement.

         "WKC" shall mean Weslaco Kidney Center, Ltd., a Texas limited partnership.

         1.3 ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared in accordance with GAAP as in effect applied on a consistent basis (except for changes concurred with by a "big six" or equivalent firm of independent public accountants).

                                   ARTICLE II

                              TERMS OF TRANSACTIONS

2.1 TERMS OF TRANSACTIONS. Upon the terms and conditions set forth in this Agreement, on the Closing Date:

         (a) Each of the AmHealth Corporations shall be merged with and into New STAT. At the Closing, the separate existence of each of the AmHealth Corporations shall cease and New STAT shall continue as the surviving corporation of the AmHealth Merger; and simultaneously

         (b) Each AmHealth Partner electing to participate in the Exchange shall transfer AmHealth Partnership Units owned by it to New STAT in exchange for shares of New STAT Common Stock. If all AmHealth Partnership Units of a specific AmHealth Partnership are so transferred, such AmHealth Partnership shall thereupon terminate and dissolve, and its assets will become, by operation of law, the property of New STAT. Notwithstanding the foregoing, in the event that one or more of the AmHealth Partners should elect not to participate in the Exchange, then any AmHealth Partnership in which such AmHealth Partner holds AmHealth Partnership Units shall continue its existence as a limited partnership, with New STAT as its general partner.

         (c) STAT Acquisition shall be merged with and into Old STAT. At the Closing, the separate corporate existence of STAT Acquisition shall cease and Old STAT shall continue as the surviving corporation of the Old STAT Merger.

         (d) After the Closing, the combined businesses of Old STAT and the AmHealth Entities shall be directly or indirectly operated by New STAT.

2.2 FILINGS. Subject to the provisions of this Agreement, the AmHealth Corporations and New STAT shall file a Certificate of Merger (the "AMHEALTH CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the TBCA and a Certificate of Merger (the "NEW STAT CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL in the respective offices in the states of Texas and Delaware where such filings are required, and Old STAT and STAT Acquisition shall file a Certificate of Merger (the "OLD STAT CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The transactions contemplated herein shall be deemed consummated at such time as each of the New STAT Certificate of Merger and the Old STAT Certificate of Merger are duly filed with the Delaware Secretary of State and the AmHealth Certificate of Merger is duly filed with the Texas Secretary of State, or at such other time as each of the AmHealth Entities, New STAT, Old STAT and STAT Acquisition shall agree should be and are specified in the New STAT Certificate of Merger, the Old STAT Certificate of Merger and the AmHealth Certificate of Merger.

2.3 THE EXCHANGE. On the Closing Date:

                                        7

         (a) Conversion of AmHealth Partnership Units. In the Exchange, the AmHealth Partnership Units of each of the AmHealth Partners electing to participate shall be converted into a number of shares of New STAT Common Stock equal to such AmHealth Partner's fractional ownership share of each AmHealth Partnership, multiplied by the number of shares of New STAT Common Stock to be allocated to such AmHealth Partnership as set forth in Schedule A hereto. All such shares of New STAT Common Stock shall be fully paid and nonassessable. Upon such conversion, all such AmHealth Partnership Units shall be canceled and retires and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive New STAT Common Stock issued in exchange therefor on the terms provided herein.

         (b) Conversion of AmHealth Common Stock. In the AmHealth Merger, all of the AmHealth Common Stock (other than Dissenting Shares) shall be converted into a number of shares of New STAT Common Stock equal to such AmHealth Shareholder's fractional ownership interest in each AmHealth Corporation multiplied by the number of shares of New STAT Common Stock to be allocated to such AmHealth Corporation as set forth in Schedule A hereto. All such shares of New STAT Common Stock shall be fully paid and nonassessable. Upon such conversion, all such AmHealth Common Stock shall be canceled and retired and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive New STAT Common Stock issued in exchange therefor on the terms provided herein.

         (c) Conversion of Shares of Old STAT Common Stock. In the Old STAT Merger, each issued and outstanding share of Old STAT Common Stock shall be converted into one share of New STAT Common Stock. All such shares of New STAT Common Stock shall be fully paid and nonassessable. Upon such conversion, all such Old STAT Common Stock shall be canceled and retired and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive the shares of New STAT Common Stock issued in exchange therefor on the terms provided herein.

         (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, AmHealth Common Stock outstanding at the time that the AmHealth Shareholders approve this Agreement which are held by a holder (if any) who is entitled to demand the fair market value of such shares in accordance with
Section 5.12 of the TBCA ("DISSENTING SHARES"), shall not be converted into New STAT Common Stock in the Exchange, but shall be converted into such consideration as may be due with respect to such shares, unless and until the right of such holder to receive payment under such statute shall be terminated pursuant to its terms, whereupon such shares shall be treated as if they have been converted as of the Closing Date into New STAT Common Stock pursuant to
Section 2.3(b) hereof.

         (e) Old STAT Stock Options. Immediately upon Closing, all stock options, warrants, puts, calls or other such rights with respect to Old STAT Common Stock, if any (the "RIGHTS") that are outstanding at the Closing Date, whether or not then exercisable, shall be converted into and become rights with respect to New STAT Common Stock and New STAT shall assume each Right in accordance with the terms of the stock option plan under which it was issued and/or the stock option, warrant or other agreement, as the case may be, by which it is evidenced. Upon such conversion, all such Rights shall be canceled and retired and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right with respect to New STAT Common Stock. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any stock option which is an "incentive stock option."

2.4 THE EXCHANGE.

         (a) New STAT to Provide Common Stock. On or before the Closing Date, New STAT shall make available to the Exchange Agent for exchange in accordance with this Article II, through such reasonable procedures as New STAT may adopt, certificates representing the shares of New STAT Common Stock issuable pursuant to this Section 2.

                                        8

         (b) Exchange Procedures. (i) On or prior to the Closing Date, the AmHealth Partnerships shall provide the Exchange Agent with a list of the holders of AmHealth Partnership Units, which list shall set forth the respective interests of such holders and the number of New STAT Shares which each such holder shall be entitled to receive in the Exchange and indicating those holders of AmHealth Partnership Units who have accepted the exchange offer and those who have not. Such list shall be certified as true and correct by the general partner of each AmHealth Partnership. Promptly after the Closing, New STAT shall cause to be mailed to each holder of record of an AmHealth Partnership Unit, a certificate or certificates representing New STAT Common Stock to which such holder shall be entitled as set forth in the list provided by the AmHealth Partnerships as provided herein. In the event of a transfer of ownership of an AmHealth Partnership Unit which is not registered in the transfer records of the applicable AmHealth Partnership, a certificate representing the proper number of shares of New STAT Common Stock may be issued to a person other than the person in whose name the AmHealth Partnership Unit is registered, if such AmHealth Partnership Unit shall be in proper form for transfer and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of New STAT Common Stock to a person other than the registered holder of such AmHealth Partnership Unit or establish to the satisfaction of New STAT that such Tax has been paid or is not applicable. To the extent permitted by law, former holders of record of AmHealth Partnership Units shall be entitled to vote after the Closing Date at any meeting of New STAT stockholders the number of shares of New STAT Common Stock into which their respective AmHealth Partnership Units are converted, regardless of whether such holders have received their certificates representing New STAT Common Stock in accordance with this Section 2.4(b)(i).

                  (ii) On or prior to the Closing Date, each of the AmHealth Corporations shall provide the Exchange Agent with a list of the holders of AmHealth Common Stock, which list shall set forth the respective interests of such holders and the number of shares of New STAT Common Stock which each such holder shall be entitled to receive in the AmHealth Merger. Each such list shall be certified as true and correct by an officer of such AmHealth Corporation. Promptly after the Closing, New STAT shall cause to be mailed to each holder of record of AmHealth Common Stock whose shares were converted into the right to receive the New STAT Common Stock pursuant to Section 2.3(b) hereof, a certificate or certificates representing that number of shares of New STAT Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2. In the event of a transfer of ownership of shares of AmHealth Common Stock which is not registered in the transfer records of the applicable AmHealth Corporation, a certificate representing the proper number of shares of New STAT Common Stock may be issued to a person other than the person in whose name such AmHealth Common Stock is registered, if such AmHealth Common Stock shall be in proper form for transfer and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of New STAT Common Stock to a person other than the registered holder of such AmHealth Common Stock or establish to the satisfaction of New STAT that such Tax has been paid or is not applicable. To the extent permitted by law, former stockholders of record of AmHealth Common Stock shall be entitled to vote after the Closing Date at any meeting of New STAT stockholders the number of shares of New STAT Common Stock into which their respective shares of AmHealth Common Stock are converted, regardless of whether such holders have received their certificates representing New STAT Common Stock in accordance with this Section 2.4(b)(ii).

                  (iii) On or prior to the Closing Date, Old STAT shall provide the Exchange Agent with a list of the holders of Old STAT Common Stock entitled to receive shares of New STAT Common Stock in the Old STAT Merger, which list shall reflect the number of shares of Old STAT Common Stock held by each such holder, certified by the transfer agent and registrar for Old STAT Common Stock. As soon as reasonably practicable after the Closing, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Closing Date represented outstanding shares of Old STAT Common Stock (the "OLD STAT CERTIFICATES") whose shares were converted into the right to receive the New STAT Common Stock pursuant to Section 2.3(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old STAT Certificates shall pass, only upon delivery of the Old STAT Certificates to the Exchange Agent and shall be in such form and have such other provisions as New STAT and Old STAT may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Old STAT Certificates in exchange for certificates representing shares of New

                                        9

STAT Common Stock. Upon surrender of an Old STAT Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by New STAT and Old STAT, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Old STAT Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of New STAT Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2, and the Old STAT Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Old STAT Common Stock which is not registered in the transfer records of Old STAT, a certificate representing the proper number of shares of New STAT Common Stock may be issued to a person other than the person in whose name the Old STAT Certificate so surrendered is registered, if such Old STAT Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of New STAT Common Stock to a person other than the registered holder of such Old STAT Certificate or establish to the satisfaction of New STAT and Old STAT that such Tax has been paid or is not applicable. Until surrendered as contemplated in this Section 2.4(b)(iii), each Old STAT Certificate shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the certificate representing shares of New STAT Common Stock as contemplated by this Section 2.4(b)(iii). To the extent permitted by law, former stockholders of record of Old STAT shall be entitled to vote after the Closing Date at any meeting of New STAT stockholders the number of shares of New STAT Common Stock into which their respective Old STAT Common Stock are converted, regardless of whether such holders have exchanged their Old STAT Certificates for certificates representing shares of New STAT Common Stock in accordance with this Section 2.4(b)(iii).

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to New STAT Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Old STAT Certificate with respect to the shares of Old STAT Common Stock represented thereby. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing shares of New STAT Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such shares of New STAT Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of New STAT Common Stock.

         (d) No Further Ownership Rights in AmHealth Partnership Units, AmHealth Common Stock or Old STAT Common Stock. All shares of New STAT Common Stock issued in accordance with the terms of this Section 2 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the AmHealth Partnership Units and the shares of AmHealth Common Stock and Old STAT Common Stock exchanged. If, after the Closing Date, Old STAT Certificates are presented to New STAT or the Exchange Agent for any reason, they shall be exchanged as provided in this Section 2, except as otherwise provided by law.

         (e) No Fractional Shares. No fraction of a share of New STAT Common Stock will be issued, but each AmHealth Shareholder, AmHealth Partner or Old STAT Stockholder who would otherwise be entitled to a fraction of a share of New STAT Common Stock (after aggregating all fractional shares of New STAT Common Stock to be received by such holder) shall receive from New STAT one share of New STAT Common Stock if such fraction equals or exceeds one half share.

         (g) No Liability. Neither the Exchange Agent, New STAT, Old STAT, STAT Acquisition nor any AmHealth Entity shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.5 FEDERAL INCOME TAX CHARACTERIZATION OF TRANSACTIONS. The parties hereto hereby acknowledge and agree that (i) the transactions described in this
Section 2 collectively constitute a tax-free transfer of property to New

                                       10

STAT and Old STAT under Section 351 of the Code; (ii) without limiting the characterization in clause (i) above, the mergers of the AmHealth Corporations with and into New STAT and of STAT Acquisition with and into Old STAT constitute tax-free reorganizations described in Section 368 of the Code; and (iii) they will cooperate in the preparation and filing of federal income tax returns and schedules attached thereto for the parties to these transactions consistent with the foregoing characterization of these transactions for any purpose.

         2.6 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest New STAT with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Old STAT or any of the AmHealth Entities which have been transferred in toto to New STAT as the result of a merger or by the transfer of all existing AmHealth Partnership Units into New STAT, the officers and directors of each such AmHealth Entity or Old STAT, as applicable, are fully authorized in the name of their respective AmHealth Corporations and AmHealth Partnership or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.


                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF THE AMHEALTH ENTITIES

         Except as disclosed in any schedule hereto, each of the AmHealth Entities severally as to itself, but not jointly, represents and warrants as of the date of this Agreement as follows:

         3.1 ORGANIZATION, STANDING AND POWER OF THE CORPORATIONS. Each of the AmHealth Corporations is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of the AmHealth Corporations represents and warrants that it has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on it. Each of the AmHealth Corporations has delivered to New STAT a true and correct copy of its Articles of Incorporation and Bylaws or other charter documents, as applicable, as amended to date. None of the AmHealth Corporations is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. None of the AmHealth Corporations directly or indirectly, other than as to other AmHealth Entities, owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, joint venture or other business association or entity.

         3.2 ORGANIZATION, STANDING AND POWER OF THE AMHEALTH PARTNERSHIPS. Each of the AmHealth Partnerships is a limited partnership duly organized and validly existing under the laws of the State of Texas. Each of the AmHealth Partnerships has the power to own its properties and to carry on its business as now being conducted and as proposed to be conducted. Each of the AmHealth Partnerships has delivered to New STAT true and correct copies of its Certificate of Limited Partnership and Limited Partnership Agreement, each as amended to date. None of the AmHealth Partnerships is in material violation of any of the material provisions of its Certificate of Limited Partnership or Limited Partnership Agreement. None of the AmHealth Partnerships directly or indirectly, other than as to other AmHealth Entities, owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, joint venture or other business association or entity.

         3.3 CAPITAL STRUCTURE.

                  (a) AMHEALTH. The authorized capital stock of AmHealth consists of 1000 shares of common stock, par value $1.00 per share, of which there were issued and outstanding as of the close of business on December 15, 1995, 1000 shares. There are no other outstanding shares of common stock or voting securities and no outstanding commitments to issue any shares of common stock or voting securities after December 15, 1995. All outstanding

                                       11

shares of common stock of AmHealth are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of AmHealth or any agreement to which AmHealth is a party or by which it is bound. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which AmHealth is a party or by which it is bound obligating AmHealth to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of AmHealth or obligating AmHealth to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of any of AmHealth's capital stock (i) between or among AmHealth and any of its shareholders; and (ii) to the best of AmHealth's knowledge, between or among any of AmHealth's shareholders.

                  (b) AEV. The authorized capital stock of AEV consists of 1000 shares of common stock, par value $1.00 per share, of which there were issued and outstanding as of the close of business on December 15, 1995, 1000 shares. There are no other outstanding shares of common stock or voting securities and no outstanding commitments to issue any shares of common stock or voting securities after December 15, 1995. All outstanding shares of common stock of AEV are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of AEV or any agreement to which AEV is a party or by which it is bound. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which AEV is a party or by which it is bound obligating AEV to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of AEV or obligating AEV to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale any of AEV's capital stock (i) between or among AEV and any of its shareholders; and (ii) to the best of AEV's knowledge, between or among any of AEV's shareholders.

                  (c) AAS. The authorized capital stock of AAS consists of 1000 shares of common stock, par value $1.00 per share, of which there were issued and outstanding as of the close of business on December 15, 1995, 1000 shares. There are no other outstanding shares of common stock or voting securities and no outstanding commitments to issue any shares of common stock or voting securities after December 15, 1995. All outstanding shares of common stock of AAS are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of AAS or any agreement to which AAS is a party or by which it is bound. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which AAS is a party or by which it is bound obligating AAS to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of AAS or obligating AAS to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of any of AAS' capital stock (i) between or among AAS and any of its shareholders; and (ii) to the best of AAS' knowledge, between or among any of AAS' shareholders.

                  (d) AKC. AEV, the general partner of AKC, owned 1% of the partnership interest in AKC as of the close of business on December 15, 1995 and five (5) limited partners owned 99% of the partnership interest at such time.

                                       12

                  (e) WKC. AAS, the general partner of WKC, owned 1% of the partnership interest in WKC as of the close of business on December 15, 1995 and three (3) limited partners owned 99% of the partnership interest at such time.

                  (f) SDC. AEV, the general partner of SDC, owned 1% of the partnership interest in SDC as of the close of business on December 15, 1995 and one (1) limited partner owned 99% of the partnership interest at such time.

                  (g) MIKC. AEV, the general partner of MIKC, owned 1% of the partnership interest in MIKC as of the close of business on December 15, 1995 and one (1) limited partner owned 99% of the partnership interest at such time.

                  (h) BKC. AEV, the general partner of BKC, owned 1% of the partnership interest in BKC as of the close of business on December 15, 1995 and six (6) limited partners owned 99% of the partnership interest at such time.

                  (i) AAH. AAS, the general partner of AAH, owns 1% of the partnership interest in AAH as of the close of business on December 15, 1995 and four (4) limited partners owned 99% of the partnership interest at such time.

                  (j) SIH. AAS, the general partner of SIH owns 1% of the partnership interest in SIH as of the close of business on December 15, 1995 and two (2) limited partners owned 99% of the partnership interest at such time.

                  (k) BHH. AAS, the general partner of BHH, owns 1% of the partnership interest in BHH as of the close of business on December 15, 1995 and three (3) limited partners owned 99% of the partnership interest at such time.

                  (l) AMM. AAS, the general partner of AMM, owns 1% of the partnership interest in AMM as of the close of business on December 15, 1995 and four (4) Partners owned 99% of the partnership interest at such time.

         3.4 AUTHORITY. Each of the AmHealth Corporations has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of each of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the AmHealth Corporations, subject only to the approval by the respective AmHealth Shareholders as contemplated by Section 7.1(a). Each of the AmHealth Partnerships has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of each of the AmHealth Partnerships. This Agreement has been duly executed and delivered by each of the AmHealth Entities and constitutes the valid and binding obligation of each AmHealth Entity enforceable against it in accordance with its terms. The execution and delivery of this Agreement by each of the AmHealth Corporations does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of each such AmHealth Corporations, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to each such AmHealth Corporation or any of their properties or assets such as to give rise to a Material Adverse Effect. The execution and delivery of this Agreement by each of the AmHealth Partnerships does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with

                                       13

or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Certificate of Limited Partnership or the Limited Partnership Agreement of each such AmHealth Partnerships, or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AmHealth Partnerships or any of its properties or assets such as to give rise to a Material Adverse Effect. Other than such notices which have been filed, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any of the AmHealth Entities in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (1) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (2) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the AmHealth Entities and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

         3.5 FINANCIAL STATEMENTS. The AmHealth Entities have delivered to New STAT the AmHealth Financial Statements. The AmHealth Financial Statements are complete and correct in all material respects as of their respective dates and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The AmHealth Financial Statements fairly present the financial condition and operating results of the AmHealth Entities as of the dates, and for the periods, indicated therein. The AmHealth Entities maintain and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

         3.6 ABSENCE OF CERTAIN CHANGES. Since December 31, 1995, each of the AmHealth Entities has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to any of the AmHealth Entities; (ii) any acquisition, sale or transfer of any material asset of the AmHealth Entities other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by any of the AmHealth Entities or any revaluation by any of the AmHealth Entities of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of any of the AmHealth Corporations or the partnership interests of any of the AmHealth Partnerships (except such dividends, distributions and bonuses as have been customarily paid by such AmHealth Entity, which shall continue to be paid in accordance with prior practice prior to Closing, and may accrue at Closing, with some such payments occurring after the Closing Date), or any direct or indirect redemption, purchase or other acquisition by any of the AmHealth Entities of any of their shares of capital stock or partnership interests; (v) any material contract entered into by any of the AmHealth Entities, other than in the ordinary course of business and as provided to New STAT, or any material amendment or termination of, or default under, any material contract to which any of the AmHealth Entities is a party or by which any of them are bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of any of the AmHealth Corporations; (vii) any amendment or change to the Certificate of Partnership or Partnership Agreement of any of the AmHealth Partnerships; (viii) any increase in or modification of the compensation or benefits payable or to become payable by any of the AmHealth Entities to any of its officers, directors or employees; or (ix) any negotiation or agreement by any of the AmHealth Entities to do any of the things described in the preceding clauses (i) through
(viii) (other than negotiations with New STAT and its representatives regarding the transactions contemplated by this Agreement).

         3.7 ABSENCE OF UNDISCLOSED LIABILITIES. None of the AmHealth Entities have any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the AmHealth Entity Balance Sheets; (ii) those incurred in the ordinary course of business and not required to be set forth in the AmHealth Balance Sheets under GAAP; (iii) those incurred in the ordinary course of business since December 31, 1995 and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

                                       14

         3.8 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic or, to the knowledge of any of the AmHealth Entities, threatened against any of the AmHealth Entities or any of their respective properties or any of their respective officers, directors, or employees (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on any of the AmHealth Entities. There is no judgment, decree or order against any of the AmHealth Entities or, to the knowledge of any of the AmHealth Entities, any of their respective directors, officers, or employees (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on any of the AmHealth Entities. All litigation to which any of the AmHealth Entities is a party (or, to the knowledge of any of the AmHealth Entities, is threatened to become a party) is disclosed in SCHEDULE 3.8 attached hereto.

         3.9 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon any of the AmHealth Entities which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of any of the AmHealth Entities, any acquisition of property by any of the AmHealth Entities or the conduct of business by any of the AmHealth Entities as currently conducted.

         3.10 GOVERNMENTAL AUTHORIZATION. Each of the AmHealth Entities has obtained or will obtain the Authorizations, and all of such Authorizations are in full force and effect, except notification of the Texas Department of Health, which has been made, and except where the failure to obtain or have any such Authorizations could not reasonably be expected to have a Material Adverse Effect on any of the AmHealth Entities.

         3.11 TITLE AND CONDITION OF PROPERTY. Each of the AmHealth Entities has good and marketable title to all of its material properties, interests in properties and assets, real and personal, tangible, intangible and mixed reflected in the AmHealth Balance Sheets or acquired after the date of the AmHealth Balance Sheets (except properties, interests in properties and assets sold or otherwise disposed of since the date of the AmHealth Balance Sheets in the ordinary course of business which will not result in a Material Adverse Effect), or with respect to leased properties and assets, valid leasehold interests, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable; (ii) such imperfections of title, liens and easements as do not and will not materially detract from each of or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; and (iii) liens securing debt which is reflected on the AmHealth Balance Sheets. The property and equipment of each of the AmHealth Entities that is used in the operation of its business is in good operating condition and repair. All properties used in the operations of each of the AmHealth Entities are reflected in the AmHealth Balance Sheets to the extent GAAP require the same to be reflected. SCHEDULE
3.11 identifies each parcel of real property owned or leased by each of the AmHealth Entities.

         3.12 AMHEALTH INTELLECTUAL PROPERTY.

                  (a) Each of the AmHealth Entities owns, or is licensed or otherwise possesses legally enforceable rights to use AmHealth Intellectual Property, except to the extent that the failure to have such rights has not had and could not reasonably be expected to have a Material Adverse Effect on any of the AmHealth Entities.

                  (b) SCHEDULE 3.12(B) lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the AmHealth Intellectual Property, including the jurisdictions in which each such AmHealth Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed; (ii) all licenses, sublicenses and other agreements as to which each of the AmHealth Entities is a party and pursuant to which any person is authorized to use any AmHealth Intellectual Property; and (iii) all Third Party

                                       15

Intellectual Property Rights which are incorporated in, are, or form a part of any product that is material to the business of any of the AmHealth Entities.

                  (c) To the knowledge of any of the AmHealth Entities, there is no material unauthorized use, disclosure, infringement or misappropriation of any AmHealth Intellectual Property, any trade secret material to any of the AmHealth Entities, or any Third Party Intellectual Property Rights to the extent licensed by or through any of the AmHealth Entities, by any third party, including any employee or former employee of any of the AmHealth Entities. None of the AmHealth Entities has entered into any agreement to indemnify any other person against any charge of infringement of any AmHealth Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

                  (d) None of the AmHealth Entities is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the AmHealth Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on any of the AmHealth Entities.

                  (e) To the knowledge of each of the AmHealth Entities, all patents, registered trademarks, service marks and copyrights held by any of the AmHealth Entities are valid and subsisting. None of the AmHealth Entities (i) have been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) have knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement would have a Material Adverse Effect on any of the AmHealth Entities; and (iii) have not brought any action, suit or proceeding for infringement of AmHealth Intellectual Property or breach of any license or agreement involving AmHealth Intellectual Property against any third party.

                  (f) Each of the AmHealth Entities has secured valid written assignments from all consultants and employees who contributed to the creation or development of AmHealth Intellectual Property of the rights to such contributions that each of the AmHealth Entities does not already own by operation of law.

                  (g) Each of the AmHealth Entities has taken all necessary and appropriate steps to protect and preserve the AmHealth Confidential Information identified in SCHEDULE 3.12(G) hereto. All use, disclosure or appropriation of AmHealth Confidential Information by or to a third party has been pursuant to the terms of a written agreement between the owner of such AmHealth and such third party. All use, disclosure or appropriation of any Third Party Confidential Information has been pursuant to the terms of a written agreement between such AmHealth Entity and the owner of such Third Party Confidential Information and is otherwise lawful.

         3.13 ENVIRONMENTAL MATTERS. For the purposes of this Section 3.13 "knowledge" shall mean the personal knowledge of the officers and directors of the applicable party, gained during the ordinary course of business, and shall not include the requirement of specific inquiry into the matter at issue. Each of the AmHealth Entities represents and warrants to its knowledge without due enquiry as follows: (a) no methylene chloride or asbestos has been released from any of the Facilities in violation of Environmental and Safety Laws; (b) all Hazardous Materials and wastes which have been discarded have been disposed of in accordance with all Environmental and Safety Laws; (c) none of the AmHealth Entities has received written notice of any noncompliance with Environmental and Safety Laws of any of the Facilities or its past or present operations; (d) no notices, administrative actions or suits are pending or threatened relating to a violation by any AmHealth Entity of any Environmental and Safety Laws; (e) none of the AmHealth Entities has received written notice from a Governmental Entity that it is considered a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, (CERCLA), or state analog statute, as amended, arising out of events occurring prior to the Closing Date; (f) there are not any released Hazardous Materials migrating on or from the Facilities; (g) there are not any underground tanks or underground improvements (excluding utility or similar improvements) at, on or under the

                                       16

Property including, without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (h) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Facilities or any equipment (excluding electric transformers or related oil-containing equipment) on the Property containing PCBs at levels in excess of 50 parts per million; (i) there is no insulating material containing urea formaldehyde in the Facilities; (j) each of the AmHealth Entities' uses of and activities at the Facilities have at all times materially complied with all Environmental and Safety Laws; and (k) each of the AmHealth Entities has all the permits and licenses required to be issued and are in material compliance with the terms and conditions of those permits, if failure to have and comply with such permits and licenses would have a Material Adverse Effect.

         3.14 TAXES. Each of the AmHealth Entities, and any consolidated, combined, unitary or aggregate group for Tax purposes of which any of the AmHealth Entities are or has been a member, has timely filed all Tax Returns required to be filed, has paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. There is (i) no material claim for Taxes that is a recorded lien against the property of any of the AmHealth Entities or is being asserted against any of the AmHealth Entities other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of any of the AmHealth Entities being conducted by a Tax Authority; (iii) no extension of the statute of limitations on the assessment of any Taxes granted by any of the AmHealth Entities and currently in effect; and (iv) no agreement, contract or arrangement to which any of the AmHealth Entities is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. None of the AmHealth Entities has been and none will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Exchange. None of the AmHealth Entities is a party to any tax sharing or tax allocation agreement nor do any of the AmHealth Entities owe any amount under any such agreement. Each of the AmHealth Entities is in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government, and the consummation of the Exchange shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or order.

         3.15 EMPLOYEE BENEFIT PLANS.

                  (a) SCHEDULE 3.15(A) lists, with respect to each of the AmHealth Entities and any ERISA Affiliate thereof, all AmHealth Employee Plans.

                  (b) Each of the AmHealth Entities has furnished to New STAT a copy of each of the AmHealth Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each AmHealth Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any AmHealth Employee Plan intended to be qualified under
Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Each of the AmHealth Entities has also furnished New STAT with the most recent Internal Revenue Service determination letter issued with respect to each such AmHealth Employee Plan, and, to the knowledge of each AmHealth Entity, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any AmHealth Employee Plan subject to Code
Section 401(a).

                  (c) (i) None of the AmHealth Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in

                                       17

Section 406 of ERISA and Section 4975 of the Code, with respect to any AmHealth Employee Plan subject to Title I of ERISA, which could reasonably be expected to have a Material Adverse Effect; (iii) each AmHealth Entity Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and each of the AmHealth Entities or ERISA Affiliates have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the AmHealth Employee Plans; (iv) none of the AmHealth Entities or, to the knowledge of any AmHealth Entity, any ERISA Affiliate, is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the AmHealth Employee Plans; (v) all material contributions required to be made by any of the AmHealth Entities or ERISA Affiliates to any AmHealth Employee Plan have been made on or before their due dates and amounts required to be accrued for contributions to each AmHealth Employee Plan for the current plan years under GAAP have been accrued; (vi) with respect to each AmHealth Employee Plan subject to Title IV of ERISA, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no AmHealth Employee Plan is covered by, and none of the AmHealth Entities or ERISA Affiliates has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each AmHealth Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, each of the AmHealth Entities has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such AmHealth Employee Plan, which filings, if not filed, would give rise to a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of each of the AmHealth Entities is threatened, against or with respect to any such AmHealth Entity Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. None of the AmHealth Entities or controlled group member within the meaning of ERISA Section 4001 is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                  (d) With respect to each AmHealth Employee Plan, each of the AmHealth Entities has complied with COBRA and the applicable requirements of the Family Leave Act of 1993, as amended, and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

                  (e) The consummation of the transactions contemplated by this Agreement will not (a) entitle any current or former employee or other service provider of any of the AmHealth Entities or any ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement; or (b) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

                  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by any of the AmHealth Entities or other ERISA Affiliates within the last twelve months preceding the date of this Agreement relating to, or change in participation or coverage under, any AmHealth Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the AmHealth Financial Statements.

         3.16 CERTAIN AGREEMENTS AFFECTED BY THE EXCHANGE. Except as ser forth in SCHEDULE 3.16 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of any of the AmHealth Corporations or to any employee of any of the AmHealth Partnerships; (ii) materially increase any benefits otherwise payable by any of the AmHealth Entities; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                                       18

         3.17 EMPLOYEE MATTERS. To the knowledge of each of the AmHealth Entities, it is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against any of the AmHealth Entities under any workers compensation plan or policy or for long term disability. None of the AmHealth Entities has any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of any of the AmHealth Entities, threatened, between any of the AmHealth Entities or any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on any of the AmHealth Entities. None of the AmHealth Entities is a party to any collective bargaining agreement or other labor union contract nor do any of the AmHealth Entities know of any activities or proceedings of any labor union to organize any such employees.

         3.18 INTERESTED PARTY TRANSACTIONS. With the exception of those arrangements set forth in SCHEDULE 3.18 hereto, none of the AmHealth Entities is indebted to any director, officer, partner, employee or agent of any of the AmHealth Entities (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to any of the AmHealth Entities.

         3.19 INSURANCE. Each of the AmHealth Entities has currently effective policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the AmHealth Entities which policies of insurance or bonds were effective at all times in the past, except where failure to be effective could not result in a Material Adverse Effect. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and each of the AmHealth Entities is otherwise in compliance with the terms of such policies and bonds. None of the AmHealth Entities has knowledge of any threatened termination of, or material premium or fee increase with respect to, any of such policies or bonds.

         3.20 COMPLIANCE WITH LAWS. Each of the AmHealth Entities has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not have a Material Adverse Effect on any of the AmHealth Entities.

         3.21 MINUTE BOOKS. The minute books of each of the AmHealth Corporations made available to New STAT contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of each such AmHealth Corporation through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

         3.22 COMPLETE COPIES OF MATERIALS. The AmHealth Entities have delivered or made available true and complete copies of each document which has been requested by New STAT or its counsel in connection with New STAT's legal and accounting review of the AmHealth Entities.

         3.23 POOLING OF INTERESTS. None of the AmHealth Entities, to the knowledge of each such AmHealth Entity, any of their respective directors, officers, shareholders or general or limited partners, has taken any action which would interfere with New STAT's ability to account for the Exchange as a pooling of interests.

         3.24 BROKERS' AND FINDERS' FEES. None of the AmHealth Entities has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.25 VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the shares of capital stock of each of the AmHealth Corporations entitled to vote is the only vote of the holders of any of the AmHealth

                                       19

Corporations' respective capital stock necessary to approve this Agreement and the transactions contemplated hereby.

         3.26 BOARD APPROVAL. The Board of Directors of each of the AmHealth Corporations has (i) approved this Agreement and the Exchange; (ii) determined that the Exchange is in the best interests of the AmHealth Shareholders and is on terms that are fair to such AmHealth Shareholders; and (iii) recommended that the AmHealth Shareholders approve this Agreement and the Exchange.

         3.27 ACCOUNTS RECEIVABLE. Subject to any reserves set forth therein, the accounts receivable shown on the AmHealth Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts.

         3.28 CUSTOMERS AND SUPPLIERS. As of the date hereof, no customer which individually accounted for more than 10% of the gross revenues of any of the AmHealth Entities during the 12 month period preceding the date hereof, and no supplier of any of the AmHealth Entities, has canceled or otherwise terminated, or made any written threat to any of the AmHealth Entities to cancel or otherwise terminate its relationship with such AmHealth Entity, or has at any time on or after December 31, 1995 decreased materially its services or supplies to any of the AmHealth Entities in the case of any such supplier, or its usage of the services or products of any of the AmHealth Entities in the case of such customer, and to the knowledge of each of the AmHealth Entities, no such supplier or customer intends to cancel or otherwise terminate its relationship with the AmHealth Entities or to decrease materially its services or supplies to any such AmHealth Entity or its usage of the services or products of the AmHealth Entities, as the case may be. From and after the date hereof, no customer which individually accounted for more than 5% of the gross revenues of any of the AmHealth Entities during the 12 month period preceding the Closing Date, has canceled or otherwise terminated, or made any written threat to any of the AmHealth Entities to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with any of the AmHealth Entities, and to the knowledge of each of the AmHealth Entities, no such customer intends to cancel or otherwise terminate its relationship with any of the AmHealth Entities or to decrease materially its usage of the services or products of any of the AmHealth Entities. None of the AmHealth Entities has knowingly breached, so as to provide a benefit to any of the AmHealth Entities that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the AmHealth Entities.

         3.29 REPRESENTATIONS COMPLETE. None of the representations or warranties made by each of the AmHealth Entities herein or in any Schedule hereto, or certificates furnished by each of the AmHealth Entities pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF NEW STAT,
                          OLD STAT AND STAT ACQUISITION

         Except as disclosed in any schedule hereto, New STAT, Old STAT and STAT Acquisition jointly and severally represent and warrant to the AmHealth Entities as of the date of this Agreement as follows:

         4.1 ORGANIZATION, STANDING AND POWER.

                  (a) New STAT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. New STAT has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good

                                       20

standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on New STAT. New STAT has delivered to the AmHealth Entities a true and correct copy of its Articles of Incorporation and Bylaws or other charter documents, as applicable, each as amended to date. New STAT is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Except as disclosed in 4.1(a) hereof, New STAT does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  (b) Old STAT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Old STAT has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Old STAT. Old STAT has delivered to the AmHealth Entities a true and correct copy of its Articles of Incorporation and Bylaws or other charter documents, as applicable, each as amended to date. Old STAT is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Except as disclosed in the Old STAT SEC Documents, Old STAT does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  (c) STAT Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. STAT Acquisition has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on STAT Acquisition. STAT Acquisition has delivered to the AmHealth Entities a true and correct copy of its Articles of Incorporation and Bylaws or other charter documents, as applicable, each as amended to date. STAT Acquisition is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. STAT Acquisition does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         4.2      CAPITAL STRUCTURE.

                  (a) The authorized capital stock of New STAT consists of 40,000,000 shares of New STAT Common Stock, par value $.01 per share, of which there are no shares issued and outstanding as of the date of this Agreement. There are no other outstanding shares of capital stock or voting securities of New STAT. Other than this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which New STAT is a party or by which it is bound obligating New STAT to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of New STAT or obligating New STAT to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                  (b) The authorized capital stock of Old STAT consists of 10,000,000 shares of Old STAT Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share, of which there were issued and outstanding as of the close of business on March 14, 1996, 3,702,472 shares of Old STAT Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Old STAT other than shares of Old STAT Common Stock issued after October 17, 1995 upon the exercise of options issued under the STAT Stock Option Plan. As of the close of business on October 17, 1995, Old STAT has reserved 300,000 shares of Old STAT Common Stock for issuance to employees, directors and independent contractors pursuant to the STAT Stock Option Plan, of which no shares have been issued pursuant to option exercises, and 300,000 shares are subject to outstanding, unexercised options. Other than this Agreement and warrants representing the right to purchase 859,166 shares of Old STAT Common Stock, there are no other options,

                                       21

warrants, calls, rights, commitments or agreements of any character to which Old STAT is a party or by which it is bound obligating Old STAT to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Old STAT or obligating Old STAT to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                  (c) The authorized capital stock of STAT Acquisition consists of 1,000 shares of common stock, par value $.01 per share, of which there are no shares issued and outstanding as of the date of this Agreement. There are no other outstanding shares of capital stock or voting securities of STAT Acquisition. There are no options, warrants, calls, rights, commitments or agreements of any character to which STAT Acquisition is a party or by which it is bound obligating STAT Acquisition to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of STAT Acquisition or obligating STAT Acquisition to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

         4.3. AUTHORITY. Each of New STAT, Old STAT and STAT Acquisition has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of New STAT, Old STAT and STAT Acquisition, subject only to the approval of the Old STAT Stockholders as contemplated in Section 7.1(b). This Agreement has been duly executed and delivered by each of New STAT, Old STAT and STAT Acquisition and constitutes the valid and binding obligations of each of them. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Old STAT, as amended; or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Old STAT or its properties or assets, or to STAT P.A. or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Old STAT or STAT P.A. in connection with the execution and delivery of this Agreement by Old STAT or the consummation by Old STAT of the transactions contemplated hereby, except for (i) the filing of a Form 8-K with the SEC and NASD within 15 days after the Closing Date; (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Old STAT or STAT P.A. and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

         4.4 STAT SEC DOCUMENTS; FINANCIAL STATEMENTS. Old STAT has furnished to the AmHealth Entities a true and complete copy of the STAT SEC Documents. In addition, Old STAT has made available to the AmHealth Entities all exhibits to the STAT SEC Documents filed prior to the date hereof, and will promptly make available to the AmHealth Entities all exhibits to any additional STAT SEC Documents filed prior to the Closing Date. All documents required to be filed as exhibits to the STAT SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and Old STAT is not in default thereunder. As of their respective filing dates, the STAT SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the STAT SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed STAT SEC Document. The STAT Financial Statements were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-QSBs, as permitted by Form

                                       22

10-QSB of the SEC). The STAT Financial Statements fairly present the consolidated financial condition and operating results of Old STAT at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Old STAT accounting policies except as described in the notes to the STAT Financial Statements.

         4.5 ABSENCE OF CERTAIN CHANGES. Since December 31, 1995 (the "STAT BALANCE SHEET DATE"),Old STAT has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Old STAT; (ii) any acquisition, sale or transfer of any material asset of Old STAT other than in the ordinary course of business and consistent with past practice;
(iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Old STAT or any revaluation by Old STAT of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Old STAT, or any direct or indirect redemption, purchase or other acquisition by Old STAT of any of its shares of capital stock; (v) any material contract entered into by Old STAT, other than in the ordinary course of business and as provided to the AmHealth Entities, or any material amendment or termination of, or default under, any material contract to which Old STAT is a party or by which it is bound; (vi) any amendment or change to Old STAT's Articles of Incorporation or Bylaws; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Old STAT to any of its officers, directors or employees, (viii) any negotiation or agreement by Old STAT to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with the AmHealth Entities and their representatives regarding the transactions contemplated by this Agreement), or (ix) other than such changes precipitated by the master agreement with Columbia/HCA Corporation, any change in the underlying contracts of STAT P.A. such as could give rise to a Material Adverse Effect upon Old STAT.

         4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Old STAT has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in Old STAT's Quarterly Report on Form 10-QSB for the period ended December 31, 1995 (the "STAT BALANCE SHEET"); (ii) those incurred in the ordinary course of business and not required to be set forth in the STAT Balance Sheet under GAAP; and (iii) those incurred in the ordinary course of business since the STAT Balance Sheet Date and consistent with past practice set forth in SCHEDULE 4.6 hereto.

         4.7 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Old STAT, threatened against Old STAT or any of its properties or any of its directors, officers or employees (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Old STAT. There is no judgment, decree or order against Old STAT or, to the knowledge of Old STAT, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Old STAT. All litigation to which Old STAT or STAT, P.A. is a party (or, to the knowledge of Old STAT, is threatened to become a party) is disclosed on SCHEDULE 4.7 attached hereto.

         4.8 GOVERNMENTAL AUTHORIZATION. Old STAT has obtained the STAT Authorizations and all of such STAT Authorizations are in full force and effect, except where the failure to obtain or have any of such STAT Authorizations could not reasonably be expected to have a Material Adverse Effect on Old STAT.

         4.9 COMPLIANCE WITH LAWS. Old STAT has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Old STAT.

                                       23

         4.10 COMPLETE COPIES OF MATERIALS. Old STAT has delivered or made available true and complete copies of each document which has been requested by the AmHealth Entities or their counsel in connection with their legal and accounting review of Old STAT, with the exception of the Physician Agreements to be provided on or before the Closing Date pursuant to Subsection 7.2(j) hereof.

         4.11 POOLING OF INTERESTS. Neither Old STAT nor, to the knowledge of Old STAT, any of its directors, officers or shareholders has taken any action which would interfere with New STAT's ability to account for the Exchange as a pooling of interests.

         4.12 BROKER'S AND FINDERS' FEES. Other than fees paid to Southcoast Capital Corporation and Network One Financial Securities, Inc., Old STAT has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         4.13 VOTE REQUIRED. The affirmative vote of a majority of the shares of capital stock of Old STAT entitled to vote is the only vote of the holders of capital stock of Old STAT necessary to approve this Agreement and the transactions contemplated hereby

         4.14 BOARD APPROVAL. The Board of Directors of Old STAT has (i) approved this Agreement and the Exchange; (ii) determined that the Exchange is in the best interests of the Old STAT Stockholders and is on terms that are fair to the stockholders; and (iii) recommended that the Old STAT Stockholders approve the Agreement and the Exchange.

         4.15 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Old STAT which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Old STAT, any acquisition of property by Old STAT or the conduct of business by Old STAT as currently conducted.

         4.16 TITLE TO PROPERTY. Old STAT has good and marketable title to all of its material properties, interests in properties and assets, real and personal, reflected in the STAT Balance Sheets or acquired after the STAT Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the STAT Balance Sheet Date in the ordinary course of business which will not results in a Material Adverse Effect), or with respect to leased properties and assets, valid leasehold interests, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from each of or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the STAT Balance Sheets. The property and equipment of Old STAT that is used in the operation of its business is in good operating condition and repair. All properties used in the operations of Old STAT are reflected in the STAT Balance Sheets to the extent GAAP require the same to be reflected.
SCHEDULE 4.16 identifies each parcel of real property owned or leased by Old
STAT.

         4.17 ENVIRONMENTAL MATTERS. For the purposes of this Section 4.17, "knowledge" shall mean the personal knowledge of the executive officers and directors of the applicable party, gained during the ordinary course of business, and shall not include the requirement of specific inquiry into the matter at issue. Old STAT represents and warrants to its knowledge without due enquiry as follows: (a) no methylene chloride or asbestos has been released from any of the Facilities in violation of Environmental and Safety Laws; (b) all Hazardous Materials and wastes which have been discarded have been disposed of in accordance with all Environmental and Safety Laws; (c) Old STAT has not received written notice of any noncompliance of any of the Facilities or its past or present operations with Environmental and Safety Laws; (d) no notices, administrative actions or suits are pending or threatened relating to a violation by Old STAT of any Environmental and Safety Laws; (e) Old STAT has not received written notice from a Governmental Entity that it is considered a potentially responsible party under the federal Comprehensive

                                       24

Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (f) there are not any released Hazardous Materials migrating on or from the Facilities;
(g) there are not any underground tanks or underground improvements (excluding utility or similar improvements) at, on or under the Property including, without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (h) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Facilities or any equipment (excluding electric transformers or related oil-containing equipment) on the Property containing PCBs at levels in excess of 50 parts per million; (i) there is no insulating material containing urea formaldehyde in the Facilities; (j) Old STAT's uses of and activities at the Facilities have at all times materially complied with all Environmental and Safety Laws; and (k) Old STAT has all the permits and licenses required to be issued and is in material compliance with the terms and conditions of those permits, if failure to have and comply with such permits and licenses would have a Material Adverse Effect.

         4.18     OLD STAT INTELLECTUAL PROPERTY.

                  (a) Old STAT owns, or is licensed or otherwise possesses legally enforceable rights to use the STAT Intellectual Property, except to the extent that the failure to have such rights has not had and could not reasonably be expected to have a Material Adverse Effect on Old STAT.

                  (b) SCHEDULE 4.18(B) lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the STAT Intellectual Property, including the jurisdictions in which each such STAT Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Old STAT is a party and pursuant to which any person is authorized to use any STAT Intellectual Property, and (iii) all Third Party Intellectual Property Rights which are incorporated in, are, or form a part of any product that is material to the business of Old STAT.

                  (c) To the knowledge of Old STAT, there is no material unauthorized use, disclosure, infringement or misappropriation of any STAT Intellectual Property, any trade secret material to Old STAT, or any Third Party Intellectual Property Right to the extent licensed by or through Old STAT, by any third party, including any employee or former employee of Old STAT. Old STAT has not entered into any agreement to indemnify any other person against any charge of infringement of any STAT Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

                  (d) Old STAT is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the STAT Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on Old STAT.

                  (e) To the knowledge of Old STAT, all patents, registered trademarks, service marks and copyrights held by Old STAT are valid and subsisting. Old STAT: (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) does not have knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement would have a Material Adverse Effect on Old STAT; and (iii) has not brought any action, suit or proceeding for infringement of STAT Intellectual Property or breach of any license or agreement involving STAT Intellectual Property against any third party.

                                       25

                  (f) Old STAT has secured valid written assignments from all consultants and employees who contributed to the creation or development of STAT Intellectual Property of the rights to such contributions that Old STAT does not already own by operation of law.

                  (g) Old STAT has taken all necessary and appropriate steps to protect and preserve the STAT Confidential Information. All use, disclosure or appropriation of STAT Confidential Information identified in SCHEDULE 4.18(G) hereto owned by Old STAT by or to a third party has been pursuant to the terms of a written agreement between Old STAT and such third party. All use, disclosure or appropriation of any Third Party Confidential Information has been pursuant to the terms of a written agreement between Old STAT and the owner of such Third Party Confidential Information, or is otherwise lawful.

         4.19 TAXES. Old STAT, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Old STAT is or has been a member, has timely filed all Tax Returns required to be filed, has paid all Taxes shown thereon to be due and have provided adequate accruals in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. There is (i) no material claim for Taxes that is a recorded lien against the property of Old STAT or is being asserted against Old STAT other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Old STAT being conducted by a Tax Authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Old STAT and currently in effect, and (iv) no agreement, contract or arrangement to which Old STAT is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Old STAT has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Exchange. Old STAT is not a party to any tax sharing or tax allocation agreement nor does Old STAT owe any amount under any such agreement. Old STAT is in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Exchange shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or order.

         4.20     EMPLOYEE BENEFIT PLANS.

                  (a) SCHEDULE 4.20(A) lists, with respect to Old STAT and any ERISA Affiliate of Old STAT, all STAT Employee Plans.

                  (b) Old STAT has furnished to the AmHealth Entities a copy of each of the STAT Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each STAT Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any STAT Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Old STAT has also furnished to the AmHealth Entities the most recent Internal Revenue Service determination letter issued with respect to each such STAT Employee Plan, and, to the knowledge of Old STAT, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any STAT Employee Plan subject to Code Section 401(a).

                                       26

                  (c) (i) None of the STAT Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any STAT Employee Plan subject to Title I of ERISA, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each STAT Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and each of Old STAT or its ERISA Affiliates have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the STAT Employee Plans; (iv) neither Old STAT nor, to the knowledge of Old STAT, any ERISA Affiliate, is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the STAT Employee Plans; (v) all material contributions required to be made by Old STAT or any ERISA Affiliates to any STAT Employee Plan have been made on or before their due dates and amounts required to be accrued for contributions to each STAT Employee Plan for the current plan years under GAAP have been accrued; (vi) with respect to each STAT Employee Plan subject to Title IV of ERISA, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no STAT Employee Plan is covered by, and neither Old STAT nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each STAT Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Old STAT has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such STAT Employee Plan, which filings, if not filed, would give rise to a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Old STAT, is threatened, against or with respect to any such STAT Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Old STAT nor a controlled group member within the meaning of ERISA Section 4001 is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                  (d) With respect to each STAT Employee Plan, Old STAT has complied with (i) COBRA and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

                  (e) The consummation of the transactions contemplated by this Agreement will not (a) entitle any current or former employee or other service provider of Old STAT or any ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (b) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

                  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Old STAT or other ERISA Affiliates within the last twelve months preceding the date of this Agreement relating to, or change in participation or coverage under, any STAT Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in financial statements.

         4.21 CERTAIN AGREEMENTS AFFECTED BY THE EXCHANGE. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Old STAT; (ii) materially increase any benefits otherwise payable by Old STAT; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                                       27

         4.22 EMPLOYEE MATTERS. To the knowledge of Old STAT, it is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against Old STAT under any workers compensation plan or policy or for long term disability. Old STAT has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of Old STAT, threatened, between Old STAT or any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Old STAT. Old STAT is not a party to any collective bargaining agreement or other labor union contract nor does Old STAT know of any activities or proceedings of any labor union to organize any such employees.

         4.23 INDEPENDENT CONTRACTORS. There are no controversies pending or threatened between Old STAT and any of its independent contractor physicians or between STAT, P.A. and any of its independent contractor physicians, which controversies have or could reasonably be expected to have a Material Adverse Effect on Old STAT.

         4.24 INTERESTED PARTY TRANSACTIONS. With the exception of those arrangements set forth in SCHEDULE 4.24 hereof, Old STAT is not indebted to any director, officer, employee or agent of Old STAT (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Old STAT.

         4.25 INSURANCE. Old STAT has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Old STAT. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Old STAT is otherwise in compliance with the terms of such policies and bonds. Old STAT has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         4.26 COMPLIANCE WITH LAWS. Old STAT has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Old STAT.

         4.27 MINUTE BOOKS. The Old STAT minute books made available to the AmHealth Entities contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Old STAT through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

         4.28 ACCOUNTS RECEIVABLE. Subject to any reserves set forth in the STAT Financial Statements, the accounts receivable shown on the STAT Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts.

         4.29 CUSTOMERS AND SUPPLIERS. As of the date hereof except for items disclosed on SCHEDULE 4.29, no customer which individually accounted for more than 10% of the gross revenues of Old STAT or STAT P.A. during the 12 month period preceding the date hereof, and no supplier of Old STAT or STAT P.A., has canceled or otherwise terminated, or made any written threat to Old STAT or to STAT P.A. to cancel or otherwise terminate its relationship with Old STAT or STAT P.A., or has at any time on or after December 31, 1995 decreased materially its services or supplies to Old STAT or STAT P.A. in the case of any such supplier, or its usage of the services or products of Old STAT or STAT P.A. in the case of such customer, and to the knowledge

                                       28

of Old STAT, no such supplier or customer intends to cancel or otherwise terminate its relationship with Old STAT or with STAT P.A. or to decrease materially its services or supplies to Old STAT or to STAT P.A. or its usage of the services or products of Old STAT or STAT P.A., as the case may be. From and after the date hereof, no customer which individually accounted for more than 5% of the gross revenues of either of Old STAT or STAT P.A. during the 12 month period preceding the Closing Date, has canceled or otherwise terminated, or made any written threat to Old STAT or to STAT P.A. to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with Old STAT or with STAT P.A., and to the knowledge of Old STAT, no such customer intends to cancel or otherwise terminate its relationship with Old STAT or with STAT P.A. or to decrease materially its usage of the services or products of either of Old STAT or STAT P.A. To the knowledge of Old STAT, neither Old STAT nor STAT P.A. has breached, so as to provide a benefit to Old STAT or STAT P.A. that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Old STAT or STAT P.A.

         4.30 PHYSICIANS AGREEMENTS. STAT P.A. has entered into or will enter into fully executed, valid, written independent contractor agreements which are in compliance with all applicable federal and state laws, rules, and regulations with the physicians identified on Schedule 7.2(j) hereto (the "PHYSICIAN AGREEMENTS").

         4.31 REPRESENTATIONS COMPLETE. None of the representations or warranties made by New STAT, Old STAT or STAT Acquisition herein or in any Schedule hereto, or any certificate furnished by New STAT, Old STAT or STAT Acquisition pursuant to this Agreement, or the STAT SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                    ARTICLE V

                        CONDUCT PRIOR TO THE CLOSING DATE

         5.1 CONDUCT OF BUSINESS OF THE PARTIES. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each of the parties hereto agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact present business organizations, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing Date. Each of the parties hereto agrees to promptly notify the other of any event or occurrence not in the ordinary course of its business, and of any event which could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, none of the parties shall do, cause or permit any of the following, without the prior written consent of the other:

                  (a) CHARTER DOCUMENTS. Cause or permit any amendments to its Articles or Certificate of Incorporation or Bylaws or Certificate of Limited Partnership or Limited Partnership Agreements, as applicable;

                  (b) DIVIDENDS; CHANGES IN CAPITAL STOCK OR PARTNERSHIP INTERESTS. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or partnership interests, as applicable (except such dividends, distributions and bonuses as have been customarily paid which shall continue to be paid in accordance with prior practice prior to Closing, and may accrue at Closing, with some such payments occurring after the Closing Date), or split, combine or reclassify any

                                       29

of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or partnership interests, as applicable, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or partnership interests, except from former employees, directors, and consultants in accordance with agreements providing for the repurchase of shares or partnership interests in connection with any termination of service to it;

                  (c) STOCK OPTION PLANS, ETC. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                  (d) POOLING. Take any action which would interfere with New STAT's ability to account for the Exchange as a pooling of interests;

                  (e) MATERIAL CONTRACTS. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

                  (f) ISSUANCE OF SECURITIES OR PARTNERSHIP INTERESTS. (i) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or partnership interests or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or partnership interests or other convertible securities, other than the issuance of shares of its capital stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement; provided, however, that Old STAT may, in the ordinary course of business consistent with past practice, grant options for the purchase of Old STAT Common Stock under its existing stock option plans not to exceed an aggregate of 300,000 shares; or (ii) In the case each of the AmHealth Partnerships, admit new AmHealth Partners, except with respect to the assignment of an AmHealth Partnership Unit;

                  (g) INTELLECTUAL PROPERTY. Transfer to any person or entity any rights to the AmHealth Intellectual Property or STAT Intellectual Property, as applicable, other than in the ordinary course of business consistent with past practice;

                  (h) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                  (i) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

                  (j) INDEBTEDNESS. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                  (k) LEASES. Enter into any operating lease in excess of $10,000;

                  (l) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the AmHealth Financial Statements or STAT Financial Statements, as applicable;

                                       30

                  (m) CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                  (n) INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

                  (o) TERMINATION OR WAIVER. Terminate or waive any right of substantial value, other than in the ordinary course of business;

                  (p) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides to the other party hereto advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

                  (q) SEVERANCE ARRANGEMENTS. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

                  (r) LAWSUITS. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party hereto prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                  (s) ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

                  (t) TAXES. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (u) NOTICES. Each party shall give all notices and other information required to be given to its employees, any collective bargaining unit representing any group of its employees, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement;

                  (v) REVALUATION. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                  (w) OTHER. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (v) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                  5.2 NO SOLICITATION. Until the Closing Date or termination, each of the parties hereto agrees that it will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal, or (ii)

                                       31

engage in negotiations with, or disclose any nonpublic information relating to it to, or afford access to its properties, books or records to, any person that has advised it that it may be considering making, or that has made, a Takeover Proposal.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 PREPARATION OF INFORMATION STATEMENT. As soon as practicable after the execution of this Agreement, New STAT shall prepare and distribute to the Old STAT Stockholders and to the AmHealth Shareholders and AmHealth Partners, with the cooperation of the AmHealth Entities, an Information Statement (the "INFORMATION STATEMENT") for the approval of this Agreement and the transactions contemplated hereby by the AmHealth Shareholders, the AmHealth Partners and the Old STAT Stockholders. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of New STAT Common Stock to be received by the AmHealth Shareholders, AmHealth Partners and Old STAT Stockholders in the Exchange. New STAT, Old STAT and each of the AmHealth Entities shall use its best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Old STAT and the AmHealth Entities agrees to provide promptly such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Each of the AmHealth Entities and Old STAT will promptly advise the other in writing if at any time prior to the Closing Date it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Boards of Directors of New STAT, Old STAT, the AmHealth Corporations and of the General Partners of the AmHealth Partnerships that the Exchange and this Agreement be approved and the conclusion of such Boards of Directors that the terms and conditions of the Exchange are fair and reasonable to the AmHealth Shareholders, the AmHealth Partners and the Old STAT Stockholders. Anything to the contrary contained herein notwithstanding, New STAT shall not include in the Information Statement any information with respect to any AmHealth Entity, the form and content of which information shall not have been approved by such AmHealth Entity prior to such inclusion.

         As soon as practicable after the execution of this Agreement, New STAT shall prepare and file with the SEC, and cause to become effective, a registration statement on Form S-4 under the Securities Act (the "REGISTRATION STATEMENT") (such Registration Statement to include the Information Statement referred to above) pertaining to the shares of New STAT Common Stock to be issued pursuant to this Agreement to the AmHealth Shareholders, the AmHealth Partners and the Old STAT Stockholders, and shall take such actions reasonably required to be taken under any applicable state securities laws in connection with the issuance of such New STAT Common Stock.

         New STAT agrees that the Information Statement, at the time the Information Statement is first mailed to the AmHealth Partners, AmHealth Shareholders and Old STAT Stockholders, at the Closing Date and at the time the Registration Statement is declared effective, will comply as to form in all material respects with the requirements of the Securities Act of 1933 and the rules and regulations thereunder and the Securities Exchange Act of 1934 and the rules and regulations thereunder, and that the Information Statement and Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. New STAT will advise the AmHealth Entities promptly in writing if, prior to the Closing Date, it shall obtain knowledge of any facts that would make it necessary to amend or supplement the Information Statement or Registration Statement in order to make the statements therein not misleading to comply with applicable law.

                                       32

         6.2 APPROVAL OF THE TRANSACTION. Each of the parties shall promptly after the date hereof take all action necessary in accordance with applicable law and its organizational documents to obtain the necessary shareholder and/or partner approvals required to consummate the transactions contemplated herein.

         6.3      ACCESS TO INFORMATION.

                  (a) The AmHealth Entities shall afford New STAT and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing Date to (i) all of the properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of each of the AmHealth Entities as New STAT may reasonably request. Each of the AmHealth Entities agrees to provide to New STAT and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Old STAT shall afford the accountants, counsel and other representatives of the AmHealth Entities reasonable access during normal business hours during the period prior to the Closing Date to (i) all of Old STAT's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Old STAT as the AmHealth Entities may reasonably request. Old STAT agrees to provide to each of the AmHealth Entities and their accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                  (b) Subject to compliance with applicable law, from the date hereof until the Closing Date, each of New STAT, Old STAT and the AmHealth Entities shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                  (c) No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Exchange.

         6.4 CONFIDENTIALITY. The parties acknowledge that Old STAT and each of the AmHealth Entities have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

         6.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, the parties shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither party shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

         6.6 CONSENTS; COOPERATION. New STAT, Old STAT, STAT Acquisition and each of the AmHealth Entities shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Exchange, and shall use its best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Exchange for the assignment thereof or otherwise.

         6.7 POOLING OF INTERESTS ACCOUNTING. Each party shall use its best efforts to cause the business combination to be effected by the Exchange to be accounted for as a pooling of interests. Each party shall use its best efforts to cause its Affiliates not to take any action that would adversely affect the ability of New STAT to account for the business combination to be effected by the Exchange as a pooling of interest.

                                       33

         6.8 LEGAL REQUIREMENTS. Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

         6.9 BLUE SKY LAWS. New STAT shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of New STAT Common Stock, including that issued in connection with the Exchange. Each of Old STAT and each of the AmHealth Entities shall use its best efforts to assist New STAT as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of New STAT Common Stock in connection with the Exchange.

         6.10 LOCKUP AGREEMENTS. Each of the AmHealth Entities will use their best efforts to cause the AmHealth Entities, AmHealth Shareholders and AmHealth Partners listed in Schedule 6.10 hereof to execute and deliver to New STAT a Lockup Agreement substantially in the form attached hereto as EXHIBIT A (the "LOCKUP AGREEMENT") which imposes certain restrictions regarding the resale of New STAT Common Stock received in the Exchange.

         6.11 STAT, P.A. STOCK RESTRICTION AGREEMENT. Old STAT will use its best efforts to cause South Texas Acute Trauma Physicians, P.A. ("STAT, P.A.") or any successor entity and Victor M. Miranda, M.D. and William H. Rice, M.D. to execute and deliver to Old STAT a Lockup Agreement with respect to shares of Common Stock owned or acquired in the future.

         6.12 POOLING OF INTERESTS LETTERS. KPMG Peat Marwick L.L.P., independent auditors to the parties, shall have delivered to the parties an opinion, dated prior to the filing of the Registration Statement, to the effect that the Exchange qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to the parties and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

         6.13 BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VII

                           CONDITIONS TO THE EXCHANGE

         7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE EXCHANGE. The respective obligations of each party hereto to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                  (a) SHAREHOLDER APPROVAL. This Agreement and the Exchange shall have been approved and adopted by the holders of 66 2/3% of the shares of common stock eligible to vote of each AmHealth Corporation.

                                       34

                  (b) OLD STAT STOCKHOLDER APPROVAL. This Agreement and the Exchange shall have been approved and adopted by the holders of a majority of the Old STAT Common Stock issued and outstanding as of the Closing Date.

                  (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, which makes the consummation of the Exchange illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                  (d) GOVERNMENTAL APPROVAL. New STAT, Old STAT and each of the AmHealth Entities shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Exchange and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state blue sky laws.

                  (e) INFUSION THERAPY. The AmHealth Entities shall have ceased operations of the infusion therapy business.

                  (f) TAX OPINION. The parties shall have received the written opinion of KPMG Peat Marwick, L.L.P., in form and substance reasonably satisfactory to them, and dated on or about the date of and referred to in the Information Statement as first mailed to the AmHealth Shareholders, the AmHealth Partners and Old STAT Stockholders to the effect that the Exchange will constitute tax-free transactions within the meaning of Section 368(a) and
Section 351, as applicable, of the Code, and such opinions shall not have been withdrawn. In rendering such opinion, KPMG Peat Marwick, L.L.P. shall be entitled to rely upon, among other things, reasonable assumptions and representations of New STAT, Old STAT, the AmHealth Entities, the AmHealth Shareholders and the AmHealth Partners.

                  (g) POOLING OF INTEREST OPINION. The parties hereto shall have received the opinion of KPMG Peat Marwick, L.L.P. as provided in Section 6.12 hereof.

                  (h) NEW STAT BOARD OF DIRECTORS AND OFFICERS. Immediately upon consummation of the Exchange, the New STAT Board of Directors shall consist of William H. Rice, M.D., Victor M. Miranda, M.D., Russell D. Schneider, Ruben A. Perez, two members selected by the AmHealth Entities and one selected by the mutual consent of the parties. The total number of members of the New STAT Board of Directors shall be limited by the bylaws of New STAT to seven. In addition, William H. Rice, M.D., Victor M. Miranda, M.D., Mr. Ned E. Chapman, Mr. Ruben Perez, Mr. Russell Schneider, Mr. Daniel Perez and Mr. David Perez shall be named as officers of New STAT.

                  (i) ADDITIONAL TAX REPRESENTATIONS. New STAT, each of the AmHealth Corporations and each of the AmHealth Partnerships will have executed mutually acceptable representation letters, the intent of which is to ensure the tax-free nature of the transactions contemplated hereby.

         7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE AMHEALTH ENTITIES. The obligations of the AmHealth Entities to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the AmHealth Entities:

                                       35

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of New STAT, Old STAT and STAT Acquisition in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time; and (ii) New STAT, Old STAT and STAT Acquisition shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

                  (b) CERTIFICATE OF NEW STAT, OLD STAT AND STAT ACQUISITION. The AmHealth Entities shall have been provided with a certificate executed on behalf of each of New STAT, Old STAT and STAT Acquisition by their respective Presidents and Chief Financial Officers to the effect that, as of the Closing
Date:

                           (i) all representations and warranties made by New
STAT, Old STAT and STAT Acquisition under this Agreement are true and complete in all material respects; and

                           (ii) all covenants, obligations and conditions of
this Agreement to be performed by New STAT, Old STAT and STAT Acquisition on or before such date have been so performed in all material respects.

                  (c) LEGAL OPINION. The AmHealth Entities shall have received an acceptable legal opinion from Brobeck, Phleger & Harrison, LLP, legal counsel for New STAT, Old STAT and STAT Acquisition.

                  (d) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of New STAT and Old STAT, taken as a whole.

                  (e) COMMON STOCK. New STAT shall, at the Closing Date, have the New STAT Common Stock to be issued hereunder qualified for trading on NASDAQ and shall remain a reporting company under the Exchange Act.

                  (f) THIRD PARTY CONSENTS. The AmHealth Entities shall have been furnished with evidence satisfactory to them of the consent or approval of those persons whose consent or approval shall be required in connection with the Exchange under any material contract of New STAT, Old STAT or of STAT P.A. Additionally, New STAT, Old STAT and STAT P.A. shall use their best efforts to have remedied any deficiencies in any contract or contracts of New STAT, Old STAT or STAT P.A. as may have been identified by the AmHealth Entities which deficiencies, taken as a whole, might give rise to a Material Adverse Effect to New STAT, Old STAT or STAT P.A.

                  (g) INJUNCTIONS OR RESTRAINTS ON EXCHANGE AND CONDUCT OF BUSINESS. No proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Exchange shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting New STAT's conduct or operation of the business of the AmHealth Entities and Old STAT following the Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                  (h) ASSUMPTION OF CERTAIN OBLIGATIONS. New STAT will assume responsibility for the leases listed in Schedule 3.11 hereof.

                                       36

                  (i) LOCKUP AGREEMENT. The AmHealth Entities shall have received from Victor M. Miranda, M.D. and William H. Rice, M.D. (on behalf of STAT, P.A.), Mr. Ned. E. Chapman and Kay Raley an executed Lockup Agreement.

                  (j) PHYSICIAN AGREEMENTS. New STAT shall have provided to the AmHealth Entities, on or before the Closing Date, true and complete copies of the fully executed, valid, written independent contractor or employment agreements ("PHYSICIAN AGREEMENTS"), which are in compliance with all applicable federal and state laws, rules and regulations, between STAT P.A. and each of the physicians listed in Schedule 7.2(j) hereto.

                  (k) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. Ruben A. Perez and Russell D. Schneider shall have been offered employment by New STAT pursuant to the terms of an employment agreement substantially in the form attached hereto as EXHIBITS C AND D, as applicable.

                  (l) AGREEMENTS WITH WILLIAM H. RICE M.D., AND VICTOR M. MIRANDA, M.D.. New STAT shall have entered into employment agreements substantially in the form of EXHIBITS E AND F hereto with William H. Rice , M.D. and Victor M. Miranda, M.D., respectively, specifying the duties and responsibilities of each of them under such employment agreements. Additionally, Victor M. Miranda, M.D. and William H. Rice, M.D. shall have executed a Succession Agreement in substantially the form attached hereto as EXHIBIT G, replacing each of their Cross-Purchase Agreements, which shall be terminated. In addition, STAT P.A. shall have entered into an agreement with William H. Rice, M.D. and Victor M. Miranda, M.D. pursuant to which each will perform any medical services to be provided by them on behalf of STAT P.A.

         7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF NEW STAT, OLD STAT AND STAT ACQUISITION. The obligations of New STAT, Old STAT and STAT Acquisition to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by New STAT:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of each of the AmHealth Entities in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time; and (ii) each of the AmHealth Entities shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

                  (b) CERTIFICATE OF THE AMHEALTH ENTITIES. New STAT shall have been provided with certificates executed on behalf of each of the AmHealth Corporations by its respective President and Chief Financial Officer and on behalf of each of the AmHealth Partnerships by its respective general partner to the effect that, as of the Closing Date:

                           (i) all representations and warranties made by each
of the AmHealth Entities under this Agreement are true and complete in all material respects; and

                           (ii) all covenants, obligations and conditions of
this Agreement to be performed by each of the AmHealth Entities on or before such date have been so performed in all material respects.

                  (c) THIRD PARTY CONSENTS. New STAT shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Exchange under any material contract of any of the AmHealth Entities or otherwise.

                                       37

                  (d) INJUNCTIONS OR RESTRAINTS ON EXCHANGE AND CONDUCT OF BUSINESS. No proceeding brought by any administrative agency or commission of other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Exchange shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting New STAT's conduct or operation of the business of the AmHealth Entities or Old STAT, following the Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                  (e) LEGAL OPINION. New STAT shall have received an acceptable opinion from Jenkens and Gilchrist, legal counsel for the AmHealth Entities.

                  (f) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of any of the AmHealth Entities, viewed for the purposes of this Section 7.3(f) as a single entity, other than any change that shall result from general economic conditions.

                  (g) AFFILIATE AND SHAREHOLDER AGREEMENTS. New STAT shall have received from each of the Affiliates of the AmHealth Entities an executed Affiliate and Shareholder Agreement in substantially the form attached hereto as EXHIBIT B.

                  (h) LOCKUP AGREEMENTS. New STAT shall have received from all holders of 100% of the general partnerships interests and the holders of such percentage of the limited partnership interests as elect to participate in the Exchange of each of the AmHealth Partnerships, and from all holders of at least ninety percent (90%) of the AmHealth Common Stock outstanding immediately prior to the Closing Date, a duly executed and delivered Lockup Agreement.

                  (i) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. Ruben A. Perez, Russell D. Schneider and Daniel A. Perez shall have accepted employment with New STAT and shall have entered into an Employment and Non-Competition Agreement substantially in the form attached hereto as EXHIBITS C, D AND H, as applicable. The existing employment agreement with Daniel A. Perez shall have been amended to reflect a two year non-competition term.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 TERMINATION. At any time prior to the Closing Date, whether before or after required shareholder and partner approval of the matters presented in connection with the Exchange, this Agreement may be terminated:

                  (a)      by mutual consent of the parties;

                  (b) by any party, if, without fault of the terminating party, the Closing shall not have occurred on or before May 27, 1996 (or such later date as may be agreed upon in writing by the parties hereto);

                  (c) by New STAT, if (i) any of the AmHealth Entities shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten business days of receipt by such AmHealth Entity of written notice of such breach; (ii) the Board of Directors of any of the AmHealth Corporations and the general partners of any of the AmHealth Partnerships shall have withdrawn or modified their recommendation of this Agreement or the Exchange in a manner adverse to New STAT or shall

                                       38

have resolved to do any of the foregoing; or (iii) if for any reason any AmHealth Entity fails to obtain the necessary AmHealth Shareholder and AmHealth Partner approvals by May 27, 1996.

                  (d) by the AmHealth Entities, if (i) either New STAT or Old STAT shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten business days of receipt by New STAT or Old STAT, as applicable, of written notice of such breach; (ii) the Board of Directors of New STAT or Old STAT shall have withdrawn or modified its recommendation of this Agreement or the Exchange in a manner adverse to the AmHealth Entities or shall have resolved to do any of the foregoing; or (iii) for any reason Old STAT fails to obtain the necessary shareholder approvals by May 27, 1996.

                  (e)      by any party  if a Trigger Event shall have occurred.

                  (f) by any party if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and nonappealable;

                  (g) by the AmHealth Entities, in the event (i) of the acquisition, by any person or group of persons (other than persons or groups of persons who (A) acquired shares of Old STAT Common Stock pursuant to any merger of Old STAT in which Old STAT was the surviving corporation or any acquisition by Old STAT of all or substantially all of the capital stock or assets of another person or (B) disclose their beneficial ownership of shares of Old STAT Common Stock on Schedule 13G under the Exchange Act), of beneficial ownership of 25% or more of the outstanding shares of Old STAT Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder); or (ii) the Board of Directors of Old STAT accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Old STAT Common Stock or of Old STAT's consolidated assets.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of New STAT, Old STAT, STAT Acquisition, the AmHealth Entities or their respective officers, directors, shareholders, affiliates or general or limited partners, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 6.4 (Confidentiality), Section 8.3 (Expenses and Termination Fees) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

         8.3      EXPENSES AND TERMINATION FEES.

                  (a) Subject to subsections (b) and (c) of this Section 8.3, whether or not the Exchange is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

                  (b) In the event that a party shall terminate this Agreement pursuant to Section 8.1(c), (d) or (f), or in the event that the AmHealth Entities terminate this Agreement pursuant to Section 8.1(e), then the non-terminating party shall reimburse the other party for all of the out-of-pocket costs and expenses incurred by the terminating party in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants, and legal counsel), with the exception that the AmHealth Entities shall in no event be liable to New STAT or Old STAT for expenses of such parties exceeding twice the expenses incurred by the AmHealth Entities.

                  (c) In the event that (i) this Agreement is terminated by New STAT or Old STAT without the mutual consent of the AmHealth Entities; (ii) a Trigger Event shall take place with regard to Old STAT,

                                       39

followed by termination of this Agreement by the AmHealth Entities or Old STAT; or (iii) this Agreement shall fail to close by May 28, 1996, unless the AmHealth Entities shall consent to a later date (which consent shall not be unreasonably withheld), then upon the first of such events to occur, Old STAT shall promptly issue to the AmHealth Shareholders and AmHealth Partners ("RECIPIENTS"), in the ratio established in Schedule A hereof, 200,000 shares of Old STAT Common Stock (the "BREAKUP SHARES"). The Breakup Shares shall be issued with the following registration rights:

                           (i) INCIDENTAL REGISTRATION. If Old STAT, at any time
within five years of the date of such issuance, proposes to register or qualify any of its Old STAT Common Stock under any applicable federal or state securities laws for sale (other than a registration on Form S-4, S-8 or any similar form), it will serve written notice of such proposed registration or qualification to Recipients at least 21 days before the anticipated filing date. Written notices served by Old STAT pursuant to the preceding sentence of this
Section 8.3(c)(i) shall be referred to herein as "Notices". Subject to the restrictions and in accordance with the procedures set forth below, Old STAT will use its best efforts to include in any registration or qualification to which a Notice relates all Breakup Shares with respect to which Old STAT has received written requests for inclusion therein within 7 days prior to such filing.

                           (ii) PRIORITY ON REGISTRATIONS.

                                   (1) Notwithstanding the provisions of Section
8.3(c)(i) hereof, in the case of an underwritten offering, the managing underwriter or underwriters of the registration or qualification may limit the number of Breakup Shares included in the underwriting pursuant to or in any registration or qualification, if, in its or their opinion, the number of Breakup Shares proposed to be sold in such underwriting exceeds the number that can be sold without materially adversely interfering with the orderly sale and distribution of the securities being offered under such registration statement or qualification. In the event the number is to be so limited in the underwriting, qualification or registration, a sufficient number of securities to be included in such underwriting, qualification or registration to the amount recommended by such underwriter. In reducing the amount of securities to be included in such underwriting, qualification or registration, Old STAT will include in such underwriting, qualification or registration (A) first, all securities Old STAT proposes to sell, and (B) second, all Breakup Shares beneficially owned by Recipients requested to be included in the underwriting, qualification or registration and Old STAT Common Stock requested to be included by other holders of Old STAT Common Stock who have registration rights in respect thereof PARI PASSU with the registration rights granted hereby, reduced PRO RATA according to the number of Breakup Shares or shares of Old STAT Common Stock which are beneficially owned by each such holder and requested to be included in such registration or qualification in good faith with the bona fide intention of selling the same.

                                   (2) Old STAT shall use its best efforts to
enable the Breakup Shares of Recipients, if inclusion in a registration in a registration or qualification and related underwriting is properly requested, to be included in such registration or qualification and underwriting.

         8.4 AMENDMENT. The board of director and/or the general partner, as appropriate, of any of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the AmHealth Shareholders or the participating AmHealth Partners and the Old STAT Stockholders shall not (i) alter or change the amount or kind of consideration to be received on conversion of the AmHealth Common Stock or Old STAT Common Stock or upon exchange of the AmHealth Partnership Units; or (ii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of the AmHealth Common Stock, the Old STAT Common Stock or the AmHealth Partnership Units.

         8.5 EXTENSION; WAIVER. At any time prior to the Closing Date any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties

                                       40

hereto; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 NON-SURVIVAL AT CLOSING DATE. With the exception of subsection 8.3
(c), the representations, warranties and agreements set forth in this Agreement shall terminate at the Closing Date.

         9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to New STAT, Old STAT or STAT Acquisition

                                    c/o STAT Healthcare, Inc.
                                    12450 Greenspoint Drive
                                    Suite 1200
                                    Attention:  President
                                    Facsimile No.: (713) 876-2999
                                    Telephone No.: (713) 872-6900

                  (b)      if to the AmHealth Entities, to:

                                    AmHealth Corporation
                                    8200 IH 10 West, Suite 209
                                    San Antonio, TX  78230
                                    Attention:       President
                                    Facsimile No.: (210) 979-8333
                                    Telephone No.: (210) 979-7788

         9.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March __, 1996. Any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or group of entities. Any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                       41

         9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Schedules, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

         9.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.7 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Texas, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Texas for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                                       42

         IN WITNESS WHEREOF, each of the AmHealth Corporations, each of the AmHealth Partnerships, each of the AmHealth Shareholders, each of the participating AmHealth Partners, New STAT, Old STAT, STAT Acquisition and the Old STAT Stockholders have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

NEW STAT HEALTHCARE, INC.                   OLD STAT HEALTHCARE, INC.

By: /s/ WILLIAM H. RICE, M.D.               By: /s/ WILLIAM H. RICE, M.D.
        Authorized Officer                          Authorized Officer


TAT ACQUISITION CORP.                       AMHEALTH CORPORATION

By: /s/ WILLIAM H. RICE, M.D.               By: /s/ RUBEN A. PEREZ
         Authorized Officer                         Authorized Officer


AMHEALTH ENTERPRISES OF THE VALLEY, INC.    AMHEALTH AMBULATORY SERVICES, INC.

By: /s/ RUBEN A. PEREZ                      By: /s/ RUBEN A. PEREZ
        Authorized Officer                          Authorized Officer


AMHEALTH KIDNEY CENTER OF THE               WESLACO KIDNEY CENTER, LTD.
 VALLEY, LTD.

By:/s/ RUBEN A. PEREZ                       By: /s/ RUBEN A. PEREZ
       Authorized Officer                           Authorized Officer


STARR DIALYSIS CENTER, LTD.                 MISSION KIDNEY CENTER, LTD.

By: /s/ RUBEN A. PEREZ                      By: /s/ RUBEN A. PEREZ
        Authorized Officer                          Authorized Officer

                                                              .
BROWNSVILLE KIDNEY CENTER, LTD.             AMHEALTH AMBULATORY HEALTHCARE, LTD.

By:  /s/ RUBEN A. PEREZ                     By:  /s/ RUBEN A. PEREZ
         Authorized Officer                          Authorized Officer

                                       43

SOUTHWESTERN INFUSION HEALTHCARE, LTD.      BROWNSVILLE HYPERBARIC HEALTHCARE,
                                              LTD.

By: /s/ RUBEN A. PEREZ                       By: /s/ RUBEN A. PEREZ
        Authorized Officer                           Authorized Officer


AMHEALTH MEDICAL MANAGEMENT, LTD.

By: /s/ RUBEN A. PEREZ
        Authorized Officer
                                       44

                                   SCHEDULE A
                   ALLOCATIONS OF NEW STAT COMMON STOCK AMONG
                                AMHEALTH ENTITIES
                                                                       NUMBER
AMHEALTH ENTITY                                                       OF SHARES
- ---------------                                                       ---------
AmHealth............................................................    339,604
AEV.................................................................    120,897
AAS.................................................................    212,121
AKC.................................................................  3,546,615
WKC.................................................................  1,062,656
SDC.................................................................    278,947
MIKC................................................................  1,062,656
BKC.................................................................      -0-
AMM.................................................................  3,283,310
BHH.................................................................  1,470,482
SIH.................................................................    155,730
AAH.................................................................  4,213,103
                                                                     ===========
Total Shares of New STAT Common Stock Distributed................... 11,200,000

                                    EXHIBIT A
                            FORM OF LOCK-UP AGREEMENT


New STAT Healthcare, Inc.
12450 Greenspoint Drive, Suite 1200
Houston, Texas 77060
Attention: Chief Financial Officer

                  Re:      LOCKUP AGREEMENT

Dear Sir:

         The undersigned understands that New STAT Healthcare, Inc. ("New STAT") has filed with the Securities and Exchange Commission a registration statement on Form S-4 (No. 333- 2486) (the "Registration Statement") relating to shares of its common stock, par value $.01 per share (the "New STAT Common Stock"), to be issued to the AmHealth Shareholders and AmHealth Partners (as such terms are defined in the Registration Statement) and to the shareholders of STAT Healthcare, Inc. ("Old STAT"), including the undersigned, pursuant to an exchange (the "Exchange") contemplated by an Amended and Restated Agreement and Plan of Reorganization dated as of March 15, 1996, as amended.

         In order to induce New STAT to proceed with such Exchange, the undersigned hereby agrees, for the benefit of New STAT, that should such Exchange be effectuated, he/she will not, without the prior written consent of New STAT, sell, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of New STAT Common Stock issuable to him/her pursuant to the Exchange, or subsequently acquired through the exercise of any options, warrants or rights, split or other distribution of stock, or grant of options, rights or warrants with respect to any such shares of New STAT Common Stock, during the twelve (12) month period commencing on the effective date of the Exchange. Furthermore, the undersigned will permit all certificates evidencing his/her shares of New STAT Common Stock to be endorsed with the appropriate restrictive legends, and will consent to the placement of appropriate stop transfer orders with the transfer agent for New STAT in connection herewith.

         In the event that the Exchange is consummated, the undersigned agrees to be bound by the provisions of this Agreement.

                                              Very truly yours,

                                              --------------------------
                                                     Signature

                                              --------------------------
                                                     Printed Name

Please indicate number of
shares of Old STAT Common Stock
currently owned:

- ----------------------------
Please list any options, warrants, rights or convertible securities owned and the number of shares of Old STAT Common Stock issuable upon the exercise or conversion of such securities:

- ----------------------------

- ----------------------------


                                    EXHIBIT B
                       AFFILIATE AND SHAREHOLDER AGREEMENT



         THIS AFFILIATE AND SHAREHOLDER AGREEMENT (the "Affiliate and Shareholder Agreement") is entered into as of the _____ day of ______________, 1996 between New STAT Healthcare, Inc., a Delaware corporation ("New STAT"), and the undersigned shareholder (the "Shareholder") and/or partner (the "Partner"), as applicable, of one or more of the following corporations (the "Corporations") and partnerships (the "Partnerships" and, collectively with the Corporations, the "AmHealth Entities"): AmHealth Corporation, AmHealth Enterprises of the Valley, Inc., AmHealth Ambulatory Services, Inc., AmHealth Kidney Center of the Valley, Ltd., Weslaco Kidney Center, Ltd., Starr Dialysis Center, Ltd., Mission Kidney Center, Ltd., Brownsville Kidney Center, Ltd., AmHealth Ambulatory Healthcare, Ltd., Southwestern Infusion Healthcare, Ltd., Brownsville Hyperbaric Healthcare, Ltd., and AmHealth Medical Management, Ltd.

                                    RECITALS

         A. The AmHealth Entities, New STAT, STAT Healthcare, Inc. ("Old STAT") and STAT Acquisition Corp. ("STAT Acquisition") are parties to an Amended and Restated Agreement and Plan of Reorganization, dated as of March 15, 1996 (the "Reorganization Agreement"), pursuant to which the AmHealth Entities will be merged into New STAT, STAT Acquisition will be merged with and into Old STAT, and New STAT will issue shares of Common Stock of New STAT (the "New STAT Shares") in exchange (the "Exchange") for shares of common stock of the AmHealth Entities held by the Shareholders, units of partnership interest held by the Partners and outstanding shares of common stock of Old STAT.

         B. The parties intend for the Exchange to qualify as a "reorganization" under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

         C. The parties to the Reorganization Agreement intend to cause the Exchange to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases No. 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants set forth in the Reorganization Agreement and in this Affiliate and Shareholder Agreement, it is hereby agreed as follows:

                                        1

         1. The undersigned Shareholder and/or Partner hereby agrees that:

                  (a) If the undersigned Shareholder is determined by the AmHealth Entities to be (but does not hereby admit to be) an "affiliate" of the AmHealth Entities within the meaning of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and Accounting Series Release No. 130, as amended, of the Securities and Exchange Commission (the "SEC") ("Release No. 130"), the undersigned Shareholder and/or Partner will not sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Shareholder's risk relative to the New STAT Shares or any part thereof until such time after the Effective Time of the Exchange as financial results covering at least thirty
(30) days of the combined operations of Old STAT and the AmHealth Entities after the effective date of the Exchange have been, within the meaning of said Release No. 130, filed by New STAT with the SEC or published by New STAT in an Annual Report on Form 10-K or Form 10-KSB, a Quarterly Report on Form 10-Q or Form 10-QSB, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance that includes combined sales and income of the AmHealth Entities and Old STAT. New STAT agrees to make such filing or publication as soon as practicable and to notify the undersigned Shareholder and/or Partner promptly upon making such filing or publication. The undersigned will not, during the thirty (30) day period prior to the effective date of the Exchange as determined in New STAT's reasonable discretion, sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned's risk relative to the New STAT Shares or any part thereof (including any disposition, within such period, of Shareholder's shares of common stock and/or partnership interests in the AmHealth Entities).

                  (b) The undersigned Shareholder and/or Partner has, and as of the effective date of the Exchange will have, no present plan or intent (a "Plan") to engage in a sale, exchange, transfer, pledge, disposition or any other transaction (including a distribution by a partnership to its partners or by a corporation to its shareholders) that results in a reduction in the risk of ownership (collectively, a "Sale") of the New STAT Shares to be acquired by the undersigned Shareholder and/or Partner upon consummation of the Exchange. The undersigned Shareholder and/or Partner is not aware of, or participating in, any Plan or intent on the part of the shareholders or partners of the AmHealth Entities to engage in Sales of the New STAT Shares to be issued in the Exchange such that the aggregate fair market value, as of the effective date of the Exchange, of the shares subject to such Sales would exceed fifty percent (50%) of the aggregate fair market value of all shares of outstanding the common stock of a Corporation or partnership interests of a Partnership immediately prior to the Exchange. A sale of New STAT Shares shall be considered to have occurred pursuant to a Plan if such Sale occurs in a transaction that is in contemplation of, or related or pursuant to, the Reorganization Agreement (a "Related Transaction"). In addition, shares of a Corporation's common stock or a Partnership's partnership interests with respect to which a Sale occurred in a Related Transaction prior to the Exchange shall be considered to have been shares of outstanding common stock of a Corporation or partnership interests of a Partnership that were exchanged for New STAT Shares in the Exchange and then disposed of pursuant to a Plan. If any of the undersigned Shareholder's or Partner's representations in this subsection (b) cease to be true at any time prior to the effective date of the

                                        2

Exchange, the undersigned Shareholder and/or Partner shall deliver to each of the AmHealth Entities and New STAT, prior to the effective date of the Exchange, a written statement to that effect. Except as otherwise set forth in APPENDIX A, the undersigned Shareholder has not engaged in a sale of any shares of a Corporation's common stock or a Partnership's partnership interests since [______________].

                           The undersigned Shareholder and/or Partner is
currently the owner of shares of a Corporation's common stock and/or units of a Partnership's partnership interest as set forth on the signature page hereto and, except as otherwise set forth on the signature page hereto, (i) has held such common stock and/or partnership interests at all times since ____________; and (ii) did not acquire any shares of a Corporation's common stock and/or a Partnership's partnership interests in contemplation of the Exchange. These securities constitute the undersigned's entire interest in the outstanding capital stock and partnership interests of the AmHealth Entities. No other person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire such shares of a Corporation's common stock and/or a Partnership's partnership interests or any portion thereof (except, with respect to shareholders which are partnerships, partners of such shareholders). The undersigned's principal residence or place of business is set forth on the signature page hereto.

                           The undersigned Shareholder and/or Partner
understands and acknowledges that the AmHealth Entities, New STAT, Old STAT, STAT Acquisition and their respective shareholders and/or partners, as well as legal counsel to such parties, are entitled to rely on (i) the truth and accuracy of the undersigned Shareholder's and/or Partner's representations contained herein; and (ii) the undersigned Shareholder's and/or Partner's performance of the obligations set forth herein.

                           (c) Subject to paragraphs (a) and (b) of this Section
1, the undersigned Shareholder and/or Partner agrees not to offer, sell, exchange, transfer, pledge or otherwise dispose of any of the New STAT Shares unless at that time either:

                                   (i) such transaction is permitted pursuant to
the provisions of Rule 145(d) under the Securities Act;

                                   (ii) counsel representing the undersigned
Shareholder and/or Partner, satisfactory to New STAT, shall have advised New STAT in a written opinion letter satisfactory to New STAT and New STAT's counsel, and upon which New STAT and its counsel may rely, that no registration under the Securities Act is required in connection with the proposed sale, transfer or other disposition;

                                   (iii) a registration statement under the
Securities Act covering the New STAT Shares proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, is filed with the SEC and made effective under the Securities Act; or

                                        3

                                   (iv) an authorized representative of the SEC
shall have rendered written advice to the undersigned Shareholder and/or Partner (sought by the undersigned Shareholder and/or Partner or counsel to the undersigned Shareholder and/or Partner, with a copy thereof and of all other related communications delivered to New STAT) to the effect that the SEC will take no action, or that the staff of the SEC will not recommend that the SEC take action, with respect to the proposed offer, sale, exchange, transfer, pledge or other disposition if consummated.

                           (d) All certificates representing New STAT Shares
deliverable to a Shareholder and/or Partner (and such Shareholders and/or Partners deemed to be an Affiliate of the AmHealth Entities at the time the Exchange was submitted for vote or consent) pursuant to the Reorganization Agreement and in connection with the Exchange and any certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend that such New STAT Shares may only be sold or disposed of in accordance with (i) the provisions of Rule 145 under the Securities Act; (ii) pursuant to an effective registration statement; or (iii) pursuant to an exemption provided by the Securities Act, and the conditions specified in this Shareholder and Affiliate Agreement. New STAT, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for such New STAT Shares but not as to the certificates for any part of the New STAT Shares as to which said legend is no longer appropriate.

                           (e) The undersigned Shareholder and/or Partner will
observe and comply with the Securities Act and the General Rules and Regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, exchange, transfer, pledge or other disposition of the New STAT Shares or any part thereof.

                           (f) The undersigned Shareholder and/or Partner
undertakes and agrees to indemnify and hold harmless New STAT, the AmHealth Entities, and each of their respective current and future officers and directors and each person, if any, who now or hereafter controls or may control New STAT or the AmHealth Entities within the meaning of the Securities Act (an "Indemnified Person") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses ("Claims") based upon, arising out of or resulting from any breach or nonfulfillment of any undertaking, covenant or agreement made by the undersigned Shareholder and/or Partner in subsection (a), (b), (c), (d) or (e) of this Section 1, or caused by or attributable to the undersigned Shareholder and/or Partner, or the undersigned Shareholder's and/or Partner's agents or employees, or representatives, brokers, dealers and/or underwriters insofar as they are acting on behalf of and in accordance with the instruction of or with the knowledge of the undersigned Shareholder and/or Partner, in connection with or relating to any offer, sale, pledge, transfer or other disposition of any of the New STAT Shares by or on behalf of the undersigned Shareholder and/or Partner, which claim or claims result from any breach or nonfulfillment as set forth above. The indemnification set forth herein shall be in addition to any liability that the undersigned Shareholder and/or Partner may otherwise have to the Indemnified Persons.

                                        4

                           (g) Promptly after receiving definitive notice of any
Claim in respect of which an Indemnified Person may seek indemnification under this Affiliate and Shareholder Agreement, such Indemnified Person shall submit notice thereof to the undersigned Shareholder and/or Partner. The omission by the Indemnified Person to so notify the undersigned Shareholder and/or Partner of any such Claim shall not relieve the undersigned Shareholder and/or Partner from any liability the undersigned Shareholder and/or Partner may have hereunder except to the extent that (i) such liability was caused or increased by such omission, or (ii) the ability of the undersigned Shareholder and/or Partner to reduce or defend against such liability was adversely affected by such omission. The omission of the Indemnified Person to so notify the undersigned Shareholder and/or Partner of any such Claim shall not relieve the undersigned Shareholder and/or Partner from any liability the undersigned Shareholder and/or Partner may have otherwise than hereunder. The Indemnified Persons and the undersigned Shareholder and/or Partner shall cooperate with and assist one another in the defense of any Claim and any action, suit or proceeding arising in connection therewith.

                  2. The undersigned Shareholder and/or Partner agrees to vote all shares of a Corporation's common stock or a Partnership's partnership interests owned beneficially or of record by the undersigned, whether voting at a shareholders or partners meeting or by written consent, for approval of the Exchange, the Reorganization Agreement and any related corporate actions on terms conforming in all material respects to the Reorganization Agreement and against any corporate action that, in the reasonable judgment of the AmHealth Entities' Boards of Directors or General Partners, would violate, frustrate the purpose of, prevent or delay consummation of the Exchange.

                  3. The undersigned Shareholder and/or Partner agrees to maintain in strictest confidence information about the Reorganization Agreement and the Exchange, including information about the existence of this agreement and such Exchange, and not to disclose any such information without prior written approval of the AmHealth Entities, New STAT and Old STAT.

                  4. The undersigned Shareholder and/or Partner will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below); or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to the AmHealth Entities to, or afford access to the properties, books or records of the AmHealth Entities to, any person that has advised the AmHealth Entities that it may be considering making, or that has made, a Takeover Proposal. The undersigned Shareholder and/or Partner will promptly notify STAT after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to the AmHealth Entities or for access to the properties, books or records of the AmHealth Entities by any person that has advised the undersigned Shareholder and/or Partner that it may be considering making, or that has made, a Takeover Proposal and will keep New STAT fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the AmHealth Entities

                                        5

or the acquisition of any significant equity interest in, or a significant portion of the assets of, the AmHealth Entities, other than the transactions contemplated by this Agreement.

                  5. From and after the effective date of the Exchange and for so long as necessary in order to permit the undersigned Shareholder and/or Partner to sell the New STAT Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, New STAT will file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, New STAT will make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), in order to permit the undersigned Shareholder and/or Partner to sell, pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144, the New STAT Shares.

                  6. No waiver by any party hereto of any condition or of any breach of any provision of this Affiliate and Shareholder Agreement shall be effective unless in writing.

                  7. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Affiliate and Shareholder Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

                           (a) If to the Shareholder, at the address set forth
below the Shareholder's signature at the end hereof.

                           (b) If to New STAT, Old STAT, the AmHealth Entities
or the other Indemnified Persons:

                           STAT Healthcare, Inc.
                           12450 Greenspoint Drive, Suite 1200
                           Houston, Texas  77060
                           Attn:  Ned Chapman
                           Tel:  (713) 872-6900
                           Fax:  (713) 876-2999

                           with a copy (which shall not constitute notice) to:

                           Brobeck, Phleger & Harrison LLP
                           301 Congress Avenue, Suite 1200
                           Austin, Texas  78701
                           Attention:  Carmelo M. Gordian
                           Tel:  (512) 477-5495
                           Fax:  (512) 477-5813

                                        6

or to such other address as any party hereto or any Indemnified Person may designate for itself by notice given as herein provided.

                  8. For the convenience of the parties hereto, this Affiliate and Shareholder Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                  9. This Affiliate and Shareholder Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. Moreover, this Affiliate and Shareholder Agreement shall be enforceable by, and shall inure to the benefit of, the Indemnified Persons and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

                  10. This Affiliate and Shareholder Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Texas (other than the conflicts of law principles thereof).

                  11. If a court of competent jurisdiction determines that any provision of this Affiliate and Shareholder Agreement is unenforceable or enforceable only if limited in time and/or scope, this Affiliate and Shareholder Agreement shall continue in full force and effect with such provision stricken or so limited.

                  12. All capitalized terms used herein shall have the meaning defined in the Reorganization Agreement, unless otherwise defined herein.

                                        7

         IN WITNESS WHEREOF, the parties have caused this Affiliate and Shareholder Agreement to be executed as of the date first above written.

NEW STAT HEALTHCARE, INC.                    SHAREHOLDER AND/OR PARTNER

By:
   ---------------------                     -----------------------------
                                             (Signature)

Name:
   ---------------------                     -----------------------------
                                             (Print Name)

Title:
   ---------------------                     -----------------------------
                                             (Print Address)

                                             -----------------------------
                                             (Print Address)

                                             -----------------------------
                                             (Print Telephone Number)

Total Number of Shares of Corporation Common Stock and/or Partnership Interests owned on the date hereof:

Name of Corporation(s):             ____________________________

         Number of Shares:          ____________________________

Name of Partnership(s):             ____________________________

         Percentage Interest:               ____________________________

State of Residence:                         ____________________________

                                        8

                                   Appendix 2

         5.11 RIGHTS OF DISSOLVING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS. --- A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

         (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

         (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust, or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

         (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are 1(I) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or 2(II) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received. (Last amended by Ch. 901, L. '91, eff. 8-26-91.)
- ----------------
Ch. 901, L '91, eff. 8-26-91, added matter in italic and deleted 1"(a)" and 2"(b)"

                                        1

         5.12 PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID COR PORATE ACTION. ---A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

         (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

                  (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the 1ACTION. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

                                        2

         (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed on the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount AND, IN THE CASE OF SHARES REPRESENTED BY CERTIFICATES, upon the surrender of the certificates duly endorsed.

         (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

         B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair market value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

                                        3

         C. After the hearing of the motion, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

         D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, BEGINNING 91 DAYS AFTER THE DATE ON WHICH THE APPLICABLE CORPORATE ACTION FROM WHICH THE SHAREHOLDER ELECTED TO DISSENT WAS EFFECTED to the date of such judgment, to the orders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs, shall be allotted between the parties in the manner that the court determines to be fair and equitable.

         E. Shares acquired by the existing, surviving, or new corporation (foreign or domes tic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger, and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

         F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

         G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the

                                        4

shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action. (Last amended by Ch. 215, L. '93, eff. 9-1-93.)

- ------------------------------
         .1 WHERE STOCKHOLDER MAY SUE FOREIGN CORPORATION. --- Stockholders may sue foreign corporation in his county of residence, when corporation has no agent or representative in state; all stockholders later joining suit are bound by his choice. MORRIS V SCALING, 347 SW2D 377 (CIV APP 1961).

         .2 TIME OF FILING; EFFECT ON DISSENT. --- Dissenting shareholder to merger cannot get appraisal, when he does not file petition timely; that is so even though he mails petition to clerk of proper court on last allowed under statute. HOCHBERG V SCHICK INVESTMENT CO, 469 SW2D 474 (CIV APP 1971).

                                        5

         5.13 PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS. ---A. Any shareholder who has demanded payment for his shares in accordance with EITHER Article 5.12 OR.5.16 OF THIS ACT shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of 1THOSE ARTICLES and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

         B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with EITHER Article 5.12 OR 5.16 OF THIS ACT, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under 2ARTICLES
5.12 AND 5.16 OF THIS ACT unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

         C. Any shareholder who has demanded payment for his shares in accordance with EITHER Article 5.12 OR 5.16 OF THIS ACT may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 OR 5.16 OF THIS ACT asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 OR 5.16 OF THIS ACT, AS THE CASE MAY BE, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 OR 5.16 OF THIS ACT, AS THE CASE MAY BE, or if after the hearing of a petition filed pursuant to Article
5.12 OR 5.16, the court shall determine that such shareholder is not entitled to the relief provided by THOSE ARTICLES, then, in any such case, such older and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim. (Last amended by Ch. 215, L. '93, eff. 9-1-93.)
- ---------------------------------
CH. 215, L.'93, EFF. 9-1-93, ADDED MATTER IN ITALIC AND DELETED "SAID ARTICLE 5.12"; 2"Article"; and 3"Article 5.12".

                                        6

                                   Appendix C

                                  CONFIDENTIAL

May 17, 1996


Board of Directors
Stat Healthcare, Inc.
12450 Greenspoint Drive
Suite 1200
Houston, TX  77060

Dear Sirs:

We understand that STAT Healthcare, Inc. ("Old STAT") has entered into an Amended and Restated Agreement and Plan of Reorganization dated as of March 15, 1996 (the "Reorganization Agreement") with AmHealth Corporation, AmHealth Enterprises of the Valley, Inc., and AmHealth Ambulatory Services, Inc. (collectively, the "AmHealth Corporations") and with the general and substantially all of the limited partners of AmHealth Kidney Center of the Valley, Ltd., Weslaco Kidney Center, Ltd., Starr Dialysis Center, Ltd., Mission Kidney Center, Ltd., Brownsville Kidney Center Ltd., AmHealth Medical Management, Ltd., Brownsville Hyperbaric Care, Ltd., Southwestern Infusion Healthcare, Ltd. and AmHealth Ambulatory Healthcare, Ltd. (collectively the "AmHealth Partnerships") (the AmHealth Corporations and AmHealth Partnerships referred to collectively herein as "AmHealth") to be merged with and into New STAT Healthcare, Inc. ("New STAT"). Pursuant to the Reorganization Agreement the shareholders of the AmHealth Corporations (except for those shareholders who perfect dissenters rights under Texas law) and the general and limited partners of the AmHealth Partnerships will receive, in exchange for shares of common stock and partnership interest of AmHealth, shares of common stock of New STAT (the "New STAT Common Stock") (such transaction referred to as the "Exchange"). If the Exchange is consummated, New STAT shall issue an aggregate of 11,200,000 shares of New STAT Common Stock, which shall be allocated among the shareholders and partners of AmHealth pursuant to Schedule A of the Reorganization Agreement and each currently issued and outstanding share of common stock of Old STAT will be converted into the right to receive one share of common stock of New STAT. Upon consummation of the Exchange, the corporate name of New STAT will be changed to "STAT Healthcare, Inc." New STAT would be a publicly held company and application will be made to have the New STAT Common Stock approved for quotation on the Nasdaq SmallCap Market and listed on the Boston Stock Exchange. The Exchange is intended to qualify as a tax-free transaction and to be accounted for as a "pooling of interests". The terms and conditions of the Exchange are set forth in more detail in the Reorganization Agreement.

You have asked for our opinion as to whether the consideration to be offered in the Exchange is fair, from a financial point of view, to the holders of Old STAT's Common Stock.

In arriving at our opinion, we have: (i) reviewed financial information on AmHealth and Old STAT furnished to us by both companies, including financial forecasts; (ii) reviewed publicly available information; (iii) held discussions with the managements of AmHealth and Old STAT concerning the businesses, operations and prospects of both companies; (iv) reviewed the Reorganization Agreement; (v) reviewed the reported prices and trading activity for the Old STAT Common Stock; (vi) analyzed the pro forma impact of the Exchange on Old STAT's earnings per share, consolidated capitalizaiton and financial ratios;
(vii) reviewed the contribution by each company to the pro forma combined revenue, gross profit,operating income, pre-tax income and net income; (viii) reviewed the valuations of publicly traded companies which we deemed comparable to AmHealth and Old STAT; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions which we deemed relevant; (x) prepared discounted cash flow analyses of both companies; and (xi) performed such other analyses as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. Furthermore, we did not obtain any independent appraisal of the properties or assets of AmHealth or Old STAT. With respect to the financial forecasts of AmHealth and Old STAT which we have reviewed, we have assumed that such forecasts have been reasonably prepared and have relied upon estimates and judgments of AmHealth and Old STAT management as to the future financial performance of both companies. Our opinion is necessarily based upon economic, market and other conditions as they exist on, and can be evaluated as of, the date of this letter.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Old STAT or any of its assets, nor did we have discussions or negotiate with any parties in connection with the Reorganization Agreement and Exchange. Furthermore, we were not asked to review, and did not review the allocation of New STAT Common Stock among the shareholders and partners of AmHealth.

We have been retained by the Board of Directors of Old STAT as financial advisor solely for the purpose of rendering this opinion and will receive a fee for our services and accordingly, we have not been requested to and have not provided any other services in connection with the Reorganization and Exchange.

It is understood that this letter is for the information of the Board of Directors of Old STAT and may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the issuance of shares pursuant to the Reorganization Agreement.

Based upon and subject to the foregoing, we are of the opinion as of the date here of that, from a financial point of view, the consideration to be offered in the Exchange is fair to the holders of Old STAT's Common Stock.

                                                Very truly yours,

                                                SOUTHCOAST CAPITAL CORPORATION

                                                By:    MICHAEL L. MCALLISTER
                                                       Michael L. McAllister
                                                       Senior Vice President

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

     All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement.

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of New STAT's Charter provides that "a director of the corporation shall, to the full extent not prohibited by the Delaware General Corporation Law, as the same exists or may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director."

     Article X of New STAT's Charter further provides that "a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended."

     Article XI of New STAT's Bylaws provides that "the corporation shall indemnify its Directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law; PROVIDED, HOWEVER, that the corporation may limit the extent of such indemnification by individual contracts with its Directors and executive officers; and, PROVIDED, FURTHER, that the corporation shall not be required to indemnify any Director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its Directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation or (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law."

     Article 145 of the Delaware General Corporation Law provides that each corporation has the following powers and authority regarding indemnification of officers and directors:

          "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of no contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                                     II-1

          "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, event if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

          "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is no entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          "(h) For purposes of this section, references to the corporation shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officer and employees or agents, so that any

                                     II-2

     person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence has continued.

          "(i) For purposes of this section, references to other enterprises shall include employee benefit plans; references to fines shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to serving at the request of the corporation shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation as referred to in this section.

          "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. (Last amended by Ch. 376, L. '90, eff. 7-1-90.)

ITEM 21.  EXHIBITS.

     The following exhibits are filed herewith or incorporated by reference herein:

    NO.                            DESCRIPTION
- ---------------  --------------------------------------------------------------------------------------
  2.1    --   Amended and Restated Agreement and Plan of
              Reorganization (included as Appendix I to the Joint
              Proxy Statement/Prospectus included as a part of this
              Registration Statement)
  3.1    --   Certificate of Incorporation of New STAT**
  3.2    --   Bylaws of New STAT**
  4.1    --   Form of New STAT Common Stock Certificate**
  4.2    --   Form of New STAT Class A Warrant Agreement**
  4.3    --   Form of New STAT Class A Warrant Certificate (included as Exhibit A to the Form of New
              STAT Class A Warrant Agreement filed as Exhibit 4.2)**
  4.4    --   Form of New STAT Representatives' Warrant**
  5.1    --   Opinion of Brobeck, Phleger & Harrison LLP**
  8.1    --   Opinion of KPMG Peat Marwick LLP, independent auditors**
 10.1    --   Form of Employment Agreement between New STAT and W.H. Rice, M.D.**
 10.2    --   Form of Employment Agreement between New STAT and Victor M. Miranda, M.D.**
 10.3    --   Form of Employment Agreement between New STAT and Ned E. Chapman**
 10.4    --   Form of Employment Agreement between New STAT and Ruben A. Perez**
 10.5    --   Form of Employment Agreement between New STAT and Russell D. Schneider**
 10.6    --   Management Agreement, by and between Old STAT and South Texas Acute Trauma Physicians,
              P.A. (Filed as Exhibit 10.4 to Old STAT's Registration Statement on Form SB-2 (Reg. No.
              33-87860))*
 10.6.1  --   Amendment to Management Agreement (Filed as Exhibit 10.4 to Old STAT's Registration
              Statement on Form SB-2 (Reg. No. 33-87860))*
 10.7    --   1994 Stock Option Plan of Old STAT (Filed as Exhibit 10.5 to Old STAT's Registration
              Statement on Form SB-2 (Reg. No. 33-87860))*
 10.7.1  --   1996 Stock Incentive Plan of New STAT**

                                      II-3

 10.8.1  --   Office lease by and between Old STAT and HCH Gulf Coast Hospital, dated June 5, 1989
              (Filed as Exhibit 10.8.1 to Old STAT's Registration Statement on Form SB-2 (Reg. No.
              33-87860))*
 10.8.2  --   Sublease Agreement by and between Old STAT and CB Commercial Real Estate Group, Inc.
              (Filed as Exhibit 10.8.2 to Old STAT's Registration Statement on Form SB-2 (Reg. No.
              33-87860))*
 10.9    --   Hospital Contract by and between Old STAT and San Jacinto Methodist Hospital (Filed as
              Exhibit 10.9 to Old STAT's Registration Statement on Form SB-2 (Reg. No. 33-87860))*
 10.10   --   Hospital Contract by and between Old STAT and Katy Medical Center (Filed as Exhibit 10.10
              to Old STAT's Registration Statement on Form SB-2 (Reg. No. 33-87860))*
 10.11   --   Hospital Contract by and between Old STAT and Fort Bend Hospital (Filed as Exhibit to Old
              STAT's Registration Statement on Form SB-2 (Reg. No. 33-87860))*
 10.12   --   Hospital Contract by and between Old STAT and Parkway Hospital (Filed as Exhibit 10.12 to
              Old STAT's Registration Statement on Form SB-2 (Reg. No. 33-87860))*
 10.13   --   Form of Succession Agreement by and between Old STAT and the shareholders of South Texas
              Acute Trauma Physicians, P.A.**
 10.14   --   Form of Lock-Up Agreement between New STAT and each of its officers and directors and certain partners and shareholders of AmHealth (included as Exhibit A to the Reorganization
              Agreement included as Appendix I to the Joint Proxy Statement/Prospectus)
 10.15   --   Facility Lease dated as of February 1, 1994 by and
              between Weslaco Medical Properties Joint Venture and
              Weslaco Kidney Center, Ltd.**
 10.16   --   Facility Lease dated as of September 10, 1995 by and between Mission Medical Properties
              Joint Venture and Brownsville Kidney Center, Ltd.**
 10.17   --   Facility Lease dated as of April 22, 1993 by and between Enterprise Real Estate and Starr
              Dialysis Center, Ltd.**
 10.18   --   Facility Lease dated as of January 9, 1995 by and between Mission Medical Properties Joint
              Venture and Mission Kidney Center, Ltd.**
 10.19   --   Asset Purchase Agreement made as of January 31, 1996, by and among Old STAT, HEMA, William
              Blackstone, M.D., Diana Fite, M.D., and Tue Nguyen, M.D. (Filed as Exhibit 2.1 to Old
              STAT's Current Report on Form 8-K dated January 31, 1996)*
 10.20   --   Professional Services Agreement by and between the Greater Houston Division of
              Columbia/HCA Healthcare Corporation and STAT Physicians, P.A., dated February 1, 1996**
 10.21   --   Form of Affiliate and Shareholder Agreement between New STAT and affiliates of AmHealth
              (included as Exhibit B to the Reorganization Agreement included as Appendix I to the Joint
              Proxy Statement/Prospectus)
 10.22   --   Credit Agreement dated as of April 10, 1995 between Old STAT and Southwest Bank of Texas,
              N.A. ("SWBT"), as amended by that certain Amendment to Credit Agreement effective July
              3, 1995, and as further amended by that certain Second Amendment to Credit Agreement dated effective as of April 10, 1996**
 10.23   --   Security Agreement between Old STAT and SWBT made as of April 10, 1995, as amended by that certain First Amendment to Security Agreement made as of April 10, 1996**
 10.24   --   Form of Administrative Services Agreement, between Old STAT and STAT Physicians, P.A.
 21.1    --   List of Subsidiaries**
 23.1    --   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)**

                            II-4

 23.2    --   Consent of KPMG Peat Marwick LLP, independent auditors
 23.3    --   Consent of Long, Chilton, Payte & Hardin, L.L.P., independent auditors
 23.4    --   Consent of Southcoast Capital Corporation
 24.1    --   Power of Attorney pursuant to which amendments to
              this Registration Statement may be filed (included in
              the signature page contained in Part II of this
              Registration Statement)**
 99.1    --   Form of Proxy Card to be used by Old STAT in soliciting its stockholders for the Meeting**
 99.2    --   Consent of Ruben A. Perez filed pursuant to Rule 438 under the Securities Act**

- ------------

 * Incorporated herein by reference to the indicated filing.

** Previously filed.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant will:

          (1) file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) to include any additional or changed material information on the plan of distribution.

          (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering;

          (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request;

          (5) supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective; and

          (6) provide to the Old STAT stockholders, AmHealth Shareholders and AmHealth Partners, as soon after the consummation of the Exchange as practicable, certificates representing the New STAT Common Stock to which such persons are entitled.

                                     II-5

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     II-6

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 20th day of May, 1996.

                                          NEW STAT HEALTHCARE, INC.

                                          By: /s/ NED E. CHAPMAN
                                              NED E. CHAPMAN
                                              CHIEF FINANCIAL OFFICER

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                        TITLE                               DATE
- -----------------------------------------       ----------------------------------    ----------------
                WILLIAM H. RICE, M.D.*          Chairman of the Board of Directors     May 20, 1996
                WILLIAM H. RICE, M.D.

                VICTOR M. MIRANDA, M.D.*        President and Director                 May 20, 1996
                VICTOR M. MIRANDA, M.D.

            /s/ NED E. CHAPMAN                  Chief Financial Officer, Treasurer     May 20, 1996
                NED E. CHAPMAN                  and Director

                RUSSELL D. SCHNEIDER            Director

        *By: /s/NED E. CHAPMAN
                NED E. CHAPMAN
                ATTORNEY-IN-FACT

                                     II-7